 FILED PURSUANT TO
RULE 424(b)(3)
REGISTRATION NO. 333-82516

June 18, 2002

To Our Stockholders:

        There will be a special meeting of stockholders of AECOM Technology Corporation (“Old AECOM”), which will be held at 555 South Flower Street, Suite 3700, Los Angeles, California, on July 9, 2002, at 9:00 A.M. At the special meeting, stockholders will vote on a merger of Old AECOM into a wholly owned subsidiary of AECOM Merger Corporation.

        The purpose of the proposed merger is to facilitate our becoming a publicly traded company. In the merger, Old AECOM will merge with AECOM Merger Subsidiary Corporation, a wholly owned subsidiary of AECOM Merger Corporation (“New AECOM”). AECOM Merger Corporation was formed solely to effect the merger. Directly following the merger of AECOM Merger Subsidiary and Old AECOM, Old AECOM will merge with AECOM Merger Corporation with AECOM Merger Corporation as the surviving corporation. AECOM Merger Corporation will then change its name to AECOM Technology Corporation. We refer to the merger of AECOM Merger Subsidiary and Old AECOM and the merger of Old AECOM and New AECOM collectively as the merger. If you own shares of Old AECOM common stock, each of your existing shares will convert automatically into one share of New AECOM class A common stock. If you own shares of Old AECOM convertible preferred stock, each of your existing shares will convert automatically into an identical share of New AECOM convertible preferred stock, which will be convertible into New AECOM class A common stock.

        After the merger, we intend to offer shares of New AECOM class B common stock to the public. Class B shares will have the same economic and voting rights as shares of our New AECOM class A common stock, and will vote with our New AECOM class A common stock, as a single class, on all matters.

        We plan to use a portion of the net proceeds of the initial public offering to provide holders of class A common stock an opportunity to diversify their holdings of some of the New AECOM class A common stock. We will do this in a cash tender offer to all holders of class A common stock, which we intend to launch shortly after the public offering, at a price per share determined by us after considering the trading price of the New AECOM Class B common stock at the time of the tender offer.

        Our board of directors has carefully considered the merger, the initial public offering and the related transactions that are described in the enclosed proxy statement/prospectus. We believe that implementing this program will position us for continued success in an increasingly competitive world while preserving the essence of our employee-owned culture. Our employees will continue to own a majority of the stock of our company, even after the initial public offering and the tender offer.

        We are also asking you to approve and adopt our amended and restated 2000 Stock Incentive Plan, our amended and restated Stock Incentive Plan for Non-Employee Directors and our new 2002 Employee Stock Purchase Plan. These plans will enhance our ability to attract and retain employees who are key to our continued success. Once we are public, the 2002 Employee Stock Purchase Plan, or ESPP, will allow eligible employees to purchase shares of our class B common stock at a 15% discount through payroll deductions. The ESPP is in addition to, and does not take the place of, our Stock Investment Plan and Non-Qualified Stock Purchase Plan. The Stock Investment Plan, or the SIP as we often refer to it, is a tax-qualified 401(k) plan that allows our employees to invest in our common stock units on a tax-deferred basis. The Non-Qualified Stock Purchase Plan, or SPP as we often refer to it, is a non-qualified plan to enable highly compensated employees who cannot participate in the SIP to defer their compensation in exchange for common stock units.

        In order to proceed with these transactions, our stockholders must approve the merger. Our board of directors has unanimously determined that the merger is in the best interests of our stockholders, and unanimously recommends that you vote FOR the proposals described in the enclosed proxy statement/prospectus.

        You should carefully consider the risk factors relating to the merger, the related transactions and our business, which are described beginning on page 13 of the enclosed proxy statement/prospectus.

Richard G. Newman
Chairman and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

to be held on July 9, 2002

To Our Stockholders:

        A special meeting of stockholders of AECOM Technology Corporation will be held at 555 South Flower Street, Suite 3700, Los Angeles, California, on July 9, 2002, at 9:00 A.M., for the purpose of voting on the following:

        1. A proposal to approve an Agreement and Plan of Merger, dated as of April 12, 2002, among AECOM Technology Corporation, AECOM Merger Corporation and AECOM Merger Subsidiary Corporation, a wholly owned subsidiary of AECOM Merger Corporation, pursuant to which AECOM Technology Corporation will merge with AECOM Merger Subsidiary Corporation and (i) each share of our currently outstanding common stock will be converted into one share of the class A common stock of AECOM Merger Corporation and (ii) each share of our currently outstanding convertible preferred stock will be converted into one share of convertible preferred stock of AECOM Merger Corporation. After the merger, AECOM Merger Corporation will change its name to AECOM Technology Corporation.

        2. A proposal to approve our amended and restated 2000 Stock Incentive Plan.

        3. A proposal to approve our amended and restated Stock Incentive Plan for Non-Employee Directors.

        4. A proposal to approve our 2002 Employee Stock Purchase Plan.

        5. Transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

        The board of directors has fixed the close of business on May 23, 2002 as the record date for determining holders of our capital stock entitled to notice of, and to vote at, the special meeting.

        Your vote is important. Even if you expect to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted by giving us written notice of revocation, by submitting a subsequent proxy or by voting in person at the special meeting. If you indicate no instructions on your proxy card with respect to a proposal, we will vote your shares FOR that proposal. It is important that you vote.

        Neither the Securities and Exchange Commission nor any other national or state securities commission, including the Australian Securities and Investment Commission, has approved or disapproved the securities to be distributed as a result of the merger, if completed, or determined whether this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where such an offer or solicitation would be illegal.

        The date of this proxy statement/prospectus is June 18, 2002. It is first being mailed to the stockholders of AECOM Technology Corporation on or about June 18, 2002.

Richard G. Newman
Chairman and Chief Executive Officer

Los Angeles, California
June 18, 2002

        In this proxy statement/prospectus, we use the terms AECOM, Old AECOM, we, us and our to refer to AECOM Technology Corporation together with our subsidiaries, prior to our merger with a wholly owned subsidiary of AECOM Merger Corporation. Upon completion of the merger, the surviving corporation will change its name to AECOM Technology Corporation, which we may refer to as New AECOM. In connection with the merger, our old common stock will be converted into shares of our new class A common stock, which consists of our class A-1, class A-2 and class A-3 common stock immediately following the time of the merger. We use the term class A common stock to refer to the class A-1, class A-2 and class A-3 common stock.

        You should rely only on the information contained in this proxy statement/prospectus. We have not authorized anyone to provide you with information different from the information contained in this proxy statement/prospectus. The information contained in this proxy statement/prospectus is accurate only as of the date on the front cover of this proxy statement/prospectus, regardless of when this proxy statement/prospectus is delivered.

QUESTIONS AND ANSWERS

Q1.	What are the key advantages of the proposed merger?

A.
Our goal is to continue to be a leader in the technical professional services industry. To achieve this goal, we want to have greater financial flexibility, including the ability to use a publicly traded security to make strategic acquisitions in key markets around the world. At the same time, management and our board of directors feel it is important to enable our employees, other than senior management, to use the initial public offering process, or IPO, as an opportunity to diversify their holdings in AECOM into other securities or cash if they feel it is appropriate. The proposed merger, followed by the IPO and tender offer as described below, is a structure we believe will allow us to achieve these goals. Our board of directors has given this question careful study and unanimously believes that creating a publicly traded security is the right thing for us to do at this time.

Q2. What are the key disadvantages of the proposed merger?

A.
If we proceed with the merger and subsequent IPO, we will no longer be wholly employee owned and will be a public reporting company. The trading value of the New AECOM class B common stock could be volatile, which could cause the value of the New AECOM class A common stock also to be volatile.

Q3.	What are the basic elements of the merger proposal?

A.	The three basic elements to the merger proposal are:

•	The merger that allows us to proceed with an IPO and a tender offer to our existing stockholders;

•	The IPO that helps us to raise additional capital; and

•	The tender offer that enables us to allow our current stockholders to diversify their holdings of our common stock.

Q4. What will happen next?

A.	If stockholder approval is obtained for the merger, we anticipate that the following events will occur:

•	We will effect the merger and proceed with the IPO.

•
Promptly following the merger and the IPO, we currently intend to use $50 million of the proceeds from the IPO to conduct a tender offer to provide holders of New AECOM class A common stock an opportunity to diversify a portion of their shares, at an offer price per share determined after considering the trading price of the New AECOM class B common stock at the time of the tender offer.

Q5. What will happen if the stockholders do not approve the merger proposal?

A.
If stockholder approval is not obtained, we will consider whether to proceed with the IPO. However, if stockholder approval is not obtained for the merger and we still proceed with the IPO, we would not be able to make the tender offer solely to our existing stockholders.

THE MERGER

Q6.	What will I receive in the merger?

A.	Upon the effectiveness of the merger:

•	Each share of the common stock of AECOM Technology Corporation, or Old AECOM, will be converted automatically to one share of the class A common stock of AECOM Merger Corporation, or New AECOM;

•
Each share of Old AECOM convertible preferred stock will be converted automatically to one share of New AECOM convertible preferred stock, which will be identical to the Old AECOM convertible preferred stock, except that it will be convertible into New AECOM class A common stock; and

•
Each share of Old AECOM class B preferred stock will be redeemed. We can redeem the class B preferred stock at any time for $.01 per share. As of May 23, 2002, we had 4,866,675 shares of class B preferred stock outstanding.

        New AECOM class A common stock will be divided equally as nearly as possible into three different classes—class A-1, class A-2 and class A-3.

        In addition, our Non-Qualified Stock Purchase Plan will be amended to provide that the common stock units and convertible preferred stock units issued under that plan will be redeemable for shares of New AECOM class A common stock and New AECOM convertible preferred stock, respectively. Options issued under our Stock Incentive Plans and other similar non-U.S. plans will be replaced with identical options exercisable into a like number of shares of New AECOM class A common stock.

Q7.	What will be the difference between class A-1, class A-2, and class A-3 common stock?

A.
The shares of class A-1, class A-2, and class A-3 common stock will be identical except for restrictions on when you can sell them. Except for permitted transfers (as defined below), until the expiration of the applicable period discussed below, you will not be able to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of your class A common stock or any securities convertible into or exercisable or exchangeable for any class of our common stock or enter into any swap or other arrangement, including any options, puts or short sales, that transfers to another person, in whole or in part, any of the economic consequences of ownership of any class of our common stock. These restrictions will expire:

•	for class A-1 common stock, 180 days after the pricing of our initial public offering of class B common stock;

•	for class A-2 common stock, 360 days after the pricing of our initial public offering of class B common stock; and

•	for class A-3 common stock, 540 days after the pricing of our initial public offering of class B common stock.

        Permitted transfers include:

•	transfers approved by us after the death of an employee in order to pay estate taxes and expenses and transfers in the case of employee stockholder hardship;

•	transfers to family members and estates established for estate planning or educational purposes, which shares will still be subject to the restrictions described above after the transfer; and

•	transfers to us, as otherwise contemplated by our employee benefit plans or pursuant to the proposed tender offer.

        In considering whether to vote in favor of the merger, it is important to keep in mind that, as noted below, the foregoing restrictions generally afford our stockholders greater liquidity than they enjoy today.

Q8.	What are the differences between the Old AECOM common stock that I own now and the New AECOM class A common stock that I will own after the merger?

A.	The following table summarizes the more significant differences between the Old AECOM common stock and the New AECOM class A common stock.

	Old AECOM Common Stock	New AECOM Class A Common Stock
Holders:	Currently owned by employees, retirees and terminated employees.	To be owned by employees, retirees and terminated employees after the merger.

Trading market and transfer restrictions:
No sales or transfers permitted except
to us (a) at retirement, death or other
termination of employment or
(b) under our Liquidity and
Diversification Program, which permits
annual sales of shares held for at least
five years equal to the greater of
$50,000 or 20% of your shares, to the
extent sales of our common stock
exceed purchases by us.
Sales may be made pursuant to the
proposed tender offer. During the
periods noted in Question 7 above, no
sales, transfers, pledges or offers to
sell or hedging transactions can be
made, except for permitted transfers
as described above.

After the expiration of the applicable
sales restrictions, your new class A
shares will be freely tradable and will
convert automatically upon sale into
unrestricted shares of new class B
common stock.

Voting rights:	One vote per share.	One vote per share. The new class A common stock will vote with the new class B common stock as a single class on all matters submitted for vote.

Forced sale:	If you terminate your employment, the stock is repurchased by AECOM at the most recent appraised price or in installments over a five-to-nine- year period.	None.

Q9.	What are the differences between New AECOM class A common stock that I will own after the merger and the New AECOM class B common stock that will be offered to the public?

A.	The following table summarizes some of the significant differences between the new class A common stock and the new class B common stock.

	New AECOM Class A Common Stock	New AECOM Class B Common Stock
Holders:	To be owned by employees, retirees and terminated employees.	To be owned by public stockholders immediately after the IPO.

Trading market and sale restrictions:
Sales may be made pursuant to the
proposed tender offer. During the
periods noted in Question 7 above,
no sales, transfers, pledges or offers
to sell or hedging transactions can be
made, except for permitted transfers
	as described above.	Class B common stock purchased on the New York Stock Exchange is freely tradable like any other publicly traded security.

After the expiration of the applicable sales restrictions, your new class A common stock will be freely tradable and will convert upon sale into the unrestricted new class B common stock.

Voting rights:	One vote per share. Class A and Class B common stock vote together as a single class on all matters submitted for stockholder vote.	One vote per share. Class A and Class B common stock vote together as a single class on all matters submitted for stockholder vote.

Q10.	Why will the transfer of my stock be temporarily restricted?

A.
After the IPO, class A shares will comprise the predominant portion of our common stock outstanding. Shares held by a trust or in a plan may, pursuant to the terms thereof, be purchased by us at our election. Notwithstanding this ability, our financial advisers tell us that, if we are unwilling or unable to repurchase such shares, trading restrictions on sales to the open market are advisable to promote an orderly initial trading market for our shares of class B common stock for a period of time following the commencement of trading. The three time periods were created to limit the number of shares that could enter the market at any one point in time. Absent such restrictions, a large number of shares could unexpectedly be sold into the market that could result in a disproportionate decline in the price of our stock. It is a common practice to impose transfer restrictions on existing shares in connection with an initial public offering. We have staggered the expiration of the transfer restrictions so that all existing shares do not become freely tradeable at the same time.

After the expiration of the restricted periods referred to above, you also will be able to sell your shares in the public market. After the restricted periods, if you transfer your class A common stock to anyone other than a permitted transferee or sell your class A common stock in the public market, it will convert automatically into class B common stock, so that the buyers will acquire only class B common stock.

Q11.	What must I do to get my new class A common stock?

A.
In the merger, your shares will be converted automatically, without any action on your part, into shares of New AECOM class A common stock. If you hold your shares directly, we will send you a letter shortly after the completion of the merger telling you how you will receive your class A common stock. You should not send us any share certificates at this time. If you hold shares of common stock through a trust or in one of our employee benefits plans, the trustee of that trust or plan will handle the conversion of your shares without any action required by you.

THE INITIAL PUBLIC OFFERING

Q12.  How and when will we complete the public offering?

A.
As soon as our board of directors deems advisable after the merger is approved, we plan to sell shares of New AECOM class B common stock to the public in an IPO. If the merger is approved, we will complete the merger before the completion of our IPO. If the merger is not approved, we will consider whether to proceed with the IPO. However, if stockholder approval is not obtained for the merger and we still proceed with the IPO, we would not be able to make the tender offer solely to our existing stockholders. If the IPO does not occur, we will not effect the merger and AECOM stockholders will retain their existing shares of common stock.

Q13.  What effect will there be on voting control?

A.	Because we do not intend to sell more than 50% of our voting securities in the IPO, voting control of New AECOM will remain in the hands of current stockholders after we complete the IPO.

Q14.  What do we plan to do with the proceeds of the IPO?

A.
To provide our stockholders with greater liquidity and diversification, we currently plan to use $50 million of the proceeds of the IPO to offer to purchase New AECOM class A common stock from all of our existing stockholders, in a cash tender offer. Members of our management holding approximately 14.8 million shares, units and options to purchase such shares and units of our capital stock, including all of senior management, have agreed not to participate in the tender offer. The terms of that tender offer will be communicated in a separate tender offer document to be distributed to class A stockholders after the IPO is consummated. We expect to use another portion of the net proceeds to repay amounts outstanding under our unsecured line of credit. We expect to use the remaining net proceeds for general corporate purposes which may include future acquisitions of businesses. We have no current commitments or agreements with respect to any specific material acquisition.

THE TENDER OFFER

Q15.  Why do we plan to make a tender offer for class A common stock?

A.
We could have gone public by allowing our stockholders to sell some of their shares to the public instead of offering new shares to the public. But we wanted our stockholders, other than senior management, to have the same opportunity to diversify their holdings in our common stock on a voluntary basis, and an offering that permitted our existing stockholders, other than members of our management holding approximately 14.8 million shares, units and options to purchase such shares and units of our capital stock, to participate would have been extremely difficult to accomplish. The IPO, followed by the tender offer, will produce a similar result in a simpler fashion.

We will represent to the underwriters and the purchasers of the New AECOM class B common stock in the IPO that we will make the tender offer. The exact timing, offer price and other specific terms of the tender offer are within our discretion. We currently anticipate commencing the tender offer shortly after the IPO. The offer price in the tender offer will be determined by us after considering the trading price of the New AECOM class B common stock. Thus, the offer price in the tender offer will be affected by the trading price of the New AECOM class B common stock, which could increase or decrease from, or remain the same as, the initial price to the public in the IPO.

Q16.	Does management still think it is important for our employees to own shares?

A.
Yes. Management believes that it is important for our employees to have a significant investment in our company so that they will be motivated to strive for our continued success. It is for that reason that we will continue our Global Stock Program and are seeking stockholder approval of the 2002 Employee Stock Purchase Plan.

YOUR FUTURE TRANSACTIONS AND MISCELLANEOUS

Q17.	Will I be able to buy more shares?

A.
Yes. You will be able to buy shares of our New AECOM class B common stock on the New York Stock Exchange at market prices after the public offering and you may buy shares of our New AECOM class B common stock and common stock units through our existing employee plans and, if approved, the 2002 Employee Stock Purchase Plan, or ESPP.

Q18.	What will my United States tax consequences be?

A.
The merger and conversion of your shares into New AECOM class A common stock or New AECOM convertible preferred stock, as the case may be, will not be taxable transactions for you for U.S. federal income tax purposes.

The U.S. tax consequences of the tender offer will be described in the tender offer statement on Schedule TO to be filed by us in connection with the offer.

Q19.	Can the board of directors cancel the merger even if the stockholders approve it?

A.	Yes. If at any time the board of directors decides that it is not in the best interest of AECOM and its stockholders to proceed, the board will terminate the merger.

Q20.	What will happen to the AECOM name?

A.	We will still be known as AECOM Technology Corporation after the merger.

Q21.	What percentage of the stockholder vote is required to approve these matters?

A.
The affirmative vote of at least two-thirds of our outstanding common stock, class B preferred stock and convertible preferred stock, voting together as a single class, is required to approve the merger. The affirmative vote of the holders of a majority of our outstanding common stock, class B preferred stock and convertible preferred stock, voting together as a single class, represented in person or by proxy and entitled to vote is required to approve the proposal to adopt and approve our amended and restated 2000 Stock Incentive Plan, our new 2002 Employee Stock Purchase Plan and our amended and restated Stock Incentive Plan for Non-Employee Directors.

Q22.	What do I need to do now?

A.
It is very important that you vote. In order to make sure that your vote is counted, you must return a completed, signed and dated proxy card. Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. If you indicate no instruction on your proxy card with respect to a proposal, we will vote your shares FOR all the proposals at the special meeting.

Q23.	Who can answer any questions I may have?

A.	If you have any questions, you should contact Stephanie Hunter, Vice President and Chief Administrative Officer, at (213) 593-8000 (hunters@aecom.com) or at aecomshareholders@aecom.com.
WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We filed a registration statement on Form S-4 to register with the Securities and Exchange Commission, or SEC, the shares of New AECOM class A common stock to be delivered in connection with the merger. This document is a part of that registration statement and constitutes our proxy statement/prospectus. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement. We have also filed a registration statement on Form S-1 relating to our proposed public offering of shares of new class B common stock.

        The Form S-4 and the Form S-1, including exhibits thereto, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and will file periodic reports, proxy statements and other information with the SEC.

        We intend to issue to our stockholders annual reports, which will include audited financial statements and a report of our independent auditors with respect to the examination of such financial statements. In addition, we will issue such other interim reports as we deem appropriate.

        You should rely only on the information contained in this document when deciding how to vote on the transactions described in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date on the front of this document, and neither the mailing of this document nor the delivery of shares of New AECOM class A common stock in connection with the merger will create any implication to the contrary. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

SUMMARY

        This summary highlights information contained elsewhere in this proxy statement/prospectus and does not contain all the information that is important to you. You should read the entire proxy statement/prospectus carefully, especially the information under “Risk Factors.”

AECOM Technology Corporation

Overview

        We are a worldwide leader in providing a broad range of technical professional services to government agencies and large corporations. We have built leading positions based on revenues in a number of industry sectors and strategic geographic markets through a global network of more than 25 major operating offices and 14,600 employees.

        Our technical professional services include consulting and design services and program and construction management, as well as outsourced technical staffing and logistical support services. Our industry sectors include:

• Transit, Rail and Maritime	• Aviation
• Highways and Bridges	• Government Facilities
• Water and Wastewater	• Technical and Industrial Facilities
• Environmental Management	• Commercial Facilities

        We provide our services in the major markets of the world, including the United States, Asia, Europe, Australia and the Middle East. This combination of providing a broad range of technical professional services in a number of industry sectors and strategic geographic markets made us one of the leading design firms in the United States based on revenue in 2001, according to the 2002 McGraw Hill Engineering News Record Design Survey.

        Our clients consist of the United States and other national governments, state and local governments and agencies and private entities. The majority of our projects are under multi-year contracts on a cost-plus or a negotiated-fee basis.

        Our strategic advantage lies in our ability to build leadership positions with our clients across industry sectors, service lines and geographies. The dynamic interface among these three elements enables us to better serve our clients, drives our growth and positions us to take advantage of future opportunities.

Our Market Opportunity

        The worldwide professional services industry encompasses companies that provide highly-specialized or value-added services to other organizations. Specific services provided include consulting (technical, accounting, management, legal and advertising), business support services (engineering, environmental and facilities management, and food services), human resources management (payroll and benefits) and permanent and temporary staffing (executive, professional, clerical, health care and information technology).

        Technical professional services represents one segment of the professional services industry. This segment includes specialized engineering, consulting, design, program and construction management and outsourcing for business and government. These services are provided on infrastructure, environmental, industrial, government and commercial projects. Several thousand firms worldwide compete in this fragmented industry. According to Engineering News Record, the largest 100 global design firms generated over $41.3 billion of global revenues in 2000 and the largest 500 U.S. design firms grew at a compounded annual growth rate of 9.8% between 1998 and 2001. Design firms are a subset of technical professional services. Our design-related revenues accounted for more than 80% of our revenues in the last fiscal year.

        The principal client base includes local, state and national governments, as well as private businesses, which are becoming increasingly reliant on professional services that are either not readily available from internal resources or are not within their core competencies. Industry growth is being further led by factors ranging from population growth, outsourcing and rapid economic development to increased globalization, competition and technological advancement.

Our Strategy

        Our strategy is to maintain our leadership position in each industry sector, service line and geographic area in which we operate, using the following key elements:

        Continue diversification in industry sectors, service lines and geographic regions, primarily through acquisitions.    We will continue to seek out and acquire companies that have technical niche and regional leadership positions that will complement or expand our current expertise and geographic presence. We will expand the roles of the acquired companies and their management, while capitalizing on their brand names in their niches. Our acquisition approach enables our operating companies to continue to focus on their core businesses while we overlay strategic initiatives to cross-sell and share complementary talents.

        Increase cross-selling and technology transfer.    Our strategic planning process emphasizes the cross-selling of our combined expertise and geographic presence among all our operating companies. This enables us to present ourselves to our clients as one of the world’s largest technical professional service companies when the project or client requires this capacity.

        Maintain and expand our long-standing client relationships.    We have developed long-standing relationships with a number of governments and agencies worldwide as well as many large corporations. We will continue to focus on our commitment to client satisfaction to strengthen and expand these relationships. In some cases, these relationships span decades.

        Retain and recruit highly experienced personnel.    The most valuable asset of any professional services company is its personnel. We have a highly talented, dedicated and experienced work force. We will continue to provide our personnel ownership and other incentives and benefits designed to optimize their performance and to enhance our ability to attract and retain personnel. We believe that these programs align the interests of our personnel with those of our clients and stockholders and foster the cross-selling and technology transfer described above.

The Special Meeting

Date and Time	July 9, 2002, at 9:00 A.M.

Location	555 South Flower Street, Suite 3700, Los Angeles, California

Record Date	May 23, 2002

Voting Shares Held in the Employee Benefit Plans	If you own shares of our common stock held by
U.S. Trust Company as trustee for our Retirement
and Savings Plan or by Mourant & Co., as trustee
for our Global Stock Plan, you may direct voting
of these shares by executing and returning to U.S.
Trust or Mourant & Co., as the case may be,
voting instructions that are included with this
proxy statement/prospectus.

Shares Entitled to Vote	We had 21,056,348 shares of common stock,
8,063 shares of convertible preferred stock and
4,865,130 shares of class B preferred stock
outstanding and entitled to vote as of the close of
business on the record date. These shares are the
only securities that may be voted at the special
meeting. Each share is entitled to one vote.
U.S. Trust Company, N.A., as trustee for our
employee benefits plans, owns 11,366,638 shares of
our common stock and all of the shares of our
class B preferred stock, which together constitutes
62.6% of our outstanding voting stock as of the
record date. AECOM’s executive officers and
directors as a group currently own 8.0% of our
common stock entitled to vote as of the record date,
and it is currently expected that our executive
officers and directors will vote to approve the
merger.

Quorum	Holders of a majority of the issued and outstanding shares of our voting stock, present in person or by proxy, will constitute a quorum for the transaction of business at the special meeting.

Votes Required	Two-thirds of all issued and outstanding shares of
our common stock, convertible preferred stock
and class B preferred stock, voting together as a
single class, is required to approve the merger, and
the affirmative vote of the holders of a majority of
our outstanding common stock, convertible
preferred stock and class B preferred stock, voting
together as a single class, represented in person or
by proxy and entitled to vote is required to
approve and adopt our amended and restated 2000
Stock Incentive Plan, our amended and restated Stock Incentive Plan for Non-Employee Directors and our 2002 Employee Stock Purchase Plan at the special meeting.

Appraisal Rights	Subject to compliance with the procedures set
forth in Section 262 of the Delaware General
Corporation Law, the full text of which is included
as Annex B to this proxy statement/prospectus,
holders of Old AECOM common stock and
convertible preferred stock are entitled to exercise
appraisal rights as a result of the merger. Holders
of Old AECOM common stock and convertible
preferred stock who have not voted in favor of the
merger and make a demand for appraisal
in accordance with Section 262 prior to the
stockholder vote on the merger at the special
meeting will have the right to obtain cash for their
shares in the amount a court determines is the fair
value of such shares (excluding any element of
value arising from the accomplishment or
expectation of the merger), together with a fair
rate of interest, if any, to be paid upon such fair
value. We cannot predict what a court would
determine to be the fair value of the shares of Old
AECOM common stock and convertible preferred
stock excluding any element of value that arises
from the contemplated transaction. Any demand
for appraisal must be made prior to the
stockholder vote on the merger at the special
meeting. Holders of Old AECOM common stock
and convertible preferred stock should note that
the failure to take any of the steps required under
Section 262 on a timely basis may result in the
loss of appraisal rights. Therefore, holders
considering exercising their appraisal rights
should carefully review the full text of Section 262
included as Annex B to this proxy
statement/prospectus. Holders should also be
aware that the fair value of their shares of Old
AECOM common stock and convertible preferred
stock as determined by a court could be more than,
the same as or less than (i) the value of the shares
of New AECOM class A common stock that they
would otherwise receive in the merger or (ii) the
appraised value of the Old AECOM common
stock as calculated by the independent appraisal
firm as part of our quarterly appraisal process.

Revocability of Proxies	You have the right to revoke your proxy at any
time before it is voted by giving written notice of
revocation to our Secretary, by submitting a
subsequent later-dated proxy or by voting in
person at the special meeting.
SUMMARY CONSOLIDATED FINANCIAL DATA

        When you read this summary consolidated financial data, it is important that you also read the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements as of September 30, 2000 and 2001 and for the years ended September 30, 1999, 2000 and 2001 and the accompanying notes included in this proxy statement/prospectus. The summary consolidated financial data for the years ended September 30, 1997 and 1998 has been derived from audited financial statements not included in this proxy statement/prospectus. The consolidated financial data as of March 31, 2002 and for the six months ended March 31, 2002 and the accompanying notes were derived from our unaudited consolidated financial statements, which are included in this proxy statement/prospectus. Historical results are not necessarily indicative of future results.

	Year Ended September 30,					Six Months Ended March 31,
	1997	1998	1999	2000	2001	2001	2002
	(in thousands, except per share data)
Consolidated Statement of Income Data:
Total revenues	$712,933	$842,654	$978,365	$1,379,750	$1,513,390	$717,237	$805,530
Cost of revenues	552,262	669,108	776,758	1,089,985	1,131,387	536,029	582,036

Gross profit	160,671	173,546	201,607	289,765	382,003	181,208	223,494
Equity in earnings of joint ventures	5,438	9,599	10,018	10,576	4,275	1,884	1,769
General and administrative expenses	153,905	165,807	191,744	270,726	348,502	162,745	215,104	(1)(2)

Income from operations	12,204	17,338	19,881	29,615	37,776	20,347	10,159
Interest expense, net	4,978	4,679	4,849	8,784	11,573	6,128	5,982

Income before taxes	7,226	12,659	15,032	20,831	26,203	14,219	4,177
Provision for income taxes	4,359	7,276	4,452	3,122	8,647	4,704	1,378

Net income	$ 2,867	$ 5,383	$ 10,580	$ 17,709	$ 17,556	$ 9,515	$ 2,799

Net income per share (3) :
Basic	$ .23	$ .41	$ .74	$ .94	$ .75	$ .40	$ .11
Diluted	$ .22	$ .40	$ .70	$ .88	$ .71	$ .39	$ .10
Shares used in per share calculations (3) :
Basic	12,639	13,001	14,371	18,938	23,565	23,540	25,537
Diluted	13,011	13,538	15,053	20,011	24,704	24,434	26,848

	As of September 30,					As of March 31, 2002
	1997	1998	1999	2000	2001
Other Data:
Number of full-time employees	5,900	6,400	7,200	12,100	12,700	14,600

(1)
Between cost of revenues and general and administrative expenses, a total of $2.8 million has been expensed reflecting compensation related to fully accrue stock matches relating to the Senior Executive Equity Investment Plan, which were previously being accrued ratably over a ten-year vesting period, and $4.5 million has been expensed reflecting compensation related to the change in the stock match percentage. Subsequent to March 31, 2002 there will be no further stock matches.

(2)	Includes $8.5 million to fully vest participants in our Performance Unit Plan, which has been terminated.

(3)	In calculating per share data, the weighted average number of shares includes shares of common stock and common stock units outstanding during the relevant periods.

As of March 31, 2002
(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents, excluding cash in consolidated joint ventures	$ 24,781
Working capital	158,347
Total assets	882,296
Total long-term debt, excluding current portion	197,671
Redeemable common stock and common stock units	80,852
Stockholders’ equity	195,639

RISK FACTORS

        You should carefully consider the risks described below before voting on the merger proposal. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our New Certificate of Incorporation and Bylaw Provisions and the Public Offering

        You will not initially be able to transfer the New AECOM class A common stock that you will receive in the merger.

        The new class A common stock that you will receive as a result of the merger will not be listed on a national securities exchange or traded in an organized over-the-counter market. In addition, our new certificate of incorporation will restrict transferability of your new class A shares immediately following completion of our initial public offering. Under these provisions, class A-1, class A-2 and class A-3 common stock may not be sold, transferred, pledged or offered for sale other than in a permitted transfer until 180 days, 360 days or 540 days, respectively, after the pricing of our initial public offering of class B common stock, as the case may be.

        Pursuant to our restated certificate of incorporation, you also will be prohibited from contracting to buy or sell any class of our common stock or entering into any other hedging or insurance transaction relating to any class of our common stock that is subject to transfer restrictions during the applicable restricted periods.

        The trading price of our new class B common stock could be volatile, which could cause the value of your new class A common stock to decline.

        Because your class A common stock will be converted into class B common stock if you sell your class A common stock other than through a permitted transfer, the market price of our class B stock will determine the value of our class A common stock. In recent years, the stock market has experienced extreme price and volume fluctuations. The overall market and the trading price of our common stock may fluctuate greatly. The trading price of our class B common stock may be significantly affected by various factors, including:

•	quarterly fluctuations in our operating results;

•	changes in investors’ and analysts’ perception of the business risks and conditions of our business;

•	broader market fluctuations; and

•	general economic or political conditions.

        Fluctuation in the trading price of our new class B common stock will affect the price we will offer in the tender offer.

        We plan to make a tender offer for a portion of our new class A common stock shortly after our initial public offering of class B common stock. We will determine the offer price in the tender offer after considering the trading price of our new class B common stock. Accordingly, fluctuation in the trading price of our new class B common stock could cause the offer price to be at, above or below the initial public offering price of our new class B common stock.

        Our operating results may fluctuate significantly, which could have a negative effect on the price of our common stock.

        Our revenues, expenses and operating results may fluctuate significantly because of a number of factors, including:

•	the spending cycles of our clients, which for government entities is significantly influenced by tax receipts, governmental surpluses/(deficits) and policy initiatives;

•	personnel hiring and utilization rates;

•	the number and significance of client engagements commenced and completed during a quarter;

•	the ability of clients to terminate engagements without penalties;

•	the ability of our project managers to estimate the percentage of the project completed;

•	delays incurred as a result of weather conditions;

•	delays incurred in connection with an engagement;

•	the size and scope of engagements;

•	the timing of expenses incurred for corporate initiatives;

•	the impairment of goodwill or other intangible assets; and

•	general economic and political conditions.

        For example, the fourth quarter of our fiscal year is typically our strongest quarter. In the U.S., our net service revenues are usually higher in the fourth quarter due to milder weather conditions and the fact that we tend to work significantly more overtime during the summer to compensate for other quarters when the weather shortens the workdays. We also find that the U.S. federal government tends to authorize more work before the end of its fiscal year, which is also September 30. Conversely, many U.S. state governments whose fiscal years end on June 30 tend to accelerate spending during the first quarter of their fiscal year when new funding budgets become available. Our general and administrative expenses also tend to be at lower levels during our fourth quarter when we typically reduce our marketing costs, and to a lesser degree, experience increased use of vacation accruals by our employees.

        Variations in any of the factors discussed above could cause significant fluctuations in our operating results from quarter to quarter and from year to year, and, as a result, the trading price of our common stock may decline.

        Terrorism and the possibility of further acts of violence may have a material adverse effect on our operations.

        Terrorist attacks, such as the attacks that occurred on September 11, 2001, the response by the United States and further acts of violence or war may affect the market on which our common stock will trade, the markets in which we operate, our operations and profitability and your investment. Further terrorist attacks against the United States or other countries may occur. The potential near-term and long-term effect of these attacks on our business, the market for our common stock and the global economy is uncertain. The consequences of any terrorist attacks, or any armed conflicts that may result, are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or the trading price of our common stock.

        Our charter documents contain provisions that may delay, defer or prevent a change of control.

        Provisions of our Restated Certificate of Incorporation and Restated Bylaws could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. These provisions include the following:

•	division of our board of directors into three classes, with each class serving a staggered three-year term;

•	removal of directors for cause only;

•	ability of the board of directors to authorize the issuance of preferred stock in series without stockholder approval;

•	supermajority requirements to approve “business combinations”;

•	vesting of exclusive authority in the board of directors to determine the size of the board (subject to limited exceptions) and to fill vacancies; and

•	advance notice requirements for stockholder proposals and nominations for election to the board of directors.

        In response to the collapse of Enron Corporation, the U.S. government may legislate or take other actions that could result in significant sales of shares of our common stock held in our employee benefit plans, which could cause the trading price of our common stock to decline.

        In the wake of the collapse of Enron Corporation, there has been a renewed scrutiny of employer stock in employee benefit plans. At May 23, 2002, approximately 11.7 million shares of our common stock were held in our employee benefit plans. In addition, there were approximately 4.8 million common stock units outstanding at the same date under our Non-Qualified Stock Purchase Plan. A number of bills have been introduced in Congress that would limit the amount of employer stock that could be held by employees through their retirement accounts and limit an employer’s ability to require an employee to continue to hold matching employer stock in his or her account. In addition, the Bush Administration has announced the formation of a working group to consider reforms to the retirement system. No assurances can be given as to what, if any, action will be taken by the U.S. government or how any action, if taken, will effect our employee benefit plans. If any ultimate action either requires or allows our employees to sell a significant percentage of our shares held in our employee benefit plans, those sales, or the perceived threat of those sales, could cause the trading price of our common stock to decline significantly.

        Future sales of our common stock may cause the trading price of our common stock to decline.

        As the restricted periods on class A common stock expire, those shares will be eligible to be sold, including in the public market, and upon such sale shall automatically convert into class B common stock. Assuming no shares of class A common stock are sold in the proposed tender offer and all common stock units are redeemed for shares of common stock, approximately 8.7 million shares of class A common stock will be eligible for sale 180 days after the IPO, 8.7 million shares of class A common stock will be eligible for sale 360 days after the IPO, and 8.7 million shares of class A common stock will be eligible for sale 540 days after the IPO. In addition, approximately 12 months after the IPO, certain of our officers will sell sufficient shares of class A common stock to repay loans under our Senior Executive Equity Investment Plan and our Stock Option Loan Program. Such loans aggregated $21,015,552 at March 31, 2002. Substantial sales could adversely affect the market value of the class B common stock and, therefore, the value of your shares. In addition, the perception in the public market that our existing stockholders might sell shares of common stock could depress the market price of our common stock, regardless of the actual plans of our existing stockholders.

Risks Relating to Our Business and Industry

        We depend on long-term government contracts, most of which are funded on an annual basis. If appropriations are not made in subsequent years of a multiple-year contract, we will not realize all of our potential revenue and profit from that project.

        The substantial majority of our revenues is derived from contracts with agencies and departments of national, state and local governments. During the fiscal years ended September 30, 1999, 2000 and 2001, approximately 63%, 65% and 62%, respectively, of our revenues were derived from contracts with government entities.

        Most government contracts are subject to the continuing availability of legislative appropriation. Legislatures typically appropriate funds for a given program on a year-by-year basis, even though contract performance may take more than one year. As a result, at the beginning of a program, the related contract is only partially funded, and additional funding is normally committed only as appropriations are made in each subsequent fiscal year. These appropriations, and the timing of payment of appropriated amounts, may be influenced by, among other things, the state of the economy, competing priorities for appropriation, the timing and amount of tax receipts and the overall level of government expenditures. If appropriations are not made in subsequent years on our government contracts, then we will not realize all of our potential revenue and profit from that contract. In addition, slowdowns in tax receipts of our government contract clients could have a corresponding impact on our cash flow.

        We depend on government contracts that may be terminated by the government, which may affect our ability to recognize all of our potential revenue and profit from the project.

        Most government contracts are subject to termination by the government either at its convenience or upon the default of the contractor. If the government terminates a contract at its convenience, then we typically are able to recover only costs incurred or committed, settlement expenses and profit on work completed prior to termination, which could prevent us from recognizing all of our potential revenue and profit from that contract. If the government terminates the contract due to our default, we could be liable for excess costs incurred by the government in reprocuring services from another source.

        Our contracts with governmental agencies are subject to audit, which could result in adjustments to reimbursable contract costs or, if we are charged with wrongdoing, possible temporary or permanent suspension from participating in government programs.

        Our books and records are subject to audit by the various governmental agencies we serve and their representatives. These audits can result in adjustments to reimbursable contract costs and allocated overhead. In addition, if as a result of an audit, one of our subsidiaries is charged with wrongdoing or the government agency determines that a subsidiary is otherwise no longer eligible for federal contracts, that subsidiary, and conceivably our company as a whole, could be temporarily suspended or, in the event of convictions or civil judgments, could be prohibited from bidding on and receiving future government contracts for a period of time. Furthermore, as a U.S. government contractor, we are subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which purely private sector companies are not, the results of which could have a material adverse effect on our operations.

        We have submitted claims to government agencies for work we performed beyond the scope of some of our contracts. If the government agencies do not approve these claims, our net income and results of operations could be adversely impacted.

        We have submitted claims under some of our government contracts for payment of work performed beyond the initial contractual requirements for which we recorded revenues of approximately $22.3 million through March 31, 2002. The applicable governmental entities have contested these claims and we cannot assure you that these claims will be approved in whole, in part or at all. If these claims are not approved, our net income and results of operations could be adversely impacted.

        Our ability to grow and compete in our industry will be harmed if we do not retain the continued service of our key technical personnel and identify, hire and retain additional qualified technical personnel.

        There is intense competition for qualified technical personnel in the industry sectors in which we compete. We may not be able to continue to attract and retain qualified technical personnel, such as engineers and architects, who are necessary for the development of our business or to replace qualified technical personnel. Any growth we experience is expected to place increased demands on our resources and will likely require the addition of technical personnel and the development of additional expertise by existing personnel. Also, some of our personnel hold security clearance levels required to obtain government projects and, if we were to lose some or all of these personnel, they would be difficult to replace. Loss of the services of, or failure to recruit, key technical personnel could limit our ability to complete existing projects successfully and to compete for new projects.

        International operations expose us to legal, political and economic risks in different countries and currency exchange rate fluctuations could adversely affect our financial results.

        During the fiscal years ending September 30, 1999, 2000 and 2001, revenues attributable to our Global Group operations were 3%, 11% and 18%, respectively. As a result of our recent acquisitions, we expect the percentage of revenues attributable to our Global Group operations to increase. In fact, 25% of our revenues for the quarter ended March 31, 2002 were attributable to our Global Group operations. There are risks inherent in doing business internationally, including:

•	currency exchange rate fluctuations;

•	imposition of governmental controls;

•	political and economic instability;

•	changes in U.S. and other national government policies affecting the markets for our services;

•	changes in regulatory practices, tariffs and taxes; and

•	potential non-compliance with a wide variety of non-U.S. laws and regulations.

        Any of these factors could have a material adverse effect on our business, results of operations or financial condition.

        We have acquired and may continue to acquire businesses as strategic opportunities arise and may be unable to realize the anticipated benefits of those acquisitions.

        We have acquired a number of companies in recent years and our strategy is to continue to expand and diversify our operations with additional acquisitions as strategic opportunities arise. Some of the risks that may affect our ability to realize any anticipated benefits from companies that we acquire include:

•	unexpected losses of key personnel or clients of the acquired business;

•	difficulties arising from the increasing scope, geographic diversity and complexity of our operations;

•	diversion of management’s attention from other business concerns; and

•	adverse effects on business relationships with existing clients.

        In addition, managing the growth of our operations will require us to continue to improve our operational, financial and human resources management systems and other internal systems and controls. If we are unable to manage any growth effectively, it could have a material adverse effect on our business.

        Our business and operating results could be adversely affected by losses under fixed-price contracts.

        Fixed-price contracts require us to either perform all work under the contract for a specified lump-sum or to perform an estimated number of units of work at an agreed price per unit, with the total payment determined by the actual number of units performed. A significant portion of our revenues comes from fixed-price contracts. Fixed-price contracts expose us to a number of risks not inherent in cost-plus contracts, including underestimation of costs, ambiguities in specifications, unforeseen costs or difficulties, problems with new technologies, delays beyond our control, failures of subcontractors to perform and economic or other changes that may occur during the contract period. Losses under fixed-price contracts could have a material adverse effect on our business.

        Our industry is highly competitive and we may be unable to compete effectively, which could result in reduced profitability and loss of market share.

        We are engaged in a highly competitive business. The extent of competition varies with the types of services provided and the locations of the projects. Generally, we compete on the bases of technical and management capability, personnel qualifications and availability, geographic presence, experience and price. Increased competition in our industry may result in our inability to win bids for future projects and loss of market share.

        Our services expose us to significant risks of liability and our insurance policies may not provide adequate coverage.

        Our services involve significant risks of professional and other liabilities that may substantially exceed the fees that we derive from our services. In addition, we sometimes contractually assume liability under indemnification agreements. We cannot predict the magnitude of potential liabilities from the operation of our business.

        We currently maintain comprehensive general liability, umbrella and professional liability insurance policies. Professional liability policies are “claims made” policies. Thus, only claims made during the term of the policy are covered. Additionally, our insurance policies may not protect us against potential liability due to various exclusions and retentions. Partially or completely uninsured claims, if successful and of significant magnitude, could have a material adverse affect on our business.

        Also, the terrorist attacks that occurred on September 11, 2001 have had a material adverse effect on the insurance industry as a whole. Consequently, along with our competition, we have experienced, and expect to continue to experience, a significant increase in our insurance premiums.

        Our backlog of uncompleted projects under contract is subject to unexpected adjustments and cancellations, including future appropriations by the applicable contracting government agency, and is, therefore, an uncertain indicator of our future revenues and profits.

        At March 31, 2002, our backlog of uncompleted projects under contract was approximately $1.8 billion, of which approximately $1.0 billion is expected to be completed by March 31, 2003. We cannot assure you that the revenues attributed to uncompleted projects under contract will be realized or, if realized, will result in profits. Many projects may remain in our backlog for an extended period of time because of the size or long-term nature of the contract. In addition, from time to time projects are scaled back or cancelled. These type of backlog reductions adversely affect the revenue and profit that we ultimately receive from contracts reflected in our backlog.

        If we guarantee the performance standards of a project, we could incur additional costs to cover our guarantee obligations.

        Although not typical, in some instances we guarantee that a project, when completed, will achieve specified performance standards. If the project subsequently fails to meet guaranteed performance standards, we may either incur significant additional costs or be held responsible for the costs incurred by the client to achieve the required performance standards. In some cases, where we fail to meet required performance standards, we may also be subject to agreed upon damages, which are fixed in amount by the contract. To the extent that these events occur, the total costs of the project could exceed our estimates and we could experience reduced profits or, in some cases, a loss on that project.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains statements which, to the extent that they do not recite historical fact, constitute forward-looking statements. The words “believe,” “expect,” “estimate,” “may,” “will,” “could,” “plan” or “continue” and similar expressions are intended to identify forward-looking statements. Such forward-looking information involves important risks and uncertainties that could materially alter results in the future from those expressed in any forward-looking statements made by us or on our behalf. These risks and uncertainties include, but are not limited to, those listed in this proxy statement/prospectus.

        In addition, this proxy statement/prospectus contains industry data related to our business and the markets in which we operate. This data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results could differ from the projections based on those assumptions.

        We caution you that forward-looking statements are only predictions and that actual events or results may differ materially. In evaluating these statements, you should specifically consider the various factors that could cause actual events or results to differ materially from those indicated by the forward-looking statements, including the factors that we discuss in the section entitled “Risk Factors.”

DIVIDEND POLICY

        We have not declared or paid any cash dividends on our common stock, and we do not anticipate doing so in the foreseeable future. We currently intend to retain future earnings, if any, to operate our business and finance future growth strategies. Our presently outstanding indebtedness require us to obtain the consent of the lenders prior to the payment of any cash dividends above specified amounts.

SELECTED CONSOLIDATED FINANCIAL DATA

        You should read the following selected consolidated financial data along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes, which are included in this proxy statement/prospectus. We derived the consolidated statement of income data for each of the three years ended September 30, 2001 and the consolidated balance sheet data at September 30, 2000 and 2001 from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors, and are included in this proxy statement/prospectus. We derived the consolidated statement of income data for each of the years ended September 30, 1997 and 1998 and the consolidated balance sheet data as of September 30, 1997, 1998 and 1999 from our audited consolidated financial statements, which are not included in this proxy statement/prospectus. The consolidated financial data as of March 31, 2002 and for the six months ended March 31, 2002 and the accompanying notes were derived from our unaudited consolidated financial statements, which are included in this proxy statement/prospectus. Historical results are not necessarily indicative of future results.

	Year Ended September 30,					Six Months Ended March 31,
	1997	1998	1999	2000	2001	2001	2002
	(in thousands, except per share data)
Consolidated Statement of Income Data:
Total revenues	$712,933	$842,654	$978,365	$1,379,750	$1,513,390	$717,237	$805,530
Cost of revenues	552,262	669,108	776,758	1,089,985	1,131,387	536,029	582,036

Gross profit	160,671	173,546	201,607	289,765	382,003	181,208	223,494
Equity in earnings of joint ventures	5,438	9,599	10,018	10,576	4,275	1,884	1,769
General and administrative expenses	153,905	165,807	191,744	270,726	348,502	162,745	215,104	(1)(2)

Income from operations	12,204	17,338	19,881	29,615	37,776	20,347	10,159
Interest expense, net	4,978	4,679	4,849	8,784	11,573	6,128	5,982

Income before income taxes	7,226	12,659	15,032	20,831	26,203	14,219	4,177
Provision for income taxes	4,359	7,276	4,452	3,122	8,647	4,704	1,378

Net income	$ 2,867	$ 5,383	$ 10,580	$ 17,709	$ 17,556	$ 9,515	$ 2,799

Net income per share (3) :
Basic	$ .23	$ .41	$ .74	$ .94	$ .75	$ .40	$ .11
Diluted	$ .22	$ .40	$ .70	$ .88	$ .71	$ .39	$ .10
Shares used in per share calculations (3) :
Basic	12,639	13,001	14,371	18,938	23,565	23,540	25,537
Diluted	13,011	13,538	15,053	20,011	24,704	24,434	26,848

(1)
Between cost of revenues and general and administrative expenses, a total of $2.8 million has been expensed reflecting compensation related to fully accrue stock matches relating to the Senior Executive Equity Investment Plan, which were previously being accrued ratably over a ten-year vesting period, and $4.5 million has been expensed reflecting compensation related to the change in the stock match percentage. Subsequent to March 31, 2002 there will be no further stock matches.

(2)	Includes $8.5 million to fully vest participants in our Performance Unit Plan, which has been terminated.

(3)	In calculating per share data, the weighted average number of shares includes shares of common stock and common stock units outstanding during the relevant periods.

	As of September 30,
	1997	1998	1999	2000	2001	As of March 31, 2002
	(in thousands, except for employee data)
Consolidated Balance Sheet Data:
Cash and cash equivalents, excluding cash in consolidated joint ventures	$ 5,335	$ 25,569	$ 13,466	$ 44,662	$ 25,968	$ 24,781
Working capital	59,356	76,567	90,960	135,080	154,776	158,347
Total assets	262,661	323,571	373,280	720,602	784,969	882,296
Total long-term debt, excluding current portion	42,983	60,000	60,000	141,156	147,622	197,671
Redeemable common stock and common stock units	18,480	34,068	42,720	58,617	77,734	80,852
Stockholders’ equity	61,356	50,668	80,289	170,656	171,717	195,639

Other Data:
Number of full-time employees	5,900	6,400	7,200	12,100	12,700	14,600

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with our consolidated financial statements and the related notes and other financial information included in this proxy statement/prospectus. Please note that management’s analysis of results of operations is based on our GAAP financial statements, modified to include net service revenues in addition to revenues, and to segregate from cost of revenues compensation expense related to non-cash ESOP contributions and stock matches, which has the effect of modifying GAAP gross profit, as more fully explained on page 22.

Overview

        We are a worldwide leader in providing a broad range of technical professional services to government agencies and large corporations. We have built leading positions based on revenues in a number of industry sectors and strategic geographic markets through a global network of more than 25 major operating offices and 14,600 employees.

Recent Acquisitions

        One of our strategies is to focus on mergers and acquisitions of technical niche and regional companies to complement our business sectors and geographic expansion. Since the beginning of fiscal 1998, we have acquired 14 companies increasing our presence in several industry sectors and geographic regions.

        Fiscal 1999.    On March 19, 1999, we acquired Day & Zimmermann Infrastructure, Inc. (now part of DMJM Aviation), an aviation project/construction management firm. On March 31, 1999, we acquired W.F. Castella, an engineering/land surveying firm in San Antonio, Texas. On May 18, 1999, we acquired Spillis Candela & Partners, an architectural and engineering firm in Coral Gables, Florida. The aggregate consideration paid in these transactions was $35.1 million in a combination of cash and stock, no liabilities were assumed, other than as included in working capital, and the purchases resulted in goodwill of $28.6 million.

        Fiscal 2000.    On April 7, 2000, we acquired Metcalf & Eddy, Inc., an international environmental engineering and consulting company. On April 18, 2000, we merged with Guy Maunsell International Limited (“Maunsell”), a consulting firm specializing in civil engineering and related disciplines. The aggregate consideration paid in these transactions was $145.0 million, net of excess cash on hand, in a combination of cash, stock and notes, no liabilities were assumed, other than as included in working capital, and the purchases resulted in goodwill of $122.2 million.

        Fiscal 2001.    On November 21, 2000, we acquired the transportation planning practice of KPMG Consulting. On December 7, 2000, we acquired the two-thirds of Halpern Glick Maunsell, a Perth-based engineering firm, that we did not already own. On April 26, 2001, we acquired the Warren Group, a UK-based water engineering firm. These transactions and three other small acquisitions were completed for an aggregate consideration of $21.7 million in a combination of cash, stock and notes, no liabilities were assumed, other than as included in working capital, and the purchases resulted in goodwill of $13.3 million.

        Fiscal 2002.    On October 11, 2001, we acquired the UK-based engineering firm Oscar Faber plc for $5.0 million in cash, $19.4 million in stock and $17.5 million in notes. No liabilities were assumed, other than accounts payable and an estimated $16.6 million for an underfunded pension obligation, and the preliminary purchase price allocation resulted in goodwill of $52.4 million. The actual liability and goodwill will be adjusted pending completion of an actuarial valuation. On October 31, 2001 and February 5, 2002, we acquired two small consulting firms for aggregate consideration of $4.6 million in cash and stock.

        All of our acquisitions have been accounted for as purchases and the results of operations of the acquired companies have been included in the consolidated results since the dates of acquisition.

Components of Income and Expense

        Management internally analyzes the results of our operations using financial reports that differ from our financial statements using two non-GAAP measures. Other direct costs are segregated from cost of net service revenues resulting in net service revenues, which is a measure of work performed by our employees. In addition, compensation expense associated with the non-cash ESOP contribution and stock matches, which would be included in both cost of net service revenues and general and administrative expenses under GAAP, is segregated as shown below because it is considered a function of the level of stock purchased by employees and not a cost of work performed. These changes have the effect of modifying GAAP gross profit.

	Year Ended September 30,					Six Months Ended March 31,
	1997	1998	1999	2000	2001	2001	2002
Other Financial Data(1):
Total revenues	$712,933	$842,654	$978,365	$1,379,750	$1,513,390	$717,237	$805,530
Other direct costs	336,039	428,880	505,557	699,242	614,204	287,308	288,808

Net service revenues	376,894	413,774	472,808	680,508	899,186	429,929	516,722
Cost of net service revenues	211,020	237,188	266,933	386,889	511,160	246,215	288,484

Gross profit	165,874	176,586	205,875	293,619	388,026	183,714	228,238
Equity in earnings of joint ventures	5,438	9,599	10,018	10,576	4,275	1,884	1,769
General and administrative expenses	152,036	164,715	190,212	264,570	346,136	161,231	208,997
ESOP contribution and stock matches	7,072	4,132	5,800	10,010	8,389	4,020	10,851

Income from operations	$ 12,204	$ 17,338	$ 19,881	$ 29,615	$ 37,776	$ 20,347	$ 10,159

(1)
For a reconciliation to the consolidated totals, see Note Q to the Notes to our Consolidated Financial Statements and Note E to the Notes to our Interim Consolidated Financial Statements appearing elsewhere in this proxy statement/prospectus.

        Total Revenues.    We recognize revenues using the percentage-of-completion method. Under this method, revenue is recorded generally on the basis of the ratio of direct labor hours incurred to the estimated total direct labor hours. We review our progress on each contract periodically and losses, if any, are recognized as soon as we determine that the contract will result in a loss.

        Other Direct Costs.    On some projects we are responsible for other direct costs or “pass throughs” (e.g. for third party field labor, subcontracts, or the procurement of materials or equipment). We account for the reimbursement of these expenses as revenues as these costs are incurred. However, on projects where the client elects to pay these costs directly, they are not reflected in our revenues or expenses. Thus, other direct costs can fluctuate significantly. We do not earn profits from pass throughs that are not associated with the level of effort expended by us on these pass throughs for supervision, accounting services and similar activities, and in the cases where we do earn profits, the amount is insignificant. Profits on projects that contain pass throughs are earned for services performed by our employees and are billed by us as professional services.

        Net Service Revenues.    Net service revenues reflect revenues recognized for services performed by us on projects and exclude other direct costs which are “passed through” to the client. Net service revenues and gross profit (as a % of net service revenues) are non-GAAP measures and may not be comparable to similarly titled items reported by other companies. We believe that net service revenues are a more accurate measure of our business because revenues include other direct, or pass through, costs.

        Cost of Net Service Revenues.    Cost of net service revenues reflect the direct cost of our own personnel (including fringe benefits and overhead expense) associated with net service revenue.

        Equity in Earnings of Joint Ventures.    Equity in earnings of joint ventures includes our portion of fees added by the joint ventures to client billings for services performed by joint venture partners and earnings from investments in non-controlled joint ventures where the joint venture employs its own employees.

        General and Administrative Expenses.    General and administrative expenses include all corporate overhead expenses, including personnel, occupancy, administrative, performance unit plan accruals, taxes, benefits and other operating expenses and prior to fiscal 2002, the amortization of costs in excess of net assets purchased. SFAS No. 142 prohibits amortization of goodwill after fiscal 2001.

        ESOP Contribution and Stock Matches.    We have employee benefit plans that provide for stock matches on employee purchases of our common stock and common stock units. The matching percentages for fiscal years 2001, 2000 and 1999 were 30.7%, 27.3% and 33.5%, respectively, based upon the formula in our plan. In anticipation of an IPO later in the fiscal year, the board of directors approved a change to the previously announced 25% stock match percentage for fiscal 2002. The new percentage will be the greater of a 100% match on purchases of common stock and common stock units in the first quarter of fiscal 2002 or a 50% match on purchases during the first six months of fiscal 2002, ending March 31, 2002. Matches are contributed to the ESOP in common stock and credited to the Non-Qualified Stock Purchase Plan in common stock units. After March 31, 2002, there will be no further stock matches. Accordingly, segregating ESOP contribution and stock matches will aid in comparing future with historic results of operations. However, ESOP contribution and stock matches are non-GAAP measures and segregating them from compensation included in cost of revenues and general and administrative expenses may not provide an accurate comparison to similarly titled captions reported by other companies.

Segment Analysis

        We have three reportable segments: Americas-Infrastructure Group; Americas-Facilities Group; and Global Group. This segmentation corresponds to how we manage our business as well as the underlying characteristics of our markets.

        As discussed above, a significant portion of our revenues relates to services provided by subcontractors and other non-employees that we categorize as “other direct costs.” Those pass through costs are typically paid to service providers upon our receipt of payment from the client. We have included information on net service revenues as we believe that it is a more meaningful measure with which to compare gross margin.

	Year ended September 30,			Six months ended March 31,
	1999	2000	2001	2001	2002
	(In thousands)
Total Revenues
Americas—Infrastructure	$412,082	$ 546,718	$ 683,373	$314,882	$350,724
Americas—Facilities	532,863	680,605	549,076	274,120	256,935
Global	32,919	151,333	277,475	127,319	197,846

Total (1)	$977,864	$1,378,656	$1,509,924	$716,321	$805,505

Net Service Revenues
Americas—Infrastructure	$288,153	$ 375,011	$ 468,581	$220,578	$243,608
Americas—Facilities	164,353	191,382	198,739	104,819	107,456
Global	19,801	113,021	228,400	104,959	165,633

Total (1)	$472,307	$ 679,414	$ 895,720	$430,356	$516,697

Gross Profit
Americas—Infrastructure	$133,332	$ 173,446	$ 216,907	$ 99,640	$112,910
Americas—Facilities	63,065	76,946	82,101	42,289	46,599
Global	8,977	42,133	85,552	40,869	68,704

Total (1)	$205,374	$ 292,525	$ 384,560	$182,798	$228,213

Gross Profit (as a % of Total Revenues)
Americas—Infrastructure	32%	32%	32%	32%	32%
Americas—Facilities	12	11	15	15	18
Global	27	28	31	32	35

Total	21%	21%	25%	26%	28%

Gross Profit (as a % of Net Service Revenues)
Americas—Infrastructure	46%	46%	46%	45%	46%
Americas—Facilities	38	40	41	40	43
Global	45	37	37	39	41

Total	43%	43%	43%	42%	44%

Equity in Earnings of Joint Ventures
Americas—Infrastructure	$ 3,403	$ 1,471	$ 1,060	$ 519	$ 720
Americas—Facilities	6,615	9,105	3,215	1,365	1,049

Total	$ 10,018	$ 10,576	$ 4,275	$ 1,884	$ 1,769

General and Administrative Expenses
Americas—Infrastructure	$112,103	$ 143,122	$ 177,182	$ 86,290	$ 93,022
Americas—Facilities	60,709	75,378	86,779	40,596	39,987
Global	6,300	32,983	65,223	28,945	55,029

Total (1)	$179,112	$ 251,483	$ 329,184	$155,831	$188,038

ESOP Contribution and Stock Matches
Americas—Infrastructure	$ 3,399	$ 3,096	$ 4,206	$ 1,792	$ 4,755
Americas—Facilities	1,914	1,787	2,507	1,070	2,537
Global	—	694	974	538	2,053

Total (1)	$ 5,313	$ 5,577	$ 7,687	$ 3,400	$ 9,345

Income from Operations
Americas—Infrastructure	$ 21,232	$ 28,699	$ 36,579	$ 11,978	$ 15,853
Americas—Facilities (2)	7,057	8,886	(3,970)	1,700	5,124
Global	2,677	8,456	19,355	11,773	11,622

Total (1) (3)	$ 30,966	$ 46,041	$ 51,964	$ 25,451	$ 32,599

Segment Assets
Americas—Infrastructure	$159,192	$ 263,034	$ 300,195	$296,107	$324,869
Americas—Facilities	183,287	198,672	217,642	211,692	222,029
Global	6,955	201,392	219,107	179,320	292,838

Total (1)	$349,434	$ 663,098	$ 736,944	$687,119	$839,736

(1)
For a reconciliation to the consolidated totals, see Note Q to the Notes to our Consolidated Financial Statements and Note E to the Notes to our Interim Consolidated Financial Statements appearing elsewhere in this proxy statement/prospectus.

(2)
Fiscal 2001 includes an $8.8 million increase in reserves for revenues previously recognized on a percentage-of-completion basis and unreimbursed contract costs on contracts completed in prior years at one of the operating companies.

(3)
Does not include corporate general and administrative expenses and other unallocated items totaling $11.1 million, $16.4 million and $14.2 million in fiscal 1999, 2000 and 2001, respectively, or $5.1 million and $22.4 million for the six months ended March 31, 2002 and 2001, respectively. See the reconciliation in Note Q to the Notes to our Consolidated Financial Statements and Note E to the Notes to our Interim Consolidated Financial Statements appearing elsewhere in this proxy statement/prospectus.

Results of Operations

        The information provided below on percentage of total revenues and net service revenues and the information comparing the first six months of fiscal 2002, and the full years of fiscal 2001 and 2000 to prior periods should be read in conjunction with the other financial data table on page 22 and the segment information on page 24, both of which provide additional breakdowns of financial data from that disclosed in the audited financial statements contained on pages F-4 and F-34 and in the selected consolidated financial data table on page 20.

        The following table presents our consolidated income statement data for the periods indicated as a percentage of total revenues:
	Year Ended September 30,			Six Months Ended March 31,
	1999	2000	2001	2001	2002
Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Other direct costs	51.7	50.7	40.6	40.0	35.8

Net service revenues	48.3	49.3	59.4	60.0	64.2
Cost of net service revenues	27.3	28.0	33.8	34.3	35.8

Gross profit	21.0	21.3	25.6	25.7	28.4
Equity in earnings of joint ventures	1.0	.8	.3	.1	.1
General and administrative expenses	19.4	19.2	22.9	22.4	25.9	(1)
ESOP contribution and stock matches	.6	.7	.5	.6	1.4	(2)

Income from operations	2.0	2.2	2.5	2.8	1.2	(1)(2)
Interest expense, net	.5	.7	.8	.8	.7

Income before income taxes	1.5	1.5	1.7	2.0	.5	(1)(2)
Provision for income taxes	.4	.2	.6	.7	.2

Net income	1.1%	1.3%	1.1%	1.3%	.3	% (3)

(1)	Includes 1.1% attributable to fully vesting participants in our Performance Unit Plan, which has been terminated.

(2)
Includes 1.0% attributable to fully vesting participants in the Senior Executive Equity Investment Plan, which were previously being accrued ratably over a ten-year vesting period, and to reflect the change in the stock match percentage.

(3)	Includes, net of tax, 1.4% attributable to the full vesting of the Performance Unit Plan, the Senior Executive Equity Investment Plan stock match and the change in the stock match percentage.

        The following table presents our consolidated income statement data for the periods indicated as a percentage of net service revenues:
	Year Ended September 30,			Six Months Ended March 31,
	1999	2000	2001	2001	2002
Total revenues	206.9%	202.7%	168.3%	166.6%	155.8%
Other direct costs	106.9	102.7	68.3	66.6	55.8

Net service revenues	100.0	100.0	100.0	100.0	100.0
Cost of net service revenues	56.5	56.8	56.8	57.1	55.7

Gross profit	43.5	43.2	43.2	42.9	44.3
Equity in earnings of joint ventures	2.1	1.5	.5	.1	.1
General and administrative expenses	40.2	38.9	38.5	37.4	40.3	(1)
ESOP contribution and stock matches	1.2	1.5	1.0	.9	2.1	(2)

Income from operations	4.2	4.3	4.2	4.7	2.0	(1)(2)
Interest expense, net	1.0	1.3	1.3	1.4	1.2

Income before income taxes	3.2	3.0	2.9	3.3	.8	(1)(2)
Provision for income taxes	1.0	.4	.9	1.1	.3

Net income	2.2%	2.6%	2.0%	2.2%	.5	% (3)

(1)	Includes 1.6% attributable to fully vesting participants in our Performance Unit Plan, which has been terminated.

(2)
Includes 1.5% attributable to the fully vesting of participants in the Senior Executive Equity Investment Plan, which were previously being accrued ratably over a ten-year vesting period, and to reflect the change in the stock match percentage.

(3)	Includes, net of tax, 2.1% attributable to the full vesting of the Performance Unit Plan, the Senior Executive Equity Investment Plan stock match and the change in the stock match percentage.

        Six Months Ended March 31, 2002 and March 31, 2001

        Total Revenues.    For the first six months of fiscal 2002, revenues were $805.5 million, an increase of $88.3 million, or 12.3%, over the first half of fiscal 2001. Excluding revenues from operations acquired during fiscal 2001 and fiscal 2002, revenues were $737.2 million in the first six months of fiscal 2002, an increase from fiscal 2001 of 4.5%, or $31.5 million.

        Revenues in the Americas-Infrastructure Group were $350.7 million in the first six months of fiscal 2002, an increase of $35.8 million, of which $12.8 million were pass throughs, or 11.4%, over the first half of fiscal 2001. Excluding revenues from operations acquired during fiscal 2001 and fiscal 2002, revenues in the Americas-Infrastructure Group were $342.3 million in fiscal 2002, an increase of $29.8 million or 9.5%, over the first half of fiscal 2001 and can primarily be attributed to new contracts and increases in existing contracts as a result of various United States federal and state infrastructure initiatives, including the Transportation Equity Act for the 21st Century (TEA-21), and various U.S. environmental initiatives and programs.

        Revenues in the Americas-Facilities Group were $256.9 million in the first six months of fiscal 2002, a decrease of $17.2 million (including approximately $19.8 million of pass throughs), or 6.3%, from the first half of fiscal 2001. Excluding revenues from operations acquired during fiscal 2001 and fiscal 2002, revenues in the Americas-Facilities Group were $255.2 million in fiscal 2002, a decrease of $19.0 million, or 6.9% from fiscal 2001. The decrease in revenues was the result of a reduction in pass through costs due to the economic slowdown in the U.S. affecting the build out portion of the private sector business, offset in part by increases in other areas of this segment.

        Revenues in the Global Group were $197.8 million in the first six months of fiscal 2002, an increase of $70.5 million, or 55.4%, over the first half of fiscal 2001. Excluding revenues from operations acquired during fiscal 2001 and fiscal 2002, revenues in the Global Group were $139.8 million in the first six months of fiscal 2002, an increase of $21.5 million, or 18.2%, over fiscal 2001. The increase was due primarily to growth in our Hong Kong and China markets.

        Net Service Revenues.    For the first six months of fiscal 2002, net service revenues were $516.7 million, an increase of $86.8 million, or 20.2%, over the first half of fiscal 2001. Excluding net service revenues from operations acquired during fiscal 2001 and fiscal 2002, net service revenues were $462.1 million in the first half of fiscal 2002, an increase of $39.9 million, or 9.5%, over fiscal 2001.

        Net service revenues in the Americas-Infrastructure Group were $243.6 million in the first six months of fiscal 2002, an increase of $23.0 million, or 10.4%, over the first half of fiscal 2001. Excluding net service revenues from operations acquired during fiscal 2001 and fiscal 2002, net service revenues in the Americas-Infrastructure Group were $239.5 million in fiscal 2002, an increase of $20.5 million, or 9.4%, over fiscal 2001.

        Net service revenues in the Americas-Facilities Group were $107.5 million in the first six months of fiscal 2002, an increase of $2.3 million, or 2.5% over the first half of fiscal 2001. Excluding net service revenues from operations acquired during fiscal 2001 and fiscal 2002, net service revenues in the Americas-Facilities Group were $106.0 million in fiscal 2002, an increase of $1.1 million, or 1.1% over fiscal 2001.

        Net service revenues in the Global Group were $165.6 million in the first six months of fiscal 2002, an increase of $60.7 million, or 57.8%, over fiscal 2001. Excluding net service revenues from operations acquired during fiscal 2001 and fiscal 2002, net service revenues in the Global Group were $116.6 million in the first half of fiscal 2002, an increase of $19.2 million, or 19.7%, over fiscal 2001.

        Cost of Net Service Revenues.    For the first six months of fiscal 2002, cost of net service revenues was $288.5 million, an increase of $42.3 million, or 17.2%, over the first half of fiscal 2001. Excluding cost of net service revenues from operations acquired during fiscal 2001 and fiscal 2002, cost of net service revenues was $264.2 million in fiscal 2002, an increase of $21.8 million, or 9.0%, over fiscal 2001. The cost of net service revenues across our business segments was generally in line with the changes in net service revenues for our business segments.

        Cost of net service revenues for the Americas-Infrastructure Group was $130.7 million in the first six months of fiscal 2002, an increase of $9.8 million, or 8.1%, over the first half of fiscal 2001. Excluding cost of net service revenues from operations acquired during fiscal 2001 and fiscal 2002, cost of net service revenues for the Americas-Infrastructure Group was $128.7 million in fiscal 2002, an increase of $8.6 million, or 7.1%, over fiscal 2001.

        Cost of net service revenues for the Americas-Facilities Group was $60.9 million in the first six months of fiscal 2002, a decrease of $1.7 million, or 2.7% from the first six months of fiscal 2001. Excluding cost of net service revenues from operations acquired during fiscal 2001 and fiscal 2002, cost of net service revenues in the Americas-Facilities Group was $60.3 million in fiscal 2002, a decrease of $2.2 million, or 3.5% from fiscal 2001.

        Cost of net service revenues for the Global Group was $96.9 million in the first six months of fiscal 2002, an increase of $32.8 million, or 51.2%, over the first half of fiscal 2001. Excluding cost of net service revenues from operations acquired during fiscal 2001 and fiscal 2002, cost of net service revenues in the Global Group was $75.2 million in the first half of fiscal 2002, an increase of $14.1 million, or 23.2%, over fiscal 2001.

        Gross Profit.    Gross profit was up $44.5 million, or 24.2%, to $228.2 million in the first six months of fiscal 2002, from $183.7 million in fiscal 2001. Excluding gross profit from operations acquired during fiscal 2001 and 2002, gross profit was $197.8 million in the first half of fiscal 2002, an increase of $19.4 million, or 10.9%, over fiscal 2001. Gross profit as a percentage of net service revenues was 44.2% in the first half of fiscal 2002 compared to 42.7% in the first half of fiscal 2001.

        Gross profit for the Americas-Infrastructure Group was $112.9 million in the first six months of fiscal 2002, an increase of $13.3 million, or 13.3% over fiscal 2001. Excluding gross profit from operations acquired during fiscal 2001 and fiscal 2002, gross profit for the Americas-Infrastructure Group was $110.8 million in the first half of fiscal 2002, an increase of $12.0 million, or 12.1%, over fiscal 2001.

        Gross profit for the Americas-Facilities Group was $46.6 million in the first six months of fiscal 2002, an increase of $4.3 million, or 10.2% over the first half of fiscal 2001. Excluding gross profit from operations acquired during fiscal 2001 and fiscal 2002, gross profit in the Americas-Facilities Group was $45.6 million in fiscal 2002, an increase of $3.3 million, or 7.9% over fiscal 2001.

        Gross profit for the Global Group was $68.7 million in the first six months of fiscal 2002, an increase of $27.8 million, or 68.1%, over the first half of fiscal 2001. Excluding gross profit from operations acquired during fiscal 2001 and fiscal 2002, gross profit in the Global Group was $41.3 million in the first half of fiscal 2002, an increase of $5.0 million, or 13.8%, over fiscal 2001.

        Equity in Earnings of Joint Ventures.    Equity in earnings of joint ventures was $1.8 million in the first six months of fiscal 2002, a decrease of $.1 million from the first six months of fiscal 2001. Equity in earnings of joint ventures included $1.3 million for the six months ended March 31, 2002 and 2001, respectively, for our portion of fees billed by the joint ventures with respect to services performed by us.

        Equity in earnings of joint ventures for the Americas-Infrastructure Group was $.7 million in the first half of fiscal 2002, an increase of $.2 million from fiscal 2001.

        Equity in earnings of joint ventures for the Americas-Facilities Group was $1.1 million in the first half of fiscal 2002, a decrease of $.3 million from fiscal 2001.

        General and Administrative Expenses.    General and administrative expenses were $209.0 million in the first six months of fiscal 2002 which ended March 31, 2002, up $47.8 million, or 29.6%, from $161.2 million in the first half of fiscal 2001. Excluding general and administrative expenses relating to the acquisitions during fiscal 2001 and 2002, general and administrative expenses were $183.1 million in the first half of fiscal 2002, an increase of $24.8 million, or 15.6%, over fiscal 2001. The increase was spread over all our lines of business and results partly from annual salary increases effective January 1, 2002; however, $8.5 million related to a one-time charge to earnings relating to our decision to fully vest participants in our discontinued Performance Unit Plan. While we have recognized these expenses in the first quarter of fiscal 2002, our cash payments under the Performance Unit Plan will be made on the scheduled payment dates in fiscal 2003 through fiscal 2006. See “Management—Employee Benefit Plans—Performance Unit Plan.” General and administrative expenses also decreased by $5.0 million due to the discontinuance of the amortization of goodwill in fiscal 2002, the result of adopting FAS 142 which no longer permits the amortization of goodwill.

        General and administrative expenses as a percentage of total revenues was 25.9% in the first half of fiscal 2002, up from 22.5% in fiscal 2001. On a comparable basis, general and administrative expenses, excluding the $8.5 million charge and including the $5.0 million of goodwill not amortized, as a percentage of total revenues would have been 25.5% in the first half of fiscal 2002 up from 22.5% in the first half of fiscal 2001.

        General and administrative expenses as a percentage of net service revenues was 40.4% in the first half of fiscal 2002, up from 37.5% in fiscal 2001. On a comparable basis, general and administrative expenses, excluding the $8.5 million charge and including the $5.0 million of goodwill not amortized, as a percentage of net service revenues would have been 39.8% in fiscal 2002 up from 37.5% in fiscal 2001. In the second half of fiscal 2002 and beyond, we expect general and administrative expenses to increase due to the increased costs associated with becoming a public reporting company as well as increased insurance premium costs generally.

        ESOP Contribution and Stock Matches.    We accrued $10.9 million for stock matches in the first six months of fiscal 2002, compared to $4.0 million in the first six months of fiscal 2001. In anticipation of an IPO later in the fiscal year, the stock match in the first six months of fiscal 2002 included a one-time charge of $2.8 million to fully accrue stock matches relating to the Senior Executive Equity Investment Plan (SEEIP) purchases, which were previously being accrued ratably over a ten year vesting period, and a one-time charge of $4.5 million to reflect the change in the stock match percentage subsequent to March 31, 2002. The board of directors has approved a change to the previously announced 25% stock match percentage for fiscal 2002. The new percentage will be the greater of a 100% match on purchases of common stock and common stock units in the first quarter of fiscal 2002 or a 50% match on purchases during the first six months of fiscal 2002, ending March 31, 2002. After March 31, 2002, there will be no further stock matches.

        Income from Operations.    Higher gross profit, offset by higher general and administrative expenses, resulted in income from operations of $10.2 million, a decrease of $10.2 million from the $20.3 million of income in the first six months of fiscal 2001. Without the charge in fiscal 2002 for vesting participants in the Performance Unit Plan, the full accrual of the SEEIP match, and the increase in the match percentage, income from operations would have been $25.9 million. After removing goodwill amortization from the first half of fiscal 2001 as if SFAS No. 142 had been in effect during that period, income from operations in the first half of fiscal 2002 increased $1.2 million over the first half of fiscal 2001.

        Interest Expense.    Interest expense (net of $.6 million in interest income) in the first six months of fiscal 2002 was $6.0 million, a decrease of $.1 million, or 2%, over fiscal 2001 due to higher average balances offset by lower interest rates.

        Income Taxes.    Provision for income taxes was $1.4 million in the first half of fiscal 2002, compared to a provision of $4.7 million in fiscal 2001. The effective tax rate was 33.1% in fiscal 2002 and 33.1% in fiscal 2001.

        Net Income.    The factors described above resulted in a net income of $2.8 million in the first six months of fiscal 2002, compared to net income of $9.5 million in fiscal 2001. Net income in fiscal 2002 includes (net of taxes) a charge of $5.7 million for the vesting of participants in the discontinued Performance Unit Plan, and the full accrual of $4.9 million for the SEEIP match and the change in the stock match percentage. Without these charges, we would have reported net income of $13.4 million in the first half of fiscal 2002.

        Net Income Per Share—Basic.    Basic net income per share decreased $.29 per share from $.40 per share in the first half of fiscal 2001 to $.11 per share in fiscal 2002. The decrease is attributable to the recording of the charge for the vesting in the Performance Unit Plan ($.22 per share), the full accrual of the SEEIP match and the change in stock match percentage ($.19 per share), offset by increases in results from operations. Without these charges, we would have reported basic net income per share of $.52 per share.

        Fiscal years ended September 30, 2001 and September 30, 2000

        Total Revenues.    For fiscal 2001, revenues were $1,513.4 million, an increase of $133.6 million, or 9.7%, over fiscal 2000. Excluding revenues from operations acquired during fiscal 2000 and fiscal 2001, revenues were $1,138.0 million in fiscal 2001, a decrease from fiscal 2000 of 5.4%, or $64.9 million (of which approximately $118.0 million were pass throughs, offset by a net increase in revenues of $53.1 million in other areas across our business). As described below, all of the above decrease in revenues occurred in the Americas-Facilities Group while revenues in the Americas-Infrastructure Group increased. The decrease in revenues can be specifically attributed to the completion of a long-term outsourcing contract in April 2000 not fully replaced by the startup of a smaller contract later in fiscal 2000, the net of which resulted in a drop in revenues of $79.6 million (of which approximately $78.1 million were pass throughs), and a decrease in revenues of $67.1 million (of which approximately $57.3 million were pass throughs) caused by the economic downturn in the U.S. affecting private sector building, both of which were offset in part by net increases in revenues of $76.1 million in other areas across our business.

        Revenues in the Americas-Infrastructure Group were $683.4 million in fiscal 2001, an increase of $136.7 million, or 25.0%, over fiscal 2000. Excluding revenues from operations acquired during fiscal 2000 and fiscal 2001, revenues in the Americas-Infrastructure Group were $558.8 million in fiscal 2001, an increase of $72.1 million (of which approximately $21.8 million were pass throughs), or 14.8%, over fiscal 2000 and can primarily be attributed to new contracts and increases in existing contracts as a result of accelerated expenditures in various United States federal and state infrastructure initiatives, including the Transportation Equity Act for the 21st Century (TEA-21), and various U.S. environmental initiatives and programs.

        Revenues in the Americas-Facilities Group were $549.1 million in fiscal 2001 (including approximately $138.9 million of pass throughs), a decrease of $131.5 million, or 19.3%, from fiscal 2000. The decrease was attributable to the completion of the long-term outsourcing contract not fully replaced by the startup of a smaller contract and the decrease in private sector pass through revenues described above, offset in part by revenue increases in other areas of this segment.

        Revenues in the Global Group were $277.5 million in fiscal 2001, an increase of $126.1 million, or 83.4%, over fiscal 2000. Excluding revenues from operations acquired in fiscal 2001 and 2000, revenues in the Global Group were $19.4 million in fiscal 2001, a decrease of $15.2 million, or 44.0%, from fiscal 2000 resulting from cancellations and delays in projects in southeast Asia caused by the economic downturn in the region.

        Net Service Revenues.    For fiscal 2001, net service revenues were $899.2 million, an increase of $218.7 million, or 32.1%, over fiscal 2000. Excluding net service revenues from operations acquired during fiscal 2000 and fiscal 2001, net service revenues were $607.4 million in fiscal 2001, an increase of $53.1 million, or 9.6%, over fiscal 2000.

        Net service revenues in the Americas-Infrastructure Group were $468.6 million in fiscal 2001, an increase of $93.6 million, or 25.0%, over fiscal 2000. Excluding net service revenues from operations acquired during fiscal 2000 and fiscal 2001, net service revenues in the Americas-Infrastructure Group were $390.1 million in fiscal 2001, an increase of $50.4 million, or 14.8%, over fiscal 2000.

        Net service revenues in the Americas-Facilities Group were $198.7 million in fiscal 2001, an increase of $7.4 million, or 3.8%, over fiscal 2000.

        Net service revenues in the Global Group were $228.4 million in fiscal 2001, an increase of $115.4 million, or 102.1%, over fiscal 2000. Net service revenues in fiscal 2001 included $217.5 million attributable to acquisitions in fiscal 2000 and 2001.

        Cost of Net Service Revenues.    For fiscal 2001, cost of net service revenues was $511.2 million, an increase of $124.3 million, or 32.1%, over fiscal 2000. Excluding cost of net service revenues from operations acquired during fiscal 2000 and fiscal 2001, cost of net service revenues was $339.5 million in fiscal 2001, an increase of $27.5 million, or 8.8%, over fiscal 2000. The cost of net service revenues across our business segments was generally in line with the changes in net service revenues for our business segments.

        Cost of net service revenues for the Americas-Infrastructure Group was $251.7 million in fiscal 2001, an increase of $50.1 million, or 24.9%, over fiscal 2000. Excluding cost of net service revenues from operations acquired during fiscal 2000 and fiscal 2001, cost of net service revenues for the Americas-Infrastructure Group was $213.5 million in fiscal 2001, an increase of $28.0 million, or 15.1%, over fiscal 2000.

        Cost of net service revenues for the Americas-Facilities Group was $116.6 million in fiscal 2001, an increase of $2.2 million, or 1.9%, over fiscal 2000.

        Cost of net service revenues for the Global Group was $142.8 million in fiscal 2001, an increase of $72.0 million, or 101.5%, over fiscal 2000. Cost of net revenues in fiscal 2001 consisted predominantly of the cost of net revenues attributable to acquisitions in fiscal 2000 and 2001.

        Gross Profit.    Gross profit was up $94.4 million, or 32.2%, to $388.0 million in fiscal 2001 from $293.6 million in fiscal 2000. Excluding gross profit from operations acquired during fiscal 2000 and 2001, gross profit was $267.9 million in fiscal 2001, an increase of $25.6 million, or 10.6% over fiscal 2000. Gross profit as a percentage of net service revenues was 43.2% in both fiscal 2001 and fiscal 2000.

        Gross profit for the Americas-Infrastructure Group was $216.9 million in fiscal 2001, an increase of $43.5 million, or 25.1%, over fiscal 2000. Excluding gross profit for operations acquired during fiscal 2000 and fiscal 2001, gross profit for the Americas-Infrastructure Group was $176.6 million in fiscal 2001, an increase of $22.3 million, or 14.5%, over fiscal 2000.

        Gross profit for the Americas-Facilities Group was $82.1 million in fiscal 2001, an increase of $5.2 million, or 6.7%, from fiscal 2000.

        Gross profit for the Global Group was $85.6 million in fiscal 2001, an increase of $43.4 million, or 103.1%, over fiscal 2000. Gross profit in fiscal 2001 consisted primarily of the gross profit attributable to the acquisitions in fiscal 2000 and 2001.

        Equity in Earnings of Joint Ventures.    Equity in earnings of joint ventures was $4.3 million in fiscal 2001, down $6.3 million from the $10.6 million in fiscal 2000. Equity in earnings of joint ventures included $3.2 million and $7.0 million for fiscal 2001 and 2000, respectively, for our portion of fees billed by the joint ventures with respect to services performed by us.

        Equity in earnings of joint ventures for the Americas-Infrastructure Group was $1.1 million in fiscal 2001, a decrease of $.4 million from fiscal 2000.

        Equity in earnings of joint ventures for the Americas-Facilities Group was $3.2 million in fiscal 2001, a decrease of $5.9 million from fiscal 2000. The decrease was primarily the result of concluding a project in late fiscal 2000, with no equivalent replacement in fiscal 2001.

        General and Administrative Expenses.    General and administrative expenses were $346.1 million in fiscal 2001, up $81.6 million, or 30.8%, from $264.6 million in fiscal 2000. Excluding general and administrative expenses relating to the acquisitions during fiscal 2000 and 2001, general and administrative expenses were $249.5 million in fiscal 2001, an increase of $27.1 million, or 12.2%, over fiscal 2000. Approximately $8.8 million of the increase related to an increased reserve for revenues previously recognized on a percentage of completion basis and unreimbursed contract costs on contracts completed in prior years at one of our operating companies. General and administrative expenses also increased by $4.1 million due to an increase in amortization of goodwill ($9.9 million in fiscal 2001) over 2000 primarily as a result of a full years amortization of goodwill relating to the acquisitions in April 2000. General and administrative expenses as a percentage of net service revenues was 38.5% in fiscal 2001, compared to 38.9% in fiscal 2000. In fiscal 2002, we expect general and administrative expenses to increase due to the increased costs associated with becoming a public reporting company and due to the accelerated vesting of participants’ awards under our Performance Unit Plan. In the first quarter of fiscal 2002, we terminated our Performance Unit Plan and fully vested all participants at the projected level of each participant’s target award based on estimated performance for calendar year 2002, which will be offset in part by no longer amortizing goodwill as required under FASB Statement 142. While we will recognize these expenses in fiscal 2002, our cash payments under the Performance Unit Plan will be made on the scheduled payment dates in fiscal 2003 through fiscal 2006. See “Management—Employee Benefit Plans—Performance Unit Plan.”

        ESOP Contribution and Stock Matches.    We accrued $8.4 million for stock matches in fiscal 2001, compared to $10.0 million in fiscal 2000 which included $4.5 million related to cumulative stock purchases under our Senior Executive Equity Investment Plan.

        Income from Operations.    Higher gross profit, partially offset by higher general and administrative expenses, resulted in income from operations of $37.8 million, an increase of $8.2 million, or 27.6%, over fiscal 2000.

        Interest Expense.    Interest expense (net of $1.3 million interest income in fiscal 2001) was $11.6 million in fiscal 2001, an increase of $2.8 million, or 31.8%, over fiscal 2000. The increase is the result of slightly lower (.3%) average interest rates in fiscal 2001 on $57.0 million higher average borrowings (a large portion of which was due to borrowing to consummate acquisitions), net of $.4 million of additional interest income in 2001 on notes receivable from stockholders under our Senior Executive Equity Investment Plan.

        Income Taxes.    Provision for income taxes was $8.6 million in fiscal 2001, an increase of $5.5 million over fiscal 2000, resulting from an increase in our effective tax rate of 33.0% in fiscal 2001 versus 15.0% in fiscal 2000. The low effective tax rate in fiscal 2000 was primarily the result of a one-time recognition of research and development tax credits relating to fiscal years prior to fiscal 2000 and foreign tax attributes, primarily the result of acquiring operations in Hong Kong with lower tax rates compared to the U.S.

        Net Income.    The factors described above resulted in net income of $17.6 million in fiscal 2001 compared to $17.7 million in fiscal 2000, a .9% decrease. Although income from operations increased by $8.2 million, an increase in net interest expense of $2.8 million and increased provision for income taxes of $5.5 million resulted in a decrease in net income of $.2 million.

        Net Income Per Share—Basic.    Basic net income per share decreased $.19 per share from $.94 per share in fiscal 2000 to $.75 per share in fiscal 2001. The decrease can largely be attributed to the increase in reserves for revenues previously recognized on a percentage-of-completion basis and unreimbursed contract costs in fiscal 2001 which resulted in a decrease of $.25 per share and the increase in the effective tax rate from 15.0% in fiscal 2000 (the reasons for the tax rate in fiscal 2000 are described above) to 33.0% in fiscal 2001 which caused a decrease of $.20 per share, offset in part by the non-recurrence of the $4.5 million of Senior Executive Equity Investment Plan stock matches in fiscal 2000, which added $.13 per share.

        Fiscal years ended September 30, 2000 and September 30, 1999

        Total Revenues.    For fiscal 2000, revenues were $1,379.8 million, an increase of $401.4 million, or 41.0%, over fiscal 1999. Approximately $176.8 million of this increase is attributable to the acquisitions in April 2000. The increase in revenues attributable to the acquisitions included $68.0 million in the Americas-Infrastructure Group, $53.1 million in the Americas-Facilities group and $116.8 million in the Global Group. Excluding revenues from operations acquired during fiscal 2000 and fiscal 1999, revenues were $1,141.8 million in fiscal 2000, an increase from fiscal 1999 of 20.2%, or $192.0 million. Of this increase, approximately $101.5 million related to pass through revenues, while $66.6 million was primarily due to increased revenues from the Americas-Infrastructure Group and the remaining $23.9 million was due to increased revenues within the Americas-Facilities and Global Groups.

        Revenues in the Americas-Infrastructure Group were $546.7 million in fiscal 2000, an increase of $134.6 million, or 32.7%, over fiscal 1999. Excluding revenues from acquisitions in fiscal 2000 and 1999, revenues in the Americas-Infrastructure Group were $478.7 million, an increase of $66.6 million (of which approximately $22.2 million were pass through revenues), or 16.2%, over fiscal 1999. The increase was due to new contracts and increases in existing contracts as a result of accelerated expenditures for United States federal and state infrastructure projects, particularly in the rail and transit sector.

        Revenues in the Americas-Facilities Group were $680.6 million in fiscal 2000, an increase of $147.7 million (of which approximately $120.7 million were “pass throughs”), or 27.7%, over fiscal 1999. Excluding revenues from operations acquired during fiscal 2000 and fiscal 1999, revenues in the Americas-Facilities Group were $627.5 million in fiscal 2000, an increase of $94.6 million (with a corresponding increase of approximately $101.5 million in pass through revenues), or 17.9%, over fiscal 1999. The increase in Americas-Facilities Group revenue was due primarily to increased private sector activity in industrial and technical projects that resulted in revenue increases of $81.2 million (of which approximately $67.5 million were pass through revenues) as well as the startup of an outsourcing contract in fiscal 2000, together with the completion of a larger outsourcing contract, that resulted in a net increase of $31.1 million (of which approximately $30.2 million were pass through revenues).

        Revenues in the Global Group were $151.3 million in fiscal 2000, an increase of $118.4 million over fiscal 1999. Virtually all of the increase is attributable to an acquisition in April 2000.

        Net Service Revenues.    For fiscal 2000, net service revenues were $680.5 million, an increase of $207.7 million, or 43.9%, over fiscal 1999. Excluding net service revenues from operations acquired during fiscal 2000 and fiscal 1999, net service revenues were $513.3 million in fiscal 2000, an increase of $59.3 million, or 13.1%, over fiscal 1999.

        Net service revenues in the Americas-Infrastructure Group were $375.0 million in fiscal 2000, an increase of $86.9 million, or 30.1%, over fiscal 1999. Excluding net service revenues from operations acquired during fiscal 2000 and fiscal 1999, net service revenues in the Americas-Infrastructure Group increased $44.4 million, or 15.4%, over fiscal 1999.

        Net service revenues in the Americas-Facilities Group were $191.4 million in fiscal 2000, an increase of $27.0 million, or 16.5%, over fiscal 1999. Excluding net service revenues from operations acquired during fiscal 2000 and fiscal 1999, net service revenues in the Americas-Facilities Group decreased $6.8 million, or 4.2%, from fiscal 1999.

        Net service revenues in the Global Group were $113.0 million in fiscal 2000, an increase of $93.2 million over fiscal 1999. Virtually all of the increase is attributable to the acquisition in April 2000.

        Cost of Net Service Revenues.    For fiscal 2000, cost of net service revenues was $386.9 million, an increase of $120.0 million, or 44.9%, over fiscal 1999. Approximately $74.9 million of this increase was attributable to the acquisitions in April 2000. Excluding cost of net service revenues from operations acquired during fiscal 2000 and fiscal 1999, cost of net service revenues was $283.8 million in fiscal 2000, an increase of $29.7 million, or 11.7%, over fiscal 1999. The cost of net service revenues across our business segments was generally in line with the changes in net service revenues for our business segments.

        Cost of net service revenues for the Americas-Infrastructure Group was $201.6 million in fiscal 2000, an increase of $46.7 million, or 30.2%, over fiscal 1999. Excluding cost of net service revenues from operations acquired during fiscal 2000 and fiscal 1999, cost of net service revenues for the Americas-Infrastructure Group was $180.0 million in fiscal 2000, an increase of $25.2 million, or 16.3%, over fiscal 1999.

        Cost of net service revenues for the Americas-Facilities Group was $114.4 million in fiscal 2000, an increase of $13.1 million, or 12.9%, over fiscal 1999. Excluding cost of net service revenues from operations acquired during fiscal 2000 and fiscal 1999, cost of net service revenues for the Americas-Facilities Group was $91.7 million in fiscal 2000, a decrease of $9.6 million, or 9.5%, from fiscal 1999.

        Cost of net service revenues for the Global Group was $70.9 million in fiscal 2000, an increase of $60.1 million over fiscal 1999. Virtually all of the increase in the Global Group is attributable to an acquisition in April 2000.

        Gross Profit.    Gross profit increased $87.7 million, or 42.6%, to $293.6 million in fiscal 2000 from $205.9 million in fiscal 1999. Gross profit as a percentage of net service revenues was 43.2% in fiscal 2000 compared to 43.5% in fiscal 1999. Excluding gross profit from operations acquired during fiscal 2000 and fiscal 1999, gross profit was $229.5 million in fiscal 2000, an increase of $29.6 million, or 14.8%, over fiscal 1999.

        Gross profit for the Americas-Infrastructure Group was $173.4 million in fiscal 2000, an increase of $40.1 million, or 30.1%, over fiscal 1999. Excluding gross profit from operations acquired during fiscal 2000 and fiscal 1999, gross profit for the Americas-Infrastructure Group was $152.6 million in fiscal 2000, an increase of $19.3 million, or 14.5%, over fiscal 1999. Gross profit for the Americas-Facilities Group was $76.9 million in fiscal 2000, an increase of $13.9 million, or 22.0%, over fiscal 1999. Excluding gross profit from operations acquired during fiscal 2000 and fiscal 1999, gross profit for the Americas-Facilities Group was $65.8 million in fiscal 2000, an increase of $2.7 million, or 4.3%, over fiscal 1999. Gross profit for the Global Group was $42.1 million in fiscal 2000, an increase of $33.2 million over fiscal 1999.

        Equity in Earnings of Joint Ventures.    Equity in earnings of joint ventures was $10.6 million in fiscal 2000, up $0.6 million from the $10.0 million recorded in fiscal 1999. Equity in earnings of joint ventures included $7.0 million and $8.3 million for fiscal 2000 and 1999, respectively, for our portion of fees billed by the joint ventures with respect to services performed by us.

        Equity in earnings of joint ventures for the Americas-Infrastructure Group was $1.5 million in fiscal 2000, a decrease of $1.9 million from fiscal 1999. This decrease results from the closeout of two large infrastructure projects.

        Equity in earnings of joint ventures for the Americas-Facilities Group was $9.1 million in fiscal 2000, an increase of $2.5 million from fiscal 1999. The increase was primarily the result of earning full performance fees at the conclusion of one project, and, to a lesser degree, increased scope of work on another project resulting in increased earnings.

        General and Administrative Expenses.    General and administrative expenses were $264.6 million in fiscal 2000, up $74.4 million, or 39.1%, from $190.2 million in fiscal 1999. Excluding general and administrative expenses from operations acquired during fiscal 2000 and fiscal 1999, general and administrative expenses were $214.4 million in fiscal 2000, an increase of $27.9 million, or 15.0%, over fiscal 1999. General and administrative expenses also increased by $3.5 million due to an increase in amortization of goodwill ($5.8 million in fiscal 2000) over fiscal 1999, which was primarily the result of amortizing goodwill relating to the acquisitions in April 2000. General and administrative expenses as a percentage of net service revenues were 38.9% in fiscal 2000 compared to 40.2% in fiscal 1999.

        ESOP Contribution and Stock Matches.    We accrued $10.0 million for stock matches in fiscal 2000, including $4.5 million related to cumulative stock purchases under our Senior Executive Equity Investment Plan, compared to $5.8 million in fiscal 1999.

        Income from Operations.    Higher gross profit, partially offset by higher general and administrative expenses, resulted in income from operations being $29.6 million, or 49.0% higher in fiscal 2000 than in fiscal 1999. Approximately $7.9 million of the increase in income from operations was from the acquisitions in April 2000.

        Interest Expense.    Interest expense (net of $.9 million interest income in fiscal 2000) was $8.8 million in fiscal 2000, an increase of $3.9 million, or 81.2%, over fiscal 1999. The increase is the result of slightly higher (.7%) average interest rates in 2000 and $51.7 million higher average borrowings (a large portion of which was to fund acquisitions), net of $.2 million more accrued interest income in fiscal 2000 from stockholders’ notes under our Senior Executive Equity Investment Plan.

        Income Taxes.    Provision for income taxes was $3.1 million in fiscal 2000, a decrease of $1.3 million, or 29.9%, versus fiscal 1999, resulting from a decrease in the combined effective tax rate of 15.0% in fiscal 2000 versus 29.6% in fiscal 1999. The low effective tax rate in fiscal 2000 was primarily the result of a one-time recognition of research and development tax credits relating to fiscal years prior to fiscal 2000 and foreign tax attributes, primarily the result of acquiring operations in Hong Kong with lower tax rates compared to the U.S.

        Net Income.    These factors resulted in a net income of $17.7 million in 2000, compared to $10.6 million in fiscal 1999, a 67.4% increase over fiscal 1999. Net income increased by $7.1 million due to a $1.3 million reduction in provision for income taxes and increased income from operations of $9.7 million, the latter offset in part by increased interest expense of $3.9 million.

Quarterly Results of Operations

        Management internally analyzes the results of our operations using financial reports that differ from our financial statements using two non-GAAP measures. Other direct costs are segregated from cost of revenues resulting in net service revenues, which is a measure of work performed by our employees. In addition, compensation expense associated with the non-cash ESOP contribution and stock matches, which would be included in both cost of revenues and general and administrative expenses for GAAP purposes, is segregated as shown below because it is considered a function of the level of stock purchased by employees and not a cost of work performed. These changes have the effect of modifying GAAP gross profit.

        The following table shows, for the periods indicated, selected data from our consolidated statements of income. This selected data has been derived from our unaudited consolidated financial statements, and we believe, includes all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of the results of operations for these periods.

        The fourth quarter of our fiscal year is typically our strongest quarter. Within the U.S., net service revenues are usually the highest in this quarter, generally the result of milder weather conditions, which allows significantly more productivity from our civil engineering and inspection services and our construction and project management services, which typically expand during the high construction season of the summer months. We also tend to work significantly more overtime during the summer to make up for other periods when the weather shortens the work days. In addition, we find that the U.S. federal government tends to authorize more work during the period preceding the end of its fiscal year at September 30, and the expiration of many budgetary authorizations. Conversely, many U.S. state governments whose fiscal years end on June 30 tend to accelerate spending during the first quarter of their fiscal year when new funding budgets become available. Our general and administrative expenses also tend to be at lower levels during the fourth quarter when we typically cut back on marketing costs and, to a lesser degree, experience increased use of vacation accruals by our employees.

        This unaudited selected quarterly financial data should be read in conjunction with the consolidated financial statements and notes included elsewhere in this proxy statement/prospectus. Our operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

	Three Months Ended
	June 30, 2000 (1)	Sept. 30, 2000 (2)	Dec. 31, 2000	March 31, 2001	June 30, 2001 (3)	Sept. 30, 2001	Dec. 31, 2001 (4)	March 31, 2002
	(in thousands)
Total revenues	$360,404	$391,658	$347,850	$369,387	$395,045	$401,108	$391,251	$414,279
Other direct costs	162,635	180,362	140,949	146,359	164,164	162,731	144,433	144,375

Net service revenues	197,769	211,296	206,901	223,028	230,881	238,377	246,818	269,904
Cost of net service revenues	110,010	125,814	116,476	129,739	133,285	131,661	139,832	148,652

Gross profit	87,759	85,482	90,425	93,289	97,596	106,716	106,986	121,252
Equity in earnings of joint ventures	2,584	3,482	1,047	837	1,574	817	1,458	311
General and administrative expenses	79,368	73,916	81,161	80,070	97,604	87,301	103,563	105,434
ESOP contribution and stock matches	2,197	2,196	1,948	2,072	2,008	2,361	9,400	1,451

Income (loss) from operations	8,778	12,852	8,363	11,984	(442)	17,871	(4,519)	14,678
Interest expense, net	3,605	2,922	2,415	3,713	3,119	2,326	2,769	3,213

Income (loss) before income taxes	5,173	9,930	5,948	8,271	(3,561)	15,545	(7,288)	11,465
Income taxes (credit)	1,417	(701)	1,964	2,740	(1,198)	5,141	(2,405)	3,783

Net income (loss)	$ 3,756	$ 10,631	$ 3,984	$ 5,531	$ (2,363)	$ 10,404	$ (4,883)	$ 7,682

(1)
The third quarter of fiscal 2000 includes the acquisitions in April 2000 of Metcalf & Eddy and the Maunsell Group. The decrease in the effective tax rate reflects the acquisition of the Maunsell Group operations in Hong Kong, which has lower tax rates than in the United States.

(2)
The fourth quarter of fiscal 2000 reflects a negative provision for income taxes and effective tax rate resulting from the one-time recognition of tax credits relating to fiscal years prior to fiscal 2000 and foreign tax attributes.

(3)
The third quarter of fiscal 2001 includes $8.8 million of increased reserves for revenues previously recognized on a percentage of completion basis and unreimbursed contract costs on contracts completed in prior fiscal years at one of our operating companies.

(4)
The first quarter of fiscal 2002 includes charges of $8.5 million to fully vest participants in our discontinued Performance Unit Plan, $2.8 million to fully accrue stock matches relating to the Senior Executive Equity Investment Plan, which were previously being accrued ratably over a ten-year vesting period, and $4.5 million to reflect the change in the stock match percentage.

Liquidity and Capital Resources

        Cash Flows.    We have historically relied on cash flow from operations, proceeds from sales of stock to our employees and credit facilities to satisfy our capital requirements. In the future, we may need to raise additional funds through public or private debt or equity financings in order to:

•	take advantage of opportunities, including more rapid expansion;

•	acquire businesses; or

•	respond to competitive pressures.

        At March 31, 2002, cash and cash equivalents, other than cash in consolidated joint ventures, were $24.8 million, a decrease of $1.2 million from September 30, 2001. Our working capital increased by $3.6 million to $158.3 million at March 31, 2002.

        At September 30, 2001, cash and cash equivalents, other than cash in consolidated joint ventures, were $26.0 million, a decrease of $18.7 million from September 30, 2000. Our working capital at September 30, 2001 increased by $19.7 million to $154.8 million at September 30, 2001, primarily due to the acquisitions in fiscal 2001 and increased accounts receivable, net of contract advances and costs and fees billed, unearned, (resulting from increased revenue and an increase in the number of days receivables outstanding) which were not fully offset by increases in accounts payable and accrued expenses.

        Net cash used by operating activities was $3.5 million for the six months ended March 31, 2002, a change of $29.4 million from the net cash used by operating activities of $32.9 million for the six months ended March 31, 2001. This change was primarily attributable to a smaller increase, totaling $26.9 million, in accounts receivable and costs and fees earned, unbilled compared to last year, excluding receivables acquired in acquisitions, in addition to a smaller decrease of $26.2 million in accounts payable and accrued expenses compared to the same period last year offset by a smaller increase totaling $15.7 million in contract advances and costs and fees billed, unearned in the previous year. A portion of the increase in billed receivables and some of the decrease in contract advances at March 31, 2002, was a result of delays in payment processing by some of our government clients, which we believe was due to reduced tax receipts. Net cash used by investing activities was $19.8 million for the six months ended March 31, 2002, up from $10.3 million in the six months ended March 31, 2001, primarily as a result of cash used for additions to property and equipment associated with the move of our Los Angeles offices. Net cash provided by financing activities was $23.2 million for the six months ended March 31, 2001, an increase of $20.2 million from the $3.0 million provided by financing activities in the six months ended March 31, 2001. This included an increase in short-term bank borrowings of $29.8 million in the six months ended March 31, 2002 versus net borrowings of $9.8 million in the six months ended March 31, 2001.

        Net cash used by operating activities was $10.5 million for the year ended September 30, 2001, a change of $24.9 million from the net cash provided by operating activities of $14.4 million for the year ended September 30, 2000. This change was primarily attributable to an increase in accounts receivable and costs and fees earned, unbilled totaling $36.9 million over the prior year, excluding receivables acquired in acquisitions. We believe that a portion of the increase in accounts receivable resulted from delays in payment processing by many of our government clients due to reduced tax receipts and the events that occurred on September 11, 2001. Net cash used by investing activities was $28.2 million for the year ended September 30, 2001, a decrease of $31.6 million from the year ended September 30, 2000, primarily as a result of cash used for acquisitions being $38.2 million lower in fiscal 2001 than in fiscal 2000, offset by an increase in capital expenditures of $7.8 million. Net cash provided by financing activities was $15.5 million for the year ended September 30, 2001, a decrease of $61.4 million from the year ended September 30, 2000. This included private placements of senior notes of $21.0 million in fiscal 2001 versus $35.0 million in fiscal 2000 and a reduction in short-term bank borrowings of
$8.8 million in fiscal 2001 versus net borrowings of $35.8 million in fiscal 2000, offset in part by an increase in mortgage notes of $2.5 million and an exchange of common stock for promissory notes of $2.1 million in fiscal 2001 relating to the merger with the Maunsell Group in fiscal 2000.

        Working Capital.     Accounts receivable and costs and fees earned, unbilled grew by $25.1 million at March 31, 2002 over the balances at September 30, 2001. The growth was the result of a slight increase in revenue-per-day, excluding acquisitions, an increase of $27.8 million resulting from acquisitions and a $1.8 million growth in claims and requests for equitable adjustments on U.S. government projects offset by a decrease in the number of days that receivables were outstanding, excluding acquisitions. As compared to September 30, 2001, increases in accounts receivable and costs and fees earned, unbilled coupled with smaller increases in accounts payable and accrued expenses at the end of March 31, 2002 are typical for our business operations. The increases in receivables during the first half of fiscal 2002 were also somewhat affected by the delays in payments by our government clients as a result of reduced tax receipts.

        Accounts receivable and costs and fees earned, unbilled grew by $75.0 million at September 30, 2001 over the prior year end. The growth was the result of a slight increase in revenue-per-day during the year, an increase in the number of days that receivables were outstanding compared to the previous year, excluding acquisitions, some of which can be attributed to delays in payment processing by many of our government clients as a result of reduced tax receipts and the events of September 11, 2001, an increase of $14.0 million in receivables resulting from acquisitions and a $7.5 million growth in claims and requests for equitable adjustments on U.S. government projects.

        Although our statements of income for the fiscal year ended September 30, 2001 and the first six months of fiscal 2002 reflect significant increases in gross profits as compared to comparable prior periods, these did not convert directly into cash flows from operations due to: (1) significant increases in general and administrative expenses as a result of increased revenues; and (2) the effects, among others, of reduced state tax receipts on the increase in the number of days that receivables are outstanding, which were not fully offset by increases in accounts payable and accrued expenses. Continued growth in revenues and future acquisitions will require additional working capital. We believe that the increase in the number of days receivables are outstanding since September 30, 2001, will not have a material adverse effect on our financial resources.

        Collections of receivables subsequent to our most recent balance sheet on March 31, 2002 have followed normal patterns for this period. Days that receivables are outstanding generally range from 85 to 95 days with the average number of days outstanding at March 31, 2002 being 91. Customer concentrations of receivables tend to follow our client distribution as shown on page 52. With such a wide distribution of customers across private and government enterprises which are disbursed geographically across the U.S. and outside the U.S., we do not believe that a concentration exists that would pose a potential collection issue. In making acquisitions, we thoroughly analyze the receivables to be acquired and fully provide for questionable accounts at the date of acquisition. We have not experienced significant collection problems subsequent to the date of our acquisitions.

        As in many service companies whose revenues depend to a great extent on billable labor hours, most of our charges are invoiced following the end of the month in which the hours have been worked, the majority usually within 15 days. Other direct costs are normally billed along with the labor hours, however, as opposed to salary costs which are generally paid every two weeks in the U.S. and monthly in certain countries outside the U.S., other direct costs are generally not paid until we receive payment (in some cases advances) from our customer.

        Borrowings and Lines of Credit.    We have $116 million of senior unsecured fixed-rate notes outstanding and issued as follows:

•	$21 million of 6.47% senior unsecured notes due October 7, 2006 with equal annual principal payments of $7.0 million commencing October 7, 2004;

•	$60 million of 6.93% senior unsecured notes due June 9, 2008 with equal annual principal payments of $8.6 million commencing June 9, 2002; and

•	$35 million of 8.38% senior unsecured notes due April 14, 2012 with equal annual principal payments of $7.0 million commencing April 14, 2008.

        The 6.47% senior unsecured notes were issued under a three-year, $75 million uncommitted shelf facility with the Prudential Capital Group. We currently have $54 million available under this facility which expires at the earlier of July 2004 or the date on which the remaning availability is used. At any time prior to this expiration, we can request to issue long-term debt under this facility. The interest rate on these notes will reflect our credit standing as well as prevailing market rates of interest at the time of issuance.

        Interest on all of the notes are payable either quarterly or semiannually in arrears, and all of the notes are subject to restrictive covenants, including a minimum interest coverage ratio, minimum fixed charge coverage ratio, maximum consolidated debt ratios and minimum consolidated net worth levels.

        We have an unsecured committed line of credit with a syndicate of banks led by Bank of America, N.A. for $130 million, consisting of a maximum of $120 million available for funded debt and financial letters of credit and $10 million for performance letters of credit. The line of credit expires on May 31, 2004. At March 31, 2002, we had borrowed $64.8 million and the bank had issued $1.9 million of financial letters of credit on our behalf under the $120 million revolver and $21.3 million of performance letters of credit on our behalf. At March 31, 2002, $20.8 million of the remaining $53.0 million unused under the line was available for funding as a result of a limit on the maximum funded debt available based on our leverage ratio covenant. The line of credit provides for interest at either the bank’s base rate or 1.75% over the Interbank Offered Rate (“IBOR”), reducing in steps (to a maximum reduction of .75%) as specified leverage ratios are attained. The variable percentage depends on our leverage ratio at the end of the preceding quarter. At March 31, 2002, the variable percentage under the line of credit for the IBOR borrowing was 1.63%, and the effective borrowing rate was 3.66% per annum. We are required to comply with financial and other covenants, including limitations on the incurrence of debt, dividends and similar distributions and maintenance of minimum fixed charge coverage ratios and minimum consolidated net worth levels.

        Commitments and Contingencies.    Other than normal property and equipment additions and replacements and commitments under our Performance Unit Plan, we currently do not have any significant capital expenditures or outlays planned. If we acquire any additional business in the future, however, additional working capital may be required.

        We are contingently liable in the amount of approximately $30.0 million under standby letters of credit issued primarily in connection with general and professional liability insurance programs and for payment and performance guarantees relating to domestic and overseas contracts. In addition, in some instances we guarantee that a project, when complete, will achieve specified performance standards. If the project subsequently fails to meet guaranteed performance standards, we may either incur significant additional costs or be held responsible for the costs incurred by the client to achieve the required performance standards.

        We believe that our internally generated funds and amounts that are expected to be available to us under our uncommitted facility and line of credit are adequate to provide for our currently identifiable working capital requirements, including our commitments and contingencies, for at least the next 12 months.

Critical Accounting Policies

        Our financial statements are presented in accordance with accounting principles generally accepted in the United States. Highlighted below are the accounting policies that management considers significant to the understanding and operations of our business.

        Revenue Recognition

        Contract revenues are recognized on the percentage-of-completion method, measured generally by the ratio of direct labor dollars incurred to date to the total estimated direct labor dollars at completion for each contract. We include other direct costs (for example, third party field labor, subcontractors, or the procurement of materials or equipment) in contract revenues when the costs of these items are incurred and we are responsible for the ultimate acceptability. We consider the percentage-of-completion method to be the best available measure of progress on these contracts. Changes in job performance, job conditions and estimated profitability, including those arising from final contract settlements, may result in revisions to estimated costs and revenues and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

        In the ordinary course of business, at a minimum on a quarterly basis, we prepare updated estimates of the total forecasted revenue, cost and profit or loss for each contract. The cumulative effect of revisions in estimates of the total forecasted revenue and costs, including unapproved change orders and claims, during the course of the work is reflected in the accounting period in which the facts that caused the revision become known. The financial impact of these revisions to any one contract is a function of both the amount of the revision and the percentage of completion of the contract.

        Claims Recognition

        Claims are amounts in excess of the agreed contract price (or amounts not included in the original contract price) that we seek to collect from customers or others for delays, errors in specifications and designs, contract terminations, change orders in dispute or unapproved as to both scope and price or other causes of unanticipated additional costs. We record claims in accordance with paragraph 65 of the American Institute of Certified Public Accountants Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”. This statement of position states that recognition of amounts related to claims as additional contract revenue is appropriate only if it is probable that the claims will result in additional contract revenue and if the amount can be reliably estimated. Those two requirements are satisfied by management’s determination of the existence of all of the following conditions: the contract or other evidence provides a legal basis for the claim; additional costs are caused by circumstances that were unforeseen at the contract date and are not the result of deficiencies in the contractor’s performance; costs associated with the claim are identifiable or otherwise determinable and are reasonable in view of the work performed; and the evidence supporting the claim is objective and verifiable. If such requirements are met, revenue from a claim is recorded to the extent that contract costs relating to the claim have been incurred. The amounts recorded, if material, are disclosed in the notes to the financial statements. Costs attributable to claims are treated as costs of contract performance as incurred. At September 30, 2000 and 2001 and March 31, 2002, we recorded claims and outstanding requests for equitable adjustments for U.S. Federal Government projects totaling $13.0 million, $20.5 million and $22.3 million, respectively.

        Cost and Fees Earned, Unbilled/Costs and Fees Billed, Unearned

        Cost and fees earned, unbilled represents the excess of contract costs and profits (or contract revenue) recognized to date on the percentage of completion accounting method over billings to date on the remainder of the contract. Unbilled work results when (1) the appropriate contract revenue amount has been recognized in accordance with the percentage of completion accounting method, but a portion of the revenue recorded cannot be billed currently due to the billing terms defined in the contract or the billing system does not accommodate billing until after the close of the accounting period in which the revenue is earned and/or (2) costs, recorded at estimated realizable value, related to claims are incurred.

        Costs and fees billed, unearned represent the excess of billings to date, as allowed under the terms of a contract, over the amount of contract costs and profits (or contract revenue) recognized to date on the percentage of completion accounting method on certain contracts.

        Investments in Unconsolidated Joint Ventures

        We establish arrangements with other service providers to provide turnkey architecture, engineering, program management, construction management and operations and maintenance services through joint ventures. These joint ventures, the combination of two or more partners, are generally formed for a specific project. Management of the joint venture is controlled by the joint venture executive committee which is comprised of a representative of each joint venture partner with equal voting rights, irrespective of the ownership percentage, which is generally the percentage split of work to be performed by each joint venture partner. The executive committee provides management oversight and assigns work efforts to the joint venture partners. We account for these non-controlled joint ventures on the equity method. Services performed by us and billed to the joint ventures with respect to work done by us for third party customers are recorded as our revenues in the period such services are rendered. In certain joint ventures, a fee is added to the respective billings from us and the other joint venture partners on the amounts billed to third party customers. These fees result in earnings to the joint venture and are split with each of the joint venture partners and paid to the joint venture partners upon collection from the third party customer. We record our allocated share of these fees as equity in earnings of joint ventures.

        Under these arrangements, if one partner is financially unable to complete its share of the contract, the other partners will be required to complete those activities. We generally only enter into joint venture arrangements with partners who are reputable, financially sound and who carry appropriate levels of surety bonds for the project to adequately assure completion of their assignment.

        Income Taxes

        Valuation Allowance.    Deferred income taxes are provided on the liability method whereby deferred tax assets and liabilities are established for the difference between the financial reporting and income tax basis of assets and liabilities, as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

        Deferred tax assets are reduced by a valuation allowance when, in our opinion, it is more likely than not that some portion or all of the deferred tax assets may not be realized. Whether a deferred tax asset may be realized requires considerable judgment by us. In considering the need for a valuation allowance, we consider the future reversal of existing temporary differences, future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in carryback years if carryback is permitted under tax law, and prudent and feasible tax planning strategies that would not normally be taken by management, except for the desire to realize the deferred tax asset. Whether a deferred tax asset will ultimately be realized is also dependent on varying factors including, but not limited to, changes in tax laws and audit by tax jurisdictions in which we operate.

        We review the need for a valuation allowance annually. If we determine we will not realize all or part of our net deferred tax asset in the future, we will record an additional valuation reserve. Conversely, if we determine that the realizability of all or part of the net deferred tax asset is more likely than not to be realized, then the amount of the valuation allowance will be reduced. This adjustment will increase or decrease income tax expense in the period of such determination.

        Undistributed Foreign Earnings.    The results of foreign operations are consolidated by us for financial reporting, but earnings from investments in foreign operations are included in domestic taxable income only when actually or constructively received. No deferred taxes have been provided on the undistributed earnings of foreign operations because we plan to permanently reinvest these earnings overseas. If we were to repatriate these earnings additional taxes would be due at that time; however, they may be offset in part by the use of foreign tax credits.

        Goodwill

        As disclosed in the consolidated financial statements, we recorded goodwill in the amount of $192.0 million at September 30, 2001. In connection with the adoption of SFAS No. 142, we performed a preliminary impairment test of goodwill as of October 1, 2001 which resulted in no impairment being identified. However, the process of evaluating goodwill for impairment involves the determination of the fair value of our reporting units. Inherent in such fair value determinations are certain judgments and estimates, including the interpretation of current economic indicators and market valuations, and assumptions about our strategic plans with regard to our operations. To the extent additional information arises or our strategies change, it is possible that our current conclusion regarding goodwill impairment could change and result in a material adverse effect on our financial position or results of operations.

        Accrued Professional Liability Costs

        We self-insure for professional liability claims up to the annual self-insured retention levels required under our insurance policy and for a deductible for each claim after exceeding the self-insured retention. We accrue for our portion of the estimated ultimate liability for incurred losses, both reported and unreported. We base our estimate of loss on consultation with outside counsel handling specific matters and on historic trends modified for recent events. It is reasonably possible that the estimate of loss by us may be revised based on the actual or revised estimate of liability of the reported and unreported claims.

Recently Issued Accounting Standards

        Statements of Financial Accounting Standards No. 141—Business Combinations and No. 142—Goodwill and Other Intangible Assets (SFAS 142) were issued by the Financial Accounting Standards Board (FASB) in July 2001. SFAS No. 141 eliminates the pooling of interest method of accounting for business combinations after July 1, 2001. This statement also changes the criteria to recognize intangible assets apart from goodwill. SFAS No. 142 no longer permits amortization of goodwill (including goodwill existing prior to the date of adoption of SFAS 142) on intangible assets with indefinite lives. Instead, goodwill must be tested for impairment using a fair value approach in accordance with SFAS 142. We will apply the new rules on accounting for goodwill beginning in the first quarter of fiscal 2002. We are currently in the process of quantifying the impact of the new standards. However, we anticipate that virtually all amortization of goodwill as a charge to earnings will be eliminated.

Quantitative and Qualitative Disclosure About Market Risk

        We are exposed to market risk, primarily related to foreign currency exchange rates and interest rate exposure of our debt obligations that bear interest based on floating rates. We actively monitor these exposures. To manage these exposures, we may enter into a variety of derivative financial instruments to reduce our exposure to market risk by creating offsetting exposures. Our objective is to reduce, where it is deemed appropriate to do so, fluctuations in earnings and cash flows associated with changes in foreign exchange rates and interest rates. It is our policy and practice to use derivative financial instruments only to the extent necessary to manage our exposures. We do not use derivative financial instruments for speculative purposes.

        Foreign Exchange Rates.    We are exposed to foreign currency exchange movements, primarily in the United Kingdom, Australia, and Hong Kong currencies. We limit exposure to foreign currency fluctuations in most of our contracts through provisions that require client payments in currencies corresponding to the currency in which costs are incurred. As a result, we generally do not need to hedge foreign currency cash flows for contract work performed. The functional currency of all significant foreign operations is the local currency. At March 31, 2002, we had forward foreign currency exchange contracts for the Hong Kong dollar to be used to manage the risk of future earnings expected to be generated by our Hong Kong operations that will be used to repay U.S. dollar denominated debt. The aggregate notional amounts of these contracts at March 31, 2002 and September 30, 2001 were $27.8 million and $30.8 million, respectively, for sale of foreign currencies. At September 30, 2000, we had $40.8 million notional amounts of forward foreign currency exchange contracts for the Hong Kong dollar to be used to fund the repayment of debt. Our forward exchange contracts have been recorded at fair market value in the balance sheet and changes in the value of the contracts are adjusted through income. At September 30, 2001 and 2000, the fair value of the forward exchange contracts resulted in a net obligation of $185,000 and $360,000, respectively. The obligation is included in accrued expenses in the consolidated balance sheet and the change in fair value is reflected in income. For the years ended September 30, 2001 and 2000, we recorded a gain of $118,000, net of taxes and a loss of $287,000, net of taxes, respectively. There can be no assurance that our results will not be affected by foreign currency rate changes in the future.

        Interest Rates.    Our revolving credit facility and certain other debt obligations are subject to variable rate interest which could be adversely affected by an increase in interest rates. As of September 30, 2001, we had borrowings of $72.5 million under our credit facility. Interest on amounts borrowed under the credit facility is subject to adjustment based on certain levels of financial performance. For IBOR borrowings, the applicable margin added to IBOR can range from 1.00% to 1.75%.

        We will repay a portion of our existing indebtedness with the proceeds from the IPO. We invest our cash in money market securities, which are subject to minimal credit and market risk.

BUSINESS

Overview

        We are a worldwide leader in providing a broad range of technical professional services to government agencies and large corporations. We have built leading positions based on revenues in a number of industry sectors and strategic geographic markets through a global network of more than 25 major operating offices and 14,600 employees.

        Our technical professional services include consulting and design services and program and construction management, as well as outsourced technical staffing and logistical support services. Our industry sectors include:

• Transit, Rail and Maritime	• Aviation
• Highways and Bridges	• Government Facilities
• Water and Wastewater	• Technical and Industrial Facilities
• Environmental Management	• Commercial Facilities

        We provide our services in the major markets of the world, including the United States, Asia, Europe, Australia and the Middle East. This combination of providing a broad range of technical professional services in a number of industry sectors and strategic geographic markets made us one of the leading design firms in the United States based on revenue in 2001, according to the 2002 McGraw Hill Engineering News Record Design Survey.

        Our clients consist of the United States and other national governments, state and local governments and agencies and private entities. The majority of our projects are under multi-year contracts on a cost-plus or a negotiated-fee basis.

        Our strategic advantage lies in our ability to build leadership positions with our clients across industry sectors, service lines and geographies. The dynamic interface among these three elements enables us to better serve our clients, drives our growth and positions us to take advantage of future opportunities.

Our Market Opportunity

        The worldwide professional services industry encompasses companies that provide highly-specialized or value-added services to other organizations. Specific services provided include consulting (technical, accounting, management, legal and advertising), business support services (engineering, environmental and facilities management, and food services), human resources management (payroll and benefits) and permanent and temporary staffing (executive, professional, clerical, health care and information technology).

        Technical professional services represents one segment of the professional services industry. This segment includes specialized engineering, consulting, design, program and construction management and outsourcing for business and government. These services are provided on infrastructure, environmental, industrial, government and commercial projects. Several thousand firms worldwide compete in this fragmented industry. According to Engineering News Record, the largest 100 global design firms generated over $41.3 billion of global revenues in 2000 and the largest 500 U.S. design firms grew at a compounded annual growth rate of 9.8% between 1998 and 2001. Design firms are a subset of technical professional services. Our design-related revenues accounted for more than 80% of our revenues in the last fiscal year.

        The principal client base includes local, state and national governments, as well as private businesses, which are becoming increasingly reliant on professional services that are either not readily available from internal resources or are not within their core competencies. Industry growth is being further led by factors ranging from population growth, outsourcing and rapid economic development to increased globalization, competition and technological advancement.

        Businesses and governments increasingly require technical professional services that span across industries, service lines and geographies, and those firms able to provide both project-specific unbundled services and integrated solutions are best positioned to meet these needs. As such, global scale combined with a full breadth of technical capabilities provide a significant advantage in developing and delivering solutions to meet the most complex challenges. In addition, because much of the technical professional services industry is dependent on the strength of long-term relationships, proximity to businesses and governments at a local level is instrumental to understanding the challenges faced by these entities, gaining their confidence and ultimately delivering comprehensive services. The technical professional services that we provide may be divided into the three principal categories of infrastructure, environmental and facilities services.

        Infrastructure Services

        Infrastructure development is a growing priority for both developed and developing countries, as continued population and economic growth place significant strains on the existing infrastructure, which includes transit, rail and maritime facilities and highways and bridges.

        Transit, Rail and Maritime.     Governments around the world continue to make significant investments in new and upgraded transit, rail and maritime facilities. Virtually every major city in the world has a significant expansion or renovation program underway. For example, the United Kingdom’s ten-year plan for the country’s rail network calls for $90 billion in spending to upgrade main inter-city rail links, improve junctions, and develop major new city center rail links. In Hong Kong, the administration has six new railway lines slated under its latest railway development strategy as part of its 15 year, approximately $25.6 billion investment plan. We have completed or currently have contracts under each of these government programs.

        Highways and Bridges.    The highways and bridges market has been fueled by major public spending projects such as the Transportation Equity Act for the 21st Century (TEA-21) in the United States, which is a five-year, $218 billion federal initiative to upgrade transportation infrastructure through 2003, the United Kingdom’s ten-year, approximately $35 billion plan, and the Hong Kong Highway Department’s major works program that is part of a nine-year, approximately $51.3 billion plan for capital works investment. We have completed or currently have contracts under each of these government programs.

        Environmental Services

        Public and private organizations’ heightened concern for environmental issues, including in particular those caused by continued agricultural, residential, industrial and commercial development, has led to a sustained increase in environmental programs. These programs encompass water supply and treatment, wastewater treatment and disposal, stormwater runoff management, solid waste management, hazardous waste treatment, brownfield reclamation and sustainable land use development, and resource management and ecology.

        Water and Wastewater.    Water quality and supply and wastewater management dominate the growth in environmental programs. Insufficient drinking water supplies, concern over the cost, quality and availability of water and the need in many parts of the world to replace aging and develop new infrastructure are critical social and economic concerns. According to the United States Environmental Protection Agency (USEPA), contamination of groundwater and surface water is one of the most serious environmental problems facing the United States. The USEPA expects that $325 billion will be needed for water and wastewater infrastructure upgrades over the next 20 years. In addition, the World Bank and the Organization for Economic Co-operation and Development (OECD) have identified water quality as one of the most serious issues currently facing developing countries. The World Bank estimates that global investments in water infrastructure will exceed $600 billion over the next decade.

        Environmental Management.    Around the world, increased environmental legislation is a significant trend. More than 1,200 sites in the United States remain to be addressed on the Superfund National Priority List and an additional 3,000 sites still need to be assessed for possible inclusion. The USEPA reports many cases of contaminated sediments from industrial discharges polluting major rivers across the country and there are incentives to convert former industrial sites to productive new uses. Outside the United States, active growth areas include environmental approvals, corporate auditing and reporting, transport infrastructure environmental reviews, urban waste management, contaminated land assessment and the preparation and implementation of environmental management plans.

        Facilities Services

        Facilities services include institutional, industrial and commercial facilities. This sector may be categorized into four segments: aviation, government facilities, technical and industrial facilities and commercial facilities.

        Aviation.    The $50 billion AIR-21 legislation in the United States has resulted in large airport improvement programs funded by increased passenger facility charges. While the events of September 11, 2001 have dampened demand for airport facility expansion, we believe that the longer term need to increase aviation infrastructure still exists. In addition, the United States Aviation and Transportation Security Act authorizes up to $1.5 billion in 2002 and 2003 to increase security at airports, including redesigning of facilities. Government spending has fueled major airport maintenance and expansion programs in order to meet present and future travel needs.

        Government Facilities.    In the public sector, technological advancement and shifts in governmental priorities are the principal drivers of demand. Some examples include: a renewed focus on security systems; replacement and renovation of older buildings; new research and testing facilities for the U.S. Department of Energy; new support and training facilities for the U.S. Department of Defense; construction of courthouses and drug treatment facilities; and expansion and renovation of education facilities.

        Outside the United States, there is strong demand in Hong Kong for public housing, including new towns, and in the United Kingdom, there is strong demand for expanded and modernized health and school facilities.

        Technical and Industrial Facilities.    This sector includes facilities for such markets as manufacturing and distribution, financial, newspapers and publishing, information technology and communications, food and beverage, research and development, and aerospace. These facilities are technically driven with significant mechanical and electrical engineering requirements. Consequently, the clients in this sector often need front-end consulting to help them in developing solutions to these needs. Integrated project delivery is important in this sector due to client demands for single source responsibility and speed to market, as well as the trend towards outsourcing of facilities management functions. Both commercial and technical and industrial facilities are more sensitive to economic cycles than government facilities. Outside the United States, the outlook for the natural resources mining sector, particularly in Australia and Asia, has improved.

        Commercial Facilities.    This sector includes office buildings and office campuses and leisure and entertainment venues, such as hotels and theme parks. There is an increased demand for energy-efficient and environmentally sensitive building systems as well as design solutions to optimize employee satisfaction and productivity. This sector requires such skills as architecture, interior and workplace design, information technology and structural, mechanical and electrical engineering.

Our Competitive Strengths

        We have the experience, personnel and infrastructure to lead our clients through their most complicated and critical technical undertakings. We create value by leveraging our worldwide network of industry knowledge and technical expertise across global geopolitical bases to provide superior technical professional advice and services. We believe that our approach, as outlined below, distinguishes us from our competitors.

        We combine global geopolitical reach with technical expertise

        We have a global network of 14,600 employees in ten operating units with projects in more than 60 countries. This allows us to deliver technical professional services solutions to the most complex challenges. Also, our clients benefit from a firm that possesses intimate local knowledge and expertise yet is supported by the size, presence and leverage of one of the world’s largest professional service companies. Nevertheless, each of our operating units has retained its individual niche service line- or industry-specialization, brand name, local reputation and client relationships. We operate through a number of wholly owned subsidiaries and use the following primary brand names:

AECOM	FaberMaunsell
Consoer Townsend Envirodyne Engineers	Maunsell
DMJM Aviation	McClier Corporation
DMJM+HARRIS	Metcalf & Eddy
DMJMH + N	Turner Collie & Braden

        We are diversified across service lines, industry sectors and geographies

        We believe that we are among the leaders in offering a broad array of technical professional services to our clients, with depth of industry and service line experience and expertise in many engineering segments. We are able to deploy our professionals across the world to work on a particular assignment. This diversification enables us to take advantage of changing business, technological and economic conditions worldwide, and allows us to better manage through market cycles.

        We have long-standing relationships with a number of large corporations and government entities

        During our nearly 100 years of experience, we have developed long-term relationships with a number of large corporations and government entities worldwide. We have gained experience from successfully completing thousands of projects that allow us to apply proven solutions to client problems. Our commitment to client satisfaction serves to strengthen and extend our relationships. More than two-thirds of our top 100 clients in fiscal 2001, ranked by revenues, have been our clients for at least five years. Leveraging these relationships for repeat business opportunities and expanding the scope of value-added services provides other significant growth potential.

        We have successfully identified, executed and assimilated acquisitions of other companies

        Since the beginning of fiscal 1996, we have acquired 16 firms. Each firm has performed in line with, or exceeded, expectations and is performing above pre-acquisition operating levels. We measure the success of our acquisitions in several ways, including: (a) retaining key members of the acquiree’s management team and, where appropriate, broadening their roles and responsibilities within our company; (b) the acquiree’s meeting or exceeding its pro forma financial plan; and (c) the acquiree’s assisting our other operating companies, and/or benefiting from them, in new business development. As part of our long-term strategic planning process, these firms were chosen specifically to add complementary service lines or industry expertise or to broaden our geographic reach. The performance of our acquisitions reflects our disciplined strategy, which aims to ensure that acquisition targets offer compelling fit and synergy opportunities.

        We possess talented, experienced and motivated employees

        We have a highly talented, dedicated and experienced work force, strategically located across the globe, led by a proven, motivated executive management team. Our executive officers have an average of 22 years of experience with us, and 33 years in our industry. As one of the largest employee-owned companies in our industry, our philosophy has long been directed at providing employee incentives and benefits designed to optimize performance and to ensure our ability to attract and retain a quality work force.

Our Strategy

        Our strategy is to maintain our leadership position in each industry sector, service line and geographic area in which we operate, using the following key elements:

        Continue diversification in industry sectors, service lines and geographic regions, primarily through acquisitions

        We will continue to seek out and acquire companies that have technical niche and regional leadership positions that will complement or expand our current expertise and geographic presence. We will expand the roles of the acquired companies and their management, while capitalizing on their brand names in their niches. Our acquisition approach enables our operating companies to continue to focus on their core businesses while we overlay strategic initiatives to cross-sell and share complementary talents.

        The acquisition of Oscar Faber in October 2001 exemplifies our strategy in several ways. Oscar Faber’s primary geographic markets are in the U.K. and Asia, which are areas targeted by us for strategic growth. Its management team has assumed broader responsibilities for management of our U.K. operations. We continue to benefit from the strength of the Faber brand name and the acquisition strengthened us in our three main technical service lines: facilities, infrastructure and environmental, which will enhance our ability to cross sell.

        Increase cross-selling and technology transfer

        Our strategic planning process emphasizes the cross-selling of our combined expertise and geographic presence among all our operating companies. This enables us to present ourselves to our clients as one of the world’s largest technical professional service companies when the project or client requires this capacity. For example, we recently brought together our expertise in transit and rail, geotechnical, tunneling and environmental services and combined that expertise with our long-standing presence in the New York area to be selected for the preliminary engineering design for the new Second Avenue Subway line in New York City.

        Maintain and expand our long-standing client relationships

        We have developed long-standing relationships with a number of government agencies worldwide as well as many large corporations. We will continue to focus on our commitment to client satisfaction to strengthen and expand these relationships. In some cases, these relationships span decades. For example, we have provided services for the District of Columbia Water & Sewer Authority since 1935, the Illinois State Toll Highway Authority since 1956 and the Hong Kong administration since 1973.

        Retain and recruit highly experienced personnel

        The most valuable asset of any professional services company is its personnel. We have a highly talented, dedicated and experienced work force. We will continue to provide our employees an opportunity for ownership and other incentives and benefits designed to optimize their performance and to enhance our ability to attract and retain personnel. We believe that these programs align the interests of our personnel with those of our clients and stockholders and foster the cross-selling and technology transfer described above.

Services

        We offer our technical professional services individually or on an integrated basis for clients, including those described below.

        Design, Engineering and Consulting

        We provide consulting, planning, design and engineering services on a fee basis across all of our industry sectors. Our design and engineering services include civil, structural, geotechnical, mechanical, process and environmental engineering, as well as architectural and interior design. We also provide consulting and planning services and related specialty technical services to various industry sectors, including master planning, strategic planning, communications and security, policy development, urban planning, financial planning, intelligent traffic systems engineering and logistics planning.

        In addition to the consulting, planning, design and engineering services listed above, which often span across industry sectors, we also provide niche specialty services within industry sectors. For example, in the transportation sector we provide ridership and revenue studies, demand modeling, tunneling and ventilation, fueling systems and traffic management centers. For the environmental sector, we provide regulatory compliance planning, environmental modeling, sanitary engineering, brownfield reclamation and sustainable land use development programs. For the facilities sector we provide rollout programs, supply web analysis, workplace strategies and operations rationalization.

        Program Management and Construction Management

        We provide program management and construction management on a fee basis across all of our industry sectors. These services may begin with a small consulting contract and develop into an overall management role of the project or a series of projects. Program and construction management contracts typically employ a staff of 10 to more than 100 persons and, in many cases, operate as outsourcing arrangements with our staff being located at the project site.

        Some private clients for whom we have completed consulting and preliminary design services have agreed to have us provide them with a negotiated guaranteed maximum price for the design and build phase of the project. This type of construction management is conducted on a negotiated-fee basis and, though we are allowed to include contingencies and a fee for the services, we do assume the risk for the completion of the construction. In these cases, we subcontract all of the construction activities and add a contingency and fee prior to negotiating the guaranteed maximum. In the case of specialty public projects, we also do construction management at risk, as well as for a fee, but in these cases we will typically subcontract the construction phase to contractors.

        While these integrated services are important skills to offer our clients, construction management at risk projects only represent approximately 15% of total net revenues for fiscal 2001.

        Outsourcing

        We offer outsourced technical staffing and logistical support services. We also provide support services at major facilities and complexes for the United States government, which we refer to as operations and maintenance services. Contracts for outsourcing, including operations and maintenance, are typically charged on a cost-plus basis, or a bid fee for negotiated services. Except for key management personnel, most of the operations and maintenance business personnel are employed for a period not in excess of the term of the contract on which they are working. Services provided by us include the operation and maintenance of housing, community facilities, life support systems, infrastructure, fire protection, security, utilities and vehicle maintenance. We also provide recruitment and placement of technical staff and services for cities that have outsourced all or a portion of their engineering or planning functions.

Industry Sectors

        We group the industry sectors in which we operate into three segments: the Americas-Infrastructure Group, the Americas-Facilities Group and the Global Group. The strength and diversification of each of these three segments as well as the interfaces between them are key elements of our strategy. The overlap of skills between these segments and the industry sectors and geopolitical regions that comprise them also provides our individual operating companies with the understanding of how to best utilize all of our technical resources.

        Other interfaces between the segments result from the fact that many large-scale infrastructure and facility projects include a number of different areas of expertise. As an example, an airport program may involve major buildings and infrastructure or some of our infrastructure operating companies may provide services for facility projects such as new town developments. Typically the program management, construction management and design of buildings are handled by the Americas-Facilities Group, while the engineering for runways, environmental facilities, roads and other forms of transportation infrastructure is handled by the Americas-Infrastructure Group and the Global Group. Similarly, as our clients expect the best technical people for their projects, our senior staff and their support people become involved in projects in all three segments.

        The following table sets forth the revenues attributable to each of our business segments for the periods indicated:

	Year ended September 30,			Six months ended March 31,
	1999	2000	2001	2001	2002
	(in thousands)
Americas-Infrastructure Group	$412,082	$ 546,718	$ 683,373	$314,882	$350,724
Americas-Facilities Group	532,863	680,605	549,076	274,120	256,935
Global Group	32,919	151,333	277,475	127,319	197,846

Total (1)	$977,864	$1,378,656	$1,509,924	$716,321	$805,505

(1)
See reconciliation in Note Q to the Notes to our Consolidated Financial Statements and Note E to the Notes to our Interim Consolidated Financial Statements appearing elsewhere in this proxy statement/prospectus.

        The following are the various industry sectors and geopolitical regions within our three business segments:

        Americas-Infrastructure Group

        Transit, Rail and Maritime.    We offer consulting, planning, design, engineering, program and construction management and other services for light rail, heavy rail (including high speed, commuter and freight), multimodal transit projects and ports and harbors. In fiscal 2001, we provided services in connection with such major transit, rail and maritime programs as the:

•	Southern New Jersey Light Rail—for our client, New Jersey Transit, a 34-mile transit system in Burlington, Camden and Mercer Counties, New Jersey;

•
Alameda Corridor in Los Angeles—for our client, the Alameda Corridor Transportation Authority, a 20-mile express freight rail line that connects the ports of Los Angeles and Long Beach to the transcontinental rail network east of downtown Los Angeles;

•
Washington Metrorail and Metrobus System—for our client, Washington Metropolitan Area Transit Authority, on-call services for broad engineering support of the rail and bus transit system in Washington, DC;

•	Pier 400 in Los Angeles—for our client, the Port of Los Angeles, infrastructure access for a pier that, when completed, will be the largest exclusive container terminal in the world; and

•
Tren Urbano Rapid Transit System in Puerto Rico—for our client, the Department of Transportation of the Commonwealth of Puerto Rico, a double track, 14 station, 10.6-mile light rail line that will be the first rapid transit system in the Caribbean.

        In addition, we were recently selected for the preliminary engineering design for the new Second Avenue Subway line in New York City.

        Highways and Bridges.    We offer consulting, planning, design, engineering, program and construction management and other services in connection with interstate, primary and secondary urban and rural highway systems and bridge projects. In fiscal 2001 we provided services in connection with such major highway and bridge programs as the:

•	Maricopa Country Arizona Regional Freeway System—for our client, the Arizona Department of Transportation, general consulting services for this 107-mile regional freeway system;

•	Texas Turnpike—for our client, the Texas Turnpike Authority, three sections of a new turnpike facility with electronic toll collection in Austin, Texas;

•	Williamsburg Bridge—for our client, the New York Department of Transportation, the renovation of the largest suspension bridge crossing New York’s East River;

•
Chicago Skyway—for our client, the Chicago Department of Transportation, consulting engineering, including system inspection and repair recommendations, for the 7.8-mile toll bridge connection between Interstate 94 and Interstate 90 at the Illinois-Indiana border; and

•	US Route 17—for our client, the New Jersey Department of Transportation, the renovation of a 15-mile section of Route 17 in Bergen County.

        Water and Wastewater.    We offer consulting, planning, design, engineering, program and construction management and other services for water and wastewater treatment and transmission facilities. During fiscal 2001, we provided services in connection with such major water/wastewater facilities as the:

•	Nashville Overflow Abatement Program—for our client, the Davidson County Metropolitan Department of Water/Sewage Services, including a new 160-million gallon-per-day wastewater treatment plant;

•	Massachusetts Water Resource Authority—for our client, the Massachusetts Water Resources Authority, the wastewater treatment facility at Deer Island as part of the Boston Harbor Cleanup program;

•	Croton Water Supply System in New York—for our client, the New York Department of Environmental Protection, a new water treatment facility in New York;

•	South Austin Texas Regional Wastewater Treatment Plant—for our client, the City of Austin, Texas, an expansion of the regional wastewater treatment facility; and

•	Blue Plains Advanced Wastewater Treatment Plant—for our client, the District of Columbia Water and Sewer Authority, a 370-million gallon-per-day advanced treatment facility.

        Environmental Management.    We offer planning and analysis, remediation design and management, development of waste handling practices, testing and monitoring and other environmental management services. During fiscal 2001, we provided services in connection with such major environmental management programs as the:

•	Environmental Protection Agency Response Action Contract—for our client, the U.S. Environmental Protection Agency, technical support for the remediation of Superfund sites throughout New England;

•	Reynolds Aluminum Remediation—for our client, Reynolds Metals Company, a dredging and remediation program for the St. Lawrence River, Massena, New York;

•	Griffis Air Force Base Soil Remediation—for our client, the U.S. Air Force, a site remediation program prior to converting a base in Rome, New York to civilian use;

•
Florida Dry Cleaner Site Remediation Program—for our client, the Florida Department of Environmental Protection, a state-wide program to analyze and remediate contaminated soils at dry cleaner sites; and

•
Fort Trumbull Peninsula Plan—for our client, New London Development Corporation, a brownfield redevelopment program to reclaim contaminated land on Fort Trumbull Peninsula in New London, Connecticut for future commercial use.

        Americas-Facilities Group

        Aviation.    We offer consulting, planning, design, engineering, program and construction management and other services for aviation facilities. During fiscal 2001, we provided services in connection with such major aviation facilities as the:

•	American Airlines Terminal—for our client, American Airlines, a new 2.2 million square foot terminal at John F. Kennedy International Airport in New York;

•	United Airlines Cargo Facility—for our client, United Airlines, a 450,000 square foot advanced cargo handling facility at Chicago’s O’Hare International Airport;

•
Ronald Reagan Washington National Airport and Washington Dulles International Airport Expansion Program—for our client, Metropolitan Washington Airports, a 10-year renovation and modernization program;

•	Chicago O’Hare International Airport Expansion Program—for our client, the Chicago Department of Aviation, an expansion and modernization program; and

•	Salt Lake City International Airport Expansion Program—for our client, the Salt Lake City Department of Airports, an expansion and modernization program.

        Government Facilities.    We offer consulting, planning, design, engineering, program and construction management and other services for government facilities of all types. During fiscal 2001, we provided services in connection with such major government facilities as the:

•	U.S. Department of Defense Army Camp in Doha, Kuwait—for our client, the U.S. Army, operations and maintenance services for a facility serving more than 5,000 military personnel;

•	Detroit Public School System Renovation and Expansion Program—for our client, the Detroit Public School System, a facilities renovation and expansion program;

•	U.S. Department of Defense Pentagon Renovation—for our client, the Department of Defense, a 10-year renovation program;

•	FEMA Emergency Management Response Program—for our client, the Federal Emergency Management Agency, on-call services for disasters and emergencies; and

•	U.S. Government Classified Projects.

        Technical and Industrial Facilities.    We offer consulting, planning, design, engineering, program and construction management and other services on an independent or fully integrated basis for a variety of niche markets including manufacturing, distribution, aviation, aerospace, newspapers and printing, pharmaceuticals and research and development, food and beverage and information technology and communications facilities. This technical facility expertise has been cross sold into Global Group geographic markets. During fiscal 2001, we provided services in connection with such major technical and industrial facilities as the:

•	New York Post Production Plant—for our client, the New York Post (a subsidiary of The News Corporation), a 430,000 square foot newspaper printing and distribution facility in South Bronx, New York;

•	Sky Chefs Flight Kitchens—for our client, LSG Sky Chefs (a Lufthansa subsidiary), an upgrade and new construction program of Sky Chefs global network of flight kitchens;

•	Bank of America Trading Facilities—for our client, Bank of America, an 80,000 square foot trading facility in New York City;

•	Greater Philadelphia Newspaper Production Facility—for our client, the Journal Register Company, a 100,000 square foot newspaper printing and distribution facility in Philadelphia, Pennsylvania; and

•	Equinix Data Management Center—for our client, Equinix Inc., a 130,000 square foot data center in Chicago, Illinois.

        Commercial Facilities.    We offer consulting, planning, architectural and interior design, engineering, program and construction management and other services for a variety of commercial projects including corporate headquarters, high-rise office towers, building renovations, corporate campuses and large-scale master planned communities. During fiscal 2001, we provided services in connection with such major commercial facilities as the:

•	BMC Software, Inc.—for our client, BMC Software, Inc., a new office campus in Houston, Texas;

•	Cinco Ranch—for our client, Terrabrook, the master plan and implementation of a 5,300 acre master planned community in Houston, Texas;

•	RAND Corporation—for our client, RAND Corporation, a new headquarters complex in Santa Monica, California;

•	Charles Schwab & Co., Inc.—for our client, Charles Schwab & Co., Inc., a new office campus in Phoenix, Arizona; and

•	Hughes Center Commercial Complex—for our client, Lowe Enterprises, a 1.4 million square foot commercial facility in Los Angeles, California.

        Global Group

        Infrastructure.    We offer consulting, planning, design, engineering, program and construction management and other services to clients predominantly in the transit, rail and maritime, highways and bridges, water and wastewater, and environmental management sectors. The Global Group has also developed specialized expertise in tunneling, geotechnical and long-span bridge engineering that has been cross-sold into certain large United States infrastructure projects. During fiscal 2001, we provided services in connection with such major global infrastructure programs as the:

•	Copenhagen Metro System—for our client, COMET (a joint venture servicing the Metro System of Copenhagen), a 21-kilometer light rail line;

•	Kuala Lumpur Elevated Highway—for our client, PERCON (a joint venture servicing the Government of Malaysia) design of a new 7.9-kilometer elevated highway in Kuala Lumpur, Malaysia;

•	Tsing Lung Bridge—for our client, Hong Kong Highways Department, the new Tsing Lung Bridge, which will be the third longest suspension bridge in the world with a main span of 1,418 meters;

•	Inner City Bypass—for our client, Leighton Contractors, a 4.5-kilometer urban arterial roadway in Brisbane, Australia; and

•	Nottingham Express Transit System—for our client, Carillion Infrastructure Projects, a new 14-kilometer tram system to serve the greater Nottingham, England area.

        Facilities.    We offer consulting, planning, design, interior design, building and structural engineering, program and construction management and other services, especially in the United Kingdom, Hong Kong, China and Singapore. During fiscal 2001, we provided services in connection with such major global facilities programs as the:

•
New Town Development Programs—for our client, Hong Kong Territory Development Department, infrastructure for the Shatin, Tai Po and Tseung Kwan O New Towns in Hong Kong with a projected combined population of 1.5 million;

•	Housing Development Programs—for our client, Hong Kong Housing Authority, a broad range of services for numerous public housing projects in Hong Kong;

•	BBC Broadcasting House—for our client, British Broadcasting Corporation, an 800,000 square foot broadcasting and office complex in London;

•	Paddington Central Commercial Development—for our client, Development Securities, a 700,000 square foot mixed-use commercial development in London; and

•	Oxford Chemistry Research Building—for our client, University of Oxford, a 200,000 square foot advanced chemistry research laboratory.

        The last three projects listed above were performed by Oscar Faber plc, which merged with us on October 11, 2001.

Clients

        Our clients consist primarily of the United States and other national governments, state and local governments and agencies and large corporations. The following table sets forth our total revenues attributable to these categories of clients for each of the periods indicated:

	Year ended September 30,						Six months ended March 31,
	1999	%	2000 (1)%		2001	%	2001	%	2002	%
	(dollars in thousands)
U.S. Government	$212,819	22%	$ 261,761	19%	$ 188,084	12%	$ 89,459	13%	$ 91,271	11%
Private entities	359,264	37	479,500	35	581,066	38	244,646	34	269,362	34
State and local governments and agencies	371,080	38	505,264	37	596,862	40	359,916	50	404,414	50
Non-U.S. governments	34,701	3	132,131	9	143,912	10	22,300	3	40,458	5

Total (2)	$977,864	100%	$1,378,656	100%	$1,509,924	100%	$716,321	100%	$805,505	100%

(1)	Includes services and projects performed by our Maunsell and Metcalf & Eddy, Inc. operating companies for approximately the last five months of fiscal 2000.
(2)
For a reconciliation to the consolidated totals, see Note Q to the Notes to our Consolidated Financial Statements and Note E to the Notes to our Interim Consolidated Financial Statements appearing elsewhere in this proxy statement/prospectus.

        Other than the United States Government, no single client accounted for 10% or more of our revenues in any of the past five fiscal years. For fiscal 2001, our top 25 projects accounted for only 21% of our total revenues.

Contracts

        The price provisions of the contracts we undertake can be grouped into two broad categories: cost-plus and fixed-price. The majority of our contracts are of the cost-plus type.

        Cost-plus contracts, which is the predominant contracting method in the Americas, provide for reimbursement of costs and overhead incurred by us plus a predetermined fee. Under some cost-plus contracts, our fee may be based on quality, schedule and other performance factors.

        Fixed-price contracts, which is the most common contracting method outside the Americas, are of two types. The first involves performing an estimated number of units of work at an agreed price per unit, with the total payment under the contract determined by the actual number of units performed. The second involves performing all of the work under the contract for a specified lump-sum. Lump-sum contracts are ordinarily subject to price adjustments if the scope of the project changes.

        Many of our lump-sum contracts are negotiated and arise in the design of projects with a specific, known scope, similar to construction management at risk. Under construction management at risk for private clients, we are responsible for the design of the facility, and then the contract price is negotiated after we have secured specific bids from various subcontractors and added a contingency and fee. Under certain fixed-price contracts for public sector clients, we may act as the general contractor on the project, but subcontract on a fixed-price basis the construction to other contractors. Some of our contracts require us to provide performance bonds to assure our clients that their project will be completed. We have mitigated the risks of lump-sum contracts by contracting to complete the projects based on our design as opposed to a third party’s design, by not self-performing the construction, by not guaranteeing new or untested processes or technologies and by working only with experienced contractors with whom we have a significant history and who predominantly are bonded. When a public agency seeks a design and construct approach for major infrastructure projects, we typically act as the fixed-price design subcontractor to the general construction contractor and do not assume overall project or construction risk.

        Some of our larger contracts operate under joint ventures or other arrangements under which we team with major companies with whom we have worked for many years. This is often done when we want to strengthen either our geopolitical position or our technical skills.

        Some of our contracts relate to projects that have elements that are classified for national security reasons. Although most of our contracts are not themselves classified, persons with high security clearances are often required to perform portions of the contracts. We believe that our employment of personnel with high security clearances is helpful in obtaining such contracts.

        Doing business with governments, including the United States government, is complex and requires the ability to comply with intricate regulations and satisfy periodic audits. We believe that the ability to understand these requirements and to successfully conduct business with government agencies is a barrier to entry for smaller, less sophisticated competitors.

Backlog

        Our total backlog as of March 31, 2002 was $1,850.4 million, of which we expect $1,017.9 million to be completed within the next twelve months. Our total backlog as of September 30, 2001 was $1,579.2 million, of which we expect $1,034.1 million to be completed within the next twelve months. Our total backlog as of September 30, 2000 and 1999 was $1,573.7 million and $762.2 million, respectively.

        In the case of non-government customers, backlog includes future revenue at contract rates plus estimates for pass through costs, in respect of executed contracts, excluding contract renewals or extensions that are at the discretion of the client. In the case of contracts with government clients, backlog includes the extent of the funding authorization received. Contracts with a not-to-exceed maximum amount are included to the extent of the remaining estimated amount. Backlog is calculated without regard to possible project reductions or expansions or potential cancellations until such changes or cancellations occur.

        Backlog is expressed in terms of gross revenues and therefore may include significant estimated amounts of third party, or pass through costs. Moreover, our backlog for the period beyond 12 months may be subject to large variations from year to year as contracts are completed or renewed or major new contracts are awarded. As a result, we believe that year-to-year comparisons of the portion of backlog expected to be performed more than one year in the future are difficult to interpret and not necessarily indicative of future revenues or profitability. Because backlog is not a defined accounting term, our computation of backlog may not necessarily be comparable to that of our peers.

Marketing

        We coordinate and supplement, when appropriate, the marketing strategies of our operating companies. This includes our cross-selling initiatives. However, each of our major operating companies has the primary responsibility for client development within its technical specialties and geographic region. In marketing their services, our operating companies emphasize their long operating histories, their willingness to undertake creative and demanding assignments, and prior professional achievement. We believe that client satisfaction as well as professional excellence and technical achievement are important factors in our business.

Insurance and Risk Management

        We maintain insurance covering professional liability, as well as for claims involving bodily injury and property damage. We have historically enjoyed a favorable loss ratio in all lines of insurance and management considers our present limits of liability, deductibles, and reserves to be adequate. Wherever possible, we endeavor to reduce or eliminate risk through the use of quality assurance/control, risk management, workplace safety and similar methods to eliminate or reduce the risk of losses on a project. Furthermore, some of our operating subsidiaries are quality certified under ISO 9000 or an equivalent standard. ISO 9000 refers to international quality standards developed by the International Organization for Standardization (ISO). ISO is a worldwide, non-governmental organization formed in 1947.

        Risk management is an integral part of our project bidding and execution process. Included in the risk management process are bidding and contract review controls, capability assessments, and quality assurance and control programs, including formal professional standards and peer review programs.

        The terrorist attacks that occurred on September 11, 2001 have had a material adverse effect on the insurance industry as a whole. Consequently, along with our competition, we have experienced, and expect to continue to experience, a significant increase in our insurance premiums.

Personnel

        Our principal asset is our employees. At March 31, 2002, we had approximately 14,600 personnel, of whom approximately 10,100 were full time employees, approximately 800 were part-time employees and independent contractors, and approximately 3,700 were contract employees hired for specific projects. This does not include employees hired by partially owned subsidiaries. A large percentage of our employees have technical and professional backgrounds and the majority of them have bachelor and advanced degrees. We believe that we attract and retain talented employees by offering them the opportunity to work on highly visible and technically challenging projects in a stable work environment.

Employees by Segment

	As of September 30,			As of March 31, 2002
	1999	2000	2001
Americas—Infrastructure Group	3,300	4,300	4,400	4,500
Americas—Facilities Group	3,600	4,000	4,300	4,400
Global Group	300	3,800	4,000	5,700

Total	7,200	12,100	12,700	14,600

Employees by Geographic Region

	As of September 30,			As of March 31, 2002
	1999	2000	2001
United States	5,300	6,000	6,400	6,500
Europe/Middle East	600	3,200	3,200	4,700
Asia/Pacific	1,300	2,900	3,100	3,400

Total	7,200	12,100	12,700	14,600

        A portion of our work requires United States Government security clearances. We currently employ a number of persons with either “Top Secret” or “Q” security clearances.

        We believe that our employee relations are good.

Properties

        Our corporate executive offices are located in approximately 15,000 square feet of space at 555 South Flower Street, Suite 3700, Los Angeles, California. Our other major offices consist of an aggregate of approximately 2.2 million square feet worldwide. We also maintain smaller administrative or project offices. Most of our offices are leased. See Note J of Notes to our Consolidated Financial Statements included at the end of this proxy statement/prospectus for information regarding our lease obligations. We believe our current properties are adequate for our business operations and are not currently underutilized. Additional facilities may be added from time to time in the future as the need arises.

Legal Proceedings

        As a government contractor, we are subject to various laws and acquisition regulations that are more restrictive than those applicable to non-government contractors. Intense government scrutiny of contractors’ compliance with those laws and regulations through audits and investigations is inherent in government contracting, and, from time to time, we receive inquiries, subpoenas, and similar demands related to our ongoing business with government entities. Violations can result in civil or criminal liability as well as suspension or debarment from eligibility for awards of new government contracts or option renewals.

        We have strict policies requiring our employees to comply with all applicable legal standards relating to contract procurement and administration. We have Government Contract Compliance Officers who are responsible for assuring that we have adequate policies and procedures and monitor compliance with these procedures.

        We are a defendant in lawsuits involving alleged professional liability, personal injury, contract and other disputes arising in the normal course of our business. To some extent, these matters are covered by insurance and in other cases we are self insured. We believe that none of this litigation will result in a material adverse effect on our consolidated financial condition or results of operation.

PROPOSAL 1

THE MERGER, THE PUBLIC OFFERING AND THE TENDER OFFER

The Merger

    Purposes of the Merger

        The purposes of the merger are:

•	to put in place a capital structure that will give us greater financial flexibility to respond to changes in market conditions;

•
to simultaneously preserve the best aspects of our employee-owned culture and to provide our stockholders, other than senior management, with the opportunity to diversify some of their investment in our common stock; and

•	assuming completion of the IPO, to give us a publicly traded equity security that we can use when appropriate for strategic alliances and acquisitions in key markets around the world.

        Since our employee buyout in 1990, as our needs and circumstances have changed, our capital structure and certificate of incorporation have evolved to help us grow and succeed. The merger is only another step in the same process. The transfer restrictions that apply to all of our voting stock have ensured that we remained owned and controlled by our employees. Our stockholders’ liquidity has been limited by the initial restriction of the sale of stock until retirement or other termination of employment. Starting in fiscal 2000, we created a liquidity and diversification program that permits the sale of stock held for at least five years back to us of up to the greater of $50,000 or 20% of holdings on an annual basis, to the extent sales of our common stock exceed purchases of common stock by us. The merger and issuance of class A common stock, as well as the IPO, will improve stockholder liquidity.

        We now face a rapidly changing competitive and operating environment. We believe that we should have a publicly traded equity security that we could use when appropriate for strategic alliances and acquisitions in order to maintain our favorable position.

        We have determined that our stockholders and we would benefit from having a publicly-traded equity security. We also have determined that employee ownership is one important facet of our corporate culture that should not be sacrificed. Therefore, we have designed the merger and related transactions to continue our tradition of employee ownership, while allowing us to simultaneously issue our stock to the public and offer an opportunity for our employees to diversify some of their investment in our capital stock.

        The merger serves two purposes. First, it allows us to make the tender offer only to holders of the New AECOM class A common stock after the IPO. Without the merger, we would be required under applicable law to make the tender offer to holders of the New AECOM class A common stock and holders of the New AECOM class B common stock after the IPO. Second, the merger allows us to impose transfer restrictions on the New AECOM class A common stock. The transfer restrictions will permit trading of the New AECOM class B common stock in the market to take place for some period of time without the potential introduction of a significant number of additional shares. The three time periods, 180 days, 360 days and 540 days, were created to limit the number of shares that could enter the market at any one point in time. Our financial advisers tell us that these restrictions are advisable to promote an orderly initial trading market for shares of the New AECOM class B common stock for a period following the commencement of trading. Absent such restrictions, a large number of shares could unexpectedly be sold into the market that could result in a disproportionate decline in the price of our stock. It is a common practice to impose transfer restrictions on existing shares in connection with an initial public offering. We have staggered the expiration of the transfer restrictions so that all existing shares do not become freely tradeable at the same time.

    How It Will Work

        Prior to the public offering, AECOM Technology Corporation, or Old AECOM, will merge with AECOM Merger Subsidiary Corporation, a wholly owned subsidiary of AECOM Merger Corporation, or New AECOM. Old AECOM will survive the merger and will become a wholly owned subsidiary of New AECOM. Within one week after the merger, Old AECOM will be merged with and into New AECOM, with New AECOM surviving the merger and changing its name to AECOM Technology Corporation. Immediately following the merger between Old AECOM and AECOM Merger Subsidiary Corporation:

•	each share of outstanding Old AECOM common stock will convert into one share of New AECOM class A common stock. Of each stockholder’s Old AECOM common stock, as nearly as possible,

•	one-third will be converted into shares of New AECOM class A-1 common stock,

•	one-third will be converted into shares of New AECOM class A-2 common stock, and

•	one-third will be converted into shares of New AECOM class A-3 common stock;

•	each share of New AECOM class A common stock will be identical except for the restrictions on transfer following completion of our presently planned initial public offering, as discussed below;

•
each share of Old AECOM convertible preferred stock will convert into a share of New AECOM convertible preferred stock that is identical to the terms of the Old AECOM convertible preferred stock, except the New AECOM convertible preferred stock will be convertible into shares of New AECOM class A common stock;

•
each stock option for shares of Old AECOM common stock will convert into a stock option for the same number of shares of New AECOM class A common stock and the exercise price per share will be the same; and

•	each common stock unit and convertible preferred stock unit of Old AECOM will convert into one common stock unit and one convertible preferred stock unit, respectively, of New AECOM.

        Shares of class A common stock issuable above will not be transferable other than in a permitted transfer until the applicable restricted period expires. See “—Transfer Restrictions on Shares of Class A Common Stock” for a description of transfer restrictions and a definition of permitted transfers. Following the expiration of the applicable restricted period, shares of class A common stock will automatically convert into freely transferable shares of class B stock upon transfer, with certain limited exceptions. See “Description of Capital Stock, Certificate of Incorporation and Bylaws—Comparison of our Currently Outstanding Common Stock to New Class A Common Stock and New Class B Common Stock” for a description of the restricted periods and conversion provisions applicable to the New AECOM class A common stock. Pursuant to our new certificate of incorporation, stockholders also will be prohibited from entering into any swap or other arrangement (including contracting to sell, selling, transferring, pledging, granting of any option to purchase, making any short sale or otherwise disposing of any shares) that transfers to another, in whole or in part, any of the economic consequences of ownership of any class of common stock, in each case other than permitted transfers. However, a person may enter into a transaction that involves shares of class B common stock or shares of any other class of common stock with respect to which restricted periods have expired and, in either case involve only up to the number of such shares held by the person initiating such a transaction during the entire time of that transaction.

        We believe that our new capital structure will help preserve the best aspects of our employee-owned culture while providing us with a publicly traded equity security that we can use for strategic alliances and acquisitions in key markets around the world.

    Our New Certificate of Incorporation

        Our new certificate of incorporation will be different from our current certificate of incorporation in the following principal ways:

•
it will authorize a class of common stock, called class A common stock, that will be entitled to one vote per share and will be issued to you in exchange for your current shares of Old AECOM common stock;

•	it will authorize a class of common stock, called class B common stock, that will have the same economic and voting rights as the class A common stock;

•
it will authorize a class of preferred stock, called convertible preferred stock, that will be identical to the Old AECOM convertible preferred stock except it will be convertible into New AECOM class A common stock;

•	it will add provisions that restrict the transferability of our class A common stock for a period of time to allow us to complete a successful public offering;

•	it will prohibit stockholder action by written consent; and

•	it will provide for a classified board of directors.

        In creating a classified board of directors, we have also amended our certificate of incorporation to state that vacancies in the board of directors during a year may be filled by a majority vote of the board of directors to serve until the next annual meeting of stockholders at which the term of the class to which the director has been elected expires. In addition, our new bylaws will provide for advance notice requirements for stockholder proposals and director nominations. You should read “Description of Capital Stock, Certificate of Incorporation and Bylaws” and the new certificate of incorporation, which is included as Exhibit 1 to Annex A to this proxy statement/prospectus.

    Voting Rights

        Holders of New AECOM class A common stock and New AECOM class B common stock will have the same economic rights and will be entitled to one vote per share, voting as a single class, on all matters voted upon by our stockholders.

    What You Will Receive

        When we effect the merger, each share of our outstanding Old AECOM common stock will convert automatically into one share of New AECOM class A common stock, divided as equally as possible among class A-1, class A-2 and class A-3 common stock. Each share of New AECOM class A common stock will be identical except for the applicable restricted periods. Each share of our outstanding Old AECOM convertible preferred stock will convert automatically into one share of our New AECOM convertible preferred stock.

    Transfer Restrictions on Shares of Class A Common Stock

        You will not be able to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of class A common stock, other than in permitted transfers (as defined below), or convert shares of class A common stock into unrestricted shares of class B common stock, until the applicable restricted period expires. Persons receiving class A common stock through permitted transfers will still be subject to the applicable restricted periods. Except for permitted transfers, class A-1 shares may not be transferred until 180 days after the pricing of the public offering, class A-2 shares may not be transferred until 360 days after the pricing of the initial public offering and class A-3 shares may not be transferred until 540 days after the pricing of the initial public offering.

        These restrictions on transfer will not apply to:

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transfers approved by our board of directors prior to the transfer after the death of any employee stockholder in order to pay any estate taxes and expenses on a date as close as practicable to the tax payment date and transfers in the case of employee stockholder hardship, such as medical necessity, family emergencies, etc.;

•
transfers to and among a stockholder’s spouse, children, grandchildren, parents, siblings, cousins, nieces, nephews, sons-in-law, daughters-in-law and entities established for estate planning or educational purposes, provided that the shares transferred will still be subject to the transfer restrictions described above; and

•	transfers to us, as otherwise contemplated by our employee benefit plans or pursuant to the tender offer.

        Pursuant to our new certificate of incorporation, holders of restricted shares of class A-1, class A-2 and class A-3 common stock are also prohibited from entering into any swap or other arrangement (including contracting to sell, selling, transferring, pledging, granting of any option to purchase, making any short sale or otherwise disposing of any shares) that transfers to another, in whole or in part, any of the economic consequences of ownership of any class of common stock, in each case other than permitted transfers. However, a person may enter into a transaction that involves shares of class B common stock or shares of any other class of common stock with respect to which restricted periods have expired and, in either case involves only up to the number of such shares held by the person initiating such a transaction during the entire time of that transaction.

        Except as described above, shares of New AECOM class A-1, class A-2 and class A-3 common stock will not be converted into shares of unrestricted class B common stock for a period of 180 days, 360 days and 540 days, respectively, after the pricing of the initial public offering of our New AECOM class B common stock.

        Subject to restrictions on persons deemed to be our affiliates or imposed by our employee benefit plans through which the shares are held, you will be able to transfer shares of New AECOM class A common stock freely after the applicable restricted period expires.

    Listing

        The class A common stock will not be listed on a national securities exchange or traded in the organized over-the-counter market. We have applied to list the class B common stock on the New York Stock Exchange. Listing is subject to fulfilling all applicable listing requirements.

The Public Offering

        Soon after the merger is approved, subject to market conditions, we plan to have an initial public offering, or IPO, of New AECOM class B common stock.

The Tender Offer

        After the initial public offering, we currently intend to use $50 million of the net proceeds of the public offering to fund a cash tender offer for some of the class A common stock. The exact timing, offer price and specific terms of the tender offer are within our discretion. We currently anticipate commencing the tender offer shortly after the IPO. The offer price in the tender offer will be determined by us after considering the trading price of the New AECOM class B common stock. We intend for the tender offer to comprise the second step of a synthetic secondary offering, or, in other words, a primary offering followed by stock purchases using the proceeds of the public offering to accomplish substantially the same goal as allowing existing stockholders to participate in the public offering.

        Except as required by our plans or by law, we intend to allow the participants in our Employee Stock Ownership Plan to diversify their holdings of New AECOM class A common stock through that plan by electing to transfer up to the greater of one-third of the participant’s investment in New AECOM class A common stock or $50,000 in value of New AECOM class A common stock, based on the tender offer price, to authorized investments under our Investment Plan. The trustee for our Employee Stock Ownership Plan would tender shares of New AECOM class A common stock to effect the diversification.

        Our non-United States employees who participate in our Global Stock Program and all other stockholders holding shares of New AECOM class A common stock outside our employee plans will be allowed to tender the greater of one-third of the participant’s investment in New AECOM class A common stock or $50,000 in value of our class A common stock, based on the tender offer price.

        Finally, our retirees with whom we have agreed to repurchase shares of New AECOM class A common stock will be entitled to tender the greater of one-third of the number of shares of New AECOM class A common stock held on the date of the IPO or $50,000 in value of our class A common stock, based on the tender offer price. Any shares tendered by retirees will reduce installment repurchase amounts under our contracts with them in the order of such installments.

        Members of our management holding approximately 14.8 million shares, units and options to purchase such shares and units of our capital stock, including all of senior management, have agreed not to participate in the tender offer.

        If more than $50 million in value of New AECOM class A common stock, based on the tender offer price, is validly tendered and not withdrawn and we do not elect to increase the amount of the tender offer (which we have no obligation to do), the New AECOM class A common stock tendered will be purchased on a pro rata basis. The percentage of shares that you will be able to sell in the tender offer will depend on the market price of the class B shares when we make the tender offer and the level of participation by other stockholders in the tender offer. As a result, we will not be able to determine the percentage of your shares that you will be able to sell in the tender offer until the tender offer is complete.

        We currently intend to launch the tender offer shortly after the close of the initial public offering. We will determine the tender offer price, which may be at, above or below the public offering price and at or above the market price at the time of the tender offer after considering the trading price of the New AECOM class B common stock. Each Class A common stockholder must tender its shares in such a manner that it does not tender any class A-2 common stock until all of such holder’s class A-1 common stock has been tendered and does not tender any class A-3 common stock until all of such holder’s class A-2 common stock has been tendered. Such stockholders will be allowed to tender their shares as follows:

•	holders with class A common stock valued at $50,000 or less will be allowed to tender up to 100% of their shares;

•	holders with class A common stock valued at more than $50,000 and up to $150,000 will be allowed to tender up to $50,000 of their shares; and

•	holders with class A common stock valued in excess of $150,000 will be allowed to tender up to one-third of their shares.

        The class B common stock cannot be tendered in the tender offer.

        We will purchase shares in the tender offer pursuant to an offer to purchase and related materials, which we will distribute when we commence the tender offer. We will also file a tender offer statement on Schedule TO with the SEC in connection with the tender offer. We cannot assure you that the tender offer will occur or that it will occur on the terms described in this proxy statement/prospectus.

        The U.S. tax consequences of the tender offer will be described more fully in the tender offer statement on Schedule TO to be filed by us in connection with the tender offer.

        Each holder of Old AECOM common stock should consult his or her tax adviser with respect to the particular tax consequences of the tender offer to such holder.

How We Will Effect the Merger and the Public Offering

        If approved, we will effect the merger prior to the closing of the IPO. At that time, we will file a certificate of merger with the Secretary of State of the State of Delaware. We currently expect that this will occur during the third calendar quarter of 2002.

Conditions to the Merger

        We will complete the merger only if each of the following conditions is satisfied or waived:

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At least two-thirds of the outstanding voting power of Old AECOM common stock, Class B preferred stock and convertible preferred stock entitled to vote, voting together as a single class, shall have voted to adopt the merger agreement;

•	New AECOM simultaneously has consummated an initial public offering of shares of its class B common stock;

•
No statute, rule, regulation, executive order, decree, injunction or other order has been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of prohibiting the consummation of the merger; and

•	All approvals and consents necessary or desirable, if any, in connection with consummation of the merger have been obtained;

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The number of shares of Old AECOM capital stock that are issued and outstanding on the record date for the special stockholder meeting and that are held by dissenting stockholders who have not voted in favor of or consented to the adoption of the merger agreement and who are entitled to demand and have delivered a written demand for appraisal of such shares shall not exceed 5% of the issued and outstanding shares of Old AECOM capital stock immediately prior to the effective time of the merger; and

•	Old AECOM and New AECOM have agreed to merge with each other, with New AECOM being the surviving company and changing its name to AECOM Technology Corporation.

        Apart from compliance with applicable federal and state securities laws, and the approval of our stockholders, we do not believe that any other material federal or state regulatory requirements must be complied with or that any other material approvals must be obtained in connection with the merger.

Termination of the Merger

        At any time before the merger becomes effective, our board of directors may abandon the merger.

Federal Income Tax Consequences of the Merger

        The merger and conversion of your shares into New AECOM class A common stock or New AECOM convertible preferred stock, as the case may be, and the IPO will not be taxable transactions for you for U.S. federal income tax purposes. You should read the section of this proxy statement/prospectus entitled Federal Income Tax Consequences to Stockholders.

Required Vote

        The affirmative vote by holders of at least two-thirds of all issued and outstanding shares of our common stock, convertible preferred stock and class B preferred stock, voting together as a single class, is required to approve the merger.

        The Board of Directors of AECOM recommends that the stockholders vote FOR this proposal.

PROPOSAL 2

AMENDMENTS TO THE 2000 STOCK INCENTIVE PLAN

        We maintain the 2000 Stock Incentive Plan, as amended and restated. At the Special Meeting, stockholders will be asked to approve an amendment to the 2000 Stock Incentive Plan. The amendment consists of two parts: (1) an increase in the aggregate number of shares available under the 2000 Stock Incentive Plan, and (2) approval of the performance-based award feature of the 2000 Stock Incentive Plan. The following is a more detailed summary of the two parts of the amendment:

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Share Increase.    The 2000 Stock Incentive Plan provides for a limit on the aggregate number of shares of our common stock that may be issued or delivered pursuant to awards granted under it. The aggregate share limit is currently 2,300,000 shares. As of March 31, 2002, approximately 1,474,200 of the 2,300,000 shares had been issued pursuant to awards granted under the 2000 Stock Incentive Plan or were subject to awards then outstanding under the 2000 Stock Incentive Plan, and approximately 825,800 shares were then available for additional 2000 Stock Incentive Plan award grants. Our board of directors has approved the grant of options with respect to an aggregate of 710,000 of the shares available for grant.

The proposed amendment, if approved by stockholders, will increase the aggregate share limit from 2,300,000 shares to 3,800,000 shares (an increase of 1,500,000 shares), subject to certain adjustments as provided in the 2000 Stock Incentive Plan. See “Summary Description of the Plan—Limits on Awards; Authorized Shares” below. The board of directors approved the share increase, subject to stockholder approval, on April 12, 2002, based, in part, on a belief that the number of shares that remained available for additional awards was insufficient to adequately provide for future incentives.

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Performance Based Awards.    We believe it is in the best interest of our stockholders and employees to amend the 2000 Stock Incentive Plan to provide the flexibility to grant certain performance-based awards designed to satisfy the requirements for deductibility of compensation under Section 162(m) of the Internal Revenue Code (in addition to other awards, such as stock options and stock appreciation rights, expressly authorized under the 2000 Stock Incentive Plan which may also qualify as performance-based compensation for Section 162(m) purposes). See “Summary Description of the Plan—Performance-Based Awards Under Section 162(m); Business Criteria” below. Section 162(m) requires that we obtain stockholder approval of this element of the 2000 Stock Incentive Plan and the related “business criteria” (described below) that may be referenced in granting performance-based awards. Therefore, in addition to the share increase described above, stockholders are being asked to approve the performance-based award element of the 2000 Stock Incentive Plan, including the related business criteria that may be referenced in granting performance-based awards. Our board approved the addition of performance-based awards, subject to stockholder approval, on April 12, 2002.

        We are seeking your approval of these amendments to comply with the requirements of the New York Stock Exchange, on which we have applied to have the New AECOM class B common stock trade after the IPO. If these amendments are not approved by stockholders, the current aggregate share limit of 2,300,000 shares will remain in effect and we will not have the flexibility to grant performance-based awards under the 2000 Stock Incentive Plan, except, as noted above, stock options and stock appreciation rights which are otherwise expressly authorized under the 2000 Stock Incentive Plan.

        Additionally, our board has approved, within its own authority under the 2000 Stock Incentive Plan, certain other amendments, including the authorization of certain transfers of nonqualified stock options for estate and/or tax planning purposes, as well as minor administrative changes in connection with our common stock becoming publicly-held.

        The principal terms of the amended and restated 2000 Stock Incentive Plan are summarized below. The following summary is qualified in its entirety by the full text of the amended and restated 2000 Stock Incentive Plan, which is attached as Annex C to this proxy statement/prospectus.

Summary Description of the Plan

        Purpose.    The purpose of the 2000 Stock Incentive Plan is to promote the success of AECOM and the interests of our stockholders by providing an additional means to attract and retain selected eligible persons through the grant of awards and incentives for high levels of individual performance and our improved financial performance.

        Awards.    The 2000 Stock Incentive Plan authorizes stock options, stock appreciation rights (“SARs”), restricted stock and performance-based awards. The various forms of awards that may be granted under the 2000 Stock Incentive Plan give us the flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Generally, an option or stock appreciation right will expire, or other award will vest, not more than seven years after the date of grant.

        Administration.    The 2000 Stock Incentive Plan will be administered by our board of directors or by one or more committees appointed by our board of directors. Currently the compensation committee of our board of directors administers the 2000 Stock Incentive Plan.

        The compensation committee determines the number of shares that are to be subject to awards and the terms and conditions of such awards, including the price, if any, to be paid for the shares or the award. Subject to the other provisions of the 2000 Stock Incentive Plan, the committee has the authority (a) to permit the recipient of any award to pay the purchase price of shares of common stock or the award in cash or the delivery of previously owned shares of common stock, or in any other form as our board may permit; (b) to accelerate the receipt or vesting of benefits pursuant to an award; and (c) to make certain adjustments to an outstanding award and authorize the conversion, succession or substitution of an award.

        Eligibility.    Persons eligible to receive awards under the 2000 Stock Incentive Plan include officers and key employees of AECOM and our subsidiaries and certain consultants and advisors to AECOM or any of our subsidiaries.

        Currently, approximately 600 officers and key employees (including all of our named executive officers) are considered eligible under the 2000 Stock Incentive Plan, subject to the power of the compensation committee to determine eligible persons to whom awards will be granted.

        Transfer Restrictions.    Subject to limited exceptions contained in the 2000 Stock Incentive Plan, which generally include transfers back to us, a participant’s designation of a beneficiary, the exercise of a participant’s option by his or her legal representative in the event of the participant’s disability and transfers pursuant to certain court orders, awards granted under the 2000 Stock Incentive Plan are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable only by the recipient. However, the compensation committee may permit the transfer of an award if the transferor presents satisfactory evidence that the transfer is for estate and/or tax planning purposes and without consideration, other than nominal consideration.

        Limits on Awards; Authorized Shares.    As described above, the current aggregate share limit under the 2000 Stock Incentive Plan is 2,300,000. If stockholders approve this amendment, the aggregate share limit will become 3,800,000 shares and the maximum number of shares subject to awards which may be granted to any individual during any calendar year is 3,000,000.

        As is customary in incentive plans of this nature, the number and kind of shares available under the 2000 Stock Incentive Plan and the then outstanding stock-based awards, as well as exercise or purchase prices, performance targets under certain performance-based awards, and share limits, are subject to adjustment in the event of certain reorganizations, mergers, combinations, consolidations, recapitalizations, reclassifications, stock splits, stock dividends, asset sales or other similar events.

        The 2000 Stock Incentive Plan will not limit the authority of our board of directors or the compensation committee to grant awards or authorize any other compensation, with or without reference to the common stock, under any other plan or authority.

        Stock Options.    An option is the right to purchase shares of our common stock at a future date at a specified exercise price. The exercise price per share will be determined by the compensation committee at the time of grant, but may not be less than the fair market value of a share on the date of grant.

        An option may either be an Incentive Stock Option or a Nonqualified Stock Option. Incentive Stock Option benefits are taxed differently from Nonqualified Stock Options, as described under “—Federal Income Tax Consequences of Awards under the 2000 Stock Incentive Plan” below. Incentive Stock Options are also subject to more restrictive terms and are limited in amount by the Internal Revenue Code and the Plan. Full payment for shares purchased on the exercise of an option must be made at the time of such exercise in a manner approved by the Committee.

        Stock Appreciation Rights.    An SAR is the right to receive payment based on the appreciation in the fair market value of a share of our common stock on the date of exercise of the SAR over the base price of the SAR. SARs may only be granted concurrently with the grant of options.

        Restricted Stock Awards.    A restricted stock award is an award typically for a fixed number of shares of our common stock subject to restrictions. The compensation committee specifies the price, if any, the participant must pay for such shares and the restrictions (which may include, for example, continued service only and/or performance standards) imposed on such shares.

        Performance-Based Awards Under Section 162(m); Business Criteria.    If stockholders approve this amendment, the compensation committee may grant to executive officers performance-based awards designed to satisfy the requirements for deductibility under Section 162(m). As noted above, these performance-based awards are in addition to options or SARs which may also qualify as performance-based awards for Section 162(m) purposes. These awards will be paid in shares, but will only be paid in the event that the performance of AECOM or one or more of our subsidiaries, divisions, or segments is satisfied.

        The compensation committee will establish the business criteria on which performance goals will be awarded. The business criteria on which performance goals will be established include revenue growth, net earnings (before or after taxes, interest, depreciation, and/or amortization), cash flow, return on equity or on assets or on net investment, stock appreciation, total stockholder return, or cost containment or reduction, or any combination thereof.

        Performance-based awards are earned and payable only if performance reaches specific, preestablished performance goals related to one or more of the business criteria approved by the compensation committee in advance of applicable deadlines under the Internal Revenue Code and while the performance relating to the goals remains substantially uncertain. Performance goals may be adjusted to reflect certain changes, including reorganizations, liquidations and capitalization and accounting changes, to the extent permitted by Section 162(m).

        Before any performance-based award is paid, the compensation committee must certify that the performance goals have been satisfied. The compensation committee will have discretion to determine the performance goals and restrictions or other limitations of the individual awards and may reserve “negative” discretion to reduce payments below maximum Award limits. Grants of performance-based awards in any calendar year to any participant may not be made with reference to more than 3,000,000 shares.

        Acceleration of Awards; Possible Early Termination of Awards.    Upon a participant’s retirement after age 62, death or total disability, or upon the occurrence of other specified events in the 2000 Stock Incentive Plan, the compensation committee may provide that each option and SAR will become immediately vested and exercisable, each award of restricted stock will immediately vest free of restrictions, and each performance share award will become payable to the holder of the award. Generally speaking, an event will be triggered under the plan (1) upon stockholder approval of our dissolution or liquidation, (2) upon stockholder approval of the sale of all or substantially all of our assets to an entity that is not a subsidiary, or (3) upon stockholder approval of a merger, consolidation, or other reorganization, in which any person becomes the beneficial owner of 50% or more of our outstanding common stock.

        Termination of or Changes to the Plan.    Our board of directors may amend or terminate the 2000 Stock Incentive Plan at any time and in any manner. In addition, the compensation committee may generally amend or modify the 2000 Stock Incentive Plan from time to time. Stockholder approval for an amendment will generally not be obtained unless required by applicable law or deemed necessary or advisable by our board of directors. Unless previously terminated by our board of directors, the Plan will terminate on February 25, 2010. Outstanding awards may be amended, subject, however, to the consent of the holder if the amendment alters or impairs the rights of the holder.

        Upon our dissolution or liquidation, or if we are not the surviving entity as a result of a reorganization, merger or other consolidation with or into another corporation, then the 2000 Stock Incentive Plan and all outstanding awards will terminate unless the successor corporation has provided for the assumption or substitution of the outstanding awards.

        Securities Underlying Awards.    The appraised fair market value of a share of our common stock as of March 31, 2002 was $19.29 per share.

Federal Income Tax Consequences of Awards under the 2000 Stock Incentive Plan

        The federal income tax consequences of the 2000 Stock Incentive Plan under current federal law, which is subject to change, are summarized in the following discussion which deals with general tax principles applicable to the 2000 Stock Incentive Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or international tax consequences.

        With respect to Nonqualified Stock Options, we are generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to Incentive Stock Options, we generally are not entitled to a deduction nor does the participant recognize income at the time of exercise. The current federal income tax consequences of other awards authorized under the 2000 Stock Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as Nonqualified Stock Options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; and performance share awards are generally subject to tax at the time of payment. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income.

        If an award is accelerated under the 2000 Stock Incentive Plan in connection with a change in control, as defined under the Internal Revenue Code, we may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the Internal Revenue Code and certain related excise taxes may be triggered. Furthermore, if the compensation attributable to awards is not “performance-based” within the meaning of Section 162(m), we may not be permitted to deduct the aggregate non performance-based compensation in excess of $1,000,000 in certain circumstances.

Specific Benefits

        We have not approved any awards under the 2000 Stock Incentive Plan that are conditioned upon stockholder approval of the amendment. If the additional number of shares that will be available under the 2000 Stock Incentive Plan if this proposal is approved by stockholders had been available for award purposes in fiscal 2001, we expect that our award grants for fiscal 2001 would not have been substantially different than those actually made under the 2000 Stock Incentive Plan. For information regarding awards granted to our executive officers in fiscal 2001, see the material under the heading “Management—Executive Compensation” below. We are not currently considering any additional specific award grants under the 2000 Stock Incentive Plan. The number, amount and type of awards to be received by or allocated to eligible persons in the future under the 2000 Stock Incentive Plan cannot be determined at this time.

Vote Required

        Our board of directors believes that the approval of the amendment will promote the interests of our stockholders and employees and continue to enable us to attract, retain and reward persons important to our success and to provide incentives based upon the attainment of corporate objectives and increases in stockholder value.

        Approval of the amendment requires the affirmative vote of a majority of our common stock, convertible preferred stock and class B preferred stock, voting as a single class, present, in person or by proxy, and entitled to vote at the special meeting.

        The Board of Directors of AECOM has approved and recommends that stockholders vote FOR the amendment to the 2000 Stock Incentive Plan.

PROPOSAL 3

APPROVAL OF THE AMENDED AND RESTATED STOCK INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS

        On May 25, 1995, our board of directors adopted the AECOM Technology Corporation Stock Incentive Plan for Non-Employee Directors. At the Special Meeting, stockholders will be asked to approve an amended and restated Stock Incentive Plan for Non-Employee Directors. If the stockholders do not approve the plan, no additional stock options will be granted under it.

Summary Description of the Stock Incentive Plan for Non-Employee Directors

        The principal terms of the Stock Incentive Plan for Non-Employee Directors are summarized below. The following summary is qualified in its entirety by the full text of the Stock Incentive Plan for Non-Employee Directors, which is attached as Annex D to this proxy statement/prospectus.

        Purpose.    The purpose of the Stock Incentive Plan for Non-Employee Directors, a non-qualified plan, is to provide eligible non-employee directors of AECOM with the ability to increase their proprietary interest in AECOM’s long-term prospects through the grant of stock options.

        Eligibility.    Only members of our board of directors who are not employed by us or any of our subsidiaries or by any holder of more than 5% of our outstanding voting securities may participate in the Stock Incentive Plan for Non-Employee Directors. As of March 31, 2002, there are six eligible non-employee directors.

        Administration.    The board of directors has appointed its compensation committee to administer the Stock Incentive Plan for Non-Employee Directors. In turn, this committee has delegated day-to-day administration of the Stock Incentive Plan for Non-Employee Directors, including the authority to authorize new or modify existing forms for use under the plan (with terms not inconsistent with the terms of the plan), to our human resources department.

        Shares Authorized.    The board of directors originally authorized 100,000 shares of common stock to be issued or delivered under the plan, subject to certain adjustments referenced in the plan. As of March 31, 2002, 79,000 of the 100,000 shares had been issued pursuant to options granted under the Stock Incentive Plan for Non-Employee Directors or were subject to options then outstanding under the plan, and approximately 21,000 shares were then available for additional award grants.

        The amended and restated Stock Incentive Plan for Non-Employee Directors, if approved by stockholders, will increase the aggregate share limit from 100,000 shares to 250,000 shares (an increase of 150,000 shares), subject to certain adjustments as provided in the plan. If shares that are reserved to be issued on the exercise of stock options are not issued because the stock option terminates or otherwise expires without payment in shares, the shares will be available for future option grants.

        Type of Awards.    The only awards under the Stock Incentive Plan for Non-Employee Directors are grants of stock options to eligible directors. The stock options granted under the Stock Incentive Plan for Non-Employee Directors are ten-year stock options. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant. Full payment for the shares purchased on the exercise of any stock option must be made at the time of exercise in a manner authorized by the Stock Incentive Plan for Non-Employee Directors.

        The Stock Incentive Plan for Non-Employee Directors provides for an initial grant of stock options to each eligible director at the time that he or she is first elected to our board of directors. Each initial grant is an option to purchase 5,000 shares of our common stock. In addition, on the first business day following our annual meeting of shareholders in each year during the term of the Stock Incentive Plan for Non-Employee Directors, each eligible director then continuing in office as of such date will automatically be granted a stock option to purchase 2,500 shares of our common stock.

        The stock options granted under the Stock Incentive Plan for Non-Employee Directors will vest and become exercisable on the six month anniversary of the date of grant.

        To the extent that an eligible director’s stock options are vested upon a termination of service as a member of the board of directors as a result of (1) his or her normal retirement from the board at age 72, (2) his or her death or total and permanent disability, (3) the occurrence of certain change in control events, including stockholder approval of (i) the dissolution or liquidation of AECOM, (ii) sale of all or substantially all of the assets of AECOM to an entity that is not a subsidiary or (iii) a merger or reorganization with or into an entity that is not a subsidiary where less than 50% of the outstanding voting securities of the surviving entity are owned by former AECOM stockholders, or (4) his or her voluntary early retirement to take a position in governmental service, then the eligible director (or his or her beneficiary in the event of his or her death) will have a period equal to the lesser of (a) the number of years of completed service as of the date of the director’s termination or (b) the remainder of the option’s term to exercise the vested portion of the option.

        To the extent that an eligible director’s stock options are vested upon a termination of service as a member of the board of directors for any reason other than those set forth in the preceding paragraph, the eligible director (or his or her beneficiary in the event of his or her death) will have a period equal to the lesser of (a) one year from the date of the director’s termination or (b) the remainder of the option’s term to exercise the vested portion of the option.

        In general, the current federal income tax consequences of nonqualified stock options are that AECOM is generally entitled to deduct, and the participant will recognize taxable income, in an amount equal to, the difference between the option exercise price and the fair market value of the shares at the time of exercise. Once exercised, the participant will receive capital treatment on any further gain or loss.

        Adjustment.    If the outstanding shares of AECOM common stock are changed by reason of any stock split, stock dividend, recapitalization, consolidation, reorganization, combination or exchange of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization or any other distribution to stockholders other than cash dividends, an appropriate adjustment will be made to the number and kind of shares that may be issued under the Stock Incentive Plan for Non-Employee Directors.

        Amendment or Termination.    Subject to stockholder approval of this proposal, no additional stock options may be granted under the Stock Incentive Plan for Non-Employee Directors, and such plan will terminate, on May 25, 2005, unless terminated by the committee sooner.

        The committee may amend, alter or terminate the Stock Incentive Plan for Non-Employee Directors at any time without the approval of the participants. The committee may, with the participants’ consent, modify the terms and conditions of outstanding options as it deems advisable. No amendment or termination of the Stock Incentive Plan for Non-Employee Directors may alter or impair any rights or obligations relating to any outstanding options with the prior consent of the participant.

        Securities Underlying Stock Options.    The fair market value of a share of common stock as of March 31, 2002 was $19.29 per share. Upon receipt of stockholder approval, AECOM plans to register 250,000 shares available under the Stock Incentive Plan for Non-Employee Directors under the Securities Act of 1933.

Specific Benefits

        The following chart presents the benefits or amount under stock options that will be allocated to eligible directors under the remaining term of the Stock Incentive Plan for Non-Employee Directors, subject to stockholder approval, subject to any future amendments to the Stock Incentive Plan for Non-Employee Directors.

Stock Incentive Plan for Non-Employee Directors
(Annual Option Awards)

Name and Position	Number of Shares Underlying Stock Options
Richard G. Newman, Chairman and Chief Executive Officer	Not eligible
Francis S.Y. Bong, Director and Chairman of Asia and Australia	Not eligible
Raymond W. Holdsworth, President and Chief Executive for Americas Group	Not eligible
Joseph A. Incaudo, Executive Vice President and Chief Financial Officer	Not eligible
Grant G. McCullagh, Executive Vice President	Not eligible
David N. Odgers, Chief Executive for Global Group	Not eligible
Executive Group	Not eligible
Non-Executive Director Group (6 persons)	15,000 per year (1)
Non-Executive Officer Employee Group	Not eligible

(1)
Represents the number of shares subject to each annual grant of stock options for calendar years 2002 through 2005, assuming, among other future variables, that there continues to be six eligible directors seated. The actual number of shares subject to stock options for initial one-time grants is not determinable because the number of initial one-time stock option grants in calendar years 2002 through 2005 depends on future variables such as the election of new eligible directors during the remaining term of the Stock Incentive Plan for Non-Employee Directors.

Vote Required

        Our board of directors believes that the Stock Incentive Plan for Non-Employee Directors is in the best interests of AECOM and our stockholders as a means of attracting and retaining qualified directors and to align the interests of our directors with those of our stockholders. All six non-employee members of our board of directors are eligible to participate in the Stock Incentive Plan for Non-Employee Directors and thus have a personal interest in its approval.

        Approval of the Stock Incentive Plan for Non-Employee Directors requires the affirmative vote of a majority of our common stock, convertible preferred stock and class B preferred stock, voting as a single class, present, in person or by proxy, and entitled to vote at the Special Meeting.

        The Board of Directors recommends that stockholders vote FOR the adoption of the amended and restated Stock Incentive Plan for Non-Employee Directors.

PROPOSAL 4

APPROVAL OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN

        We are submitting for approval to our stockholders, the AECOM Technology Corporation Employee Stock Purchase Plan referred to as the 2002 Employee Stock Purchase Plan or ESPP.

        The principal terms of the 2002 Employee Stock Purchase Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2002 Employee Stock Purchase Plan, a copy of which is attached as Annex E to this proxy statement/prospectus.

Summary Description of the 2002 Employee Stock Purchase Plan

        Purpose.    The purpose of the 2002 Employee Stock Purchase Plan is to assist eligible employees of AECOM and our participating subsidiaries in acquiring a stock ownership interest in our class B common stock after the merger at a favorable price and upon favorable terms. It will allow eligible employees to purchase shares of our class B common stock at a 15% discount through payroll deductions. It is in addition to, and does not take the place of, our Stock Investment Plan and Non-Qualified Stock Purchase Plan. The Stock Investment Plan is a tax-qualified 401(k) plan that allows our employees to invest in our common stock units on a tax-deferred basis. The Non-Qualified Stock Purchase Plan is a non-qualified plan to enable highly compensated employees who cannot participate in the Stock Investment Plan to defer their compensation in exchange for common stock units.

        Eligibility.    Only eligible employees may participate in the 2002 Employee Stock Purchase Plan. An eligible employee is any employee of AECOM or any of our participating subsidiaries, other than an employee (1) who has completed less than 90 days of continuous full-time employment with us or a participating subsidiary as of the applicable grant date, (2) whose customary employment is for 20 hours or less per week, (3) whose customary employment is for five months or less per calendar year, or (4) whose participation in the 2002 Employee Stock Purchase Plan would not be permitted pursuant to the applicable laws of a foreign jurisdiction. Notwithstanding the foregoing, certain employees who own 5% or more of our common stock are excluded from 2002 Employee Stock Purchase Plan participation.

        As of March 31, 2002, we had approximately 10,100 employees globally (including all of our named executive officers) who would have been entitled to participate in the 2002 Employee Stock Purchase Plan had it been in effect in all jurisdictions.

        Operation.    The 2002 Employee Stock Purchase Plan generally operates in successive six-month periods, each called an “offering period.” The compensation committee of our board of directors has the discretion to change the length of an offering period before it begins, although any new offering period may not be less than three months or more than 27 months. On the first day of each offering period (also called the “grant date”), each eligible employee who has timely filed a valid election to participate in the 2002 Employee Stock Purchase Plan for that offering period will be granted an option to purchase shares of our class B common stock. A participant must designate in his or her election the percentage (which must be at least 1% and not more than 15%) of his or her compensation to be withheld from his or her pay during that offering period and credited to a bookkeeping account maintained under the 2002 Employee Stock Purchase Plan in his or her name on our books.

        Each option will be for a term covering the length of the offering period with respect to which it was granted and will automatically be exercised on the last day of such offering period (also called the “exercise date”). The number of shares of common stock acquired by a participant upon exercise of his or her option will be determined by dividing the participant’s account balance as of the exercise date by the option price. Unless the committee selects a higher option price, the option price for each option will equal the lesser of: (1) 85% of the fair market value of a share of common stock on the date the option is granted or (2) 85% of the fair market value of a share of common stock on the date the option is exercised. A participant’s account will be reduced by the amount used to pay the option price upon exercise of his or her option.

        A participant’s election to participate in the 2002 Employee Stock Purchase Plan will continue in effect for all offering periods until: (1) he or she timely files a new valid election to change the level of his or her contributions or terminate his or her participation, effective in each case with the following offering period; or (2) the 2002 Employee Stock Purchase Plan or his or her participation in an offering period is terminated, each as described below. We will not pay any participant, or credit any account with, interest under the 2002 Employee Stock Purchase Plan.

        Termination of Participation.    A participant may elect to terminate his or her contributions to the 2002 Employee Stock Purchase Plan during an offering period at any time prior to the exercise date by completing and filing a withdrawal form in a manner prescribed by the compensation committee. A participant’s participation in the 2002 Employee Stock Purchase Plan will also terminate (prior to the applicable exercise date): (1) if his or her employment with AECOM and its participating subsidiaries terminates for any reason, or (2) in the event that he or she is no longer an eligible employee.

        If a participant’s 2002 Employee Stock Purchase Plan participation terminates during an offering period for any of the reasons discussed in the preceding paragraph, he or she will no longer be permitted to make contributions to the 2002 Employee Stock Purchase Plan for that offering period, his or her option for that offering period will automatically terminate, and his or her account balance will be paid to him or her in cash without interest. However, a participant’s termination from participation will not have any effect upon his or her ability to participate in any succeeding offering period, provided that the applicable eligibility and participation requirements are again then met.

        Authorized Shares; Limits on Contributions.    The maximum aggregate number of shares of class B common stock available under the 2002 Employee Stock Purchase Plan is 2,000,000 shares, and the maximum number of shares that an individual may purchase upon exercise of an option in any one six-month offering period is 3,000 shares. As required by the Internal Revenue Code, a participant cannot purchase more than $25,000 of stock (valued at the start of the applicable offering period) under the 2002 Employee Stock Purchase Plan in any one calendar year. In the event of a merger, consolidation, recapitalization, stock split, stock dividend, combination of shares, or other change affecting the common stock, a proportionate and equitable adjustment will be made to the number of shares subject to the 2002 Employee Stock Purchase Plan and outstanding options. No new offering periods will commence on or after the date on which no shares remain available for options under the 2002 Employee Stock Purchase Plan.

        Administration.    The 2002 Employee Stock Purchase Plan will be administered by the compensation committee of our board of directors. The 2002 Employee Stock Purchase Plan will not limit the authority of our board of directors or our compensation committee to grant awards or authorize any other compensation, with or without reference to the common stock, under any other plan or authority.

        Amendment or Termination of the 2002 Employee Stock Purchase Plan.    Our board of directors may amend, modify or terminate the 2002 Employee Stock Purchase Plan at any time and in any manner, provided that the existing rights of participants are not materially adversely affected thereby. Stockholder approval for any amendment will only be required to the extent necessary to meet the requirements of Section 423 of the Internal Revenue Code or to the extent otherwise required by law.

        Securities Underlying Awards.    Upon receipt of stockholder approval of the 2002 Employee Stock Purchase Plan and upon the completion of our proposed initial public offering, we plan to register under the Securities Act of 1933, the 2,000,000 shares of class B common stock available under the 2002 Employee Stock Purchase Plan.

Federal Income Tax Consequences of the 2002 Employee Stock Purchase Plan

        The federal income tax consequences of the 2002 Employee Stock Purchase Plan under current federal law, which is subject to change, are summarized in the following discussion. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or international tax consequences.

        The 2002 Employee Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. Participant contributions to the 2002 Employee Stock Purchase Plan are made on an after-tax basis (that is, the contributions are deducted from compensation that is taxable to the participant and for which AECOM or a subsidiary is generally entitled to a tax deduction).

        Generally, participants will not recognize taxable income as of either the grant date or the exercise date of an option. A participant will generally recognize income (or loss) upon a sale or disposition of the shares acquired under the 2002 Employee Stock Purchase Plan. If these shares are held by the participant for a period of at least two years after the grant date of the related option and for a period of at least one year after the exercise date of the related option (the “Required Holding Period”), and the shares are sold at a price in excess of the option price of the related option, the gain on the sale of the shares will be taxed as ordinary income to the extent of the lesser of: (1) the amount by which the fair market value of the shares on the grant date exceeded the option price, or (2) the amount by which the fair market value of the shares at the time of their sale exceeded the option price. Any portion of the gain not taxed as ordinary income will be taxed at capital gain tax rates. We will not be entitled to a federal income tax deduction with respect to any shares that are held for the Required Holding Period.

        If a participant disposes of the shares before the Required Holding Period has been satisfied, the sale will result in a “Disqualifying Disposition.” In this case, the participant will recognize ordinary income in an amount equal to the difference between the option price paid for the shares being sold and the fair market value of the shares on the last day of the offering period to which they were acquired. If the shares are sold at a price in excess of the option price paid for the shares, the participant will recognize a capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the last day of the offering period. Alternatively, if the shares are sold at a price less than the fair market value of the shares on the last day of the offering period, the participant will recognize a capital loss in an amount equal to the difference between the fair market value of the shares on the last day of the offering period and the selling price of the shares. We will not receive a federal income tax deduction with respect to any capital gain or loss recognized by you in connection with the sale of shares with a Disqualifying Disposition.

Specific Benefits

        The benefits that will be received by or allocated to eligible employees under the 2002 Employee Stock Purchase Plan cannot be determined at this time because the amount of contributions set aside to purchase shares of common stock under the 2002 Employee Stock Purchase Plan are entirely within the discretion of each participant. However, each eligible employee will be subject to the dollar value and individual share limits set forth under the caption “—Authorized Shares; Limits on Contributions” above.

Vote Required

        Our board of directors believes that the 2002 Employee Stock Purchase Plan will help promote the interests of AECOM by (1) linking the interests of our stockholders and participants, and (2) providing us with an additional means to attract, motivate, and retain employees. Members of the board of directors who are also employees of AECOM are eligible for awards under the 2002 Employee Stock Purchase Plan.

        Approval of the 2002 Employee Stock Purchase Plan requires the affirmative vote of a majority of our common stock, convertible preferred stock and Class B preferred stock, voting as a single class, present, in person or by proxy, and entitled to vote at the special meeting.

        The Board of Directors recommends that stockholders vote FOR the adoption of the 2002 Employee Stock Purchase Plan.

THE SPECIAL MEETING; VOTING RIGHTS AND PROXIES

        We are furnishing this proxy statement/prospectus to you in connection with our solicitation of proxies at the special meeting. We are first mailing this proxy statement/prospectus and the accompanying form of proxy on or about June 19, 2002. We also are furnishing this proxy statement/prospectus as a prospectus in connection with the issuance of New AECOM class A common stock and New AECOM convertible preferred stock as a result of the merger.

Time, Place and Purposes

        We will hold the special meeting at 555 South Flower Street, Suite 3700, Los Angeles, California, on July 9, 2002, at 9:00 A.M. At the special meeting, we will ask you to vote to adopt an Agreement and Plan of Merger, dated as of April 12, 2002, among AECOM Technology Corporation, AECOM Merger Corporation, and AECOM Merger Subsidiary Corporation, a wholly owned subsidiary of AECOM Merger Corporation, pursuant to which AECOM Technology Corporation will merge with AECOM Merger Subsidiary Corporation, with AECOM Technology Corporation surviving the merger. After the merger, AECOM Merger Corporation will change its name to AECOM Technology Corporation. Each share of our currently outstanding common stock will be converted automatically into one share of the New AECOM class A common stock, divided as equally as possible among class A-1, class A-2 and class A-3 common stock, and each share of our currently outstanding convertible preferred stock will be converted automatically one share of the New AECOM convertible preferred stock. Within one week after the merger, Old AECOM will be merged with and into New AECOM, with New AECOM surviving the merger.

Record Date; Voting Rights; Votes Required for Approval

        Our board has fixed the close of business on May 23, 2002 as the record date for determining stockholders entitled to receive notice of and to vote at the special meeting. Only stockholders of record as of the close of business on the record date will be entitled to vote at the special meeting.

        We had 21,056,348 shares of common stock, 4,865,130 shares of class B preferred stock and 8,063 shares of convertible preferred stock outstanding and entitled to vote, respectively, as of the close of business on the record date. These shares are the only securities that may be voted at the special meeting. Each share is entitled to one vote. U.S. Trust Company, N.A., as trustee under our employee benefit plans, holds 11,366,638 shares of common stock and all of the shares of Class B preferred stock, which constitutes 62.6% of our outstanding stock entitled to vote as of the record date.

        Our executive officers and directors as a group currently own 8.0% of our common stock entitled to vote as of the record date, and it is currently expected that they will vote in favor of the adoption of the merger.

        Holders of a majority of the issued and outstanding shares of our common stock, convertible preferred stock and class B preferred stock, present in person or by proxy, will constitute a quorum for the transaction of business at the special meeting. The affirmative vote of at least two-thirds of all outstanding common stock, convertible preferred stock and class B preferred stock, voting together as one class, is required to adopt the merger agreement. The affirmative vote of a majority of our common stock, convertible preferred stock and class B preferred stock, voting as a single class, present, in person or by proxy, and entitled to vote at the special meeting is required to approve the proposal to approve and adopt the amended and restated 2000 Stock Incentive Plan, the amended and restated Stock Incentive Plan for Non-Employee Directors and the new 2002 Employee Stock Purchase Plan.

        Votes cast by proxy or in person at the special meeting will be tabulated and will determine whether or not a quorum is present. Abstentions will be treated as shares present in determining whether there is a quorum for the special meeting, but abstentions will have the same effect as a vote against adoption of the proposals.

        Because an affirmative vote is required for adoption of each proposal, abstentions will have the same effect as a vote against each proposal. Accordingly, the board of directors urges stockholders to complete, sign and date and return the enclosed proxy card as promptly as possible in the enclosed, postage-prepaid envelope.

Voting and Revocation of Proxies

        All shares represented by valid proxies that we receive before the special meeting will be voted at the special meeting as specified in the proxy, unless the proxy has been previously revoked. If no specification is made on a proxy with respect to a proposal, the related shares will be voted FOR that proposal.

        Unless you indicate otherwise, your proxy also will confer discretionary authority on the board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the special meeting.

        You have the right to revoke your proxy at any time before it is voted by giving written notice of revocation to our Secretary, by submitting a subsequent later-dated proxy or by voting in person at the special meeting.

Costs of Solicitation

        We will pay the expenses of printing, assembling and mailing this proxy statement/prospectus. In addition to the use of the mails, our directors, officers or regular employees may solicit proxies without additional compensation, except for reimbursement of actual expenses. They may do so using the mails, in person, by telephone, by facsimile transmission or by other means of electronic communication.

        We will reimburse U.S. Trust Company, N.A. and Mourant & Co. for out-of-pocket expenses incurred in sending these proxy materials to, and obtaining instructions from, participants in our employee benefit plans.

Appraisal Rights

        In connection with the merger and the conversion of our outstanding common stock into New AECOM class A common stock and our convertible preferred stock into New AECOM convertible preferred stock, holders of Old AECOM common stock and convertible preferred stock will be entitled to appraisal rights. Under Section 262 of the Delaware General Corporation Law, as a result of the consummation of the merger, holders of shares of Old AECOM capital stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled to have the fair value of their shares at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to them in cash by complying with the provisions of Section 262. We are required to send a notice to that effect to each stockholder not less than 20 days prior to the special meeting. This proxy statement/prospectus shall constitute the notice to the holders of Old AECOM capital stock entitled to appraisal rights.

        The following is a brief summary of Section 262 which sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached hereto as Annex B.

        Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions.

        A written demand for appraisal of shares must be delivered to the Corporate Secretary of AECOM before the vote on the merger agreement.

        A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the certificates representing shares, or if the shares are held as uncertificated shares, as such stockholders’ name appears on the books and records of the transfer agent as the owner of shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, he is acting as agent for the record owner. The stockholder must continuously hold the shares from the date of making the demand through the effective time.

        A record owner, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In such case the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner.

        Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the merger agreement.

        As required by Section 262, a demand for appraisal must reasonably inform the corporation of the identity of the record holder and of such holder’s intention to seek appraisal of such shares.

        Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: AECOM Technology Corporation, 555 South Flower Street, Suite 3700, Los Angeles, California 90071, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares owned, and that the stockholder is thereby demanding appraisal of his or her shares.

        A stockholder electing appraisal must not vote its shares of common stock in favor of the merger agreement. Because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wished to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262.

        Within 120 days after the effective time of the merger, either AECOM or any stockholder who has timely and properly demanded appraisal of his or her shares and who has complied with the required conditions of Section 262 and is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the considerations that could be considered in determining fair value in an appraisal proceeding, stating that proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered and that fair price obviously requires consideration of all relevant factors involving the value of a company. The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court construed Section 262 to mean that elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered. However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined exclusive of any element of value arising from the accomplishment or expectation of the merger.

        Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the value of the shares of the New AECOM class A common stock they are entitled to receive pursuant to the merger agreement if they seek appraisal of their shares and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. Stockholders should also bear in mind that the appraisal process under Section 262 is different from the quarterly appraisal process performed by our independent appraiser.

        The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

        At any time within 60 days after the effective time of the merger, any stockholder who has demanded appraisal shall have the right to withdraw his or her demand for appraisal and to accept the shares of new common stock to which such stockholder is entitled pursuant to the merger. After this period, such holder may withdraw his or her demand for appraisal only with the consent of New AECOM, as the surviving corporation in the merger. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal shall cease and all stockholders shall be entitled only to receive the shares of common stock as provided for in the merger agreement. Inasmuch as AECOM has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

        The foregoing is a brief summary of Section 262 that sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached hereto as Annex B.

DESCRIPTION OF CAPITAL STOCK, CERTIFICATE OF INCORPORATION AND BYLAWS

        The following is a description of the terms of our restated certificate of incorporation and bylaws as each will be in effect following the merger. We also refer you to our restated certificate of incorporation, a copy of the form of which is attached as Exhibit 1 to Annex A to this proxy statement/prospectus, and bylaws, a copy of the form of which has been filed with the SEC as an exhibit to the registration statement of which this proxy statement/prospectus is a part or is available from us.

Authorized Capitalization

        Our capital structure will consist of:

•	15,000,000 authorized shares of class A-1 common stock;

•	15,000,000 authorized shares of class A-2 common stock;

•	15,000,000 authorized shares of class A-3 common stock;

•	150,000,000 authorized shares of class B common stock; and

•	10,000,000 authorized shares of preferred stock.

        After the merger, but prior to the IPO and tender offer, there will be approximately 7.1 million shares of class A-1 common stock, 7.1 million shares of class A-2 common stock, 7.1 million shares of class A-3 common stock, and approximately 8,250 shares of convertible preferred stock outstanding. Shares of New AECOM class A common stock that are converted to shares of New AECOM class B common stock will resume the status of authorized but unissued shares of class A common stock.

        After the public offering, there will be outstanding stock options and common stock units for about 9.9 million shares of New AECOM class A common stock and there will be outstanding convertible preferred stock units for approximately 1,600 shares of New AECOM convertible preferred stock.

        After the expiration of the periods during which transfer restrictions apply to the class A-1, class A-2 and class A-3 common stock (as described in “Proposal 1—The Merger, The Public Offering and The Tender Offer—Transfer Restrictions on Shares of Class A Common Stock”), our certificate of incorporation will be amended to combine the unrestricted classes of class A common stock with our unrestricted class B common stock into one class referred to as common stock, without any class designation. After this amendment, our authorized stock will consist of 195,000,000 authorized shares of common stock and 10,000,000 authorized shares of preferred stock. The stockholders of AECOM Merger Corporation will execute a written consent before the merger to this amendment and, therefore, no further stockholder action will be required.

Description of Our Certificate of Incorporation

        This section describes other key provisions of our certificate of incorporation.

        Limitation of Director Liability.    Our certificate of incorporation provides that our directors are not liable to our stockholders for monetary damages for breach of fiduciary duty, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (unlawful dividends); and

•	for transactions from which the director derived improper personal benefit.

        Indemnification of Directors and Officers.    Our certificate of incorporation provides for indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law.

        Classified Board of Directors.    Our certificate of incorporation provides for a classified board of directors.

Comparison of Our Currently Outstanding Common Stock to New Class A Common Stock and New Class B Common Stock

        The following table compares our currently outstanding common stock and new class A common stock and new class B common stock.

	Old AECOM Common Stock	New AECOM Class A Common Stock	New AECOM Unrestricted Class B Common Stock
Public Market:	None	None	Will be listed on the New York Stock Exchange, subject to official notice of issuance.

Voting Rights:	One vote per share.	One vote per share.	One vote per share.

	Cumulative voting for our board of directors.	No cumulative voting for our board of directors.	No cumulative voting for our board of directors.

Transfer Restrictions:	No sales or transfers,
except (a) at retirement,
death or other termination
of employment or (b)
under our Liquidity and
Diversification Program,
which permits sales each
year of shares held for at
least five years equal to
the greater of $50,000 or
20% of your shares.	Sales may be made pursuant to
the proposed tender offer.
During the restricted periods
noted below, no sales, transfers,
pledges or offers to sell or
hedging transactions can be
made, except for permitted
transfers. Permitted transfers
		include:	Unrestricted class B common stock has no transfer restrictions.
• transfers approved by us after the death of an employee in order to pay estate taxes and expenses and transfers in the case of employee stockholder hardship;
• transfers to family members and estates established for estate planning or educational purposes; and

• transfers to us, as otherwise contemplated by our employee benefit plans or pursuant to the proposed tender offer.

Prohibitions on hedging
transactions including contracts
to buy or sell class A common
stock. A hedging transaction is
a transaction where one
effectively locks in a sale price
to avoid the risk of a future
price decrease.
	Old AECOM Common Stock	New AECOM Class A Common Stock	New AECOM Unrestricted Class B Common Stock
The new class A common stock
consists of one-third class A-1
common stock, one-third
class A-2 common stock and
one-third class A-3 common
stock. After the expiration of
the applicable sales restrictions,
the new class A common stock
will convert upon sale into
unrestricted new class B
common stock. The sales
restrictions expire as follows:

• for the class A-1 common stock, 180 days after the pricing of the initial public offering for class B common stock;

• for the class A-2 common stock, 360 days after the pricing of the initial public offering for class B common stock; and

• for the class A-3 common stock, 540 days after the pricing of the initial public offering for class B common stock.

Conversion:	Not convertible.	Shares of class A common stock will convert automatically into shares of unrestricted class B common stock upon any transfer.	Not convertible.

Rights upon merger, consolidation or reorganization:	We can enter into any agreement of merger to merge with or into any corporation, subject to our certificate of incorporation and any loan agreements or instruments to which we are a party.

In the event that we reorganize,
merge or consolidate with one
or more other corporations,
holders of shares of class A
common stock will be entitled
to receive the same kind and
amount of securities or property
that is to be received by holders
of shares of class B common
stock.

In the event that we
reorganize, merge or
consolidate with one or
more other corporations,
holders of shares of
class B common stock
will be entitled to receive
the same kind and amount
of securities or property
that is to be received by
holders of shares of
class A common stock.

Other Rights:	No preemptive rights or other subscription rights.	No preemptive rights or other subscription rights.	No preemptive rights or other subscription rights.

        The following table compares key provisions of the old certificate of incorporation and by-laws and the new certificate of incorporation and by-laws.

	Old Certificate of Incorporation and Bylaws	New Certificate of Incorporation and Bylaws
Stockholder action by written consent:	Yes	None

Stockholder ability to call a special meeting:	Upon written request of at least 10% of the stock entitled to vote at such meeting.	None

Limitation of director liability:	Our directors are not liable to our stockholders for monetary damages for breach of fiduciary duty, except for liability:	Our directors are not liable to our stockholders for monetary damages for breach of fiduciary duty, except for liability:

	• For breach of duty of loyalty;	• For breach of duty of loyalty;

	• For acts or omissions prior to the effective date of the provision in the certificate of incorporation that limits director liability;	• For acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

	• Under Section 174 of the DGCL (unlawful dividends); and	• Under Section 174 of the DGCL (unlawful dividends); and

	• For transactions from which the director derived improper personal benefit.	• For transactions from which the director derived improper personal benefit.

Indemnification of directors and officers:	Our directors and officers are indemnified to the fullest extent authorized by the DGCL.	Our directors and officers are indemnified to the fullest extent authorized by the DGCL.

Classified board of directors:	No	Yes

Supermajority provisions:	Any change of the certificate of incorporation and any business combination requires an affirmative vote by two-thirds of the stock entitled to vote.	Any business combination requires an affirmative vote by two-thirds of the stock entitled to vote.

Dividends; Subdivision and Combinations

        Subject to the rights of the holders of preferred stock, holders of shares of class A common stock and class B common stock will be entitled to receive dividends and other distributions in cash, stock or our property as our board of directors may declare from time to time out of our legally available assets or funds and will share equally on a per share basis in all such dividends and other distributions. If dividends or other distributions are payable in our common stock, including distributions pursuant to stock splits or divisions of our common stock, only shares of class A common stock will be paid or distributed with respect to shares of class A common stock and only shares of class B common stock will be paid or distributed with respect to shares of class B common stock. The number of shares of class A common stock and shares of class B common stock so distributed will be equal on a per share basis.

        Neither our shares of class A common stock nor our shares of class B common stock may be reclassified, subdivided or combined, except for reclassifications after the expiration of all applicable restricted periods to combine classes of our class A-1, class A-2, class A-3 and class B common stock into one class of common stock, without any class designation, pursuant to an amendment to our certificate of incorporation, unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for the class.

        When the merger is completed, all the outstanding shares of class A common stock will be validly issued, fully paid and nonassessable. When the public offering is completed, all the outstanding shares of class B common stock will be validly issued, fully paid and nonassessable.

Preferred Stock

        Our board of directors has the authority to issue shares of preferred stock from time to time on terms that it may determine, to divide preferred stock into one or more classes or series, and to fix the designations, voting powers, preferences and relative participating, optional or other special rights of each class or series, and the qualifications, limitations or restrictions of each class or series, to the fullest extent permitted by Delaware law. The issuance of preferred stock could have the effect of decreasing the market price of our common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of common stock. The only preferred stock outstanding immediately after the merger will be the New AECOM convertible preferred stock described below.

Convertible Preferred Stock

        The following is a summary of the material terms of the New AECOM convertible preferred stock.

        General.    The convertible preferred stock is limited to an aggregate of 2,500,000 shares with a par value of $.001 per share and a liquidation preference of $100 per share.

        Dividends.    Holders of the convertible preferred stock are entitled to receive dividends payable in additional shares of convertible preferred stock at the applicable rate as set forth below. Dividends on the convertible preferred stock are payable quarterly on October 1, January 1, April 1 and July 1 of each year. Dividends payable on the convertible preferred stock for any period greater or less than a full year shall be computed on the basis of a 365-day year.

        The applicable rate will be set annually by the independent appraiser engaged by the trustee of the Stock Investment Plan at a level that it determines is necessary for the fair value of the convertible preferred stock to be equal to its par value. In making that determination, the appraiser considers our credit worthiness (to determine the “spread” over 12-month U.S. Treasury Bills) and prevailing market rates (the return on 12-month U.S. Treasury Bills). Participants are informed shortly before the end of the September 30 fiscal year of what the spread (over 12-month U.S. Treasury Bills) component of the applicable rate is. The actual 12-month U.S. Treasury Bill rate at September 30 will be used in the final calculation of the applicable rate for the ensuing 12-month period.

        Redemption.    After a share of convertible preferred stock has been outstanding for at least three years, we may redeem such convertible preferred stock at our election, in whole or in part, upon not less than 30 nor more than 60 days’ written notice to the registered holder of the shares of convertible preferred stock to be redeemed. The redemption price shall be equal to 102.5% of the liquidation preference of the shares of convertible preferred stock to be redeemed, plus the payment of any accrued and unpaid dividends to the redemption date. If the convertible preferred stock has been held at least one year, on each January 1, April 1, July 1 and October 1, the holder of shares of convertible preferred stock may convert the shares to New AECOM class A common stock. See “—Conversion”.

        Conversion.    If the convertible preferred stock has been held at least one year, on each January 1, April 1, July 1 and October 1 (a “Preferred Conversion Date”), the holder of shares of convertible preferred stock may convert some or all of the shares of convertible preferred stock held into shares of New AECOM class A common stock. The number of shares of our New AECOM Class A common stock to be received upon conversion shall be determined by dividing (i) the aggregate liquidation preferences and accrued and unpaid dividends to the applicable Preferred Conversion Date of the shares of convertible preferred stock to be converted, by (ii) the per share price of our New AECOM Class A common stock on the applicable conversion date. Before the restriction periods expire on the class A common stock, the per share price will be determined by an appraisal of an independent firm. After the restriction periods expire on the class A common stock, the per share price will be the closing price of the class B common stock on the conversion date. The New AECOM class A common stock issued upon conversion of the convertible preferred stock will be divided, as nearly as possible, equally between New AECOM class A-1, class A-2 and class A-3 common stock. The New AECOM class A common stock issued upon conversion of the convertible preferred stock will have the same terms and restrictions as the New AECOM class A common stock held by other stockholders.

        Liquidation Rights.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of AECOM, the holders of shares of convertible preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets or any payments are made to holders of our common stock or of any other shares of our stock ranking as to such a distribution junior to the shares of convertible preferred stock, liquidating distributions in the amount of $100 per share plus accrued and unpaid dividends. After payment of such liquidating distributions, the holders of shares of convertible preferred stock will not be entitled to any further participation in any distribution of assets by us.

        Voting Rights.    Except as expressly required by applicable law, the holders of the convertible preferred stock will be entitled to one vote per share.

        If the equivalent of six quarterly dividends payable on the convertible preferred stock are in arrears, the number of our directors will be increased by two and the holders of convertible preferred stock, voting as a class with the holders of shares of any one or more other series of preferred stock ranking on a parity with the convertible preferred stock as to payment of dividends and the distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill such vacancies. Such right to elect two additional directors shall continue until all dividends in arrears have been paid or declared and set apart for payment. Each director elected by the holders of shares of the convertible preferred stock and all other classes of preferred stock whose holders are entitled to vote shall continue to serve as such director for the full term for which he or she shall have been elected, notwithstanding that prior to the end of such term such default shall cease to exist.

Common Stock Units

        We have a Non-Qualified Stock Purchase Plan pursuant to which our highly compensated employees may defer compensation that they might otherwise have contributed to our Stock Incentive Plan or our Investment Plan. As a result of these deferrals, employees are credited with common stock units on a tax-deferred basis. The common stock units may only be redeemed for common stock. The holders of common stock units are not entitled to vote but are credited with dividends that are declared on the common stock. In the event of our liquidation, holders of common stock units will be entitled to no rights greater than holders of our common stock.

        Our non-employee directors are entitled to defer some or all of their annual retainers and meeting fees and receive common stock units.

Convertible Preferred Stock Units

        Our highly compensated employees who receive common stock units through our Non-Qualified Stock Purchase Plan may elect to exchange their common stock units for convertible preferred stock units. The holders of convertible preferred stock units are not entitled to vote. The convertible preferred stock units may only be redeemed for shares of convertible preferred stock.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

        Our new certificate of incorporation and bylaws contain provisions that may have some anti-takeover effects. Provisions of Delaware law may have similar effects under our certificate of incorporation.

    Delaware Anti-Takeover Statute

        We are subject to Section 203 of the Delaware General Corporation Law. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the time such stockholder became an interested stockholder, unless:

•
the business combination or the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the time that the interested stockholder attained that status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•
at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        Business combinations include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an interested stockholder is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts with respect to us and, therefore, may discourage attempts to acquire us.

        In addition, various provisions of our certificate of incorporation and bylaws, which are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    No Cumulative Voting

        Delaware General Corporation Law provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly address cumulative voting.

    No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders

        Our certificate of incorporation prohibits stockholder action by written consent. It also provides that special meetings of our stockholders may be called only by the board of directors or the chief executive officer.

    Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice must be delivered or mailed and received at our principal executive offices not less than 45 nor more than 75 days in advance of the anniversary date of our proxy statement in connection with our previous year’s annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

    Limitations on Liability and Indemnification of Officers and Directors

        The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (unlawful dividends); or

•	for transactions from which the director derived improper personal benefit.

        Our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by Delaware General Corporation Law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

    Authorized But Unissued Shares

        Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

    Supermajority Provisions

        Under our certificate of incorporation, we must receive the consent of the holders of at least two-thirds of the outstanding shares of our class A and class B common stock, voting together as a single class, to approve a “business combination.” A business combination is defined as:

          (i)  any merger of AECOM into, or any consolidation of AECOM with, any other firm, corporation or entity, other than any corporation of which a majority of the voting securities is owned directly or indirectly by AECOM;

          (ii)  any sale, lease, exchange or other transfer to any individual firm, corporation or entity of all or substantially all of the assets of AECOM (other than a mortgage or pledge of the assets of AECOM) in one or more related transactions; or

(iii) the adoption of any plan for the liquidation or dissolution of AECOM.

Transfer Agent and Registrar

        Mellon Investor Services LLC is the transfer agent and registrar for our class A common stock and our unrestricted class B common stock.

MANAGEMENT

Executive Officers and Directors

        Our directors and executive officers are set forth below. Executive officers report directly to the Chief Executive Officer.

Name	Age (1)	Position
Richard G. Newman	67	Chairman of the Board and Chief Executive Officer
Francis S. Y. Bong	60	Chairman of Asia and Australia; Director
Raymond W. Holdsworth	59	President and Chief Executive for Americas Group
Joseph A. Incaudo	61	Vice Chairman
Grant G. McCullagh	51	Executive Vice President
David N. Odgers	59	Chief Executive for Global Group
Glenn Robson	40	Senior Vice President and Chief Financial Officer
H. Frederick Christie	68	Director
John W. Downer	66	Director
S. Malcolm Gillis	61	Director
Robert J. Lowe	62	Director
Joan A. Payden	70	Director
William P. Rutledge	60	Director

(1)	As of April 30, 2002.

        Richard G. Newman has been a director and Chief Executive Officer of AECOM since May 1991. He served as a director of Ashland Technology Corporation, which became AECOM in April 1990, from February 1989, and was appointed President in December 1988. Mr. Newman relinquished the office of President as of March 1, 2000 but retained the position of Chairman and Chief Executive Officer. Previously, he was President and Chief Operating Officer of DMJM from October 1985 to December 1988 and a Corporate Vice President or Vice President of DMJM from 1977 to October 1985. Mr. Newman is also a director of Southwest Water Company and 13 mutual funds under Capital Research and Management Company.

        Francis S. Y. Bong was named to the Board of Directors of AECOM with the merger of AECOM and Guy Maunsell International Limited effective as of May 4, 2000. He serves as Chairman for our operations throughout Asia and Australia. Prior to the merger, Mr. Bong was Chairman and Chief Executive of Maunsell Consultants Asia Holding Ltd. from 1997 to 2000 and he served as Managing Director of the same firm from 1987 to 1996. Mr. Bong started with Maunsell in 1975.

        Raymond W. Holdsworth was named President of AECOM as of March 1, 2000 and, since April 2001, has served as Chief Executive for our Americas Group. Prior to March 2000, Mr. Holdsworth held the position of Chairman and Chief Executive Officer of DMJM, which he had held since January 1999, when he relinquished the position of President after serving in that capacity since April 1993. Prior to his DMJM role, he served as Vice President of AECOM beginning in June 1992.

        Joseph A. Incaudo was named Vice Chairman of AECOM in May 2002. Prior to his appointment as Vice Chairman, Mr. Incaudo served as our Executive Vice President and Chief Financial Officer since December 1988. He also served as our Chief Administrative Officer from December 1995 to March 2000. From January 1986 to December 1988, Mr. Incaudo was Administrative Vice President, Chief Financial Officer and Treasurer of AECOM. Mr. Incaudo served as Administrative Vice President, Treasurer and Chief Financial Officer of Ashland Professional and Technical Services Group from October 1985 to January 1986 and has served as Treasurer of DMJM since March 1983. Mr. Incaudo is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.
        Grant G. McCullagh was named Executive Vice President of AECOM as of March 1, 2000, responsible for Corporate Operations, Corporate Development and Strategic Planning. He also provides corporate leadership relating to the cross-selling of the Americas-Facilities Group business and our construction management and integrated services. Prior to March 2000, Mr. McCullagh was responsible for our Americas-Facilities Group from June 1999 until March 2000. Mr. McCullagh has been President and Chief Executive Officer of The McClier Corporation since 1988, when the company was founded, until he relinquished this role in April 2001. In December 1998, Mr. McCullagh relinquished the position of President of McClier but retained the positions of Chairman and Chief Executive Officer. He was named Chairman, President and Chief Executive Officer of Holmes & Narver, Inc. effective October 1, 1997. In June 1999, he relinquished the position of President but retained the positions of Chairman and Chief Executive Officer until March 2000.

        David N. Odgers is Chief Executive of our Global Group, headquartered in London. Prior to the merger of AECOM and Maunsell, he served as Chief Executive of Maunsell since 1998. Before that, Mr. Odgers served as Chief Executive of Maunsell Pty Ltd, Australia, from 1989 to 1998. He has served in a variety of increasingly responsible positions with various organizations in the Maunsell Group since he started with that firm in 1965.

        Glenn Robson joined AECOM in May 2002 as Senior Vice President and Chief Financial Officer. Prior to joining us, Mr. Robson worked at Morgan Stanley & Co. Incorporated for twelve years, serving most recently as a Managing Director in the Investment Banking Division. Mr. Robson started his career as a business consultant for the consulting firm of McKinsey & Company.

        H. Frederick Christie was named to the Board of Directors of AECOM effective as of August 1, 1990. From 1987 until his retirement in 1989, Mr. Christie served as President and Chief Executive Officer of The Mission Group, where he was responsible for all of the non-utility subsidiaries of SCEcorp., the parent company of Southern California Edison Company. Mr. Christie served as President and a Director of Southern California Edison Company from November 1984 until September 1987, after having previously served as Executive Vice President and Treasurer. He is also a director of 19 mutual funds under Capital Research and Management Company, Valero LLP, IHOP Corp., Southwest Water Company and Ducommun Incorporated.

        John W. Downer was named to the Board of Directors of AECOM effective as of May 4, 2000. He serves as a special consultant to AECOM with a focus on our global operations. Mr. Downer served as Group Chief Executive of Maunsell and its predecessor firms from 1989 to 1998, at which time he was appointed Chairman. Mr. Downer has held increasingly responsible officerships with the Maunsell Group since he started with that firm in 1963 and was Managing Director in Asia from 1969 to 1998, during which time Maunsell grew to become the largest consulting engineering firm in Asia.

        S. Malcolm Gillis was named to the Board of Directors of AECOM effective as of January 20, 1998. Dr. Gillis has been President of Rice University since July 1993. Before assuming the presidency of Rice, Dr. Gillis served at Duke University from 1984 to 1993, where he served as Dean of the Faculty of Arts and Sciences from 1991 to 1993, and Harvard University, where he did extensive teaching and consulting in the area of international economics from 1969 to 1984, with particular emphasis on Latin America and Asia, working with heads of state on economic policy issues. Dr. Gillis serves as a Director of the Federal Reserve Bank of Dallas. Dr. Gillis also serves on the Boards of various educational and charitable organizations and government commissions and committees.

        Robert J. Lowe was named to the Board of Directors of AECOM effective as of February 18, 1993. Mr. Lowe is Chairman and Chief Executive Officer of Lowe Enterprises, Inc. and its affiliated companies. He was the principal founding shareholder in 1972 of the corporation that became Lowe Enterprises, Inc. Mr. Lowe also serves on the board of Claremont McKenna College and on the boards of various charitable organizations and government commissions and committees.

        Joan A. Payden was named to the Board of Directors of AECOM effective as of February 18, 1997. Ms. Payden is President and Chief Executive Officer of Payden & Rygel, an investment advisory firm that focuses on the management of global institutional assets for its clients. Ms. Payden founded the company in 1983 and she is currently the majority shareholder. Ms. Payden also serves on the Board of Directors of the Automobile Club of Southern California.

        William P. Rutledge was named to the Board of Directors of AECOM effective November 29, 1998. Mr. Rutledge currently serves as Chairman of Communications & Power Industries of Palo Alto, California. Mr. Rutledge was President and Chief Executive Officer of Allegheny Teledyne, Inc. from August 1996 until his retirement in 1997. Mr. Rutledge also serves on the Board of Directors of First Federal Bank in Santa Monica, California, Computer Sciences Corporation in El Segundo, California and Sempra Energy Corporation, San Diego, California, and on the Board of Trustees of Lafayette College, KCET Public Television, Saint John’s Health Center and the World Affairs Council of Los Angeles.

Composition of the Board of Directors

        In accordance with the terms of our Restated Certificate of Incorporation, the terms of office of our board of directors are divided into three classes:

•	Class I directors, whose term will expire at the annual meeting of stockholders to be held in 2003;

•	Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2004; and

•	Class III directors, whose term will expire at the annual meeting of stockholders to be held in 2005.

        Our Class I directors are Richard G. Newman and Joan A. Payden, our Class II directors are John W. Downer, Robert J. Lowe and William P. Rutledge, and our Class III directors are Francis S. Y. Bong, H. Frederick Christie and S. Malcolm Gillis. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any vacancies in our classified board will be filled by the remaining directors and the elected person will serve the remainder of the term of the class to which he or she is appointed. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control or management of our company.

Committees of the Board of Directors

        The audit committee of our board of directors consists of William P. Rutledge (Chairperson), H. Frederick Christie and S. Malcolm Gillis. The audit committee, which is composed solely of independent directors, makes recommendations to our board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, and reviews and evaluates our audit and control functions.

        The compensation committee of our board of directors consists of H. Frederick Christie (Chairperson), S. Malcolm Gillis, Joan A. Payden and William P. Rutledge. The compensation committee, comprised solely of outside directors, oversees our equity compensation plans and makes decisions concerning salaries and incentive compensation for our employees and consultants.

        The nominating committee of our board of directors consists of S. Malcolm Gillis (Chairperson), H. Frederick Christie and Robert J. Lowe. The nominating committee makes recommendations to the board of directors regarding nominees to be proposed by the board of directors for election as directors and evaluates the size and composition of the board of directors. The nominating committee will consider written suggestions from stockholders regarding potential nominees for election.

        The strategic planning committee of our board of directors consists of Robert J. Lowe (Chairperson), Francis S.Y. Bong, John W. Downer and Joan A. Payden. The strategic planning committee works with our management in developing our five-year strategic plan and our annual operating plan.

Compensation Committee Interlocks and Insider Participation

        None of the members of the compensation committee of our board of directors is an officer or employee of our company. No executive officer of our company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee.

Compensation of the Board of Directors

        Those of our directors, who also serve as officers or consultants of AECOM or its subsidiaries, are not currently compensated by us for meeting attendance or performing any other function of the Board. Any director who is not an employee or consultant is paid a retainer of $24,000 per year ($30,000 in the case of the chairpersons of the compensation and audit committees and $26,400 in the case of the chairpersons of the strategic planning and nominating committees), plus $1,000 for the first board or committee meeting or function attended on any given day and $500 for each additional meeting attended on the same day. Our non-employee directors are entitled to defer some or all of their annual retainers and meeting fees to our Non-Qualified Stock Purchase Plan and receive common stock units.

        Each non-employee director, at the time he or she is first elected to our board of directors, will receive options to purchase 5,000 shares of our common stock. Each non-employee director is entitled to receive additional options to purchase up to 2,500 shares of our common stock on the date of our annual meeting during the term of the Stock Incentive Plan for Non-Employee Directors. The exercise price for the options is the market value of our common stock on the date of grant and the options are exercisable six months after the grant date.

        Our board has granted to Mr. Downer options to purchase 20,000 shares of our common stock at an exercise price equal to the initial public offering price. The options will vest six months after the closing of this offering and will expire seven years from the grant date. The options were granted under our 2000 Stock Incentive Plan.

Limitation of Directors’ Liability and Indemnification

        As permitted by Delaware law, our Restated Certificate of Incorporation contains a provision eliminating the personal liability of our directors to us and our stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by the General Corporation Law of Delaware. Under the present provisions of the General Corporation Law of Delaware, our directors’ personal liability to us and our stockholders for monetary damages may be so eliminated for any breach of fiduciary duty as a director other than (i) any breach of a director’s duty of loyalty to us or to the stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) dividends or stock repurchases or redemptions that are illegal under Delaware law, and (iv) any transaction from which a director receives an improper personal benefit. This provision pertains only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. As a result of the inclusion of such provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against the challenged conduct.

        Our Bylaws require us to indemnify our officers and directors against expenses and costs, judgments, settlements and fines reasonably incurred in the defense of any claim, including any claim brought by us or in our right, to which they were made parties by reason of being or having been officers or directors.

Executive Compensation

    Summary of Cash and Other Compensation

        The following table describes the compensation we paid to our chief executive officer and our five other most highly compensated executive officers during the fiscal year ending September 30, 2001:

Summary Compensation Table

	Annual Compensation				Long-Term Compensation			All Other Compensation (3),(4)
Name and Principal Position	Salary (1)	Bonus (1)	Other Annual Compensation		Restricted Stock Awards	Securities Underlying Options	LTIP Payouts (2)
Richard G. Newman	582,000	600,000	—		—	50,000	384,000	53,500
Chairman and Chief
Executive Officer

Francis S.Y. Bong	294,950	300,000	134,500	(6)	—	25,000	82,875	245,600
Director and Chairman of
Asia and Australia (5)

Raymond W. Holdsworth	300,000	235,000	—		—	25,000	184,800	87,380
President and Chief
Executive for Americas
Group

Joseph A. Incaudo	291,250	225,000	—		—	25,000	168,000	83,609
Executive Vice President
and Chief Financial Officer

Grant G. McCullagh	283,720	225,000	—		—	25,000	143,500	99,158
Executive Vice President

David N. Odgers	217,075	265,000	110,000	(7)	—	25,000	82,875	114,583
Chief Executive for Global
Group (5)

(1)
Amounts shown include payments to certain executives in the form of stock units. The amounts paid in stock units were $60,000, $117,500, $45,000 and $56,250 for Messrs. Newman, Holdsworth, Incaudo and McCullagh, respectively.

(2)
Represents amounts received under our Performance Unit Plan for the performance period from fiscal 1997 through fiscal 2000. In the case of Messrs. Odgers and Bong, the amount was pro-rated for 50% of the performance period. Some or all of these payments were made in the form of stock or stock units. The amounts paid in stock or stock units were $38,400, $92,400, $168,000 and $71,750, for Messrs. Newman, Holdsworth, Incaudo and McCullagh, respectively. Messrs. Bong and Odgers received all of their payments in cash.

(3)
Amounts shown in this column include employer matching contributions under the our Global Stock Plan. Allocations of stock under our stock plan generally are provided on the same basis for all employees. Payments are made in the form of our common stock in the Retirement and Savings Plan, common stock units in the Non-Qualified Stock Purchase Plan or certificated shares for executives residing outside of the United States. The amounts paid as common stock were $4,072 for each of Messrs. Newman, Holdsworth and Incaudo and $4,709 for Mr. McCullagh. The amounts paid as stock units were $49,428, $83,308, $79,537 and $94,449, respectively, for Messrs. Newman, Holdsworth, Incaudo and McCullagh, and the amounts paid as certificated shares were $245,600 to Mr. Bong.

(4)
This column also includes a stock match under the Senior Executive Equity Investment Plan of certificated shares valued at $114,583 for Mr. Odgers. We will terminate the Senior Executive Equity Investment Plan at September 30, 2002. See “Certain Relationships and Related Transactions.”

(5)	Compensation of Messrs. Bong and Odgers has been converted from Hong Kong dollars and British pounds, respectively, based on exchange rates at September 30, 2001.

(6)	Includes housing allowance of $74,000, perquisites and other personal benefits, including club memberships and an automobile allowance.

(7)	Includes housing allowance of $95,000, perquisites and other personal benefits.

    Options

        The table below sets forth the options granted to named executive officers during fiscal 2001. Each option represents the right to purchase one share of our common stock. Each option vests in annual installments of 10% per year after each of the first four years and 60% after the fifth year from the grant date. No restricted stock awards were granted to named executive officers in fiscal 2001.

        The potential realizable values are based on an assumption that the stock price of our common stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth of the shares of our common stock.

Option Grants in Last Fiscal Year
	Individual Grants
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal 2001	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
Name					5%	10%
Richard G. Newman	50,000	9.3%	$13.68	11/15/2007	$278,457	$648,922
Francis S.Y. Bong	25,000	4.6	13.68	11/15/2007	139,228	324,461
Raymond W. Holdsworth	25,000	4.6	13.68	11/15/2007	139,228	324,461
Joseph A. Incaudo	25,000	4.6	13.68	11/15/2007	139,228	324,461
Grant G. McCullagh	25,000	4.6	13.68	11/15/2007	139,228	324,461
David N. Odgers	25,000	4.6	13.68	11/15/2007	139,228	324,461

        In January 2002, our board approved the grant of options to purchase an aggregate of 600,000 shares of common stock at an exercise price equal to our initial public offering price. Of these options, Mr. Newman received options to purchase 50,000 shares of common stock and all other officers in the table above each received options to purchase 25,000 shares of common stock. In May 2002, our board approved the grant of options to purchase an aggregate of 110,000 shares of common stock at an exercise price equal to our initial public offering price, including options to purchase 20,000 shares granted to John W. Downer and options to purchase 50,000 shares granted to Glenn Robson.

        The following table provides summary information of the options exercised and the number of shares of our common stock represented by outstanding stock options from grants from 1991 to 2000, and held by each of our named executive officers as of September 30, 2001. There was no public trading market for our common stock as of September 30, 2001. Accordingly, the dollar values in the table shown below are calculated based upon the appraised value of our common stock of $16.72 per share at September 30, 2001, less the exercise price of the options, and multiplying the result by the number of shares.

Aggregated Option Exercises In Last Fiscal Year and
Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at September 30, 2001		Value of Unexercised In-the- Money Options at September 30, 2001
			Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
Richard G. Newman (1)	50,000	$619,000	311,000	154,000	$3,130,000	$843,600
Francis S.Y. Bong	—	—	—	25,000	—	76,000
Raymond W. Holdsworth	—	—	162,500	87,500	1,597,800	508,900
Joseph A. Incaudo (1)	30,000	$371,400	136,500	78,500	1,361,700	434,400
Grant G. McCullagh	—	—	59,000	81,000	473,900	460,000
David N. Odgers	—	—	4,000	61,000	15,800	218,600

(1)
We issued loans to Messrs. Newman and Incaudo for the exercise of their options through our Stock Option Loan Program and Stock Repurchase Program. Both officers repaid the loans in April 2001 through the sale of stock to us. See “Certain Relationships and Related Transactions.”

    Long-term incentive awards

        The following table provides summary information of the performance units granted to each of our named executive officers during the fiscal year ending September 30, 2000 for the performance periods of fiscal years ending September 30, 2001 through 2004.

Name	Number of shares, units or other rights (1)	Performance or other period until maturation or payout (2)	Estimated future payouts under non- stock price-based plans
			Threshold (3)	Target (3)	Maximum (3)
Richard G. Newman	500,000	4 years	$250,000	$400,000	$500,000
Francis S.Y. Bong	390,000	4 years	195,000	312,000	390,000
Raymond W. Holdsworth	472,500	4 years	236,250	378,000	472,500
Joseph A. Incaudo	463,750	4 years	231,875	371,000	463,750
Grant G. McCullagh	463,750	4 years	231,875	371,000	463,750
David N. Odgers	390,000	4 years	195,000	312,000	390,000

(1)	Performance units are awarded based on the employee’s salary level.

(2)	Each award covers a four-year performance period.

(3)
Payouts of share awards are contingent upon achievement of the performance objectives referred to above. Payouts under the plan are converted to dollar values based on the percent performance achieved by each participant. The range of performance could be between 0% and 100%, however, the expected level of performance for each participant is designed to be 80%. At the threshold performance level, payout will equal 50% of the award. (Although a minimum award level of 0% is possible, it is unlikely that any participant would earn less than 50%.) At the target performance level, payout will equal 80% of the award. At the maximum performance level, payout will equal 100% of the award.

        In the fiscal quarter of first 2002, we terminated our Performance Unit Plan and fully vested all participants at the projected level of each participant’s award based on estimated performance for calendar year 2002. The average award is estimated to be approximately 70% of maximum levels.

Employee Benefit Plans

    1990 Stock Incentive Plan and 2000 Stock Incentive Plan

        We previously adopted two Stock Incentive Plans for our employees and consultants: the 1990 Stock Incentive Plan, which was adopted in April 1990 and expired in April 2000, and the 2000 Stock Incentive Plan, which was adopted in February 2000 and is scheduled to expire in February 2010 (unless it is terminated earlier by the board of directors). While no additional awards may be granted under the 1990 Stock Incentive Plan, a number of shares remain subject to outstanding awards that were granted before the 1990 Stock Incentive Plan expired. We are currently authorized to issue awards for up to 2,300,000 shares under the 2000 Stock Incentive Plan. The board of directors has approved an amendment to the 2000 Stock Incentive Plan, subject to stockholder approval, principally to increase the amount of authorized shares under the 2000 Stock Incentive Plan by 1,500,000 shares to 3,800,000 shares. Persons eligible to receive awards under the Stock Incentive Plans include key employees and officers of AECOM and its subsidiaries from all jurisdictions.

        Each Stock Incentive Plan provides for the discretionary grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, to employees and for the grant of nonqualified stock options, stock appreciation rights, restricted stock, and performance awards to employees and consultants.

        Under each Stock Incentive Plan, the board of directors, or a board committee, has the power to determine the terms of the options or other awards granted, including the exercise price, at or above market price, of the options or other awards, the number of shares subject to each option or other award, the exercisability thereof and the form of consideration payable upon exercise. In addition, the board of directors has the authority to amend, suspend or terminate either Stock Incentive Plan, provided that no such action may affect any share of common stock previously issued and sold or any award previously granted under the respective Stock Incentive Plan without the consent of the holder.

        The exercise price of options granted under the Stock Incentive Plans must be no less than the fair market value of our common stock on the date of grant. The term of an option granted under the 1990 Stock Incentive Plan may not exceed ten years and the term of an option granted under the 2000 Stock Incentive Plan may not exceed seven years. The 1990 Stock Incentive Plan did not limit the number of shares of common stock that may be granted to any eligible individual. The 2000 Stock Incentive Plan has been amended to include limits on the number of shares that may be granted to any individual pursuant to options and performance awards in any calendar year. The Stock Incentive Plans are not exclusive. A person who holds an award under either Stock Incentive Plan may be granted additional awards under the 2000 Stock Incentive Plan or under any other employee benefit plans or by appropriate authorization of the board of directors.

        Restricted or unrestricted stock may be delivered or sold to participants in the Stock Incentive Plans at various prices, subject to restrictions as may be determined by our board of directors. We may repurchase restricted stock if the conditions or restrictions are not met. In general, restricted shares may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, typically will have voting rights and will receive dividends prior to the time when restrictions lapse. As of March 31, 2002, we have not issued any restricted stock under the Stock Incentive Plans.

        Stock appreciation rights may be granted in connection with stock options. Stock appreciation rights typically provide for payments to the holder based upon increases in the price of our common stock over the exercise price of an option. We may pay stock appreciation rights with cash or shares of our common stock or a combination of the two. As of March 31, 2002, we have not granted any stock appreciation rights under the Stock Incentive Plans.

        Under the 2000 Stock Incentive Plan, our board of directors may, subject to stockholder approval of the amendments, also grant performance awards that are intended to qualify as “performance based” compensation under Section 162(m) of the Internal Revenue Code. These awards include “phantom” stock, which provide for payments in cash or common stock based upon increases in the price of our common stock over a predetermined period. Performance awards also include cash and stock bonuses, which may be granted on an individual or group basis. The 1990 Stock Incentive Plan provided for grants of performance share awards, which are an award of shares that may be issued contingent upon the attainment of performance goals. As of March 31, 2002, we have not granted any performance awards under the Stock Incentive Plans.

        The Stock Incentive Plans generally provide that upon the occurrence of certain events, including for example, a change of control of AECOM, the exercisability or vesting of any or all outstanding awards will accelerate and shares subject to performance share awards will be issued.

    Stock Incentive Plan for Non-Employee Directors

        On May 25, 1995, we adopted our Stock Incentive Plan for Non-Employee Directors. The Stock Incentive Plan for Non-Employee Directors authorizes the issuance of options with respect to up to 100,000 shares of our common stock to directors who are not our employees or who do not own more than 5% of our outstanding voting securities. As of March 31, 2002, we had 79,000 options to purchase common stock outstanding under the Stock Incentive Plan for Non-Employee Directors with a weighted average exercise price of $9.33. The board of directors has approved an amended and restated Stock Incentive Plan for Non-Employee Directors, subject to stockholder approval, principally to increase the amount of shares under the plan by 150,000 shares to 250,000 shares of common stock.

        Each non-employee director, at the time he or she is first elected to our board of directors, will receive options to purchase 5,000 shares of our common stock. Each non-employee director is entitled to receive additional options to purchase up to 2,500 shares of our common stock on the date of our annual meeting during the term of the Stock Incentive Plan for Non-Employee Directors. The exercise price for the options will be the market value of our common stock on the date of grant and the options will become exercisable on the six month anniversary of the grant date.

        Shares subject to options that have expired will become available for grant again under the Stock Incentive Plan for Non-Employee Directors.

    Employee Stock Purchase Plans

        Our board has approved two employee stock purchase plans: the 2002 Employee Stock Purchase Plan and the Global Employee Stock Purchase Plan. The 2002 Employee Stock Purchase Plan, subject to stockholder approval, is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code and will grant awards to employees within the United States. The Global Employee Stock Purchase Plan will be similar to the 2002 Employee Stock Purchase Plan but will grant awards only to employees outside the United States.

        We have asked our stockholders to approve the 2002 Employee Stock Purchase Plan. This plan is described in Proposal 3 of this proxy statement/prospectus. The 2002 Employee Stock Purchase Plan is in addition to, and does not take the place of, our Retirement and Savings Plan and Non-Qualified Stock Purchase Plan.

        A total of 2,000,000 shares of common stock are reserved for issuance under the 2002 Employee Stock Purchase Plan and a total of 500,000 shares of common stock are reserved under the Global Stock Purchase Plan. Our compensation committee will administer both plans. Eligible employees may purchase shares of common stock through payroll deductions of up to 15% of the employee’s base pay. The purchase price for each share of common stock will generally be the lower of 85% of the fair market value of such share on the last trading day before the participation period commences or 85% of the fair market value of such share on the last trading day in the participation period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically upon termination of a participant’s employment with us. Participants may not purchase shares of common stock having a value, measured at the beginning of the offering period, greater than $25,000 in any calendar year or more than 3,000 shares in any offering period. Both plans are expected to be implemented on or about October 1, 2002.

    Employee Investment Plans

        Most full and part-time AECOM employees may purchase AECOM common stock through a plan developed to comply with local laws and regulations. The largest such stock investment plan is in the U.S., which we now refer to as our Retirement and Savings Plan, and, together with all our non-U.S. plans, comprise the AECOM Global Stock Program. The Global Stock Program enables our employees to purchase our common stock through payroll deductions each pay period and contributions from year-end bonuses. After holding AECOM common stock for five years, participants may diversify some or all of those holdings into cash under a diversification program. Employee stock plans are established in the United States, Hong Kong, United Kingdom, Australia, United Arab Emirates, Qatar, Philippines and Singapore.

        In the U.S., the Retirement and Savings Plan is a tax-qualified 401(k) plan. During the year, highly compensated employees (generally speaking, employees who earn more than $90,000 in fiscal 2002) may be disqualified from participating in the Retirement and Savings Plan. Because of this restriction, we have established a nonqualified plan, the Non-Qualified Stock Purchase Plan, to enable those highly compensated employees to defer compensation that they might otherwise have contributed to the Retirement and Savings Plan. No additional amounts may be deferred under the Non-Qualified Stock Purchase Plan after June 30, 2002. To replace the Non-Qualified Stock Purchase Plan, we have adopted a substantially similar plan, the 2002 Non-Qualified Stock Purchase Plan.

    Performance Unit Plan

        We established a Performance Unit Plan on December 19, 1990. The plan expired in December 2000 and our board of directors adopted a similar Performance Unit Plan in December 2000. Under the Performance Unit Plan, the board of directors may grant performance unit awards to executive officers and key employees of AECOM and our subsidiaries. The performance unit awards are a certain percentage of salary and receipt of the award is conditional upon the financial performance of AECOM (or for employees of a subsidiary, the financial performance of that subsidiary) over a four-year period. The award is paid in two annual installments, which can be no later than the first and second anniversary, respectively, of the last day of the four-year performance period. We may pay the awards in cash, common stock, common stock units or a combination thereof.

        We have performance unit awards outstanding under the Performance Unit Plan, payable as follows:

•
For the performance period from October 1, 1998 to September 30, 2002, we have potential awards outstanding of $10,042,875, which must be paid in two installments on or before September 30, 2003 and September 30, 2004; and

•
For the performance period from October 1, 2000 to September 30, 2004, we have potential awards outstanding of $10,297,500, which must be paid in two installments on or before September 30, 2005 and September 30, 2006.

        In the first quarter of fiscal 2002, we terminated our Performance Unit Plan and fully vested all participants at the projected level of each participant’s award based on estimated performance for calendar year 2002. The average award is estimated to be approximately 70% of maximum levels.

    Pension Plans

        In addition to the Global Stock Program described above, most of our employees participate in pension plans maintained by us and our overseas subsidiaries. In the United States, most of our employees participate in the AECOM Pension Plan, which was adopted on September 29, 1990. Depending on the participant’s years of service to AECOM, the pension benefits will range from 26% to 30.5% of the employee’s final average monthly compensation plus an additional 11% to 12.5% of the employee’s final average monthly compensation in excess of specified Social Security base amounts. These benefits will generally be reduced for participants with less than 25 years of service. Employee contributions of up to 1.5% of compensation were required prior to April 1, 1998.

        On April 1, 1998, we amended our Investment Plan (now part of the Retirement and Savings Plan) to add what we refer to as a 401(k) pension component. This 401(k) pension component generally replaces the AECOM Pension Plan. New employees are not permitted to participate in the AECOM Pension Plan and, as described below, benefits under the 401(k) pension component reduce the AECOM Pension Plan benefits for existing AECOM Pension Plan participants. Employees are allowed to make pre-tax or after-tax contributions of .5%, 1% or 1.5% of their compensation to this 401(k) pension component. We will match dollar for dollar any such contributions and our matching contributions will vest after five years from the date of hire.

        We have also amended the AECOM Pension Plan, effective July 1, 1998, to provide that those highly compensated employees who receive bonuses under our incentive compensation program cease earning benefits under the AECOM Pension Plan and instead earn identical benefits under a non-qualified plan known as the Management Supplemental Executive Retirement Plan, or MSERP. The MSERP provides a benefit identical in nature to the AECOM Pension Plan on an unfunded basis.

        After April 1, 1998, employee contributions are no longer made to the AECOM Pension Plan. In addition, the benefits of each employee who participated in the AECOM Pension Plan or MSERP are reduced by the actuarial equivalent of a hypothetical account or balance, calculated to be what the employee would have in his or her 401(k) pension component from April 1, 1998 until the employee’s retirement and if the 401(k) contributions had remained invested in a benchmark fund, which mirrors the AECOM Pension Plan investments.

        On October 1, 1992 we established the unfunded Supplemental Executive Retirement Plan (“92 SERP”) and on July 1, 1996 we established the unfunded Supplemental Executive Retirement Plan (“96 SERP”) in order to provide some of our U.S. resident executive officers with pre-retirement death benefits and retirement benefits consistent with the level provided by the previous AECOM Pension Plan formula, without reduction for IRS limitations, less projected Employee Stock Ownership Plan benefits. The Supplemental Executive Retirement Plans require a participant to have reached the minimum age of 50 and to have worked at AECOM for at least five years. The plan also carries with it an early retirement provision at age 62 with full retirement benefits.

        The 92 SERP is available to eligible executive officers who were participants in the AECOM Pension Plan as of May 1, 1990. Executive officers hired after May 1, 1990 and before July 1, 1998 are eligible to participate in the 96 SERP. The 92 SERP and 96 SERP provide executive officers with an enhanced retirement benefit equal to the difference between the benefit under the AECOM Pension Plan formula and the benefit that the participant would have received under the pension plan of one of our operating companies and AECOM Pension Plan, respectively, had the officer continued under the prior plan, reduced by the anticipated benefit of maximum participation in the Employee Stock Ownership Plan. The 92 SERP and 96 SERP also require that participants who choose to receive a benefit from these plans enter into an agreement not to compete with us.

        As of September 30, 2001, we had designated nine executive officers as participants in the Supplemental Executive Retirement Plans. The estimated annual expense to be accrued under the plan for those executive officers is not expected to exceed $1.8 million. During the period from 1992 through 2000, three officers retired and have received payments according to the terms of the plans.

        On July 1, 1996 we established the AECOM Excess Benefit Plan for participants in the Supplemental Executive Retirement Plans in order to provide only those benefits which the AECOM Pension Plan cannot provide due to IRS limits and it is intended to be a mirror plan for pension source tax purposes. Benefits from the Excess Benefit Plan are unfunded and will reduce, dollar-for-dollar, the pension benefit paid by the Supplemental Executive Retirement Plans.

        The following table shows the estimated combined annual benefits as of September 30, 2001 from the AECOM Pension Plan, MSERP, Excess Benefit Plan and 92 SERP. The benefits were not reduced by the hypothetical 401(k) benchmark account described above. The table also assumes that the participant was hired prior to May 1, 1990 at age 40, with a potential service of 25 years at age 65. The benefits do not reflect any frozen benefits that may have been grandfathered under prior plans or prior limits on pensionable earnings.

Pension Plan Table

	Years of Service
Annual Compensation (1)	10	15	20	25
200,000	27,374	41,999	57,517	74,385
225,000	31,465	48,136	65,699	84,613
250,000	35,557	54,273	73,882	94,841
300,000	43,739	66,547	90,248	115,298
400,000	60,105	91,095	122,978	156,212
500,000	76,470	115,643	155,709	197,125
750,000	117,384	177,013	237,536	299,409
1,000,000	158,297	238,384	319,363	401,693
1,250,000	199,211	299,754	401,191	503,977
1,500,000	240,125	361,124	483,018	606,261

(1)
Annual compensation includes salary, sick pay, overtime pay, shift premiums, contract completion bonuses, incentive compensation bonuses, severance pay, vacation pay, employee contributions to the Retirement and Savings Plan, and any amounts contributed on behalf of the employee to a premium conversion plan. Compensation does not include employer contributions to employee benefit plans, domestic and overseas allowance, moving expenses, and payment for unused vacation.

        Mr. Newman’s years of service to determine his pension benefits is limited to 20 years of service. Mr. Newman, for purposes of his pension benefits, has reached his maximum of 20 years of service. Mr. Holdsworth and Mr. Incaudo have 16 and 19 years of service, respectively. Mr. McCullagh is a participant in the 96 SERP. At his present salary level and with five years of service, his total accrued annual pension benefit is approximately $30,000. Mr. Bong is a participant in the Hong Kong Pension Plan, which is a defined contribution plan. The employer contribution toward Mr. Bong’s pension scheme was 23.5% of his salary, or $69,000, in 2001. Mr. Odgers is a participant in the Australian Superannuation Plan. He has accrued a retirement benefit equal to approximately $800,000, payable in a lump sum at age 65 (this is approximately equal to an annual pension of $70,000).

        Because of our broad international diversification, our employees outside the United States participate in a variety of public and private retirement and pension plans, both mandatory and voluntary, which provide various benefit levels. In Australia, many of our senior staff participate in Maunsell’s Superannuation Plan, which was established July 1, 1965. This plan provides a lump sum amount equal to 18.5% of the employee’s final average annual compensation per year of service. This benefit is capped at seven times average annual compensation. In Hong Kong, most of our employees participate in a Defined Contribution Scheme established in December 2000 with employee contributions ranging from 3% to 6.5% of salary plus an employer match of 150% on the first 1% to 4% of employee contributions. Some directors receive a higher employer contribution of 23.5% of salary.

        Stock Option Loan Program and Stock Repurchase Program

        In March 1998, we established the Stock Option Loan Program and Stock Repurchase Program to facilitate the exercise of options to purchase our common stock. Under this program, upon the expiration of an option award or the death, disability or termination of an option holder, we offer to the option holder a loan in the amount of the aggregate exercise price of the options granted to the option holder plus our withholding tax obligation upon exercise of the option. The option holder then uses the proceeds of the loan to exercise his or her options.

        Under the program, we have made loans to some of our executive officers in the aggregate principal amount of $1,646,000 with an average interest rate of 3.54% as of March 31, 2002. The terms of the loans range from six months to one year and bear interest at the Interbank Offered Rate plus 1%. Interest and principal are payable at the maturity of the loan. We will terminate this program on or about 12 months after the IPO.

        Senior Executive Equity Investment Plan

        We established the Senior Executive Equity Investment Plan in March 1998 to encourage our senior executives to invest in common stock so that their ownership interests would be commensurate with their executive positions. For eligible executives, we offer a loan for the purpose of purchasing shares of our common stock. The loan bears interest at a rate approximating the most recent placement of long-term debt by us. The principal and interest on the loan are due upon the earlier of (i) the sale of the common stock acquired with the loan or (ii) the termination of the executive’s employment prior to normal retirement. In the past, purchases of common stock pursuant to this program could receive a matching allocation under the Retirement and Savings Plan, the Non-Qualified Stock Purchase Plan or otherwise, with limitations. We no longer provide stock matches for purchases under this plan.

        We have made loans in the aggregate principal amount of $17,400,000 with an average interest rate of 7.19% as of March 31, 2002 under the Senior Executive Equity Investment Plan. The total amount outstanding under this program was $21,015,552 at March 31, 2002, which consists of the $17,400,000 of principal plus $3,615,552 of accrued interest. Upon the closing of the IPO, we will not make any further loans under this program. On or about 12 months after the IPO, the officers will sell sufficient shares needed to repay their loans and this program will be terminated.

        Additional Benefits

        We cover our executive officers under medical, dental, life and other welfare plans maintained by us. In general, these plans are open to a large class of employees in each of our subsidiaries. In addition to benefits generally available to the large class of employees, covered executives are generally eligible for other benefits, including company-paid executive physicals, additional life insurance paid by the employing subsidiary, company-provided automobiles, and reimbursement for approved professional society and club dues and parking. Some of the executive officers are also covered by the AECOM Supplemental Health Plan, which provides 100% additional reimbursement for allowable medical expenses up to $75,000 per calendar year.

        Employment Agreements

        One of our subsidiaries has entered into an employment agreement with Mr. Odgers. The employment agreement provides for an annual salary in fiscal 2000 of $206,400 (with annual cost of living adjustments thereafter), a weekly housing allowance of approximately $1,800 and an annual car allowance of approximately $15,000. Under the employment agreement, Mr. Odgers must give six months’ notice of his intention to leave and we must give one year’s notice to him if we wish to terminate his employment. The agreement terminated in October 2001 but has continued through an informal agreement.

        One of our subsidiaries entered into an employment agreement with Mr. Bong in December 1996 when he was the chief executive officer of Maunsell’s Hong Kong operations. The employment agreement provides for a monthly salary of approximately $18,700, a bonus of approximately one month’s salary, a monthly housing allowance of approximately $6,200 and an monthly overseas travel allowance of approximately $5,100. Mr. Bong may only terminate his employment by providing six month’s notice. We may only terminate Mr. Bong by giving him six month’s notice or paying him six months’ salary.

        Mr. Bong’s monthly salary has increased to approximately $24,600 due to (a) his greater responsibilities as chairman of not only our Hong Kong and China operations, but also as chairman of our operations in Australia, Asia and the Middle East, (b) cost-of-living adjustments since 1997, and (c) the determination by the compensation committee of our board of directors that his compensation is appropriate in light of competitive conditions.

        Mr. Bong’s employment agreement also allows for a “13th month” bonus, which is a standard employment term for professional employees in Hong Kong. It is a minimum bonus and does not relate to other bonuses for which executives such as Mr. Bong may be eligible. Mr. Bong’s bonus for 2001 reflects his participation in other AECOM bonus plans, and, together with the other elements of his compensation, was approved by our independent compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We established a Stock Option Loan Program and Stock Repurchase Program to facilitate the exercise of options to purchase our common stock. Under this program, upon the expiration of an option award or the death, disability or termination of an option holder, we offer to the option holder a loan in the amount of the aggregate exercise price of the options granted to the option holder plus our withholding tax obligation upon exercise of the option. The option holder then uses the proceeds of the loan to exercise his or her options. We will terminate this program on or about 12 months after the IPO. Loans made between January 21, 2002 and the termination date will be made only to enable the borrower to comply with the lock up obligations described in “Shares Eligible for Future Sale.”

        Under the program, we have made loans in the aggregate principal amount of $1,646,000 with an average interest rate of 3.54% as of March 31, 2002 to some of our executive officers. The terms of the loans range from six months to one year and bear interest at the Interbank Offered Rate plus 1%. Interest and principal are payable at the maturity of the loan. These include loans for $358,381 and $216,174 that have been made to Messrs. Newman and Incaudo, respectively, to exercise options on 40,000 and 20,000 shares, respectively. The total amount of these loans as of April 2, 2002 was $364,742 and $220,010, including interest of $6,361 and $3,837, respectively, for Messrs. Newman and Incaudo. These loans were renewed for an additional year in April 2002.

        Additionally, under this same program in October 2000, loans for $382,552 and $269,531 were made to Messrs. Newman and Incaudo with an interest rate of 7.76%. The total amount of these loans at maturity was $397,395 and $278,437, including interest of $14,843 and $8,906, respectively, for Messrs. Newman and Incaudo. Messrs. Newman and Incaudo paid off these loans in April 2001 by selling 23,145 and 16,216 shares of common stock, respectively, to us. These shares were sold at the then current market price, as determined by an independent appraisal firm, of $17.17 per share.

        We established a Senior Executive Equity Investment Program to encourage our senior executives to invest in common stock so that their ownership interests would be commensurate with their executive positions. Upon the closing of the IPO, we will not make any further loans under this program.

        We have made loans in the aggregate principal amount of $17,400,000 with an average interest rate of 7.19% as of March 31, 2002 under the Senior Executive Equity Investment Program. The loans bear interest at a rate approximating the most recent placement of long-term debt by us. The principal and interest are due upon the earlier of (i) the sale of common stock acquired with the loan and (ii) the termination of the executive’s employment before normal retirement. On or about 12 months after the IPO, the officers will sell a sufficient number of shares of their stock to repay their outstanding loans.

        Under this program, as of September 30, 2001, 2000 and 1999, Mr. Newman had loans outstanding of $4 million, $4 million and $3 million; Mr. Holdsworth had loans outstanding of $2 million, $2 million and $1.5 million; Mr. Incaudo had loans outstanding of $2.35 million, $2.35 million and $2 million; Mr. McCullagh had loans outstanding of $1.5 million, $1.5 million and $1 million; and Mr. Odgers had loans outstanding of $750,000, $750,000 and $0.

        We have entered into a consulting agreement with John W. Downer, who serves on our board of directors. Under the consulting agreement, Mr. Downer advises us in connection with prospective international projects and clients, as well as assisting our executive officers and senior management of the operating companies. Mr. Downer receives a consultant fee of $120,000 per year, plus reimbursement for necessary and reasonable expenses incurred in the performance of his duties under the consulting agreement. We have also agreed to indemnify Mr. Downer for any liability that may occur with respect to his services under the consulting agreement, to the fullest extent permitted in our bylaws. The consulting agreement expires on April 18, 2003.

        One of our operating companies was engaged in fiscal 2000 by Lowe Enterprises to provide professional services in connection with the design of two 12-story office buildings in West Los Angeles, California. Lowe Enterprises is a real estate development and investments firm whose Chairman and Chief Executive Officer, Robert J. Lowe, is a member of our board of directors. We were responsible for overall project design services, although we performed only the architectural design ourselves and subcontracted the remaining professional engineering services. We have received to date total fees of approximately $2.3 million for all services, of which approximately $900,000 was paid to subcontractors.

        One of our operating subsidiaries was engaged in fiscal 2000 by Lowe Enterprises to provide professional services in connection with the design of a master plan for a 400,000 square foot office park in Chandler, Arizona, as well as complete design documentation and construction administration services for Phase I of the park for the first two structures totaling approximately 140,000 square feet. We were responsible for overall project design services, although we performed only the architectural design ourselves and subcontracted the remaining professional engineering services. We have received to date total fees of approximately $540,000 for all services, of which approximately $260,000 was paid to subcontractors.

        In July 2001, one of our subsidiaries, AECOM Enterprises, created an alliance with Lowe Enterprises to capitalize on design and build opportunities in industrial and technical and other markets. Our primary role will be to identify project opportunities and, if the alliance were to be selected, to provide design and build services. Lowe Enterprises’ primary role will be to provide project development services and financing. Fees will be split depending on the type of revenue, with Lowe Enterprises receiving the predominant portion of the development revenues and with us receiving the predominant share of the design and build revenues. We have the ability, but not the obligation, to co-invest on an equal basis with Lowe Enterprises. This alliance between Lowe Enterprises and us has not yet generated any project fees.

        AECOM Merger Corporation and AECOM Merger Subsidiary Corporation were formed in February 2002 solely to facilitate the merger. The sole stockholders of AECOM Merger Corporation are Messrs. Newman and Incaudo, each of whom contributed $100 for 50% of the stock of AECOM Merger Corporation. AECOM Merger Subsidiary Corporation is a wholly owned subsidiary of AECOM Merger Corporation. The merger agreement provides that the stock owned by each of Messrs. Newman and Incaudo will be converted into one share of each of New AECOM class A-1 common stock, class A-2 common stock and class A-3 common stock.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of Old AECOM common stock and common stock units as of May 23, 2002 with respect to:

•	each person or group of affiliated persons known by us to own beneficially more than 5% of the outstanding shares of Old AECOM common stock and common stock units;

•	each of our directors;

•	each of our executive officers named in the Summary Compensation Table under the caption “Management—Executive Compensation” above; and

•	all directors and executive officers as a group.

        As of May 23, 2002, we had 21,056,348 shares of common stock and 4,865,130 common stock units outstanding. Except as otherwise indicated in the footnotes to the table, each stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder.

	Number of Shares of Common Stock (1)	Percentage Ownership of Common Stock
U.S. Trust Company N.A. (2)	11,366,638	43.83%
515 S. Flower Street, Suite 2700
Los Angeles, CA 90071
AECOM Global Holdings, Ltd. (3)	2,841,807	10.96%
c/o HWR Services Limited
P.O. Box 71, Road Town
Tortola, BVI
Richard G. Newman (4)	1,288,720	4.92%
Francis S.Y. Bong (5)	579,885	2.24%
Raymond W. Holdsworth (6)	629,614	2.41%
Joseph A. Incaudo (7)	792,833	3.04%
Grant G. McCullagh (8)	585,388	2.25%
David N. Odgers (9)	143,621	*
Glenn Robson	—	—
H. Frederick Christie (10)	29,793	*
John W. Downer	—	—
S. Malcolm Gillis (11)	14,360	*
Robert J. Lowe (12)	34,097	*
Joan A. Payden (13)	27,245	*
William P. Rutledge (14)	17,225	*
All directors and executive officers as a group (13 persons) (15)	4,142,781	15.57%

*	Less than one percent.

(1)	Rounded to the nearest whole share.

(2)
U.S. Trust Company N.A. acts as trustee with respect to our Retirement and Savings Plan. The number of shares listed above constitutes shares held as trustee under our Retirement and Savings Plan. The shares do not include 4,865,130 shares of Class B stock held by U.S. Trust Company N.A. that can be voted solely by it. However, the Class B stock will be redeemed before the completion of the merger.

(3)	Constitutes shares held by AECOM Global Holdings, Ltd. for the benefit of our non-United States employees participating in our Global Stock Program.

(4)
Consists of an aggregate of 566,526 shares of common stock, 446,194 common stock units held under our Non-Qualified Stock Purchase Plan and 276,000 shares subject to options exercisable prior to July 22, 2002. The common stock units have no voting rights. Mr. Newman has outstanding loans under the Senior Executive Equity Investment Program. On or about 12 months after the IPO, Mr. Newman may sell to us a sufficient number of shares of common stock to repay the loan principal and accrued interest, which will be $5,314,000 at December 31, 2002. The total exercise price for Mr. Newman’s options to purchase 276,000 shares is $1,946,720.

(5)	Consists of 577,385 shares of common stock and 2,500 shares subject to options exercisable prior to July 22, 2002. The total exercise price for Mr. Bong’s options to purchase 2,500 shares is $34,200.

(6)
Consists of an aggregate of 230,293 shares of common stock, 234,320 common stock units held under our Non-Qualified Stock Purchase Plan and 165,000 shares subject to options exercisable prior to July 22, 2002. The common stock units have no voting rights. Mr. Holdsworth has outstanding loans under the Senior Executive Equity Investment Program. On or about 12 months after the IPO, Mr. Holdsworth may sell to us a sufficient number of shares of common stock to repay the loan principal and accrued interest, which will be $2,674,000 at December 31, 2002. The total exercise price for Mr. Holdsworth’s options to purchase 165,000 shares is $1,153,440.

(7)
Consists of an aggregate of 343,420 shares of common stock, 330,413 common stock units held under our Non-Qualified Stock Purchase Plan and 119,000 shares subject to options exercisable prior to July 22, 2002. The common stock units have no voting rights. Mr. Incaudo has outstanding loans under the Senior Executive Equity Investment Program. On or about 12 months after the IPO, Mr. Incaudo may sell to us a sufficient number of shares of common stock to repay the loan principal and accrued interest, which will be $3,186,000 at December 31, 2002. The total exercise price for Mr. Incaudo’s options to purchase 119,000 shares is $858,960.

(8)
Consists of an aggregate of 237,123 shares of common stock, 286,765 common stock units held under our Non-Qualified Stock Purchase Plan and 61,500 shares subject to options exercisable prior to July 22, 2002. The common stock units have no voting rights. Mr. McCullagh has outstanding loans under the Senior Executive Equity Investment Program. On or about 12 months after the IPO, Mr. McCullagh may sell to us a sufficient number of shares of common stock to repay the loan principal and accrued interest, which will be $1,983,000 at December 31, 2002. The total exercise price for Mr. McCullagh’s options to purchase 61,500 shares is $546,820.

(9)
Consists of 133,121 shares of common stock, and 6,500 shares subject to options exercisable prior to July 22, 2002. Mr. Odgers has outstanding loans under the Senior Executive Equity Investment Program. The common stock units have no voting rights. On or about 12 months after the IPO, Mr. Odgers may sell to us a sufficient number of shares of common stock to repay the loan principal and accrued interest, which will be $900,000 at December 31, 2002. The total exercise price for Mr. Odgers’ options to purchase 6,500 shares is $85,240.

(10)
Consists of 15,793 common stock units held under our Non-Qualified Stock Purchase Plan and 14,000 shares subject to options exercisable prior to July 22, 2002. The common stock units have no voting rights.

(11)
Consists of 8,360 common stock units held under our Non-Qualified Stock Purchase Plan and 6,000 shares subject to options exercisable prior to July 22, 2002. The common stock units have no voting rights.

(12)	Consists of 20,097 common stock units held under our Non-Qualified Stock Purchase Plan and 14,000 options exercisable prior to July 22, 2002. The common stock units have no voting rights.

(13)	Consists of 19,745 common stock units held under our Non-Qualified Stock Purchase Plan and 7,500 options exercisable prior to July 22, 2002. The common stock units have no voting rights.

(14)	Consists of 12,725 common stock units held under our Non-Qualified Stock Purchase Plan and 4,500 options exercisable prior to July 22, 2002. The common stock units have no voting rights.

(15)	See footnotes (4) through (14) above.

FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS

        The following summary discusses certain United States federal income tax consequences of the merger to holders of Old AECOM common stock and convertible preferred stock. The discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to AECOM stockholders that hold Old AECOM common stock and convertible preferred stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code. Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular stockholder in light of its personal circumstances or to stockholders subject to special treatment under the United States federal income tax laws, including:

•	investors in pass-through entities;

•	foreign persons;

•	stockholders who received their stock as compensation; and

•	stockholders who hold their stock as a part of a hedge, straddle or conversion transaction.

        In addition, the discussion does not address any state, local or foreign tax consequences of the merger.

        Each holder of Old AECOM capital stock should consult its tax advisor with respect to the particular tax consequences of the merger to the holder.

        Based on factual representations contained in a letter provided by AECOM and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of O’Melveny & Myers LLP, counsel to AECOM, that the material United States federal income tax consequences of the merger are as follows:

•	no gain or loss will be recognized by Old AECOM, AECOM Merger Subsidiary Corporation or AECOM Merger Corporation as a result of the merger;

•
no gain or loss will be recognized by a holder of Old AECOM common stock on the exchange of that stock for New AECOM class A common stock pursuant to the merger, except with respect to cash received by a holder who exercises such holder’s dissenter’s rights;

•
no gain or loss will be recognized by a holder of Old AECOM convertible preferred stock on the exchange of that stock for New AECOM convertible preferred stock pursuant to the merger, except with respect to cash received by a holder who exercises such holder’s dissenters rights;

•
the aggregate tax basis of New AECOM class A common stock and New AECOM convertible preferred stock received by a holder in the merger will be the same as the aggregate tax basis of the surrendered Old AECOM common stock and Old AECOM convertible preferred stock, respectively;

•
the holding period for each share of New AECOM class A common stock and New AECOM convertible preferred stock received in the merger will include the holding period of the Old AECOM common stock and Old AECOM convertible preferred stock, respectively, exchanged therefor; and

•
a holder who exercises appraisal rights generally will recognize gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the holder’s basis in such shares. A stockholder who owns shares indirectly through a trustee should consult his or her tax advisor on the tax consequences of exercising his or her appraisal rights.

        Old AECOM will not seek any rulings from the Internal Revenue Service with respect to the merger. A successful challenge by the Internal Revenue Service to the status of the merger as a result of a failure to meet any of the requirements for a tax-free transaction or the tax treatment of any particular class of holders could result in each holder recognizing taxable gain or loss with respect to each share of Old AECOM stock surrendered equal to the difference between such holder’s tax basis in such shares and the fair market value, as of the date the merger is completed, of the New AECOM stock received by such holder in the merger. In such event, a holder’s aggregate tax basis in the stock received would equal the fair market value of such stock as of the date the merger is completed and the holder’s holding period for such stock would begin the day after the merger. A holder of Old AECOM capital stock receiving New AECOM class A common stock or New AECOM convertible preferred stock as a result of the merger may be required to retain records related to such holder’s Old AECOM capital stock and file with its federal income tax return a statement setting forth facts relating to the merger.

LEGAL MATTERS

        O’Melveny & Myers LLP has acted as our special counsel in connection with the merger and related transactions and has passed upon certain legal matters for us.

SUBMISSION OF STOCKHOLDER PROPOSALS

        AECOM expects to hold its annual meeting in February 2003. If you intend to submit a proposal for inclusion in our proxy materials for our next annual meeting, our secretary must have received your proposal by September 18, 2002.

        SEC rules set forth standards as to what stockholder proposals we are required to include in our proxy statement for an annual meeting.

EXPERTS

        The consolidated financial statements and financial statement schedule of AECOM Technology Corporation at September 30, 2000 and 2001 and for each of the three years in the period ended September 30, 2001 and the audited consolidated balance sheet of AECOM Merger Corporation at February 11, 2002 included in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

AECOM TECHNOLOGY CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
FINANCIAL STATEMENT SCHEDULE

REPORT OF INDEPENDENT AUDITORS

Board of Directors
AECOM Technology Corporation

We have audited the accompanying consolidated balance sheets of AECOM Technology Corporation and subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2001. Our audits also included the financial statement schedule listed in the Index at F-1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AECOM Technology Corporation and subsidiaries at September 30, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Los Angeles, California
November 15, 2001

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,
	2000	2001
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$ 44,662	$ 25,968
Cash in consolidated joint ventures	6,798	2,351

	51,460	28,319
Accounts receivable (including retainage of $30,830 in 2000 and $25,768 in 2001) less allowance for doubtful accounts of $19,680 in 2000 and $20,625 in 2001	224,455	258,853
Costs and fees earned, unbilled	170,923	211,511
Income taxes receivable	1,191	—
Other current assets	16,840	18,867

Total current assets	464,869	517,550
Investments and other assets
Cost in excess of net assets purchased (less accumulated amortization of $17,021 in 2000 and $27,011 in 2001)	182,368	192,046
Investments in unconsolidated joint ventures	15,030	10,314
Deferred tax asset	16,104	20,982
Deferred loan costs	743	879
Other noncurrent assets	14,009	8,607

Total investments and other assets	228,254	232,828
Property and equipment
Cost	59,058	70,486
Accumulated depreciation and amortization	(31,579)	(35,895)

Total property and equipment	27,479	34,591

	$720,602	$784,969

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Bank overdraft	$ 6,166	$ 7,304
Accounts payable	136,339	138,526
Accrued expenses	114,068	118,689
Contract advances and costs and fees billed, unearned	57,150	72,372
Income taxes currently payable	350	6,185
Deferred tax liability	15,716	10,444
Current portion of long-term debt	—	9,254

Total current liabilities	329,789	362,774
Other long-term liabilities	20,384	25,122
Long-term debt	141,156	147,622
Commitments and contingencies
Redeemable common stock and common stock units	58,617	77,734
Common stock—3,852,486 shares in 2000 and 3,852,786 shares in 2001 Common stock units—432,402 units in 2000 and 796,366 units in 2001
Stockholders’ equity
Preferred stock, $.01 par value, authorized 8,000,000 shares
Convertible Preferred Stock, issued and outstanding 4,530 shares at 2001	—	453
Class B, issued and outstanding—4,080,421 shares in 2000 and 4,477,498 shares in 2001	41	45
Common stock, $.01 par value, authorized 30,000,000 shares; issued and outstanding—15,719,770 shares in 2000 and 16,170,768 shares in 2001	157	162
Common and preferred stock units—3,648,019 units in 2000 and 3,681,132 units in 2001	38,418	45,442
Additional paid-in capital	122,901	109,851
Retained earnings	26,849	44,371
Notes receivable from stockholders	(16,050)	(17,650)
Accumulated other comprehensive income	(1,660)	(10,957)

Total stockholders’ equity	170,656	171,717

	$720,602	$784,969

See notes to consolidated financial statements.

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	September 30,
	1999	2000	2001
	(in thousands, except per share data)
Total revenues	$978,365	$1,379,750	$1,513,390
Cost of revenues	776,758	1,089,985	1,131,387

Gross profit	201,607	289,765	382,003
Equity in earnings of joint ventures	10,018	10,576	4,275
General and administrative expenses	191,744	270,726	348,502

Income from operations	19,881	29,615	37,776
Interest expense, net	4,849	8,784	11,573

Income before income taxes	15,032	20,831	26,203
Provision for income taxes	4,452	3,122	8,647

Net income	$ 10,580	$ 17,709	$ 17,556

Net income per share:
Basic	$ .74	$ .94	$ .75
Diluted	$ .70	$ .88	$ .71
Shares used in per share calculations:
Basic	14,371	18,938	23,565
Diluted	15,053	20,011	24,704

See notes to consolidated financial statements.

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended September 30, 1999, 2000 and 2001

	Preferred Stock		Common Stock		Common and Preferred Stock Units		Additional Paid-In Capital	Retained Earnings	Notes Receivable From Stockholders	Accumulated Other Comprehensive Income	Total
	# Shares		# Shares		# Units
(in thousands)
Balance at September 30, 1998	—	$—	8,541	$ 86	1,992	$18,976	$ 48,106	$(1,440)	$ (9,500)	$ (5,560)	$ 50,668
Net Income	—	—	—	—	—	—	—	10,580	—	—	10,580
Equity adjustment from foreign currency translation	—	—	—	—	—	—	—	—	—	408	408
Defined benefit minimum pension liability adjustment	—	—	—	—	—	—	—	—	—	3,366	3,366

Comprehensive Income	—	—	—	—	—	—	—	—	—	—	14,354

Repurchase of terminated employees’ common stock and common stock units	—	—	(844)	(10)	(123)	(1,237)	(8,698)	—	—	—	(9,945)
Common stock and common stock units issued under stock match program	—	—	322	4	236	2,777	3,626	—	—	—	6,407
Issuance of Class B preferred stock and common stock	3,092	31	2,115	22	—	—	23,256	—	—	—	23,309
Notes receivable from stockholders	—	—	—	—	—	—	—	—	(1,125)	—	(1,125)
Issuance of common stock units	—	—	—	—	536	5,273	—	—	—	—	5,273
Transfers from (to) redeemable common stock and common stock units	—	—	(154)	(2)	(95)	(1)	(8,649)	—	—	—	(8,652)

Balance at September 30, 1999	3,092	31	9,980	100	2,546	25,788	57,641	9,140	(10,625)	(1,786)	80,289
Net Income	—	—	—	—	—	—	—	17,709	—	—	17,709
Equity adjustment from foreign currency translation	—	—	—	—	—	—	—	—	—	(91)	(91)
Defined benefit minimum pension liability adjustment	—	—	—	—	—	—	—	—	—	217	217

Comprehensive Income	—	—	—	—	—	—	—	—	—	—	17,835

Repurchase of common stock and common stock units	—	—	(1,004)	(11)	(150)	(1,752)	(12,080)	—	—	—	(13,843)
Common stock and common stock units issued under stock match program	—	—	204	1	527	7,216	2,793	—	—	—	10,010
Issuance of Class B preferred stock and common stock	988	10	7,302	74	—	—	90,438	—	—	—	90,522
Notes receivable from stockholders	—	—	—	—	—	—	—	—	(5,425)	—	(5,425)
Issuance of common stock units	—	—	—	—	611	7,165	—	—	—	—	7,165
Transfers from (to) redeemable common stock and common stock units	—	—	(762)	(7)	114	1	(15,891)	—	—	—	(15,897)

Balance at September 30, 2000	4,080	41	15,720	157	3,648	38,418	122,901	26,849	(16,050)	(1,660)	170,656
Net Income	—	—	—	—	—	—	—	17,556	—	—	17,556
Equity adjustment from foreign currency translation	—	—	—	—	—	—	—	—	—	(956)	(956)
Defined benefit minimum pension liability adjustment	—	—	—	—	—	—	—	—	—	(8,341)	(8,341)

Comprehensive Income	—	—	—	—	—	—	—	—	—	—	8,259

Repurchase of common stock and common stock units	(167)	(3)	(1,559)	(16)	(167)	(2,309)	(22,355)	—	—	—	(24,683)
Common stock and common stock units issued under stock match program	—	—	366	4	135	2,705	5,680	—	—	—	8,389
Issuance of convertible preferred stock	5	428	—	—	—	—	—	—	—	—	428
Issuance of Class B preferred stock and common stock	564	7	1,645	17	—	—	22,738	—	—	—	22,762
Notes receivable from stockholders	—	—	—	—	—	—	—	—	(1,600)	—	(1,600)
Issuance of common and preferred stock units	—	—	—	—	429	6,623	—	—	—	—	6,623
Pay-in-kind dividend on convertible preferred stock and preferred stock units	—	25	—	—	—	9	—	(34)	—	—	—
Transfers from (to) redeemable common stock and common stock units	—	—	(1)	—	(364)	(4)	(19,113)	—	—	—	(19,117)

Balance at September 30, 2001	4,482	$498	16,171	$162	3,681	$45,442	$109,851	$44,371	$(17,650)	$(10,957)	$171,717

See notes to consolidated financial statements.

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,
	1999	2000	2001
	(in thousands)
Cash Flows from Operations:
Net Income	$ 10,580	$ 17,709	$ 17,556
Expense (income) not affecting cash:
Depreciation and amortization	7,548	13,059	19,356
Equity in earnings of unconsolidated joint ventures	(10,018)	(10,576)	(4,275)
Stock match	5,800	10,010	8,389
(Increase) decrease in deferred foreign currency translation losses	408	(91)	(956)
(Increase) decrease in defined benefit minimum pension liability adjustment	3,366	217	(8,341)
Change in operating assets and liabilities	(14,201)	(15,928)	(42,238)

	3,483	14,400	(10,509)

Cash Flows from Investing:
Acquisitions, net of cash acquired	(26,035)	(52,585)	(14,336)
Additions to property and equipment	(5,317)	(7,788)	(15,545)
Disposals of property and equipment	131	574	1,705

	(31,221)	(59,799)	(28,176)

Cash Flows from Financing:
Issuance of preferred and common stock, net of notes receivable	21,384	12,882	16,746
Issuance of common and preferred stock units	5,273	7,165	6,623
Repurchase of terminated employees’ common stock and common stock units	(9,945)	(13,843)	(24,683)
Borrowing under private placement of senior notes	—	35,000	21,000
Borrowing under credit agreements	138,000	307,450	211,258
Repayments under credit agreements	(138,000)	(271,690)	(215,400)

	16,712	76,964	15,544

(Decrease) Increase in cash and cash equivalents	(11,026)	31,565	(23,141)
Cash and cash equivalents at beginning of year	30,921	19,895	51,460

Cash and cash equivalents at September 30	$ 19,895	$ 51,460	$ 28,319

Decrease (Increase) in Operating Assets:
Accounts receivable	$ (28,128)	$ (1,977)	$ (34,382)
Costs and fees earned, unbilled	11,869	(22,322)	(30,943)
Other current assets	(3,271)	(3,334)	(623)
Deferred tax benefit, long-term	(1,865)	(8,203)	(4,878)
Other noncurrent assets	8,993	(66)	7,587
Increase (Decrease) in Operating Liabilities:
Accounts payable	(7,109)	10,610	(550)
Accrued expenses	1,332	(9,029)	1,848
Contract advances and costs and fees billed, unearned	(3,957)	20,066	15,665
Income taxes currently payable	(1,524)	(4,458)	4,676
Deferred tax liability, current	6,792	4,275	(5,272)
Other long-term liabilities	2,667	(1,490)	4,634

Change in operating assets and liabilities	$ (14,201)	$ (15,928)	$ (42,238)

See notes to consolidated financial statements.

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A—Summary of Significant Accounting Policies

          Organization—AECOM Technology Corporation (the “Company”) acts principally through its nine major operating companies providing professional technical services to the United States Government, state and local governments and agencies, commercial, industrial and residential customers, foreign governments and others. These services encompass a variety of technical disciplines, including planning, architecture, engineering, construction management, project management, environmental engineering, and design-build, and are applied to a number of areas and industries. These include infrastructure improvement; sophisticated research, testing and defense facilities; environmental programs; land development projects; security and communication systems; institutional, industrial and commercial buildings and facilities; and energy related facilities. The Company also provides operations and maintenance services to governmental agencies both in the United States and abroad.

          The Company acquired the transportation consulting practice of KPMG on November 21, 2000; on December 7, 2000, the remaining two-thirds of Halpern Glick Maunsell, the Perth based engineering firm, that had not been previously owned by the Company; and on April 26, 2001, The Warren Group, a UK based water engineering firm. These transactions and three other small firms, or portions thereof, were acquired for a total consideration of $21.7 million in a combination of cash, stock and notes. In fiscal year 2000, the Company merged with or acquired two internationally recognized firms. On April 7, 2000, the Company acquired Metcalf & Eddy, Inc., an international environmental engineering and consulting company, and on April 18, 2000 merged with Guy Maunsell International Limited (“Maunsell”), a consulting firm specializing in civil engineering and related disciplines. These companies were merged and/or acquired for a total consideration of $145.0 million, net of cash, in a combination of cash, stock and notes. The Company made three acquisitions in fiscal year 1999. On March 19, 1999, the Company acquired the infrastructure group of Day & Zimmermann, Inc., on March 31, 1999, the civil engineering firm of W.F. Castella & Associates, Inc. was acquired, and on May 18, 1999, the acquisition of the architectural firm of Spillis Candela & Partners, Inc. was completed. These companies were acquired for a total consideration of $35.1 million in a combination of cash, stock and future cash payments.

          The acquisitions in fiscal years 1999, 2000 and 2001 have been accounted for as purchases and the results of their operations have been included in the consolidated results since the dates of acquisition. As required under the purchase method of accounting, the acquisition costs have been allocated to the net assets acquired based upon the fair market value.

          Principles of Consolidation—The consolidated financial statements include the accounts of all subsidiaries and joint ventures in which the Company has voting control. All intercompany accounts have been eliminated in consolidation.

        Investments in Unconsolidated Joint Ventures—The Company has non-controlling interests in joint ventures accounted for under the equity method. Services performed by the Company and billed to joint ventures with respect to work done by the Company for third party customers are recorded as revenues of the Company in the period such services are rendered. In certain joint ventures, a fee is added to the respective billings from the Company and the other joint venture partners on the amounts billed to the third party customers. These fees result in earnings to the joint venture and are split with each of the joint venture partners and paid to the joint venture partners upon collection from the third party customer. The Company records its allocated share of these fees as equity in earnings of joint ventures.
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

          Revenue Recognition—Contract earnings are determined using the percentage-of-completion method based generally on the ratio of direct labor dollars incurred to estimated total direct labor dollars. Losses are recognized as soon as they are determined. Other Direct Costs (e.g. for third party field labor, subcontractors, or the procurement of materials or equipment) are recognized as revenues when the costs of these items are incurred and the Company is responsible for the ultimate acceptability. If the client pays for, and is responsible for, these items directly, they are not reflected in revenue or expenses. Costs and fees earned, but not yet billed, represent the excess of costs incurred and profits recognized to date over billings to date. Costs and fees billed, but not yet earned, represent the excess of billings to date over costs incurred and profits recognized to date. The Company recognizes revenues on contract claims in excess of the agreed contract price when it is probable that the claim will result in additional contract revenue and when the amount can be reliably estimated. Revenue from claims in excess of agreed contract price is recorded only to the extent that contract costs relating to claims have been incurred. The Company is nearing completion on several projects for the U.S. Federal Government on which it has filed claims or Requests for Equitable Adjustment (REA). Once these projects are completed, the Company no longer intends to continue working on similar projects for the U.S. Government. The Company utilizes legal counsel to determine whether there is reasonable basis to support such claims. At September 30, 2000 and 2001, recorded claims and REA’s outstanding for these projects totaled $13.0 million and $20.5 million, respectively.

          Depreciation and Amortization—The cost of property and equipment is depreciated over the estimated useful lives of the assets, principally by the straight-line method. Assets under capital leases are depreciated by the straight-line method over the shorter of the lease terms or the useful lives of the assets.

          Intangibles—Cost in excess of net assets purchased prior to September 30, 1994 is amortized by the straight-line method over a period of forty years. Cost in excess of net assets purchased subsequent to October 1, 1994 is amortized by the straight-line method over a period of twenty years.

          Foreign Currency Translation—Results of operations for foreign entities are translated to U.S. dollars using the average exchange rates during the period. Assets and liabilities for foreign entities are translated using the exchange rates in effect at the balance sheet date. Resulting translation adjustments are recorded in stockholders’ equity as foreign currency translation adjustments.

          Deferred Loan Costs—Deferred loan costs at September 30, 1999, 2000 and 2001 relate to the Credit Agreement (Note G) and subsequent amendments and restatements thereto and the Senior Notes due 2006, 2008 and 2012 and are being amortized over the terms of the Credit Agreement and Senior Notes, respectively.

          Cash Equivalents—Highly liquid investments maturing within three months when purchased are considered cash equivalents.
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

           Fair Value of Financial Instruments—The carrying value of the Company’s loans under the Senior Executive Equity Investment Plan and long-term borrowings approximates fair value.

          Accounting for Stock-Based Compensation—The Financial Accounting Standards Board issued Statement No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”), which allows a company to adopt a fair value based method or continue to measure compensation cost for its stock-based compensation plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (“APB No. 25”). The Company has elected to continue to follow APB No. 25 in its financial statements and has made pro forma disclosures of net income as if the fair value based method had been applied.

          New Accounting Pronouncements—In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statements of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. Under the new rules, goodwill (cost in excess of net assets purchased) will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements.

          The Company will apply the new rules on accounting for goodwill beginning in the first quarter of fiscal year 2002. Application of the nonamortization provisions of the Statement is expected to result in an increase in income before taxes of approximately $9,800,000 per year. During fiscal year 2002, the Company will perform the first of the required impairment tests of goodwill as of October 1, 2001 and has not yet determined what the effect of these tests will be on the earnings and financial position of the Company.

        The Company adopted SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” on October 1, 2000. SFAS No. 133 requires all derivatives to be stated on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The adoption of SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” on October 1, 2000, had no effect on the Company as the Company’s derivatives are not designated as hedges. The Company’s derivatives are recorded on the balance sheet at fair value and changes in the value of the derivatives are adjusted through income.

        Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates affecting amounts reported in the consolidated financial statements relate to revenues under long-term contracts and self-insurance accruals. Actual results could differ from those estimates.

        Allowance for Doubtful Accounts—The Company periodically reviews accounts receivable for collectibility issues. When uncertainty exists as to the collection of receivables, the Company records an allowance for doubtful accounts and a corresponding charge to bad debt expense.

        Long-lived Assets—Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the excess of the asset’s carrying amount and fair value of the asset, and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

        Earnings Per Share—Basic Earnings Per Share (EPS) excludes dilution and is computed by dividing the income available to common stock and common stock unit holders by the weighted average number of shares and units outstanding for the period. Diluted EPS is computed by dividing income available to common stock and common stock unit holders by the weighted average number of shares and units outstanding and the weighted average dilutive effects of outstanding stock options and stock match shares and units. The issuance of stock match shares and units is reflected in basic EPS on the last day of the fiscal year when the actual number of shares and units is determined based on the year-end price per share and in diluted EPS when the match is accrued based on the then current price per share.

        Reclassification—Certain amounts in the 1999 and 2000 financial statements have been reclassified to conform with the current year’s presentation.

        Fiscal Year—The Company uses a fifty-two, fifty-three week fiscal year which ends on the Friday nearest September 30. For clarity of presentation, all periods are presented as if the year ended on September 30. Fiscal years 1999, 2000 and 2001 are fifty-two week years, ending on October 1, 1999, September 29, 2000 and September 28, 2001, respectively.

Note B—Property and Equipment

        Property and equipment, at cost, consists of the following:

	2000	2001
	(in thousands)
Land	$ 1,354	$ 1,354
Building	9,061	11,832
Leasehold improvements	11,981	14,124
Machinery and equipment	23,741	31,213
Furniture and fixtures	11,629	10,400
Automobiles	1,292	1,563

	59,058	70,486
Accumulated depreciation and amortization	(31,579)	(35,895)

	$ 27,479	$ 34,591

        Depreciation and amortization are provided using primarily the straight-line method over the estimated useful lives of the assets, or, in the case of leasehold improvements and capitalized leases, over the remaining term of the lease, if shorter. Estimated useful lives for the building is 20 years and ranges from 2 to 12 years for leasehold improvements, 3 to 7 years for machinery and equipment, 5 to 10 years for furniture and fixtures and 3 to 10 years for automobiles and trucks.

Note C—Employee Benefit Plans

        Pension Plan—In the United States, the Company sponsors a Defined Benefit Pension Plan (the “Pension Plan”), which covers substantially all permanent employees hired as of March 1, 1998, is subject to eligibility and vesting requirements, and required contributions from participating employees through March 31, 1998. Benefits under this plan generally are based on the employee’s years of creditable service and compensation. The Company’s general funding policy is to contribute amounts deductible for federal income tax purposes.

        Effective April 1, 1998, the Company adopted a new Floor Offset Defined Contribution Pension Plan (the “401k Pension Plan”) to replace the Pension Plan. The 401k Pension Plan accepts pre-tax and after-tax contributions from participants in amounts up to 1 1 /2% of compensation, which are then matched dollar for dollar by the Company, and are invested in a 401k account (the “Defined Contribution Account”). Company matches become vested 5 years after participant’s date of hire. The benefits of participants who were enrolled in the Pension Plan as of March 1, 1998 are grandfathered: i.e., upon retirement, the participant will receive the balance in the participant’s Defined Contribution Account and, in addition, the Pension Plan will pay the participant a benefit actuarially based on the difference between the benefit calculated under the Pension Plan and the balance that the participant will have in his or her Defined Contribution Account, if the participant contributes 1 1 /2% from April 1, 1998 until the participant’s retirement, and, if the Defined Contribution Account remains invested in the Retirement Benchmark Fund. In the event that a participant elects to contribute less than 1 1 /2% or moves the participant’s Defined Contribution Account out of the Retirement Benchmark Fund prior to retirement, the Pension Plan will pay the participant a differential, wherein the total benefit may be more or less than the benefit provided for under the Pension Plan depending on the amount of the participant’s contributions and the performance of the participant’s self-directed investment. In the case of highly compensated employees, in order to comply with IRS requirements, some or all of this differential may be paid by the Company rather than by the Pension Plan. Employees who were not participants in the Pension Plan as of March 1, 1998 will be entitled to receive only the vested balance in their Defined Contribution Account.

        Effective October 1, 2000, the Company changed, in conjunction with the conversion to FAS 87 of our newly acquired pension plans outside the U.S., the method for calculating the market related value of plan assets used in determining the return-on-assets component of annual pension expense and the cumulative net unrecognized gain or loss subject to amortization. Under the previous accounting method, the market-related value of assets is equal to the fair value of assets. Under the new method, the calculation of the market-related value of assets reflects the long-term rate of return expected by the Company and amortization of the difference between the actual return (including capital, dividends, and interest) and the expected return over a five-year period. The Company has retroactively restated the financial statements for all years presented for the change in accounting principle. The Company believes the new method is widely used in practice, is preferred because it mitigates the effect of unusual fair (market) value fluctuations and conforms the financial accounting to the methodology recognized for reimbursement under government contracts. Under both methods, only the cumulative net unrecognized gain or loss that exceeds 10% of the greater of the projected benefit obligation or the market related value of plan assets is subject to amortization.

        In fiscal year 2001, the Company changed the measurement date for measuring postretirement benefit obligations from September 30 to June 30. Traditionally, timing of the receipt of this information has limited the Company’s ability to maximize planning and budgeting opportunities with respect to projected costs of its various plans. The Company changed its benefit reporting date to facilitate the planning process and gather necessary financial reporting information in a more timely manner.

        Outside the United States, the Company sponsors various pension plans which are appropriate to the country in which the Company operates, some of which are government mandated. Upon the merger with Maunsell in April 2000, the Company assumed Defined Benefit Pension Plans in the U.K. and Australia which were larger in assets and liabilities than AECOM’s U.S. Defined Benefit Pension Plan. The pension accounting for these acquired plans did not use the market value of assets to determine pension cost. Upon initial application of FAS 87 for these plans, the same market related value calculation, as subsequently adopted in the U.S., was used to determine pension cost and was applied to gains and losses from October 1, 2000 forward.
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        The following table provides a reconciliation of the changes in the plans’ benefit obligations and a reconciliation of the changes in the fair value of assets for the years ending September 30, 1999, 2000 and 2001, and a reconciliation of the funded status as of September 30 of each year.

	1999	2000	2001
	(in thousands)
Change in benefit obligation:
Benefit obligation at beginning of period	$ 73,493	$ 75,110	$152,003
Maunsell benefit obligation at merger date	—	72,123	—
Service cost	4,086	5,164	4,469
Participant contributions	—	—	3,538
Interest cost	4,794	7,383	5,305
Benefits paid	(5,042)	(6,870)	(6,945)
Actuarial (gain) or loss	(2,221)	(907)	2,025
Foreign currency translation loss	—	—	(1,665)

Benefit obligation at end of period	$ 75,110	$152,003	$158,730

Change in plan assets:
Fair value of plan assets at beginning of period	$ 56,478	$ 60,610	$131,374
Fair value of Maunsell plan assets at merger date	—	64,893	—
Actual return on plan assets	10,124	7,490	(4,841)
Employer contributions	—	5,935	3,128
Participant contributions	39	400	2,523
Benefits paid	(5,042)	(6,870)	(5,976)
Administrative expenses	(989)	(1,084)	(448)
Foreign currency translation loss	—	—	(1,970)

Fair value of plan assets at end of period	$ 60,610	$131,374	$123,790

Reconciliation of funded status:
Funded status at end of period	$(14,500)	$(11,656)	$(34,940)
Funded status of Maunsell plans at merger date	—	(8,973)	—
Unrecognized actuarial loss	14,479	16,560	25,643
Unrecognized prior service cost	(983)	(840)	(699)

Accrued benefit cost	$ (1,004)	$ (4,909)	$ (9,996)

        In accordance with the provisions of Financial Accounting Standard No. 87, the Company recorded a minimum pension liability representing the excess of the accumulated benefit obligation over the fair value of plan assets. The liability has been offset by intangible assets to the extent possible. Because the asset recognized may not exceed the amount of unrecognized past service cost, the balance of the liability is reported in accumulated other comprehensive income, net of applicable deferred income taxes.
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        The following table sets forth the amounts recognized in the balance sheet as of September 30 of each year:

	1999	2000	2001
	(in thousands)
Amounts recognized in the balance sheet consist of:
Prepaid benefit costs	—	$ 776	—
Accrued benefit liability	$(1,466)	(5,731)	$(18,337)
Intangible asset	91	46	—
Accumulated other comprehensive income	217	—	8,341
Deferred Tax liability	154	—	—

Net amount recognized at year-end	$(1,004)	$(4,909)	$ (9,996)

        The following table details the components of net periodic benefit cost for the plans in fiscal 1999, 2000 and 2001:

	1999	2000	2001
	(in thousands)
Components of net periodic benefit cost:
Service cost	$ 4,086	$ 4,900	$ 5,844
Interest cost	4,794	7,383	10,084
Expected return on plan assets	(5,445)	(8,178)	(11,305)
Amortization of prior service costs	(143)	(143)	(142)
Recognized actuarial (gain) or loss	1,160	697	515

Net periodic benefit cost	4,452	4,659	4,996

Company Matches in 401(k) Pension Plan	3,175	3,445	4,070

	$ 7,627	$ 8,104	$ 9,066

        The amount, net of applicable deferred income taxes, included in other comprehensive income arising from a change in the additional minimum pension liability was $(3,366,000) in fiscal 1999, $(217,000) in fiscal 2000 and $8,341,000 in fiscal 2001.

        The table below provides additional year end information for pension plans with accumulated benefit obligations in excess of plan assets. In fiscal year 2000, the fair value of the Company’s Pension Plan assets surpassed the plan’s Projected Benefit Obligation.

	1999	2000	2001
	(in thousands)
Projected benefit obligation	$75,110	$5,540	$142,140
Accumulated benefit obligation	$62,455	$2,968	$123,687
Fair value of plan assets	$60,610	—	$105,341

	1999	2000	2001
Major assumptions for U.S. based plans at plan year-end:

Discount rate	7.50%	8.00%	7.50%
Rate of increase in compensation levels	4.25%	4.50%	4.25%
Expected long-term rate of return on plan assets	10.0%	10.00%	10.00%
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        At the 2001 plan year end, the defined benefit plans in the U.K. and Australia used a discount rate of 6.0%; a rate of increase in compensation levels of 4.0%; and, an expected long-term rate of return on plan assets of 8.0% and 7.5%, respectively.

        Pension costs are determined using the assumptions as of the beginning of the plan year (October 1). The funded status is determined using the assumptions as of the end of the plan year.

        Outside the United States, the Company sponsors various pension plans which are appropriate to the country in which the Company operates, some of which are government mandated.

        Upon the merger with Maunsell in April 2000, the Company assumed several Defined Benefit Pension Plans (the “Maunsell Plans”). The table below provides a reconciliation of the changes in the Maunsell Plans’ benefit obligations and the fair value of assets since the merger and ending September 30, 2000.

(in thousands)
Change in benefit obligation:
Benefit obligation at merger date	$ 72,123
Service cost	1,681
Interest cost	2,005
Benefits paid	(927)
Actuarial (gain) loss	1,489

Benefit obligation at September 30, 2000	$ 76,371

Change in plan assets:
Fair value of plan assets at merger date	$ 64,893
Actual return on plan assets	2,798
Employer contributions	397
Participant contributions	264
Benefits paid	(927)
Administrative expenses	(27)

Fair value of plan assets at September 30, 2000	$ 67,398

Reconciliation of funded status at September 30, 2000:
Funded status	$ (8,973)
Unrecognized actuarial gain	2,542

Accrued benefit obligation	$ (6,431)

        The following table details the components of net periodic benefit cost for the Maunsell Plans since the merger in April 2000.

(in thousands)
Components of net periodic benefit cost:
Service cost	$ 1,417
Interest cost	2,005
Expected return on plan assets	(2,346)

Net periodic benefit cost	$ 1,076

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        Other Plans—In addition, substantially all permanent employees are eligible to participate in other defined contribution plans provided by the Company. Under these plans, participants may make certain contributions as a percentage of their salary. The Company does not make direct cash contributions to these plans, however, it is anticipated that the ESOP (Note L) will make allocations of the Company’s Common Stock (based on Company Contributions of Common Stock to the ESOP and/or forfeitures of Common Stock within the ESOP) to employee accounts in the ESOP and the Company may also make matching contributions of Common Stock Units to the Stock Purchase Plan (Note L—Stock Purchase Plan) both based, in part, on the employee’s contributions to these other defined contribution. Employees of Maunsell became eligible to participate in these plans effective in fiscal year 2001.

Note D—Investments in Unconsolidated Joint Ventures

        The Company’s unconsolidated joint ventures provide turnkey architecture, engineering, program management, construction management and operations and maintenance services. The joint ventures, the combination of two or more partners, are generally formed for a specific project. Management of the joint venture is controlled by the joint venture executive committee which is comprised of a representative of each joint venture partner with equal voting rights, irrespective of the ownership percentage, which is generally the percentage split of work to be performed by each joint venture partner. The executive committee provides management oversight and assigns work efforts to the joint venture partners.

        The majority of the Company’s unconsolidated joint ventures have no employees and minimal operating expenses. For these joint ventures, the Company’s own employees perform work for the joint venture, which is then billed to a third-party customer by the joint venture. These joint ventures function as a pass through entity to bill the third-party customer. The Company includes the services performed for these joint ventures, and the costs associated with these services, in the Company’s revenues and cost of revenues in the statement of income. In certain joint ventures, where a fee is added by the joint venture to client billings, the Company’s portion of that fee is recorded in equity in earnings of joint ventures.

        The Company also has unconsolidated joint ventures that have their own employees and operating expenses and to which the Company generally makes a capital contribution. These joint ventures generally provide operations and maintenance services for governmental facilities. The Company accounts for these joint ventures using the equity method.
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        Summary financial information on the joint ventures follows:

	1999	2000	2001
	(in thousands)
Financial position:
Current assets	$ 64,922	$ 59,128	$ 60,879
Current liabilities	(32,051)	(32,753)	(34,611)

Working capital	32,871	26,375	26,268
Noncurrent assets	6,969	6,589	3,857
Noncurrent liabilities	(4,031)	(4,031)	(1,342)

Joint Ventures’ equity	$ 35,809	$ 28,933	$ 28,783

Amount recorded as investment in joint ventures	$ 13,756	$ 15,030	$ 10,314

Joint Ventures’
Total Revenues	$254,228	$209,790	$153,268

Cost of Revenues	$238,011	$193,590	$144,888

Equity in earnings of joint ventures	$ 10,018	$ 10,576	$ 4,275

Revenues recognized by the Company for services performed to the joint ventures	$ 38,845	$ 33,850	$ 33,263

Note E—Accrued Expenses

        Accrued expenses of the Company consist of the following:

	2000	2001
	(in thousands)
Accrued salaries and benefits	$ 68,068	$ 68,085
Accrued contract costs	25,395	33,253
Other accrued expenses	20,605	17,351

	$114,068	$118,689

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note F—Income Taxes

        As of September 30, 2001, the Company has research and development credit carryforwards for income tax purposes of approximately $36,500,000, which begin to expire in 2007, operating loss carryover of approximately $3,700,000 for federal income tax purposes which expire 2021, and foreign tax attributes of approximately $2,500,000 consisting of foreign tax credits and net operating loss carryover, predominately available as an offset against that company’s tax liability, which generally have an indefinite carryover period. Income tax expense (benefit) consists of the following:

	1999	2000	2001
	(in thousands)
Federal income tax:
Current	$1,553	$ 3,544	$(4,118)
Deferred	365	(4,352)	6,751

Total federal income tax	1,918	(808)	2,633

State income tax	1,727	1,896	2,396
Foreign income tax	807	2,034	3,618

Total state and foreign income tax	2,534	3,930	6,014

Total provision for income tax	$4,452	$ 3,122	$ 8,647

        Income (loss) before income taxes consists of the following:

	1999	2000	2001
	(in thousands)
Domestic	$15,499	$18,330	$13,326
Foreign	(467)	2,501	12,877

Total income before income taxes	$15,032	$20,831	$26,203

        A reconciliation of the effective tax rates in the consolidated statements of income to the federal income tax rate of 35% is as follows:

	1999		2000		2001
	Amount	Rate	Amount	Rate	Amount	Rate
	(in thousands)		(in thousands)		(in thousands)
Federal Income Tax	$ 5,261	35%	$ 7,291	35%	$ 9,171	35%
Effects of:
State income tax	1,230	8%	1,308	6%	1,553	6%
Foreign income tax	332	2%	1,500	7%	(889)	(3)%
R&D tax credit	(3,075)	(20)%	(20,057)	(95)%	(5,633)	(21)%
Foreign tax attributes	—	—	(3,300)	(15)%	781	3%
Disallowance of meals & entertainment expenses	576	4%	763	4%	738	3%
Valuation allowance	(954)	(6)%	14,817	70%	1,986	7%
Permanent difference due to purchase accounting	585	4%	497	2%	711	2%
Other permanent differences	497	3%	303	1%	229	1%

Total provision for income tax	$ 4,452	30%	$ 3,122	15%	$ 8,647	33%

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        Income taxes paid totaled $5,883,000 in 1999, $2,814,000 in 2000 and $8,212,000 in 2001.

        The deferred income tax balance includes the net tax effect of temporary differences between the carrying amounts of assets for financial reporting purposes and for income tax purposes. The components of the Company’s deferred tax assets under FAS 109 as of September 30, are as follows:

	2000	2001
	(in thousands)
Accruals not currently deductible	$ 6,951	$ 5,015
R&D tax credit carryover	26,506	36,503
Compensation and benefit accruals not currently deductible	20,169	24,687
Self-insurance reserves	4,077	3,693
Pension liability	—	2,620
Foreign tax attributes	3,300	2,519
Net operating loss carryover	—	1,291
Foreign tax credit carryover	270	270
Depreciation/Amortization	714	—
Other	—	63

Deferred income tax asset amounts	61,987	76,661

Revenue adjustments	(35,895)	(35,462)
Investment in joint ventures/noncontrolled subsidiaries	(4,550)	(9,692)
Deferred state taxes	(1,626)	(1,942)
Depreciation/Amortization	—	(69)
Pension liability	(327)	—
Other	(1,039)	—

Deferred income tax liability	(43,437)	(47,165)

Valuation allowance	(18,162)	(18,958)

Net deferred income tax asset	$ 388	$ 10,538

        The Company has not provided for U.S. taxes or foreign withholding taxes on approximately $8.0 million of undistributed earnings from non-U.S. subsidiaries because such earnings are intended to be reinvested indefinitely. If these earnings were distributed, foreign tax credits may become available under current law to reduce the resulting U.S. income tax liability. The Company has recorded a valuation allowance of approximately $18,958,000 related to its deferred tax assets. The reduction of the valuation allowance will result in a reduction of income tax expense of approximately $17,595,000 and a debit to equity of approximately $1,363,000.

Note G—Long-Term Debt

        Long-term debt consists of Senior Notes, $21,000,000 of which is due October 7, 2006, $60,000,000 due June 9, 2008 and $35,000,000 due April 14, 2012, $30,750,000 under the Company’s revolving credit agreement, $7,588,000 in promissory notes due through 2010 issued to certain former shareholders of Maunsell and Warren in connection with those mergers and $2,538,000 in mortgage debt.
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        The aggregate amount of principal payments required under long-term debt arrangements in future fiscal years are as follows:

(in thousands)
2002	$ 9,254
2003	9,280
2004	9,309
2005	16,341
Later Years	112,692

$156,876

        On September 7, 2001, the Company issued $21,000,000 of 6.47% Senior Notes due October 7, 2006 (the “2006 Notes”). The 2006 Notes are unsecured and have an average life of four years with the first of $7,000,000 equal annual principal payments due October 7, 2004. On April 14, 2000, the Company issued $35,000,000 of 8.38% Senior Notes due on April 14, 2012 (the “2012 Notes”). The 2012 Notes are unsecured and have an average life of 10 years with the first of $7,000,000 equal annual principal payments due April 14, 2008. On June 9, 1998, the Company issued $60,000,000 of 6.93% Senior Notes due June 9, 2008 (the “2008 Notes”). The 2008 Notes are unsecured and have an average life of seven years with the first of $8,571,429 equal annual principal payments due June 9, 2002. All Senior Notes require interest to be paid either quarterly or semi-annually in arrears and are subject to certain financial covenants. Proceeds of the 2006 Notes and the 2008 Notes were used to pay down the outstanding debt borrowed under the bank credit agreement while proceeds of the 2012 Notes were used for acquisitions. The promissory notes due former Maunsell and Warren Shareholders carry fixed and IBOR-indexed interest rates, which at September 30, 2001 range from 3.0% to 7.0% and have maturities ranging from January 2006 to April 2010. The mortgage debt was assumed when the Company bought out its joint venture partner as co-owner of its Orange, California, facility. The Company previously recorded its interest as a capitalized lease. The mortgage debt requires equal monthly payments of principal and interest
(at 8.75%) through September 2008.

        The Company has an unsecured credit agreement with a syndication of banks which provides a revolving line of credit to the Company. Under the terms of the Second Amended and Restated Credit Agreement, as amended, the line will expire on May 31, 2004, and provides for a maximum of $120,000,000 to be available for funded debt (including financial Letters of Credit) and $10,000,000 for performance Letters of Credit. The bank arrangement provides for interest at either the bank’s Base Rate plus .375%, reducing in steps (to a maximum reduction of .375%) as certain leverage ratios are attained or, at the Company’s option, 1.75% over the Interbank Offered Rate (“IBOR”) reducing in steps (to a maximum reduction of .75%) as certain leverage ratios are attained.

        At September 30, 2001 the variable percentage for Base Rate borrowing in excess of $10,000,000 is .25% and for IBOR borrowing is 1.625%.

        Borrowing under the line can be limited by certain financial covenants. At September 30, 2001, the banks had issued $4,037,000 in financial of letters of credit and $3,083,000 of performance letters of credit. The Company also has a $20,000,000 unsecured line of credit for use outside the United States. Interest paid totaled $5,560,000 in 1999, $8,368,000 in 2000 and $12,182,000 in 2001.

Note H—Commitments and Contingencies

        The Company is a defendant in various lawsuits arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the financial position of the Company.
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        The Company is contingently liable in the amount of approximately $30,026,000 under standby letters of credit issued primarily in connection with general and professional liability insurance programs and for payment and performance guarantees relating to domestic and overseas contracts. In addition, in some instances the Company guarantees that a project, when complete, will achieve specified performance standards. If the project subsequently fails to meet guaranteed performance standards, the Company may either incur significant additional costs or be held responsible for the costs incurred by the client to achieve the required performance standards.

        Under joint venture arrangements, if a partner is financially unable to complete its share of the contract, the other partner(s) will be required to complete those activities. The Company generally only enters into joint venture arrangements with partners who are reputable, financially sound and who carry appropriate levels of surety bonds for the project to adequately assure completion of their assignments. The Company is a partner in certain joint ventures where the joint venture has contracted with subconsultants for certain specialized professional services. The joint venture, or the Company to the extent that the joint venture partner(s) are unable to fulfill their responsibilities, is liable to the third party customer for performance of the subconsultant and would be liable to the subconsultant if the third party customer failed to make payments due the joint venture for subconsultant services.

        The Company established a Performance Unit Plan under which the board of directors may grant performance unit awards to executive officers and key employees of AECOM and its subsidiaries. The performance unit awards are a certain percentage of salary and receipt of the award is conditional upon the financial performance of AECOM (and for employees of a subsidiary, the financial performance of the subsidiary) over a four-year period. The award is paid in two installments, which can be no later than the first and second anniversary, respectively, of the last day of the four-year performance period. The awards may be paid in cash, common stock, common stock units or a combination thereof, at the participants election. The Company allows the participants to receive common stock or common stock units at the participant’s election in lieu of cash. The number of shares the participants can receive is determined based on fair market value of the stock on the last day of the performance period. Any change in stock price up to the date of payout is charged or credited to the income statement. Shares and/or units are usually held in an employee benefit plan trust, primarily in the non-qualified plan, in order for the participants to defer income tax upon the receipt of the PUP payout.

        The Company calculates the annual Performance Unit Plan expense, which is allocated ratably by quarter, based on the anticipated effect of the current and future years’ projected results on the financial targets, the probability of achieving those targets, and weights the expense on a relative value basis over the four year performance period for each Plan. Each year, based on the annual business plan and probability of achieving each of the performance targets, the annual compensation expense is adjusted prospectively and reevaluated and revised, if necessary, at the end of the fiscal year. The effect of the Company’s methodology is to have the full fair market value of the award accrued as of the end of the performance period in a manner that matches the compensation expense with the period in which the Company’s profits are earned. For those shares of stock or units that will be issued after the performance period the Company utilizes variable plan accounting and records additional compensation expense or income based on changes in the fair market value of the stock through the issuance date.

        Awards outstanding under the Performance Unit Plan are payable as follows:

•
For the performance period from October 1, 1998 to September 30, 2002, potential maximum awards outstanding total $10,042,875 and must be paid in two installments on or before September 30, 2003 and September 30, 2004. $4,573,600 has been accrued as of September 30, 2001 based on the probability of achieving the target financial performance.

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•
For the performance period from October 1, 2000 to September 30, 2004, potential maximum awards outstanding total $10,297,500 and must be paid in two installments on or before September 30, 2005 and September 30, 2006. $1,283,700 has been accrued as of September 30, 2001 based on the probability of achieving the target financial performance.

Note I—Off Balance Sheet Risk and Concentration of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company’s cash balances and short-term investments are maintained in accounts held by major banks and financial institutions located primarily in the United States, Europe, Australia, and Hong Kong. In the U.S., the Company invests its excess cash through a major bank in commercial paper of companies with strong credit ratings and in a variety of industries. These securities typically mature within thirty days and, therefore, bear minimal risk. If the Company extends a significant portion of its credit to clients in a specific geographic area or industry, the Company may experience disproportionately high levels of default if those clients are adversely affected by factors particular to their geographic area or industry. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company’s customer base, including, in large part, governments, government agencies and quasi government organizations, and their dispersion across many different industries and geographies. Foreign revenues represent 18% of the Company’s total revenues. In order to mitigate credit risk, the Company continually reviews the credit worthiness of its major commercial clients.

Note J—Leases

        The Company and its subsidiaries are lessees in noncancelable leasing agreements for office buildings and equipment which expire at various dates.

        Future minimum rental payments at September 30, 2001, under operating leases follow:

(in thousands)
2002	$32,403
2003	$28,309
2004	$23,858
2005	$19,557
2006	$16,031
Later Years	$17,950

        Rental expense for the years ended September 30, 1999, September 30, 2000 and September 30, 2001 was approximately $28,835,000, $36,311,000 and $39,332,000, respectively.

        Assets (included in property and equipment) under capital leases total $9,061,000 at September 30, 2000, less accumulated amortization of $7,643,000. Amortization of the leased assets was included in Depreciation and Amortization.

Note K—Significant Customers

        Approximately 22%, 19% and 12% of the Company’s revenues were derived through direct contracts with agencies of the United States government in the years ended September 30, 1999, 2000 and 2001, respectively. One of these contracts, which concluded on March 31, 2000, accounted for approximately 12% and 6% of the Company’s revenues in the years ended September 30, 1999 and 2000, respectively.
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note L—Earnings Per Share

        The following table sets forth the computation of basic and diluted earnings per share:

	Fiscal Year Ended September 30,
	1999	2000	2001
	(in thousands, except per share data)
Numerator—
Net income	$10,580	$17,709	$17,556

Denominator for basic earnings per share—
Weighted average shares	14,371	18,938	23,565

Effect of dilutive common shares:
Stock options	553	752	931
Stock matches	129	321	208

Denominator for diluted earnings per share	15,053	20,011	24,704

Basic earnings per share	$ .74	$ .94	$ .75

Diluted earnings per share	$ .70	$ .88	$ .71

Note M—Stock Ownership Plans

        Employee Stock Ownership Plan—In 1990, the Company adopted the AECOM Technology Corporation Employee Stock Ownership Plan (the “ESOP”) covering substantially all permanent U.S. based employees and purchased 5,800,000 shares of the Company’s Series A Preferred Stock held by its former parent. The ESOP borrowed the purchase price for such shares and repaid the amount borrowed over a period of eight years.

        Effective with the final payment of the borrowing on March 31, 1998, the Company converted all outstanding shares of Series A Preferred Stock into Common Stock.

        Each year, to the extent that the borrowing was repaid (with contributions from the Company), a portion of the stock held as collateral for the borrowing was released for allocation to the individual accounts of those employees eligible for benefits under the ESOP. As of September 30, 1998, all shares held as collateral had been released.

        During fiscal 2000 and 2001, the ESOP sold to the Company 336,519 and 459,289 shares of Common Stock for $3,994,443 and $6,291,251. These shares, which were attributable to terminated employees entitled to distributions under the ESOP, were canceled and retired.

        For individuals whose vested shares have an initial value in excess of $5,000, the Company will repurchase the shares ratably over five years at the then current share price. At September 30, 2001, the Company’s repurchase obligation covered 1,618,441 Common Shares allocated to former employees by the ESOP. The fair value of these shares at September 30, 2001 was $27,060,000.

        Stock Match Program—Effective as of October 3, 1998, the Company implemented a Stock Match Program that provides stock matches on participant’s contributions to the Stock Investment and Stock Purchase Plans. The matching percent will be equal to two times the weighted average annual percentage increase in pre-tax operating income (adjusted for earnings attributable to acquisitions) for the prior three years, subject to an annual maximum of 50%. The three-year weighted average annual percentage increase will be computed using the increase in pre-tax operating income for the most recent year, the prior year and the second prior year, multiplied by 100%, 65% and 35%, respectively, totaled and then divided by two. Stock matches vest after five years of employment. The matching percent for fiscal year 1999 was 33.5%, for fiscal 2000 was 27.3% and for fiscal 2001 was 30.7%. To the extent that IRS limits preclude the Company from offering any portion of this match under the ESOP allocation, the difference will be made up by contributions of Common Stock Units to participants’ accounts under the Stock Purchase Plan. The number of shares and/or units that the participants receive is based on the fair market value of the stock/units when they are issued on the last day of the fiscal year.

        Stock Purchase Plan—Effective June 1, 1991, the Company adopted the Stock Purchase Plan to provide an opportunity for eligible employees to continue to invest in the Company when the Company’s qualified Investment Plan and/or Stock Investment Plan are no longer available to them due to limitations contained in the Internal Revenue Code. Under the Stock Purchase Plan, participants are permitted to defer compensation, on a pre-tax basis, for investment in Common Stock Units. These amounts will not be held in trust and would be subject to the general creditors of the Company.

        The number of Common Stock Units issued corresponds to an equal number of shares of Common Stock based on the valuation of Common Stock determined at the next valuation date for Stock Purchase Plan purposes. Effective December 31, 1999, shares of the Company’s Common Stock have been valued quarterly and purchases of Common Stock and Common Stock Units are valued at the then most recent valuation.

        When a participant in the Stock Purchase Plan terminates employment, the Company will make a single sum payment in whole shares of AECOM Common Stock based on the total number of share units credited to his account. These shares will be subject to the buyback provisions under the bylaws of the Company. In the alternative, a participant’s Common Stock Units may be converted to a cash book account entry, determined as though the share units were shares of Common Stock and will be redeemed under the same buyback provisions for Common Stock as allowed by the Company’s bylaws. The Stock Purchase Plan has been extended indefinitely by the Board of Directors.

        The Company also has a program in which non-employee directors can elect, in lieu of cash compensation, to have all or a portion of their director compensation contributed to the Stock Purchase Plan to acquire Common Stock Units of the Company. A total of 115,071 Common Stock Units have been issued as of September 30, 2001.

        Stock Incentive Plans—The Company has stock incentive plans under which key employees can purchase up to 4,500,000 shares of Common Stock under stock options or restricted stock awards while non-employee directors can purchase up to 100,000 shares of Common Stock under stock options. Stock options may be granted to employees and non-employee directors at a price not less than the fair market value of the stock on the date of grant, and, for employees, options may be accompanied by stock appreciation rights (“SARs”). SARs entitle employees to surrender stock options and receive cash or stock in an amount equal to the excess of the market value of the optioned shares over their option price. Unexercised options and any accompanying SARs lapse not later than ten years after the date of grant (seven years if granted subsequent to March 2000), and, for employees, vest 10% on each of the first four anniversary dates of the grant and are fully vested on the fifth anniversary of the grant. The stock purchase options are accounted for under the intrinsic value based method under ABP25.

        Options granted to non-employee directors vest six months after the date of grant. Restricted stock awards entitle employees to purchase shares at a cost, if any, that may be less than fair market value, to vote such shares and to receive any dividends thereon, but such shares are subject to forfeiture upon termination of service before the restriction period ends. No SARs or restricted stock awards have been granted.
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        Following is a summary of options granted under the stock incentive plans:

	Number of Shares	Range of Exercise Prices	Weighted Average Exercise Price
Options outstanding—September 30, 1999	3,290,000	$ 4.34 – $10.91	$7.60
Options granted	286,000	11.75 – 12.76	12.61
Options canceled	(7,600)	5.41 – 10.91	8.79
Options exercised	(67,400)	4.79 – 9.96	5.60

Options outstanding—September 30, 2000	3,501,000	4.34 – 12.76	8.04
Options granted	545,000	13.68 – 17.51	13.86
Options canceled	(38,580)	4.79 – 13.68	7.80
Options exercised	(300,320)	4.34 – 10.91	4.71

Options outstanding—September 30, 2001	3,707,100	$ 4.79 – $17.51	$9.18

Options exercisable—September 30, 2000	1,921,920	$ 4.34 – $10.06	$5.99

Options exercisable—September 30, 2001	2,092,480	$ 4.79 – $13.68	$6.42

        The contractual life of options outstanding at September 30, 2001, range from .1 to 8.4 years and have a weighted average contractual life of 5.1 years.

        Following is a summary of options outstanding and exercisable by price range at September 30, 2001:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 4.79 – $ 5.30	319,500	0.6	$ 5.06	319,500	$ 5.06
5.41 – 6.32	484,500	2.6	5.87	484,500	5.87
6.76 – 7.27	438,000	4.1	6.88	438,000	6.88
8.15 – 8.30	734,200	5.3	8.21	568,000	8.18
9.22 – 9.98	419,000	6.9	9.96	132,000	9.93
10.06 – 10.91	481,900	7.8	10.78	104,780	10.72
11.75 – 12.76	286,000	6.1	12.61	36,700	12.48
13.68 – 17.51	544,000	6.2	13.86	9,000	13.68

$ 4.79 – $17.51	3,707,100	5.1	$ 9.18	2,092,480	$ 7.23

        Pro forma information regarding net income is required by SFAS No. 123, and is to be determined as if the Company had accounted for its stock options under the fair value method of SFAS No. 123. The Company’s pro forma net income would have been $9,893,000, $16,810,000 and $16,454,000, basic net income per share would have been $.69, $.89 and $.70, and diluted earnings per share would have been $.66, $.84 and $.67, respectively, for the fiscal years ending September 30, 1999, 2000 and 2001. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The fair value of each option at the date of grant was estimated using the “Minimum Value” method as allowed for non-public companies under SFAS No. 123. At date of grant, the dividend yield was assumed to be zero, while the expected life of the options and the percent of options that would ultimately be exercised was estimated to be nine years (six years subsequent to March 31, 2000) and 90%, respectively. During fiscal years 1999, 2000 and 2001 the weighted average risk free interest rate was 5.83%, 6.5% and 5.67%, respectively, while the weighted average fair value of grants made during those fiscal years was $4.29, $4.20 and $3.90, respectively. The impacts of applying SFAS No. 123 in the pro forma disclosure are not indicative of future amounts since SFAS No. 123 does not apply to awards and issuances prior to September 30, 1995, and since additional awards and issuances are anticipated in future years.

        Effective as of March 2, 1998, the Company established the Executive/Director Loan Program and Stock Repurchase Program to facilitate the exercise of options. Loans will be for a term of not less than six months nor more than twelve months and will bear interest at a rate of six-month IBOR plus 1%. Upon maturity of a loan, the Company will offer to repurchase the number of shares which, when multiplied by the then-current fair market value of the shares of Common Stock, will equal the principal and accrued interest on the loan and the loan will be retired from the proceeds of the repurchase. The Board of Directors established a revolving loan pool of up to $5,000,000 under this program.

        As of September 30, 2001, loans totaling $112,000 are outstanding. At September 30, 2001, 3,707,100 shares of Common Stock have been reserved for the exercise of Stock Options.

        Senior Executive Equity Investment Plan—Effective as of March 2, 1998, the Company established the Senior Executive Equity Investment Program to encourage senior executives, primarily its executive officers, to increase their ownership interests in the Company. Executives who qualify for this program are extended a full recourse, unsecured loan, which bears a fixed interest rate approximating the most recent placement of the Company’s long-term debt. The principal and accrued interest on the loan will be due upon the sale of the Common Stock acquired under this program. If an executive terminates employment with AECOM prior to normal retirement, the principal and accrued interest will become due and payable. The Board of Directors has established a loan pool of up to $30,000,000 to fund this program. Loans totaling $17,650,000 with an average interest rate of 7.19% have been extended under the Senior Executive Equity Investment Program at September 30, 2001. The Company recorded interest income of $851,000 and $1,299,000 in fiscal 2000 and 2001, respectively. Common Stock purchased under this program is eligible for a Company stock match equal to 50 percent of the annual growth rate in EBIT for the succeeding five years; however, the total match percent will be no greater than the match percent that other purchasers of Company stock receive in the same year as the participant’s purchase. Company stock matches under this program are subject to a ten-year cliff-vesting schedule, except for normal retirement.

Note N—Redeemable Common Stock and Common Stock Units

        Ownership of Common Stock and Common Stock Units is restricted by the Company’s Bylaws to employees. Since Company stock and stock units are not freely tradable, the Company implemented a program to repurchase stock and stock units from former employees at the then current price over a period of five, nine or ten years, at the holder’s option, unless the value is less than $5,000, in which case it is repurchased in a lump sum.

        The repurchase obligation at September 30, 2001 is based on a stock and unit price of $16.72 per share, as determined by an independent valuation firm. Repurchase obligations in stock and stock units over the next five years on the agreed upon repurchase dates are as follows:

Repurchase Date	Shares/Units
December 2001	887,899
December 2002	1,030,435
December 2003	906,623
December 2004	770,242
December 2005	607,027
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note O—Stockholders’ Equity

        Preferred Stock—The Restated Certificate of Incorporation of the Company authorizes the issuance of 8,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”). The holders of Preferred Stock are generally entitled to one vote per share on all matters to be voted on by the Company’s stockholders and will vote as one class with the Common Stock.

        Convertible Preferred Stock:    Convertible Preferred Stock is limited to an aggregate of 2,500,000 shares with a par value and liquidation preference of $100 per share. Holders of the Convertible Preferred Stock are entitled to receive dividends payable in additional shares of Convertible Preferred Stock at the Applicable Rate determined as set forth below. Dividends on the Convertible Preferred Stock are payable quarterly on January 1, April 1, July 1, and October 1 of each year.

        The Applicable Rate will be set annually by the independent appraiser engaged by the Trustee of the Stock Investment Plan at a level that it determines is necessary for the fair value of the Convertible Preferred Stock to be equal to its par value.

        After a share of Convertible Preferred Stock has been outstanding for at least three years, the Company may redeem such Convertible Preferred Stock at the Company’s election, in whole or in part, upon not less than 30 nor more than 60 days’ written notice. The redemption price shall be equal to 102.5% of the liquidation preference of the share of Convertible Preferred Stock to be redeemed, plus the payment of any accrued and unpaid dividends to the redemption date. In any event, at such time as a holder of Convertible Preferred Stock no longer meets the qualifications to be a holder of Employee Stock, the Convertible Preferred Stock held by such holder shall be repurchased by the Company.

        If the Convertible Preferred Stock has been held at least one year, on each January 1, April 1, July 1 and October 1 (a “Preferred Conversion Date”), the holder of shares of Convertible Preferred Stock may convert some or all of the shares of Convertible Preferred Stock held into shares of the Company’s Common Stock. The number of shares of the Company’s Common Stock to be received upon conversion shall be determined by dividing (i) the aggregate liquidation preferences and accrued and unpaid dividends to the applicable Preferred Conversion Date of the shares of Convertible Preferred Stock to be converted, by (ii) the per share price of the Company’s Common Stock on the applicable Preferred Conversion Date.

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Convertible Preferred Stock are entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of the Company’s Common Stock or of any other shares of stock of the Company ranking as to such a distribution junior to the shares of Convertible Preferred Stock, liquidating distributions in the amount of $100 per share plus accrued and unpaid dividends. After payment of such liquidating distributions, the holders of shares of Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

        Except as expressly required by applicable law, the holders of the Convertible Preferred Stock will be entitled to one vote per share.

        If the equivalent of six quarterly dividends payable on the Convertible Preferred Stock are in arrears, the number of directors of the Company will be increased by two and the holders of Convertible Preferred Stock, voting as a class with the holders of shares of any one or more other series of preferred stock ranking on a parity with the Convertible Preferred Stock as to payment of dividends and the distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill such vacancies. Such right to elect two additional directors shall continue until all dividends in arrears have been paid or declared and set apart for payment. Each director elected by the holders of shares of the Convertible Preferred Stock and all other classes of preferred stock whose holders are entitled to vote shall continue to serve as such director for the full term for which he or she shall have been elected, notwithstanding that prior to the end of such term such default shall cease to exist.

        Class B:    Effective as of September 10, 1999, the Company established a new class of Preferred Stock, Class B Stock, and issued the shares to U.S. Trust Company, N.A., as Trustee of the AECOM Technology Corporation Supplemental Trust. This Class B Stock has been issued to secure, in part, the Company’s obligation under the Stock Purchase Plan, although the stock is subject to the claims of the Company’s creditors. Only the Trustee is eligible to hold this stock. The participants in the Stock Purchase Plan have no ownership interest in this stock. The shares carry one vote per share and are voted by the Trustee in its sole discretion. Upon distribution or reduction of Common Stock Units by the Stock Purchase Plan, the corresponding number of shares of Class B Stock will be returned by the Trustee to the Company for cancellation. Upon issuance of additional Common Stock Units to the Stock Purchase Plan, a like number of shares of Class B Stock will be issued to the Trustee. The Class B Stock has a par value of $.01 per share, carries with it a liquidation preference and redemption value of $.01 per share, and has no right to any dividend.

        Common Stock Units—Common Stock Units under the Stock Purchase Plan may only be redeemed for Common Stock. The holders of Common Stock Units are not entitled to vote but are entitled to dividends if dividends are declared on Common Stock. In the event of the liquidation of the Company, holders of the Common Stock Units are entitled to no right greater than holders of Common Stock.

        Limitations on Ownership of Common Stock and Preferred Stock—The Bylaws of the Company provide that no person (or trust or individual retirement account) shall hold or continue to hold shares of the Preferred Stock or the Common Stock (collectively, the “Employee Stock”) unless such person is an employee of the Company. If such person no longer meets the qualifications to be a holder of Employee Stock, then such stockholder shall be obligated to offer to sell to the Company all of the shares of Employee Stock owned beneficially or of record by such stockholder at the most recent valuation price (as defined in the Company’s Bylaws).

Note P—Foreign Currency

        The Company uses forward exchange contracts to manage foreign currency risk associated with earnings expected to be generated by the Company’s Hong Kong subsidiary which will repay US Dollar loans. These loans were incurred in connection with the merger with Maunsell in April 2000. These contracts do not meet the accounting standards criteria as cash flow hedges to qualify for hedge accounting under SFAS 52 “Foreign Currency Translation” or under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities”. At September 30, 2001, the Company had $30.75 million of foreign exchange contracts outstanding which mature quarterly over the next three years and require foreign currency payments the equivalent of approximately $10 million per year.

        The Company’s forward exchange contracts have been recorded at fair market value in the balance sheet and changes in the value of the contracts are adjusted through income. At September 30, 2001 and 2000, the fair value of the forward exchange contracts resulted in a net obligation of $185,000 and $360,000, respectively. The obligation is included in accrued expenses in the consolidated balance sheet and the change in fair value is reflected in income. For the years ended September 30, 2001 and 2000, the Company recorded a gain of $118,000, net of taxes and a loss of $287,000, net of taxes, respectively.

        The forward exchange contracts require the Company to exchange foreign currencies for U.S. Dollars at maturity, at rates agreed to at inception of the contracts. If the counterparty to the exchange contracts (an internationally recognized bank) does not fulfill its obligation to deliver the contracted currencies, or if AECOM’s operating company does not generate sufficient foreign currencies, the Company could be at risk for any currency related fluctuations.

        The Company limits exposure to foreign currency fluctuations in most of its contracts through provisions that require client payments in currencies corresponding to the currency in which costs are incurred. As a result, the company generally does not need to hedge foreign currency cash flows for contract work performed. The functional currency of all significant foreign operations is the local currency.

Note Q—Operating Segments

        The Company’s management has organized its operations into three reportable segments: Americas-Infrastructure Group; Americas-Facilities Group; and Global Group. This segmentation corresponds to how the Company manages its business as well as the underlying characteristics of its markets.

        Management internally analyzes the results of its operations using several non-GAAP measures. A significant portion of the Company’s revenues relate to services provided by subcontractors and other non-employees that it categorizes as other direct costs. Those pass-through costs are typically paid to service providers upon our receipt of payment from the client. Other direct costs are segregated from cost of revenues resulting in net service revenues which is a measure of work performed by AECOM employees. The Company has included information on net service revenues as it believes that it is a more accurate measure on which to base gross margin. In addition, compensation expense, included in both cost of revenues and general and administrative expense, associated with the non-cash ESOP contributions and stock matches, is segregated and shown below general and administrative expense as it is considered by management to be a function of the level of stock purchased by employees and not a cost of work performed.
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reportable Segments:

	Year ended September 30,
	1999	2000	2001
	(dollars in thousands)
Total Revenues
Americas—Infrastructure	$412,082	$ 546,718	$ 683,373
Americas—Facilities	532,863	680,605	549,076
Global	32,919	151,333	277,475

Total	$977,864	$1,378,656	$1,509,924

Net Service Revenues
Americas—Infrastructure	$288,153	$ 375,011	$ 468,581
Americas—Facilities	164,353	191,382	198,739
Global	19,801	113,021	228,400

Total	$472,307	$ 679,414	$ 895,720

Gross Profit
Americas—Infrastructure	$133,332	$ 173,446	$ 216,907
Americas—Facilities	63,065	76,946	82,101
Global	8,977	42,133	85,552

Total	$205,374	$ 292,525	$ 384,560

Gross Profit (as a % of Total Revenues)
Americas—Infrastructure	32%	32%	32%
Americas—Facilities	12	11	15
Global	27	28	31

Total	21%	21%	25%

Gross Profit (as a % of Net Service Revenues)
Americas—Infrastructure	46%	46%	46%
Americas—Facilities	38	40	41
Global	45	37	37

Total	43%	43%	43%

Equity in Earnings of Joint Ventures
Americas—Infrastructure	$ 3,403	$ 1,471	$ 1,060
Americas—Facilities	6,615	9,105	3,215

Total	$ 10,018	$ 10,576	$ 4,275

General and Administrative Expenses
Americas—Infrastructure	$112,103	$ 143,122	$ 177,182
Americas—Facilities	60,709	75,378	86,779
Global	6,300	32,983	65,223

Total	$179,112	$ 251,483	$ 329,184

ESOP Contribution and Stock Matches
Americas—Infrastructure	$ 3,399	$ 3,096	$ 4,206
Americas—Facilities	1,914	1,787	2,507
Global	—	694	974

Total	$ 5,313	$ 5,577	$ 7,687

Income from Operations
Americas—Infrastructure	$ 21,232	$ 28,699	$ 36,579
Americas—Facilities	7,057	8,886	(3,970)
Global	2,677	8,456	19,355

Total	$ 30,966	$ 46,041	$ 51,964

Segment Assets
Americas—Infrastructure	$159,192	$ 263,034	$ 300,195
Americas—Facilities	183,287	198,672	217,642
Global	6,955	201,392	219,107

Total	$349,434	$ 663,098	$ 736,944

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reconciliations:

	Year Ended September 30,
	1999	2000	2001
	(in thousands)
Total Revenues
Revenues from reportable segments	$977,864	$1,378,656	$1,509,924
Other revenues	501	1,094	3,466

Total	$978,365	$1,379,750	$1,513,390

Gross Profit
Gross profit from reportable segments	$205,374	$ 292,525	$ 384,560
Other contributions to gross profit	501	1,094	3,466
ESOP contribution and stock matches	(4,268)	(3,854)	(6,023)

Total	$201,607	$ 289,765	$ 382,003

General and Administrative Expenses
G&A expenses of reportable segments	$179,112	$ 251,483	$ 329,184
Unallocated corporate G&A	11,100	13,087	16,952
ESOP contribution and stock matches	1,532	6,156	2,366

Total	$191,744	$ 270,726	$ 348,502

Income from Operations
Income from operations of reportable segments	$ 30,966	$ 46,041	$ 51,964
Income from operations not allocated to reportable segments	(11,085)	(16,426)	(14,188)

Total	$ 19,881	$ 29,615	$ 37,776

Segment Assets
Total assets of reportable segments	$349,434	$ 663,098	$ 736,944
Other assets	23,846	67,074	53,595
Elimination of inter-segment assets	—	(9,570)	(5,570)

Total	$373,280	$ 720,602	$ 784,969

Note R—Subsequent Events

        On October 11, 2001, the Company acquired the UK based engineering firm of Oscar Faber plc and on October 31, 2001, the Denver based consulting firm of “design Alliance” for cash, notes and stock totaling $45.0 million.
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note S—Quarterly Financial Information (Unaudited)

        In the opinion of management, the following unaudited quarterly data for the fiscal years ended September 30, 2001 and 2000 reflect all adjustments necessary for a fair statement of the results of operations. All such adjustments are of a normal recurring nature.

	Fiscal Year 2001
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
Total revenues	$347,850	$369,387	$395,045	$401,108
Other direct costs	140,949	146,359	164,164	162,731

Net service revenues	206,901	223,028	230,881	238,377
Costs of revenues	117,683	131,038	134,537	133,926

Gross Profit	89,218	91,990	96,344	104,451
Equity in earnings of joint ventures	1,047	837	1,574	817
General and administrative expenses	81,902	80,843	98,360	87,397

Income (loss) from operations	8,363	11,984	(442)	17,871
Interest expense, net	2,415	3,713	3,119	2,326

Income (loss) before income taxes	5,948	8,271	(3,561)	15,545
Income taxes (credit)	1,964	2,740	(1,198)	5,141

Net income (loss)	$ 3,984	$ 5,531	$ (2,363)	$ 10,404

Net income (loss) per share:
Basic	$ .17	$ .24	$ (.10)	$ .44

Diluted	$ .16	$ .23	$ (.10)	$ .41

Shares used in per share calculations:
Basic	24,076	23,004	23,383	23,799
Diluted	24,871	23,986	23,383	25,240

	Fiscal Year 2000
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
Total revenues	$277,052	$350,637	$360,404	$391,658
Other direct costs	147,896	208,350	162,635	180,362

Net service revenues	129,156	142,287	197,769	211,296
Costs of revenues	74,262	78,831	110,746	126,904

Gross Profit	54,894	63,456	87,023	84,392
Equity in earnings of joint ventures	1,975	2,535	2,584	3,482
General and administrative expenses	51,982	62,893	80,829	75,022

Income from operations	4,887	3,098	8,778	12,852
Interest expense, net	912	1,345	3,605	2,922

Income before income taxes	3,975	1,753	5,173	9,930
Income taxes (credit)	1,670	736	1,417	(701)

Net income	$ 2,305	$ 1,017	$ 3,756	$ 10,631

Net income per share:
Basic	$ .14	$ .06	$ .18	$ .47

Diluted	$ .14	$ .06	$ .17	$ .44

Shares used in per share calculations:
Basic	16,255	16,001	20,899	22,597
Diluted	16,992	16,981	22,111	23,960
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

For the Fiscal Years Ended
September 30, 1999, 2000 and 2001

	Balance at Beginning of Period	Additions through Acquisitions	Charges to Costs and Earnings	Deductions, Net of Recoveries	Balance at End of Period
	(in thousands)
Fiscal year ended September 30, 1999
Allowance for uncollectible accounts receivable	$14,364	$ 300	$ 2,174	$ (2,650)	$14,188
Fiscal year ended September 30, 2000
Allowance for uncollectible accounts receivable	$14,188	$7,219	$ 3,366	$ (5,093)	$19,680
Fiscal year ended September 30, 2001
Allowance for uncollectible accounts receivable	$19,680	$ 563	$18,110	$(17,728)	$20,625

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2001	March 31, 2002
		(Unaudited)
	(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$ 25,968	$ 24,781
Cash in consolidated joint ventures	2,351	3,402

	28,319	28,183
Accounts receivable (including retainage of $25,768 at 9/2001 and $30,830 at 3/2002) less allowance for doubtful accounts of $20,625 at 9/2001 and $23,529 at 3/2002	258,853	284,153
Costs and fees earned, unbilled	211,511	211,295
Income taxes receivable	—	—
Other current assets	18,867	18,368

Total current assets	517,550	541,999
Investments and other assets
Cost in excess of net assets purchased (less accumulated amortization of $27,011 at 9/2001 and $27,011 at 3/2002)	192,046	244,491
Investments in unconsolidated joint ventures	10,314	11,251
Deferred tax asset	20,982	22,671
Deferred loan costs	879	692
Other noncurrent assets	8,607	14,839

Total investments and other assets	232,828	293,944
Property and equipment
Cost	70,486	88,118
Accumulated depreciation and amortization	(35,895)	(41,765)

Total property and equipment	34,591	46,353

	$784,969	$882,296

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Bank overdraft	$ 7,304	$ 3,900
Accounts payable	138,526	158,636
Accrued expenses	118,689	113,868
Contract advances and costs and fees billed, unearned	72,372	78,337
Income taxes currently payable	6,185	15,978
Deferred tax liability	10,444	3,382
Current portion of long-term debt	9,254	9,551

Total current liabilities	362,774	383,652
Other long-term liabilities	25,122	24,482
Long-term debt	147,622	197,671
Commitments and contingencies
Redeemable common stock and common stock units	77,734	80,852
Common stock—3,852,786 shares at 9/2001 and 3,484,626 shares at 3/2002
Common stock units—796,366 units at 9/2001 and 706,761 units at 3/2002
Stockholders’ equity
Preferred stock, $.01 par value, authorized 8,000,000 shares
Convertible preferred stock, issued and outstanding 4,530 at 9/2001, and 8,063 at 3/2002	453	777
Class B, issued and outstanding 4,477,498 at 9/2001, and 4,899,200 at 3/2002	45	50
Common stock, $.01 par value authorized 30,000,000 shares, issued and outstanding 16,170,768 shares at 9/2001 and 17,567,150 shares at 3/2002	162	176
Common and preferred stock units, 3,681,132 units at 9/2001 and 4,192,439 units at 3/2002	45,442	54,268
Additional paid-in capital	109,851	122,110
Retained earnings	44,371	47,134
Notes receivable from stockholders	(17,650)	(17,400)
Accumulated other comprehensive income	(10,957)	(11,476)

Total stockholders’ equity	171,717	195,639

	$784,969	$882,296

See notes to interim consolidated financial statements.

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Six Months Ended March 31,
	2001	2002
	(Unaudited)	(Unaudited)
	(In thousands, except per share data)
Total revenues	$717,237	$805,530
Cost of revenues	536,029	582,036

Gross profit	181,208	223,494
Equity in earnings of joint ventures	1,884	1,769
General and administrative expenses	162,745	215,104

Income from operations	20,347	10,159
Interest expenses (net of interest income)	6,128	5,982

Income before income taxes	14,219	4,177
Provision for income taxes	4,704	1,378

Net income	$ 9,515	$ 2,799

Net income per share
Basic	$ .40	$ .11
Diluted	$ .39	$ .10
Shares used in per share calculation
Basic	23,540	25,537
Diluted	24,434	26,848

See notes to interim consolidated financial statements.

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Year ended September 30, 2001 and Six Months Ended March 31, 2002 (unaudited)

	Preferred Stock	Common Stock	Common and Preferred Stock Units	Additional Paid-in Capital	Retained Earnings	Notes Receivable From Stockholders	Accumulated Other Comprehensive Income	Total
	(In thousands)
Balance at September 30, 2000	$ 41	$157	$38,418	$122,901	$26,849	$(16,050)	$ (1,660)	$170,656
Net Income	—	—	—	—	17,556	—	—	17,556
Equity adjustment from foreign currency translation	—	—	—	—	—	—	(956)	(956)
Defined benefit minimum pension liability adjustment	—	—	—	—	—	—	(8,341)	(8,341)

Comprehensive Income	—	—	—	—	—	—	—	8,259

Repurchase of common stock and common stock units	(3)	(16)	(2,309)	(22,355)	—	—	—	(24,683)
Common stock and common stock units issued under stock match program	—	4	2,705	5,680	—	—	—	8,389
Issuance of convertible preferred stock	428	—	—	—	—	—	—	428
Issuance of Class B preferred stock and common stock	7	17	—	22,738	—	—	—	22,762
Notes receivable from stockholders	—	—	—	—	—	(1,600)	—	(1,600)
Issuance of common and preferred stock units	—	—	6,623	—	—	—	—	6,623
Pay-in-kind dividend on convertible preferred stock and preferred stock units	25	—	9	—	(34)	—	—	—
Transfers from (to) redeemable common stock and common stock units	—	—	(4)	(19,113)	—	—	—	(19,117)

Balance at September 30, 2001	498	162	45,442	109,851	44,371	(17,650)	(10,957)	171,717
Net Income	—	—	—	—	2,799	—	—	2,799
Equity adjustment from foreign currency translation	—	—	—	—	—	—	(519)	(519)
Defined benefit minimum pension liability adjustment	—	—	—	—	—	—	—	—

Comprehensive Income (Loss)	—	—	—	—	—	—	—	2,280

Repurchase of common stock and common stock units	(2)	(10)	(2,727)	(17,217)	—	—	—	(19,956)
Common stock and common stock units issued under stock match program	4	2	7,324	3,520	—	—	—	10,850
Issuance of convertible preferred stock	294	—	—	—	—	—	—	294
Issuance of Class B preferred stock and common stock	3	18	—	28,760	—	—	—	28,781
Notes receivable from stockholders	—	—	—	—	—	250	—	250
Issuance of common and preferred stock units	—	—	4,541	—	—	—	—	4,541
Pay-in-kind dividend on convertible preferred stock and preferred stock units	30	—	6	—	(36)	—	—	—
Transfers from (to) redeemable common stock and common stock units	—	4	(318)	(2,804)	—	—	—	(3,118)

Balance at March 31, 2002	$827	$176	$54,268	$122,110	$47,134	$(17,400)	$(11,476)	$195,639

See notes to interim consolidated financial statements.

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended March 31,
	2001	2002
	(Unaudited)	(Unaudited)
	(In thousands)
Cash flows from operations
Net Income	$ 9,515	$ 2,799
Expense (income) not affecting cash
Depreciation and amortization	8,362	6,777
Equity in earnings of unconsolidated joint ventures	(1,884)	(1,769)
Stock match	4,020	10,850
(Increase) decrease in deferred foreign currency translation losses	(245)	(519)
Change in operating assets and liabilities	(52,651)	(21,614)

	(32,883)	(3,476)

Cash flows from investing
Mergers and acquisitions, net of cash acquired	(5,922)	(4,684)
Additions to property and equipment	(6,657)	(16,489)
Disposals of property and equipment (net)	2,249	1,331

	(10,330)	(19,842)

Cash flows from financing
Issuance of preferred and common stock, net of notes receivable	9,674	8,834
Issuance of common and preferred stock units	3,791	4,541
Repurchase of terminated employees’ common stock and common stock units	(20,261)	(19,956)
Borrowing under credit agreements	68,200	182,100
Repayments under credit agreements	(58,391)	(152,337)

	3,013	23,182

Increase (decrease) in cash and cash equivalents	(40,200)	(136)
Cash and cash equivalents at beginning of period	51,460	28,319

Cash and cash equivalents at end of period	$ 11,260	$ 28,183

Decrease (increase) in operating assets
Accounts receivable	$ 17,359	$ (8,383)
Costs and fees earned, unbilled	(54,837)	10,277
Other current assets	1,544	593
Deferred tax asset, long-term	—	(1,689)
Other noncurrent assets	(2,528)	(4,746)
Increase (decrease) in operating liabilities
Accounts payable	(40,785)	1,380
Accrued expenses	(9,693)	(25,655)
Contract advances and costs and fees billed, unearned	34,133	5,965
Income taxes currently payable	1,589	9,546
Deferred tax liability, current	—	(7,062)
Other long-term liabilities	567	(1,840)

Change in operating assets and liabilities	$(52,651)	$ (21,614)

See notes to interim consolidated financial statements.

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2002

Note A—Basis for Presentation

        The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, these financial statements reflect all adjustments, consisting only of normal recurring adjustments, except as described in footnote C below, necessary for a fair presentation of the results of operations, financial position, and cash flows for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These interim financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company’s audited financial statements for the year ended September 30, 2001.

        The balance sheet at September 30, 2001 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Note B—Acquisitions

        On October 11, 2001, the Company acquired the UK based engineering firm of Oscar Faber plc for $5.0 million in cash, $19.4 million in stock and $17.5 million in notes due October 31, 2011, at an interest rate, payable in arrears on April 30 and October 31, of 4.75 percent through October 4, 2003 and 6.5 percent thereafter. The note holders may require the Company to repay the notes on November 30, 2002, April 30, 2003, and July 31, 2003 or on any interest payment date thereafter. On October 31, 2001 and February 5, 2002, the Company acquired two small consulting firms for aggregate consideration of $4.6 million in cash and stock. These acquisitions have been accounted for as purchases and the results of their operations have been included in the consolidated results of the Company since the date of acquisition. No liabilities were assumed, other than those included in working capital, and the preliminary purchase accounting allocation resulted in goodwill of $52.4 million. The purchase price reflects estimated Oscar Faber future earnings and other prospects and the size, location and expertise of their workforce. The preliminary purchase price allocation includes an estimated liability of $16.6 million for an underfunded pension obligation. The actual liability and goodwill will be adjusted pending completion of an actuarial valuation. Since the acquisition of Oscar Faber occurred very early in the fiscal first half, proforma information, as if it had been consummated at the beginning of the period, would not be significantly different than the actual reported results. Including the acquisition of Oscar Faber on a proforma basis, as of the beginning of the six months ended March 31, 2001, AECOM would have reported revenues of $757.7 million, net income of $10.7 million, and earnings per share of $.43 basic and $.42 diluted, as compared to actual revenues of $717.2 million, net income of $9.5 million, and earnings per share of $.40 basic and $.39 diluted for the six months ended March 31, 2001.

Note C—Charges for Discontinued Compensation Plans

        In the first half of fiscal 2002, the Company recorded $15.8 million of compensation expense due to accelerated vesting and changes made in discontinued compensation plans. The board of directors terminated and vested the Performance Unit Plans and the Company recorded $8.5 million as general and administrative expense based on the difference between the vested benefit and the cumulative accrued compensation of $5,857,300 through September 30, 2001. The Board of Directors also approved an increase to the previously approved stock match percentage of 25% for fiscal 2002 and discontinued the stock match program subsequent to March 31, 2002. The stock match percentage was increased to the greater of 100% of eligible stock purchases in the first quarter of fiscal 2002 or 50% of the eligible stock purchases for the six months ended March 31, 2002. The increased stock match percentage for the first half of fiscal 2002 resulted in $4.5 million of additional compensation based on employee stock purchases in the first half. In addition, the board of directors accelerated the vesting under the Senior Executive Investment Plan and accelerated all of the unearned matches. The cumulative unvested compensation of $2.8 million was recorded in the six months ended March 31, 2002. The number of shares and/or units that the participants receive as a match for fiscal 2002 is based on the fair market value of the stock/units when they were issued on March 31, 2002.

Note D—Effect of New Accounting Pronouncement

        Effective October 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 142—Goodwill and Other Intangible Assets (“SFAS 142”). SFAS 142 eliminates the amortization of goodwill and intangible assets deemed to have indefinite lives. Instead, these assets must be tested for impairment using a fair value approach in accordance with SFAS 142.

        At September 30, 2001, the Company’s goodwill was $192.0 million. The Company is required to complete the initial step of a transitional impairment test of such existing goodwill. An impairment loss, if any, resulting from the transitional impairment test will be recorded as a cumulative effect of a change in accounting principle. As of the date hereof, the Company has completed a preliminary impairment test of goodwill and does not expect any impairment loss as a result of such test.

        The Company will also be required to test the value of its goodwill annually. Subsequent impairment losses, if any, will be reflected as a charge to income in the Company’s consolidated statement of income in the period they become known.

        As required by SFAS 142, the results of the prior year quarter have not been restated. The following table presents the quarterly results of the Company on a comparable basis:

	Six Months Ended March 31
	2001	2002
	(In thousands, except per share data)
Net Income—
As reported	$ 9,515	$2,799
Goodwill amortization, net of tax	3,085	—

As adjusted	$12,600	$2,799

Basic Earnings Per Share—
As reported	$ .40	$ .11
Goodwill amortization, net of tax	.13	—

As adjusted	$ .53	$ .11

Diluted Earnings Per Share—
As reported	$ .39	$ .10
Goodwill amortization, net of tax	.13	—

As adjusted	$ .52	$ .10

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2002

Note E—Operating Segments

        The Company’s management has organized its operations into three reportable segments: Americas-Infrastructure Group; Americas-Facilities Group; and Global Group. This segmentation corresponds to how the Company manages its business as well as the underlying characteristics of its markets.

        A significant portion of the Company’s revenues relate to services provided by subcontractors and other non-employees that it categorizes as other direct costs. Those pass-through costs are typically paid to service providers upon our receipt of payment from the client. The Company has included information on net service revenues as it believes that it is a more accurate measure on which to base gross profit.
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2002

Reportable Segments:

	Six months ended March 31,
	2001	2002
Total Revenues
Americas—Infrastructure	$314,882	$350,724
Americas—Facilities	274,120	256,935
Global	127,319	197,846

Total	$716,321	$805,505

Net Service Revenues
Americas—Infrastructure	$220,578	$243,608
Americas—Facilities	104,819	107,456
Global	104,959	165,633

Total	$430,356	$516,697

Gross Profit
Americas—Infrastructure	$ 99,640	$112,910
Americas—Facilities	42,289	46,599
Global	40,869	68,704

Total	$182,798	$228,213

Gross Profit (as a % of Total Revenues)
Americas—Infrastructure	32%	32%
Americas—Facilities	15	18
Global	32	35

Total	26%	28%

Gross Profit (as a % of Net Service Revenues)
Americas—Infrastructure	45%	46%
Americas—Facilities	40	43
Global	39	41

Total	42%	44%

Equity in Earnings of Joint Ventures
Americas—Infrastructure	$ 519	$ 720
Americas—Facilities	1,365	1,049

Total	$ 1,884	$ 1,769

General and Administrative Expenses
Americas—Infrastructure	$ 86,290	$ 93,022
Americas—Facilities	40,596	39,987
Global	28,945	55,029

Total	$155,831	$188,038

ESOP Contribution and Stock Matches
Americas—Infrastructure	$ 1,792	$ 4,755
Americas—Facilities	1,070	2,537
Global	538	2,053

Total	$ 3,400	$ 9,345

Income from Operations
Americas—Infrastructure	$ 11,978	$ 15,853
Americas—Facilities	1,700	5,124
Global	11,773	11,622

Total	$ 25,451	$ 32,599

Segment Assets
Americas—Infrastructure	$296,107	$324,869
Americas—Facilities	211,692	222,029
Global	179,320	292,838

Total	$687,119	$839,736

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2002

Reconciliations:

	Six months ended March 31,
	2001	2002
Total Revenues
Revenues from reportable segments	$716,321	$805,505
Other revenues	916	25

Total	$717,237	$805,530

Gross Profit
Gross Profit from reportable segments	$182,798	$228,213
Other contributions to gross profit	916	25
ESOP Contribution and Stock Matches	(2,506)	(4,744)

Total	$181,208	$223,494

General and Administrative Expenses
G&A expenses of reportable segments	$155,831	$188,038
Unallocated corporate G&A	5,400	20,959 (1)
ESOP Contribution and Stock Matches	1,514	6,107

Total general and administrative expenses	$162,745	$215,104

Income (Loss) from Operations
Income from operations of reportable segments	$ 25,451	$ 32,599
Income (loss) from operations not allocated to reportable segments	(5,104)	(22,440)

Total income from operations	$ 20,347	$ 10,159

Segment Assets
Total assets of reportable segments	$687,119	$839,736
Other assets	36,776	43,361
Elimination of Inter-segment assets	(782)	(801)

Total assets	$723,113	$882,296

(1)	Includes $8.5 million to fully vest participants in the discontinued Performance Unit Plan.

(2)	Includes $2.8 million to fully accrue stock matches relating to the Senior Executive Investment Plan which were previously being accrued ratably over a ten year vesting period.

Note F—Stock Options

        During the six months ended March 31, 2002, the Company granted to certain employees of the Company 653,000 stock options to acquire shares of the Company’s common stock at exercise prices ranging from $16.72 to $18.83 per share. The options granted vest over a period of five years. The options have a term of seven years. During the six months ended March 31, 2002, 167,615 stock options were exercised at an average exercise price of $5.14 per share. Options in respect of 96,435 shares expired in the six months ended March 31, 2002.
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2002

Note G—Earnings Per Share

        The following table sets forth the computation of basic and diluted earnings per share:

	Six Months Ended March 31
	2001	2002
	(In thousands, except per share data)
Numerator—
Net income (loss)	$9,515	$2,799

Denominator for basic earnings per share
Weighted average shares	23,540	25,537

Effect of dilutive common shares:
Stock options	788	1,042
Stock matches	106	269

Denominator for diluted earnings per share	24,434	26,848

Basic earnings per share	$ .40	$ .11

Diluted earnings per share	$ .39	$ .10

Note H—Securities and Exchange Commission Filing

        The Company has filed Registration Statements on Form S-4 and S-1 with the Securities and Exchange Commission to solicit shareholders’ approval of the 2002 Employee Stock Purchase Plan, an amendment to its 2000 Stock Investment Plan and a merger with a wholly owned subsidiary in anticipation of an initial public offering (“IPO”) for the sale of the Company’s common stock later in the year and a tender offer for certain shares of its common stock subsequent to the IPO.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
AECOM Merger Corporation

We have audited the accompanying consolidated balance sheet of AECOM Merger Corporation as of February 11, 2002. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of AECOM Merger Corporation at February 11, 2002 in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Los Angeles, California
February 11, 2002

AECOM MERGER CORPORATION

CONSOLIDATED BALANCE SHEET

February 11, 2002

Assets—Cash	$ 200

Shareholder’s Equity
Common Stock, $.001 par value, authorized 1,000 shares, issued and outstanding 200 shares	$ —
Additional Paid in Capital	200

$ 200

        1.    Organization and Purpose—AECOM Merger Corporation (the Company) was incorporated in Delaware on February 6, 2002 for the purpose of facilitating a merger between the Company’s wholly-owned subsidiary, AECOM Merger Subsidiary Corporation (Subsidiary), and AECOM Technology Corporation (AECOM), a related company. Subject to the approval of the stockholders of AECOM, Subsidiary will merge with AECOM and all of the outstanding common stock and convertible preferred stock of AECOM will be exchanged for new class A common stock and convertible preferred stock of the Company.

        2.    Shareholder’s Equity—The Company is authorized to issue 1,000 shares of $0.001 par value common stock. Officers of AECOM have acquired 200 shares in exchange for $200.

        3.    Basis of Consolidation—The consolidated balance sheet includes the accounts of the Company and the Company’s wholly-owned subsidiary. All intercompany accounts have been eliminated in consolidation.

ANNEX A

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER is dated as of April 12, 2002 (the “Agreement”) among AECOM Technology Corporation (the “Company”), AECOM Merger Corporation (“New AECOM”) and AECOM Merger Subsidiary Corporation (“Merger Sub”), each a Delaware corporation.

RECITALS

        WHEREAS, Company is a corporation duly organized and existing under the laws of the State of Delaware. New AECOM is a corporation duly organized and existing under the laws of the State of Delaware and Merger Sub is a corporation duly organized and existing under the laws of the State of Delaware and a wholly owned subsidiary of New AECOM;

        WHEREAS, the respective boards of directors of the Company, New AECOM and Merger Sub have determined that it is advisable and in the best interests of each corporation that Merger Sub merge with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement;

        WHEREAS, the respective boards of directors of the Company, New AECOM and Merger Sub have reviewed the terms and conditions of this Agreement and, by resolutions duly adopted, approved this Agreement;

        WHEREAS, immediately prior to the Effective Time (as defined below), New AECOM will amend and restate its Certificate of Incorporation to read in its entirety as set forth in Exhibit 1 hereto;

        WHEREAS, directly following the Effective Time, the Company will merge with and into New AECOM, with New AECOM being the surviving company and changing its name to AECOM Technology Corporation; and

        WHEREAS, the parties intend by this Agreement to effect a tax free restructuring under the Internal Revenue Code of 1986, as amended.

        NOW, THEREFORE, Company, New AECOM and Merger Sub hereby agree as follows:

ARTICLE I
THE MERGER

        Section 1.01    The Merger.    Upon the terms and subject to the conditions of this Agreement, and in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub will merge with and into the Company at the Effective Time. The Company will be the surviving corporation in the Merger (the “Surviving Corporation”). Upon the Effective Time, the separate existence of Merger Sub will cease, and the Surviving Corporation will succeed, without other transfer, to all of the rights and property of Merger Sub, and will be subject to all of the debts and liabilities of Merger Sub, as provided for in Section 259 of the DGCL. On and after the Effective Time, the Surviving Corporation will carry on its business with the assets of Merger Sub, as well as with the assets of the Surviving Corporation.

        Section 1.02    Effective Time.    As soon as practicable following the satisfaction or waiver of the conditions set forth in Article II of the Agreement, the Merger shall be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the requirements set forth in the DGCL. The Merger will become effective when the Certificate of Merger is filed or such later time as is set forth in the Certificate of Merger. The time when the Merger becomes effective is called the Effective Time. The Company, New AECOM and Merger Sub shall take such actions that are necessary or appropriate in order to file the Certificate of Merger.

        Section 1.03    Certificate of Incorporation and By-Laws.    At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended to be identical to the Certificate of Incorporation of Merger Sub. The Certificate of Incorporation of the Surviving Corporation, as so amended and restated, and the By-Laws of Merger Sub in effect at the Effective Time shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation and shall remain in effect until changed or amended as provided therein or by applicable law. The name of the Surviving Corporation shall be AECOM Technology Corporation.

        Section 1.04    Directors and Officers.    The directors of the Company at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

        Section 1.05 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (a)  Each share of Common Stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately before the Effective Time (other than shares of Company Common Stock held by Dissenting Stockholders (as defined in Section 1.05(e) of this Agreement)) shall be automatically converted into the right to receive one share of New AECOM’s Class A Common Stock, divided equally among (i) shares of validly issued, fully paid and non-assessable Class A-1 Common Stock, par value $0.001 per share, of New AECOM (ii) shares of validly issued, fully paid and non-assessable Class A-2 Common Stock, par value $0.001 per share, of New AECOM and (iii) shares of validly issued, fully paid and non-assessable Class A-3 Common Stock, par value $0.001 per share, of New AECOM. Any fractional shares of Class A Common Stock shall be combined and converted into the right to receive one share of New AECOM’s Class A-1 Common Stock. Any fractional interests remaining after conversion will be redeemed for cash.

          To the fullest extent authorized by law, all instructions, orders and notices recorded on the Company stock ledger in respect of such shares of Company Common Stock will be recorded on the stock ledger of New AECOM in respect of such shares of New AECOM Common Stock.

          (b)  Each share of Convertible Preferred Stock, par value $0.01 per share, of the Company (“Company Convertible Preferred Stock”) issued and outstanding immediately before the Effective Time shall be automatically converted into a right to receive one share of New AECOM Convertible Preferred Stock.

          To the fullest extent authorized by law, all instructions, owners and notices recorded on the Company stock ledger in respect of such shares of Company Convertible Preferred Stock will be recorded on the stock ledger of New AECOM in respect of such shares of New AECOM Common Stock.

          (c)  Each option or other right to purchase or otherwise acquire shares of Company Common Stock pursuant to the Company’s stock ownership plans and programs granted and outstanding immediately before the Effective Time will convert into an option or right to acquire, on the same terms and conditions as were applicable to the option or right to purchase Company stock, one share of New AECOM Class A Common Stock with the number of shares to be received by each holder pursuant to such option or other right to purchase divided among shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock in the manner set forth in Section 1.05(a) hereto at a price per share equal to the exercise price of each option or other right to purchase or otherwise acquire shares of Company Common Stock under such plans and programs immediately before the Effective Time.

          (d)  Each right to receive shares of Company Common Stock or Company Convertible Preferred Stock pursuant to the Company’s Non-Qualified Stock Purchase Plan outstanding immediately before the Effective Time will convert into a right to receive, on the same terms and conditions as were applicable under the Company’s Non-Qualified Stock Purchase Plan, one share of New AECOM Class A Common Stock, divided among Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock in the manner provided in Section 1.05(a) hereto, or one share of New AECOM Convertible Preferred Stock, as the case may be.

           (e)  Notwithstanding anything in this Agreement to the contrary but only to the extent required by the DGCL, shares of Company Common Stock or Company Convertible Preferred Stock that are issued and outstanding immediately prior to the Effective Time and are held by holders of Company Common Stock or Company Convertible Preferred Stock who comply with all the provisions of the DGCL concerning the right of holders of Company Common Stock or Company Convertible Preferred Stock to an appraisal of their shares pursuant to Section 262 of the DGCL (Section 262) (the “Dissenting Stockholders”) shall not be converted into New AECOM’s Class A Common Stock as provided in Section 1.05(a) or (b) but shall be entitled to receive such consideration as may be determined to be due such Dissenting Stockholder pursuant to Section 262; provided, however, that (i) if any Dissenting Stockholder shall subsequently deliver a written withdrawal of his or her demand for appraisal (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if any Dissenting Stockholder fails to establish and perfect his, her or its entitlement to appraisal rights as provided by applicable law, or (iii) if within 120 days of the Effective Time neither any Dissenting Stockholder nor the Surviving Corporation has filed a petition demanding a determination of the value of all shares of Company Common Stock or Company Convertible Preferred Stock outstanding at the Effective Time and held by Dissenting Stockholders in accordance with applicable law, then such Dissenting Stockholder or Stockholders, as the case may be, shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to be subject to the provisions of Section 1.05(a) and (b) above.

          (f)  As of the Effective Time, all shares of Company Common Stock and Company Convertible Preferred Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any shares of Company Common Stock or Company Convertible Preferred Stock will cease to have any rights with respect thereto, and all such certificates previously representing shares of Company Common Stock and Company Convertible Preferred Stock will be cancelled and be null and void and of no further effect.

          (g)  Each share of Common Stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(h) Each share of the Company’s Class B Preferred Stock that is outstanding immediately prior to the Merger will be redeemed by the Company immediately prior to the Effective Date.

        Section 1.06.    Consummation of the Merger.    In order to enable and consummate the Merger and the transactions related to the Merger, the parties shall take all action necessary to implement the provisions of this Agreement.

ARTICLE II
CONDITIONS TO CONSUMMATION OF THE MERGER

        Section 2.01    Conditions to Each Party’s Obligation to Effect the Merger.     The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, prior to the Effective Time, of the following conditions:

(a) the Merger Agreement shall have been approved and adopted by the required vote of the stockholders of the Company;

          (b)  no statute, rule, regulation, executive order, decree, injunction or other order has been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of prohibiting the consummation of the Merger;

(c) all approvals and consents necessary or desirable, if any, in connection with consummation of the Merger have been obtained;

           (d)  the number of shares of Company Common Stock and Company Convertible Preferred Stock held by Dissenting Stockholders who have not voted in favor of or consented to the Merger and who are entitled to demand and have delivered a written demand for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and who have not failed to perfect or effectively withdrawn or lost their rights to appraisal and payment under Section 262 shall not exceed 5% of the issued and outstanding shares of Company Common Stock and the Company Convertible Preferred Stock immediately prior to the Effective Time;

(e) New AECOM simultaneously has consummated an initial public offering of shares of its Class B common stock; and

          (f) the Company and New AECOM shall have agreed to merge with each other directly following the Effective Time, with New AECOM being the surviving company and changing its name to AECOM Technology Corporation.

ARTICLE III
MISCELLANEOUS

        Section 3.01    Amendment; Waiver.    At any time before the Effective Time, Company, New AECOM and Merger Sub may, to the extent permitted by the DGCL, by written agreement amend, modify or supplement any provision of this Agreement.

        Section 3.02    Entire Agreement; Assignment.    This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties.

        Section 3.03    Governing Law.    This Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

        Section 3.04    Parties in Interest.    Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 3.05    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 3.06    Abandonment.    At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the board of directors of Company, New AECOM or Merger Sub.

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officers thereunto duly authorized, all as of the day and year first above written.

AECOM TECHNOLOGY CORPORATION
a Delaware corporation

/s/ RICHARD G. NEWMAN
By:
Richard G. Newman
Chief Executive Officer

AECOM MERGER CORPORATION
a Delaware corporation

/s/ RICHARD G. NEWMAN
By:
Richard G. Newman
Chief Executive Officer

AECOM MERGER SUBSIDIARY CORPORATION
a Delaware corporation

/s/ RICHARD G. NEWMAN
By:
Richard G. Newman
Chief Executive Officer

EXHIBIT 1

FORM OF
RESTATED CERTIFICATE OF INCORPORATION OF
AECOM MERGER CORPORATION

        AECOM Merger Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

          (1) The Corporation was originally incorporated under the name AECOM Merger Corporation and its original certificate of incorporation was filed with the office of the Secretary of the State of Delaware on February 6, 2002. The name of the Corporation is hereby changed to AECOM Technology Corporation.

(2) This Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law (the DGCL).

          (3) This Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended, supplemented and/or restated (the Certificate of Incorporation).

(4) The text of the Certificate of Incorporation is restated in its entirety as follows:

        FIRST:    NAME.    The name of the Corporation is AECOM Merger Corporation.

        SECOND:    ADDRESS.    The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at this address is CT Corporation System.

        THIRD:    PURPOSE.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

        FOURTH:    CAPITALIZATION.    (A) The total number of shares of stock that the Corporation has authority to issue is 205,000,000, of which:

(i) 15,000,000 shares shall be shares of Class A-1 Common Stock, par value $0.001 per share (the “Class A-1 Common Stock”);

(ii) 15,000,000 shares shall be shares of Class A-2 Common Stock, par value $0.001 per share (the “Class A-2 Common Stock”);

          (iii) 15,000,000 shares shall be shares of Class A-3 Common Stock, par value $ 0.001 per share (the “Class A-3 Common Stock” and collectively with the Class A-1 Common Stock and Class A-2 Common Stock, the “Class A Common Stock”);

(iv) 150,000,000 shares shall be shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”); and

(v) 10,000,000 shares shall be shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

        (B)  Upon the filing of this Restated Certificate of Incorporation, each 100 issued and outstanding shares of common stock outstanding shall automatically be converted into one share of Class A-1 Common Stock, one share of Class A-2 Common Stock and one share of Class A-3 Common Stock.

        (C)  The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted and no class shall be entitled to a separate class vote on any such increase or decrease.

        FIFTH:    COMMON STOCK.

        The following is a statement of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations and restrictions of the classes of Common Stock:

          (1)  General.    Except as otherwise set forth in this Article Fifth, the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of Common Stock shall be identical in all respects.

          (2)  Dividends; Stock Splits.    Subject to the rights of the holders of Preferred Stock, holders of each class of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation (other than the Common Stock of the Corporation and other than as set forth in the succeeding sentences) or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in all such dividends and other distributions. If at any time a dividend or other distribution (collectively, “a share distribution”) payable in shares of Common Stock or any other securities of the Corporation or of any other person is to be made with respect to the Class A Common Stock or the Class B Common Stock, such share distribution may be declared and paid only as follows, and share distributions declared and paid as follows shall be deemed to be equal distributions for purposes of this paragraph:

          (a)  a share distribution consisting of (A) shares of Class A-1 Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A-1 Common Stock to holders of Class A-1 Common Stock, (B) shares of Class A-2 Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A-2 Common Stock to holders of Class A-2 Common Stock, (C) shares of Class A-3 Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A-3 Common Stock to holders of Class A-3 Common Stock, (D) shares of Class B Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class B Common Stock to holders of Class B Common Stock; or

          (b) a share distribution consisting of shares of any class or series of securities of the Corporation or any other person other than Class A Common Stock or Class B Common Stock (and other than securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A Common Stock or Class B Common Stock), either:

(A) on the basis of a distribution of identical securities, on an equal per share basis, to holders of shares of Class A Common Stock and Class B Common Stock; or

          (B)  on the basis of a distribution of one class or series of securities to holders of shares of Class A Common Stock and, on an equal per share basis, one class or series of securities to holders of shares of Class B Common Stock, provided that the securities so distributed (and, if applicable, the securities into which the distributed securities are convertible or for which they are exchangeable or which they evidence the right to purchase) do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions.

          No class of Common Stock may be reclassified, subdivided or combined, except for reclassifications after the expirations of the respective Applicable Restriction Periods to combine classes of Common Stock Class A into one class pursuant to successive amendments to this Restated Certificate of Incorporation, unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class of Common Stock.

(3) Voting Rights.

          (a)  At every meeting of the stockholders of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders, every holder of record of shares of Class A Common Stock and Class B Common Stock, on the relevant record date, shall be entitled to one vote in person or by proxy for each share of Class A Common Stock or Class B Common Stock registered in his or her name on the transfer books of the Corporation. Except as otherwise required by law or by this Article Fifth, the holders of each class of Common Stock shall vote together as a single class, on all matters with respect to which a vote of stockholders of the Corporation is required under applicable law or under this Restated Certificate of Incorporation of the Corporation or on which a vote of stockholders is otherwise duly called for by the Corporation, subject to the rights that may be conferred upon holders of Preferred Stock.

          (b)  The provisions of this Restated Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded, in whole or in part, without the approval of the holders of a majority of the votes entitled to be cast by the holders of Common Stock, voting together as a single class; provided, however, that any proposal to modify, revise, alter or amend this Restated Certificate of Incorporation in any manner that would alter or change the powers, preferences or special rights of the shares of any class of Common Stock so as to affect them adversely also will require the approval of the holders of a majority of the votes entitled to be cast by the holders of the shares of the class so affected by the proposed amendment, voting separately as a class. An increase in the authorized number of shares of any class or classes of stock of the Corporation or creation, authorization or issuance of any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, shares of any such class or classes of stock, shall be deemed not to affect adversely the powers, preferences or special rights of the shares of any class of Common Stock.

          (4)  Liquidation.    In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of shares of Common Stock, without regard to class. For purposes of this paragraph (4), none of the following shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this section: (a) a consolidation or merger of the Corporation with or into any other corporation or other entity; (b) a merger of any other corporation or other entity into the Corporation (whether or not the Corporation is the entity surviving the consolidation or merger); (c) a reorganization of the Corporation; (d) the purchase or redemption of all or part of the outstanding shares of any class or classes of the Corporation; (e) a sale or transfer of all or any part of the assets of the Corporation; or (f) a share exchange to which the Corporation is a party.

          (5)  Reorganization, Consolidation and Merger.     In case of any reorganization or any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation, each holder of a share of Common Stock of any class shall be entitled to receive with respect to that share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon the reorganization, consolidation or merger by a holder of a share of any other class of Common Stock.

(6) Optional Conversion.

(a) Conversion after the Applicable Restriction Period. Each record holder of shares of Class A Common Stock may convert any or all of such shares into an equal number of shares of Class B
Common Stock; provided, however, that no such shares may be so converted before the expiration of the Applicable Restriction Period.

          (b)  Manner of Optional Conversion.    A record holder of shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock may effect a voluntary conversion of any or all of those shares in accordance with this paragraph (6) by presenting to the Corporation the certificates, if any, for the number of shares to be converted, any required tax transfer stamps and a written notice by the record holder to the Corporation stating that such record holder desires to convert such shares into the same number of shares of Class B Common Stock and requesting that the Corporation issue such shares of Class B Common Stock to the persons named therein, setting forth the number of shares of Class B Common Stock to be issued to each such person and the denominations in which the certificates therefor, if any, are to be issued. To the extent permitted by law, such a voluntary conversion shall be deemed to have been effected at the close of business on the date of surrender of certificates, if any, or the date of receipt by the Corporation of the notice of conversion, if the shares to be converted are uncertificated. Shares of Class B Common Stock may not be converted into any other class of Common Stock.

(7) Transfer Restrictions.

          (a)  Generally No Transfers during Applicable Restriction Period.    Other than in a Permitted Transfer, shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock may not be Transferred prior to the expiration of the Applicable Restriction Period, and any such purported Transfer prior to the expiration of the Applicable Restriction Period shall be null and void, and the Corporation shall not register any such purported Transfer.

          (b)  Permitted Transfers during Applicable Restriction Period.    Shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock may be Transferred in a Permitted Transfer prior to the expiration of the Applicable Restriction Period; provided that (i) a Transferee in any such Transfer other than a Conversion Transfer shall take such shares subject to the provisions of this paragraph (7) and (ii) a Transferee in any such Transfer that is a Conversion Transfer shall take such shares free from the provisions of this paragraph (7).

(8) Automatic Conversion; Non-Conversion.

(a) Transfers during Applicable Restriction Period.

          (i)  Conversion Transfer.    Upon a Conversion Transfer, each share of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock so Transferred shall be and be deemed to be, automatically and without further act on the part of the holder thereof or the Corporation, converted into one share of Class B Common Stock. In such case, stock certificates, if any, formerly representing each share of Class A-1 Common Stock, Class A- 2 Common Stock or Class A-3 Common Stock shall thereupon and thereafter be deemed to represent such number of shares of Class B Common Stock into which such shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock could be converted pursuant to the terms hereof.

(ii) Non-Conversion Transfer. Upon a Non-Conversion Transfer, there shall be no conversion.

          (b)  Transfers after Applicable Restriction Period.     Upon any direct or indirect Transfer after the expiration of the Applicable Restriction Period of any such shares of Class A Common Stock other than in a Non-Conversion Transfer, each share of Class A Common Stock so Transferred shall be and be deemed to be, automatically and without further act on the part of the holder thereof or the Corporation, converted into a share of Class B Common Stock. In such case, stock certificates, if any, formerly representing each share of Class A Common Stock shall thereupon and thereafter be deemed to represent such number of shares of Class B Common Stock into which such shares of Class A Common Stock could be converted pursuant to the terms hereof.

          (9)  Manner of Transfer.    Transfers of shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock shall be registered on the books of the Corporation, and a new certificate therefor, if any, issued, upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary of the Corporation) of the certificate, if any, for the shares, in proper form for Transfer, and such documentation as shall be reasonably satisfactory to the Corporation, including documentation of compliance with this Article Fifth.

          (10)  Manner of Conversion.    Any person (other than a transferee in a Non-Conversion Transfer) who takes shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock in a Transfer that complies with the provisions of this Article Fifth may treat the endorsement on the certificate, if any, representing such shares, or the instrument of Transfer accompanying such shares, as authorizing such person on behalf of the Transferor to convert the shares in the manner provided in paragraph (8) of this Article Fifth for the purpose of registering the Transfer to such person of the shares of Class B Common Stock issuable upon conversion, and to give on behalf of the Transferor the written notice of conversion above required, and may convert such shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock accordingly.

(11) Legend. Every certificate for shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock shall bear a conspicuous legend on its face reading as follows:

        “The shares of Common Stock represented by this certificate may not be transferred (which term includes, without limitation, the entering into of a swap or short sale or other arrangement that transfers any of the economic consequences of ownership of the shares) to any person in connection with a transfer that does not meet the qualifications and requirements set forth in paragraphs (7) and (8) of Article Fifth of the Restated Certificate of Incorporation of this Corporation, and no person who receives the shares represented by this certificate in connection with a transfer that does not meet the qualifications and requirements prescribed by paragraphs (7) and (8) of Article Fifth is entitled to own or to be registered as the record holder of the shares of Common Stock represented by this certificate. Each holder of this certificate, by accepting the certificate, accepts and agrees to all of the foregoing.”

        In the cases of uncertificated shares, an appropriate notice containing the applicable Transfer restrictions shall be sent to the registered owner thereof.

          (12)  Treatment of Dividend upon Conversion.     Upon any conversion of shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock into shares of Class B Common Stock pursuant to the provisions of paragraph (6) or paragraph (8), any dividend that has been declared on the shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock so converted for which the record date is prior to the conversion and the payment date is subsequent to the conversion shall be deemed to have been declared, and shall be payable, with respect to the shares of Class B Common Stock into or for which the shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock are so converted, and any such dividend that is declared on the shares of Class A Common Stock payable in shares of Class A Common Stock shall be deemed to have been declared, and shall be payable, in shares of Class B Common Stock.

(13) Reserve. The Corporation at all times shall reserve and keep available, out of its authorized but unissued Class B Common Stock, at least the number of shares of Class B Common Stock that would become issuable upon the conversion of all shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock then outstanding.

          (14)  No Liability.    In connection with any Transfer or conversion of any shares of any class of Common Stock pursuant to or as permitted by the provisions of this Article Fifth, or in connection with the making of any determination referred to in this Article Fifth, neither the Corporation nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted in good faith.

(15) Definitions. For purposes of this Article Fifth, the following terms have the following meanings:

          (i)  “Applicable Restriction Period” means, with respect to shares of (a) Class A-1 Common Stock, the period ending 180 days after the date of the pricing of the Initial Public Offering, (b) Class A-2 Common Stock, the period ending 360 days after the date of the pricing of the Initial Public Offering and (c) Class A-3 Common Stock, the period ending 540 days after the date of the pricing of the Initial Public Offering.

(ii) “Conversion Transfer” means any of the following Transfers of shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock during the Applicable Restriction Period:

(a) Transfers to the Corporation or any of its subsidiaries; and

          (b)  Transfers approved as Conversion Transfers by the Board of Directors of the Corporation prior to the Transfer after the death of any employee stockholder in order to pay any estate taxes and expenses on a date as close as practicable to the tax payment date and Transfers in the case of employee stockholder hardship (such as medical necessity, family emergencies, etc.)

(iii) “Initial Public Offering” means the initial public offering of the Class B Common Stock.

          (iv)  “Non-Conversion Transfer” means any Transfer of shares of Class A Common Stock, whether occurring before or after the expiration of the Applicable Restriction Period, to and among a stockholder’s spouse, children, grandchildren, parents, siblings, cousins, nieces, nephews, sons-in-law, daughters-in-law and entities (including trusts, partnerships and limited liability companies) established for estate planning or educational purposes.

(v) “Permitted Transfer” means a Conversion Transfer or a Non-Conversion Transfer.

(vi) “Permitted Transferee” means the recipient in a Permitted Transfer of Common Stock of the Corporation.

          (vii)  “Transfer” (including, with a correlative meaning, the terms Transferred and Transferee) means any sale, pledge, gift, assignment or other transfer of any share of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock, including:

          (a)  any offer, pledge, sale, contract to sell, sale by the holder of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, loan or other direct or indirect transfer or disposal of: (1) any shares of Class A-1

Common Stock, Class A-2 Common Stock or Class A-3 Common Stock; (2) any securities convertible into or exercisable or exchangeable for Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock; or (3) any shares of Class B Common Stock into which the shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock are convertible; provided, however, that the entering into of a voting, tender or like agreement or arrangement in connection with such shares or securities shall not be deemed to constitute a Transfer where such agreement or arrangement (1) is entered into by a holder or holders of such shares or securities and one or more third parties in connection with a potential business combination involving the Corporation and (2) has been approved by the Board of Directors of the Corporation prior to the entering into of such agreement or arrangement; or

          (b)  entry into any swap or other arrangement (including contracting to sell, selling, transferring, pledging, granting any kind of option to purchase, making any short sale or otherwise disposing of any shares) that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of any class of Common Stock, other than any such transaction that, during the entire time of the relevant transaction, involves only (i) shares of Class B Common Stock or (ii) shares of any other class of Common Stock with respect to which the Applicable Restriction Period has expired, and in either case only up to the number of such shares held by a stockholder initiating such a transaction during the entire time of the relevant transaction;

whether any such transaction is to be settled by delivery of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock, Class B Common Stock or other securities, in cash or otherwise.

        SIXTH:    PREFERRED STOCK.

        The Board of Directors shall have authority to issue shares of Preferred Stock from time to time on such terms as it may determine, and to divide the Preferred Stock into one or more series. In connection with the creation of any such series, the Board of Directors shall have authority to fix by the resolution or resolutions providing for the issue of shares thereof the designations, voting powers, preferences and relative participating, optional or other special rights of such series, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law.

        The following is a statement of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations and restrictions of a series of Preferred Stock entitled “Convertible Preferred Stock”:

          (1)  General.    There is hereby established a series of Preferred Stock designated Convertible Preferred Stock (the “Convertible Preferred Stock”) which will consist of the number of shares and have the following powers, preferences, rights, qualifications, limitations and restrictions set forth below:

(a) Number of Shares. The number of shares of Convertible Preferred Stock shall be 2,500,000.

(b) Limitation as to Ownership. The shares of Convertible Preferred Stock may only be issued and held as provided in Section 6.10 of the Corporation’s Bylaws

          (c)  Voting Rights.    Except as otherwise provided in this Section 1(c), the holders of the Convertible Preferred Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders. Except as otherwise provided by law or herein, the holders of Convertible Preferred Stock, together with the holders of the Common Stock and any other series of Preferred Stock having the right to vote as a class with the Common Stock, shall vote together as one class on all matters to be voted on by the Corporation’s stockholders. If the equivalent of six quarterly dividends payable on the Convertible Preferred Stock are in arrears, the number of directors of the Corporation will be increased by two and the holders of Convertible Preferred Stock, voting as a class with the holders of shares of any one or more other series of preferred stock ranking on a parity with the Convertible Preferred Stock as to payment of dividends and the distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill such vacancies. Such right to elect two additional directors shall continue until all dividends in arrears have been paid or declared and set apart for payment. Each director elected by the holders of shares of the Convertible Preferred Stock and all other classes of preferred stock whose holders are entitled to vote shall continue to serve as such director for the full term for which he or she shall have been elected, notwithstanding that prior to the end of such term such default shall cease to exist.

          (d)  Dividends.    The holders of the Convertible Preferred Stock shall be entitled to receive dividends payable in additional shares of Convertible Preferred Stock at the Applicable Rate determined as set forth in this Section 1(d). Dividends on the Convertible Preferred Stock shall be payable quarterly on each January 1, April 1, July 1 and October 1 of each year (each a “Dividend Payment Date”). Dividends payable on the Convertible Preferred Stock for any period greater or less than a full year shall be computed on the basis of a 365-day year. The Applicable Rate shall be set, as of September 30 of each year for the ensuing 12-month period, by the independent appraiser engaged by the Trustee of the Corporation’s Stock Investment Plan at a level that it determines is necessary for the fair value of the Convertible Preferred Stock to be equal to par. In making that determination, the appraiser shall consider the credit worthiness of the Corporation (to determine the “spread” over 12-month U.S. Treasury Bills) and prevailing market rates (i.e. return on 12-month U.S. Treasury Bills).

          (e)  Liquidation Preference.    In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Convertible Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available therefor, an amount equal to $100.00 per share of Convertible Preferred Stock (the “Liquidation Preference”), plus any accrued and unpaid dividends to such date, and no more, before any payment shall be made or any assets distributed to holders of any class of Common Stock. If upon such liquidation, dissolution or winding up, the available assets of the Corporation for distribution to the holders of capital stock shall be insufficient to permit the payment to such holders of Preferred Stock of the full preferential amount as set forth in this Section 1(e), then the entire remaining assets of the Corporation available to be distributed to the holders of the capital stock shall be distributed ratably among the holders of the Preferred Stock. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this clause.

          (f)  Redemption at the Option of the Corporation.     After a share of the Convertible Preferred Stock has been issued and outstanding for not less than three years, the Corporation may redeem the whole or any portion of such outstanding shares of Convertible Preferred Stock by paying therefor in cash an amount per share equal to one hundred two and one-half percent (102.5%) of the Liquidation Preference of a share of Convertible Preferred Stock (the “Redemption Price”). At least 30 but not more than 60 days prior to the date fixed for redemption (the “Redemption Date”), the Corporation shall mail, postage prepaid, to the holders of record of the shares of Convertible Preferred Stock at the address of each such holder as it appears on the books of the Corporation, a notice (the “Convertible Preferred Stock Notice”) specifying the Redemption Date and the number of shares held by such holder to be redeemed. On and after the Redemption Date, each holder of shares of Convertible Preferred Stock shall surrender to the Corporation the certificate or certificates evidencing such shares at the principal executive offices of the Corporation and shall thereupon be paid in cash an amount equal to the number of shares of Convertible Preferred Stock surrendered multiplied by the Redemption Price, plus any accrued and unpaid dividends to the Redemption Date. If the Convertible Preferred Stock Notice shall have been given as provided herein and if on the Redemption Date funds necessary for the redemption shall be available therefor, then on and after the Redemption Date the certificate or certificates representing the shares of Convertible Preferred Stock shall represent solely the right to receive the Redemption Price.

(g) Conversion. After a share of Convertible Preferred Stock shall have been issued and outstanding for not less than one year, on each January 1, April 1, July 1 and October 1 (a “Preferred

Conversion Date”), the holder of such shares of Convertible Preferred Stock may convert some or all of such shares of Convertible Preferred Stock held into shares of the Corporation’s Class A Common Stock. The number of shares of the Corporation’s Class A Common Stock to be received upon conversion shall be determined by dividing (i) the aggregate liquidation preferences and accrued and unpaid dividends to the applicable Preferred Conversion Date of the shares of Convertible Preferred Stock to be converted, by (ii) the per share price of the Corporation’s Class A Common Stock on the applicable Preferred Conversion Date. The shares of the Corporation’s Class A Common Stock to be received upon conversion shall be divided as equally as possible among Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock.

          (h)  Status of Redeemed, Repurchased, or Converted Shares.    All shares of Convertible Preferred Stock redeemed or repurchased by the Corporation or converted into shares of the Corporation’s Class A Common Stock shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

(i) No Sinking Fund. The shares of Convertible Preferred Stock shall not be subject to any sinking fund or other obligation on the part of the Corporation to redeem or repurchase.

        SEVENTH:    BOARD OF DIRECTORS.    Subject to the rights of holders of Preferred Stock to elect additional directors under certain circumstances, the Corporation shall be governed in accordance with the following provisions:

          (A)  The Board of Directors of the Corporation shall consist of not less than three and not more than fifteen members. The exact number of directors within such minimum and maximum shall be fixed solely by the Board of Directors. The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to hold office initially for a term expiring at the Annual Meeting of Stockholders held in 2003, another class to hold office initially for a term expiring at the Annual Meeting of Stockholders held in 2004, and another class to hold office initially for a term expiring at the Annual Meeting of Stockholders held in 2005, with the members of each class to hold office until their successor have been duly elected and qualified. At each Annual Meeting of Stockholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified.

          (B)  Newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the next Annual Meeting of Stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        EIGHTH:    BY-LAWS.    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the by-laws of the Corporation, without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or this Restated Certificate of Incorporation of the Corporation.

        NINTH:    LIMITATION OF DIRECTORS’ LIABILITY.    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Ninth shall be prospective only, and shall not adversely affect any elimination or limitation of the personal liability of a director of the Corporation existing at the time of such repeal or modification.

        TENTH:    MEETINGS OF STOCKHOLDERS.    Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or by the Board of Directors pursuant to a resolution. Business transacted at any special meeting of stockholders shall be confined to the purpose or purposes of the meeting as stated in the notice of the meeting.

        ELEVENTH:    BUSINESS COMBINATIONS.    In addition to any affirmative vote required by law or this Restated Certificate of Incorporation, any Business Combination (as defined below) shall require the affirmative vote of the holders of at least 66 2 /3% of the outstanding shares of Common Stock of the Corporation, voting together as a single class, voting at a duly held meeting at which a quorum is present. Such affirmative vote shall be required notwithstanding the fact that no vote may otherwise be required, or that some lesser percentage may be specified by law or in any agreement or otherwise.

        The term “business combination”: as used in this Article Eleventh shall mean any of the following:

          (i)  any merger of the Corporation into, or any consolidation of the Corporation with, any other firm, corporation or entity (a “person”), other than any corporation of which a majority of the Voting Securities (as defined below) is owned directly or indirectly by the Corporation; or

          (ii)  any sale, lease, exchange or other transfer to any individual or person of all or substantially all of the assets of the Corporation (other than a mortgage or pledge of the assets of the Corporation) in one or more related transactions; or

(iii) the adoption of any plan for the liquidation or dissolution of the Corporation.

        For purposes of this Article Eleventh, Voting Securities shall mean all shares of the capital stock of such corporation entitled to vote generally in the election of directors.

        TWELFTH:    ELECTIONS.    Election of directors need not be by ballot unless the by-laws of the Corporation provide otherwise.

        THIRTEENTH:    AMENDMENT.    The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in this Restated Certificate of Incorporation, and other provisions authorized by the DGCL at the time in force may be added or inserted in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by law and this Restated Certificate of Incorporation; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article Thirteenth.

* * *

        IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, has been executed by a duly authorized officer on this          day of                   2002.

AECOM MERGER CORPORATION

By:
Name:
Title:

ANNEX B

GENERAL CORPORATION LAW OF DELAWARE

SECTION 262.    APPRAISAL RIGHTS.

        (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word stockholder means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words stock and share mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words depository receipt mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (of depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

          (1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)  If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the Office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxes upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX C

AMENDED AND RESTATED

AECOM TECHNOLOGY CORPORATION

2000 STOCK INCENTIVE PLAN

Amended and Restated
AECOM Technology Corporation
2000 STOCK INCENTIVE PLAN

I.    DEFINITIONS.

        1.1    Definitions.

        “Act” shall mean the Securities Exchange Act of 1934.

        “Award” shall mean an option, which may be designated as a Nonqualified or Incentive Stock Option, a Stock Appreciation Right, a Restricted Stock Award or a Performance Share Award, in each case granted under this Plan.

        “Award Agreement” shall mean a written agreement setting forth the terms of an Award.

        “Award Date” shall mean the date upon which the Grantor took the action granting an Award or such later date as is prescribed by the Grantor.

        “Award Period” shall mean the period beginning on an Award Date and ending on the expiration date of such Award.

        “Beneficiary” shall mean the person, persons, trust or trusts designated by a Participant, or in the absence of a designation, entitled by will or the laws of descent and distribution to receive the benefits specified under this Plan in the event of the Participant’s death, and shall mean the Participant’s executor or administrator if no other Beneficiary is designated and able to act under the circumstance.

        “Board of Directors” shall mean the Board of Directors of the Corporation.

        “Cause” shall mean for reasons related to the commission by a Participant of any material act of dishonesty, the disclosure by a Participant of any confidential information or the commission by a Participant of any act of gross carelessness or willful misconduct in the course of employment.

        “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

        “Committee” shall mean the Board of Directors or one or more committees appointed by the Board to administer all or certain aspects of this Plan, each committee to be comprised solely of one or more directors or such number as may be required under applicable law. Each member of a Committee in respect of his or her participation in any decision with respect to an Award intended to satisfy the requirements of Section 162(m) of the Code must satisfy the requirements of “outside director” status within the meaning of Section 162(m) of the Code; provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. As to Awards, grants or other transactions that are authorized only by a Committee (and not the Board) and that are intended to be exempt under Rule 16b-3, the requirements of Rule 16b-3(d)(1) with respect to committee action must also be satisfied.

        “Common Stock” shall mean, prior to the effective date of the merger of AECOM Technology Corporation with and into AECOM Merger Subsidiary Corporation (the “Merger Date”), the common stock ($.001 par value) of AECOM Technology Corporation. On the Merger Date, each outstanding Award with respect to such common stock shall be converted to an Award with respect to Class A common stock of AECOM Merger Corporation (which will be renamed AECOM Technology Corporation), divided pro-rata into shares of Class A-1, A-2 and A-3 common stock. All Awards granted on or after the Merger Date shall be made with respect to Class B common stock of AECOM Merger Corporation.

        “Company” shall mean, collectively, the Corporation and its Subsidiaries.

        “Corporation” shall mean AECOM Technology Corporation and its successors.

        “Eligible Employee” shall mean an officer or key employee of the Company.

        “Event” shall mean any of the following:

(i) Approval by the stockholders of the Corporation of the dissolution or liquidation of the Corporation;

          (ii)  Approval by the stockholders of the Corporation of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities which are not Subsidiaries, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be, owned by former stockholders of the Corporation (excluding from the term “former stockholders” a stockholder who is, or as a result of the transaction in question becomes, an “affiliate”, as that term is used in the Act and the Rules promulgated thereunder, of any party to such merger, consolidation or reorganization); or

(iii) Approval by the stockholders of the Corporation of the sale of substantially all of the Corporation’s business and/or assets to a person or entity which is not a Subsidiary.

        “Fair Market Value” shall mean, as of any specified date:

          (i) if the Common Stock is listed or admitted to trade on a national securities exchange, the closing price of the Common Stock on the Composite Tape, as published in the Western Edition of the Wall Street Journal, of the principal national securities exchange on which the Common Stock is so listed or admitted to trade, on such date, or, if there is no trading of the Common Stock on such date (or if the market has not closed at the applicable time), then the closing price of the Common Stock as quoted on such Composite Tape on the next preceding date on which there was trading in such shares;

          (ii) if the Common Stock is not listed or admitted to trade on a national securities exchange, the last/closing price for the Common Stock on such date, as furnished by the National Association of Securities Dealers, Inc. (“NASD”) through the NASDAQ National Market Reporting System or a similar organization if the NASD is no longer reporting such information;

          (iii) if the Common Stock is not listed or admitted to trade on a national securities exchange and is not reported on the National Market Reporting System, the mean between the bid and asked price for the Common Stock on such date, as furnished by the NASD or a similar organization; or

          (iv) if the Common Stock is not listed or admitted to trade on a national securities exchange, is not reported on the National Market Reporting System and if bid and asked prices for the Common Stock are not furnished by the NASD or a similar organization, the value as established by the Committee at such time for purposes of this Plan.

        “Grantor” shall mean the Committee in its capacity as grantor of Awards.

        “Incentive Stock Option” shall mean an incentive stock option within the meaning of Section 422 of the Code, the award of which contains such provisions as are necessary to comply with that section.

        “Nonqualified Stock Option” shall mean an option granted pursuant to this Plan which is designated as a Nonqualified Stock Option.

        “Option” shall mean an option to purchase Common Stock under this Plan. An option shall be designated by the Grantor as a Nonqualified Stock Option or an Incentive Stock Option.

        “Other Eligible Person” shall mean any individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Company in a capital raising transaction or as a market maker or promoter of the Company’s securities) to the Company, and who is selected to participate in this Plan by the Committee. An advisor or consultant may be selected as an Other Eligible Person only if such person’s participation in this Plan would not adversely affect (1) the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended, the offering of shares issuable under this Plan by the Company, or (2) the Corporation’s compliance with other applicable laws.

        “Participant” shall mean an Eligible Employee or Other Eligible Person who has been awarded an Award.

        “Performance Share Award” shall mean an award of shares of Common Stock issuance of which is contingent upon attainment of performance objectives specified by the Grantor in accordance with Article VI hereof.

        “Personal Representative” shall mean the person or persons who, upon the disability or incompetence of a Participant, shall have acquired on behalf of the Participant by legal proceeding or otherwise the right to receive the benefits specified in this Plan.

        “Plan” means this AECOM Technology Corporation 2000 Stock Incentive Plan, as the same may be amended and restated from time to time.

        “Restricted Stock” shall mean those shares of Common Stock issued pursuant to a Restricted Stock Award which are not free of the restrictions set forth in the related Award Agreement.

        “Restricted Stock Award” shall mean an award of a fixed number of shares of Common Stock to the Participant subject, however, to payment of such consideration, if any, and such forfeiture provisions, as are set forth in the Award Agreement.

        “Retirement” shall mean the voluntary termination of employment with the Company after attainment of age 62.

        “Stock Appreciation Right” shall mean a right to receive a number of shares of Common Stock or an amount of cash, or a combination of shares and cash, determined as provided in Section 4.3(a).

        “Subsidiary” shall mean any corporation or other entity, a majority or more of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.

        “Total Disability” shall mean disability as defined in the Corporation’s Employee Stock Ownership Plan or in any successor provision or plan, as from time to time in effect.

II.    THE PLAN

        2.1    Purpose.

        The purpose of this Plan is to promote the success of the Company by providing an additional means to attract and retain key personnel through added long-term incentive for high levels of performance and for significant efforts to improve the financial performance of the Company by granting Awards.

        2.2    Administration.

        This Plan shall be administered by the Committee. Action of the Committee with respect to the administration of this Plan shall be taken pursuant to a majority vote or the written consent of all of its members. In the event action by the Committee is taken by written consent of all of its members, the action by the Committee shall be deemed to have been taken at the time specified in the consent or, if none is specified, at the time of the last signature. The Committee may delegate administrative functions to individuals who are officers or employees of the Company.

        Subject to the express provisions of this Plan, the Committee shall have the authority to construe and interpret this Plan and any agreements defining the rights and obligations of the Company and Participants under this Plan, to further define the terms used in this Plan, to prescribe, amend and rescind rules and regulations relating to the administration of this Plan, to determine the duration and purpose of leaves of absence which may be granted to Participants without constituting a termination of their employment for purposes of this Plan and to make all other determinations necessary or advisable for the administration of this Plan. The determinations of the Committee on the foregoing matters shall be conclusive.

        Any action taken by, or inaction of, the Corporation, any subsidiary, the Board of Directors or the Committee relating to this Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. No member of the Board of Directors or Committee, or officer of the Corporation or Subsidiary, shall be liable for any such action or inaction of the entity or body, of another person or, except in circumstances involving bad faith, of himself or herself. Subject only to compliance with the express provisions hereof, the Board of Directors and the Committee may act in their absolute discretion in matters related to this Plan.

        2.3    Participation.

        Awards may be granted only to Eligible Employees or Other Eligible Persons. An Eligible Employee or Other Eligible Person who has been granted an Award may, if otherwise eligible, be granted additional Awards if the Grantor shall so determine. Members of the Board of Directors or Committee who are not Eligible Employees or Other Eligible Persons shall not be eligible to receive Awards.

        2.4    Stock Subject to this Plan.

          (a)    Shares Available.     Subject to Section 7.3, the capital stock that may be delivered under this Plan shall be treasury shares or shares of the Corporation’s authorized but unissued Common Stock. The shares may be delivered for any lawful consideration.

          (b)    Share Limits.    The maximum number of shares of Common Stock that may be delivered pursuant to Awards granted to Eligible Employees or Other Eligible Persons under this Plan shall not exceed 3,800,000 shares. The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as Incentive Stock Options granted under this Plan is 3,800,000 shares. The maximum number of shares subject to those Options and Stock Appreciation Rights that are granted during any calendar year to any individual shall be limited to 3,000,000 and the maximum individual limit on the number of shares in the aggregate subject to all Awards that during any calendar year are granted under this Plan shall be 3,000,000. Each of the foregoing numerical limits shall be subject to adjustment as contemplated by this Section 2.4 and Section 7.3. If any Option and any related Stock Appreciation Right shall lapse or terminate without having been exercised in full, or any Common Stock subject to a Restricted Stock Award shall not vest or any Common Stock subject to a Performance Share Award shall not have been transferred, the unpurchased, unvested or untransferred shares subject thereto shall again be available for purposes of this Plan.

        2.5    Grants of Awards.

        Either the Board of Directors or, if different, the Committee may grant Awards in accordance with the provisions of this Plan. The grant of an Award is made on the Award Date.

III.    OPTIONS.

        3.1    Grants.

        One or more Options may be granted to any Eligible Employee or Other Eligible Person. Each Option so granted shall be designated by the Grantor as either a Nonqualified Stock Option or Incentive Stock Option.

        3.2    Option Price.

        The purchase price per share of the Common Stock covered by each Option shall be determined by the Grantor but shall not be less than the Fair Market Value of such Common Stock on the Award Date. The purchase price of any shares purchased shall be paid in full at the time of each purchase in cash, or, provided that the Grantor permits such exercise, in shares of Common Stock which shall be valued at their Fair Market Value on the date of exercise of the Option, or partly in such shares and partly in cash, or in such other form or such other manner as the Board of Directors may determine.

        3.3    Option Period.

        Each Option and all rights or obligations thereunder shall expire on such date as shall be determined by the Grantor, but not later than ten years and one day after the Award Date, and shall be subject to earlier termination as hereinafter provided.

        3.4    Exercise of Options.

        Except as otherwise provided in Section 7.5 and subject to Section 7.6, an Option may become exercisable, in whole or in part, subsequent to the date or dates specified in the Award Agreement and until the expiration or earlier termination of the Participant’s Option. The Grantor may, at any time after grant of the Option and from time to time, increase the number of shares purchasable at any time so long as the total number of shares subject to the Option is not increased. No Option shall be exercisable except in respect of whole shares, and fractional share interests shall be disregarded.

        3.5    Limitations on Grant of Incentive Stock Options.

          (a)  To the extent that the aggregate fair market value of Common Stock with respect to which Incentive Stock Options may first be exercisable by a Participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to Incentive Stock Options under this Plan and stock subject to incentive stock options under all other plans of the Corporation, any parent corporation and any Subsidiaries, such Options shall be treated as Nonqualified Stock Options. For purposes of determining whether the $100,000 limit is exceeded, the Fair Market Value of Common Stock subject to Options shall be determined as of the date the Options are awarded. In reducing Options to meet the $100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted Options is necessary to meet the $100,000 limit, the Corporation may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an Incentive Stock Option.

          (b)  Incentive Stock Options may only be granted to Eligible Employees of the Corporation or a Subsidiary that satisfies the other eligibility requirements of the Code. There shall be imposed in the Award Agreement relating to Incentive Stock Options such terms and conditions as are required in order that the Option be an “incentive stock option” as that term is defined in Section 422 of the Code.

          (c)  No Incentive Stock Option may be granted to any person, who, at the time the Incentive Stock Option is granted, owns shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, unless the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of the common stock subject to the Incentive Stock Option and such Incentive Stock Option by its terms is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

IV.    STOCK APPRECIATION RIGHTS.

        4.1    Grants.

        In its discretion, the Grantor may grant Stock Appreciation Rights concurrently with the grant of Options. A Stock Appreciation Right shall extend to all or a portion of the shares covered by the related Option. If a Stock Appreciation Right extends to less than all the shares covered by the related Option and if a portion of the related Option is thereafter exercised, the number of shares subject to the unexercised Stock Appreciation Right shall be reduced only if and to the extent that the remaining number of shares covered by such related Option is less than the remaining number of shares subject to such Stock Appreciation Right. A Stock Appreciation Right shall entitle the Participant who holds the related Option, upon exercise of the Stock Appreciation Right and surrender of the related Option, or portion thereof, to the extent the Stock Appreciation Right and related Option each were previously unexercised, to receive payment of an amount determined pursuant to Section 4.3. Any Stock Appreciation Right granted in connection with an Incentive Stock Option shall contain such terms as may be required to comply with the provisions of Section 422 of the Code and the regulations promulgated thereunder.

        4.2    Exercise of Stock Appreciation Rights.

          (a)  A Stock Appreciation Right shall be exercisable only at such time or times, and to the extent, that the related Option shall be exercisable and only when the Fair Market Value of the stock subject to the related Option exceeds the exercise price of the related Option.

          (b)  Notwithstanding any other provision of this Plan, the Committee may impose, by rule and in Award Agreements, such conditions upon a Stock Appreciation Right and the related Option and upon their exercise (including, without limitation, conditions limiting the time of exercise to specified periods) as may be required to satisfy applicable regulatory requirements, including, without limitation, Rule 16b-3 (or any successor rule) promulgated by the Securities and Exchange Commission pursuant to the Act.

          (c)  In the event that a Stock Appreciation Right is exercised, the number of shares of Common Stock subject to the related Option shall be charged against the maximum amount of Common Stock that may be issued or transferred pursuant to Awards under this Plan. The number of shares subject to the Stock Appreciation Right and related Option shall be reduced by such number of shares.

        4.3    Payment.

          (a)  Upon exercise of a Stock Appreciation Right and surrender of an exercisable portion of the related Option, the Participant shall be entitled to receive payment of an amount determined by multiplying:

          (i)  the difference obtained by subtracting the exercise price per share of Common Stock under the related Option from the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right, by

(ii) the number of shares with respect to which the Stock Appreciation Right shall have been exercised.

          (b)  The Committee or the Board of Directors, in its sole discretion, may settle the amount determined under paragraph (a) above solely in cash, solely in shares of Common Stock (valued at Fair Market Value on the date of exercise of the Stock Appreciation Right), or partly in such shares and partly in cash provided that the Committee or the Board of Directors shall have determined that such exercise and payment are consistent with applicable law. In any event, cash shall be paid in lieu of fractional shares. Absent a determination to the contrary, all Stock Appreciation Rights shall be settled in cash as soon as practicable after exercise.

V.    RESTRICTED STOCK AWARDS.

        5.1    Grants.

        Subject to section 2.4, the Grantor may, in its discretion, grant one or more Restricted Stock Awards to any Eligible Employee or Other Eligible Person. Each Restricted Stock Award Agreement shall specify the number of shares of Common Stock to be issued to the Participant, the date of such issuance, the price, if any, to be paid for such shares by the Participant and the restrictions imposed on such shares, which restrictions shall not terminate earlier than one year after the Award Date. Shares of Restricted Stock shall be evidenced by a stock certificate registered only in the name of the Participant, which stock certificate shall be held by the Corporation until the restrictions on such shares shall have lapsed and those shares shall have thereby vested. Pending the lapse of such restrictions, the Participants shall, upon issuance of the Restricted Stock Award, execute a stock power authorizing the Corporation to take any necessary actions consistent with the Plan prior to vesting.

        5.2    Restrictions.

          (a)  Shares of Common Stock included in Restricted Stock Awards may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, either voluntarily or involuntarily, until such shares have vested.

          (b)  Participants receiving Restricted Stock shall be entitled to dividend and voting rights for the shares issued even though they are not vested, provided that such rights shall terminate immediately as to any forfeited Restricted Stock.

          (c)  In the event that the Participant shall have paid cash in connection with the Restricted Stock Award, the Award Agreement shall specify whether and to what extent such cash shall be returned upon a forfeiture (with or without an earnings factor).

VI.    PERFORMANCE SHARE AWARDS.

        6.1    Grants.

        Without limiting the generality of the foregoing, and in addition to Awards granted under other provisions of this Plan, other performance-based awards within the meaning of Section 162(m) of the Code, whether in the form of restricted stock, performance stock, phantom stock or other similar rights, the vesting of which depends on the performance of the Company on a consolidated, segment, subsidiary or division basis with reference to revenue growth, net earnings (before or after taxes or before or after taxes, interest, depreciation, and/or amortization), cash flow, return on equity or on assets or on net investment, stock appreciation, total stockholder return, or cost containment or reduction, or any combination thereof (the business criteria) relative to preestablished performance goals, may be granted under this Plan. The applicable business criteria and the specific performance goals must be approved by the Committee in advance of applicable deadlines under the Code and while the performance relating to such goals remains substantially uncertain. The applicable performance measurement period may be not less than one nor more than ten years. Performance targets may be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set.

(a) Eligible Class. The eligible class of persons for Performance Share Awards under this Section 6.1 shall be any Eligible Employee or Other Eligible Person.

(b) Maximum Award. In no event shall grants in any calendar year to a Participant under this Section 6.1 relate to more than 3,000,000 shares.

(c) Committee Certification. Before any Performance Share Award under this Section 6.1 is paid, the Committee must certify that the material terms of the Performance Share Award were satisfied.

           (d)  Terms and Conditions of Awards.     The Committee will have discretion to determine the restrictions or other limitations of the individual Awards under this Section 6.1 (including the authority to reduce Awards, payouts or vesting or to pay no Awards, in its sole discretion, if the Committee preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise).

          (e)  Stockholder Approval Required.     Notwithstanding the foregoing, this Section 6.1 shall be null and void in the event the stockholders of the Company do not approve the issuance of Performance Share Awards pursuant to this Section 6.1.

VII.    OTHER PROVISIONS.

        7.1    Rights of Eligible Employees, Other Eligible Persons, Participants and Beneficiaries.

          (a)  Status as an Eligible Employee or Other Eligible Person shall not be construed as a commitment that any Award will be made under this Plan to an Eligible Employee or Other Eligible Person or to Eligible Employees or Other Eligible Person generally.

          (b)  Nothing contained in this Plan (or in Award Agreements or in any other documents related to this Plan or to Awards) shall confer upon any Eligible Employee, Other Eligible Person or Participant any right to continue in the employ of the Company or constitute any contract or agreement of employment, or interfere in any way with the right of the Company to reduce such person’s compensation or to terminate the employment of such Eligible Employee, Other Eligible Person or Participant, with or without Cause, but nothing contained in this Plan or any document related thereto shall affect any other contractual right of any Eligible Employee, Other Eligible Person or Participant.

          (c)  No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock) of the Company by reason of any Award granted hereunder. There shall be no funding of any benefits which may become payable hereunder. Neither the provisions of this Plan (or of any documents related hereto), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, Beneficiary or other person. To the extent that a Participant, Beneficiary or other person acquires a right to receive an Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company. Awards payable under this Plan shall be paid from the general assets of the Corporation, and no special or separate fund or deposit shall be established and no segregation of assets shall be made to assure payment of such Awards. Nothing in this Plan shall be deemed to give any Eligible Employee, Other Eligible Person or Participant any right to participate in this Plan except in accordance herewith.

        7.2    No Transferability; Limited Exception to Transfer Restrictions.

          (a)  Limit On Exercise and Transfer.     Unless otherwise expressly provided in (or pursuant to) this Section 7.2, by applicable law and by the Award Agreement, as the same may be amended, (i) Awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (ii) Awards shall be exercised only by the Participant; and (iii) amounts payable or shares issuable pursuant to any Award shall be delivered only to (or for the account of) the Participant. The Committee shall disregard any attempt at transfer, assignment or other alienation prohibited by the preceding sentence and shall pay or deliver such cash or shares of Common Stock in accordance with the provisions of the Plan.

          (b)  Exceptions.    The Committee may permit Awards to be exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s immediate family, or charitable institutions, trusts or other entities controlled by or whose beneficiaries or beneficial owners are the Participant and/or members of the Participant’s immediate family or to such other related persons or entities as may be approved by the Committee, pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Committee may establish. Consistent with Section 7.7, any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer (i) is being made for essentially donative, estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration or in exchange for an interest in a qualified transferee), and (ii) will not compromise the Corporation’s ability to register shares issuable under this Plan on SEC Form S-8 under the Securities Act. Notwithstanding the foregoing, Incentive Stock Options and Restricted Stock Awards shall be subject to any and all additional transfer restrictions under the Code.

(c) Further Exceptions to Limits On Transfer. The exercise and transfer restrictions in Section 7.2(a) shall not apply to:

(i) transfers to the Corporation,

          (ii)  the designation of a Beneficiary to receive benefits in the event of the Participant’s death or, if the Participant has died, transfers to or exercise by the Participant’s beneficiary, or, in the absence of a validly designated Beneficiary,

          (iii)  subject to any applicable Incentive Stock Option limitations, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Committee, or

(iv) if the Participant has suffered a disability, permitted transfers or exercises on behalf of the Participant by his or her legal representative.

        7.3    Adjustments upon Changes in Capitalization.

        If the outstanding shares of Common Stock are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Corporation through a reorganization or merger in which the corporation is the surviving entity, or through a combination, recapitalization, reclassification, stock split, stock dividend, stock consolidation or otherwise, an appropriate adjustment shall be made in the number and kind of shares that may be issued pursuant to Awards. A corresponding adjustment to the consideration payable with respect to Awards granted prior to any such change and to the price, if any, paid in connection with Restricted Stock Awards shall also be made. Any such adjustment, however, shall be made without change in the total payment, if any, applicable to the portion of the Award not exercised, vested or issued with a corresponding adjustment in the price for each share. Corresponding adjustments shall be made with respect to Stock Appreciation Rights based upon the adjustments made to the Options to which they are related.

        Upon the dissolution or liquidation of the Corporation, or upon a reorganization, merger, or consolidation of the Corporation with one or more corporations as a result of which the Corporation is not the surviving Corporation, this Plan shall terminate, and any outstanding options, Stock Appreciation Rights and Performance Share Awards shall terminate and any Restricted Stock shall be forfeited, unless provision be made in connection with such transaction for the assumption of Awards theretofore granted, or the substitution for such Awards of new incentive awards covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to number and kind of shares and prices.

        In so adjusting Common Stock to reflect such changes, or in determining that no such adjustment is necessary, the Board of Directors may rely upon the advice of independent counsel and accountants of the Corporation, and the determination of the Board of Directors shall be conclusive. No fractional shares of stock shall be issued under this Plan on account of any such adjustment.

        7.4    Termination of Employment.

          (a)  Upon the date a Participant is no longer employed by the Company for any reason other than Retirement, death, Total Disability or termination by the Company without Cause, (i) any outstanding Options on that date shall terminate; (ii) shares of Common Stock subject to the Participant’s Restricted Stock Award shall be forfeited in accordance with the provisions of the related Award Agreement to the extent such shares have not become vested on that date; and (iii) shares of Common Stock subject to the Participant’s Performance Share Award shall be forfeited in accordance with the provisions of the related Award Agreement to the extent such shares have not been issued or become issuable on that date.

          (b)  Upon the date a Participant is no longer employed by the Company as a result of Retirement, death, Total Disability or termination by the Company without Cause, (i)(a) in the case of termination of employment by the Company without Cause, the Participant shall have three months from that date to exercise the Participant’s Options to the extent they shall have become exercisable by that date and any Options not exercisable on that date shall terminate; (b) in the case of Retirement, death or Total Disability (if the Participant dies or becomes disabled while in the employ of the Company or during the period referred to in subpart (i)(a) of this Section 7.4(b)), the Participant or his or her Beneficiary, or Personal Representative, as the case may be, shall have one year from that date to exercise the Participant’s Options to the extent that they shall have become exercisable by that date; (ii) shares of Common Stock subject to the Participant’s Restricted Stock Award shall be forfeited in accordance with the provisions of the related Award Agreement to the extent such shares have not become vested on that date; and (iii) shares of Common Stock subject to the Participant’s Performance Share Award shall be forfeited in accordance with the provisions of the related Award Agreement to the extent such shares have not been issued or become issuable on that date. In the event of termination of employment as a result of Retirement, death or Total Disability, the Grantor may, in its discretion, increase the portion of the Participant’s Award available to the Participant, or his or her Beneficiary or Personal Representative, as the case may be, upon such terms as the Grantor shall determine.

          (c)  Each Stock Appreciation Right shall have the same termination provisions and exercisability periods as the Option to which it relates. The exercisability period of a Stock Appreciation Right or of an Option shall not exceed that provided in Section 3.3 or in the related Award Agreement. Each Option and Stock Appreciation Right shall expire at the end of that exercisability period.

          (d)  If an entity ceases to be a Subsidiary, other than by merger with the Corporation or a parent of the Corporation, such action shall be deemed for purposes of this Section 7.4 to be a termination of employment without Cause of each employee of that entity.

          (e)  Upon forfeiture of a Restricted Stock Award pursuant to this Section 7.4, the Participant, or his or her Beneficiary or Personal Representative, as the case may be, shall transfer to the Corporation the portion of the Restricted Stock Award not vested at the date of termination of employment, without payment of any consideration by the Company for such transfer unless the Participant paid a purchase price in which case repayment, if any, of that price shall be governed by the Award Agreement. Notwithstanding any such transfer to the Corporation, or failure, refusal or neglect to transfer, by the Participant, or his or her Beneficiary or Personal Representative, as the case may be, such nonvested portion of any Restricted Stock Award shall be deemed transferred automatically to the Corporation on the date of termination of employment. The Participant’s original acceptance of the Restricted Stock Award shall constitute his or her appointment of the Corporation and each of its authorized representatives as attorney(s)-in-fact to effect such transfer and to execute such documents as the Corporation or such representatives deem necessary or advisable in connection with such transfer.

        7.5    Acceleration of Awards.

        Upon the Retirement, death or Total Disability of a Participant, or upon (or to effect the intent hereof, immediately prior to) the occurrence of an Event, (i) each Option and such related Stock Appreciation Right shall become immediately exercisable to the full extent theretofore not exercisable, (ii) Restricted Stock shall immediately vest free of restrictions and (iii) the number of shares covered by each Performance share Award shall be issued to the Participant; provided, however, that Awards shall not, in any event, be so accelerated to a date less than one year after the Award Date. Acceleration of Awards shall comply with applicable regulatory requirements, including, without limitation, Rule 16b-3 promulgated by the Securities and Exchange Commission pursuant to the Act and Section 422 of the Code.

        7.6    Continuation of Employment.

        No Option or Stock Appreciation Right shall be exercisable, no Restricted Stock shall vest and no Performance Share Award shall be paid unless the Participant has remained in the continuous employment of the Company for at least one year from the Award Date.

        7.7    Government Regulations.

        This Plan, the granting of Awards under this Plan and the issuance or transfer of shares of Common Stock (and/or the payment of money) pursuant thereto are subject to all applicable Federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency (including without limitation “no action” positions of the Securities and Exchange Commission) which may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. Without limiting the generality of the foregoing, no Awards may be granted under this Plan, and no shares shall be issued by the Corporation, nor cash payments made by the Corporation, pursuant to or in connection with any such Award, unless and until, in each such case, all legal requirements applicable to the issuance or payment have, in the opinion of counsel to the Corporation, been complied with. In connection with any stock issuance or transfer, the person acquiring the shares shall, if requested by the Corporation, give assurances satisfactory to counsel to the Corporation in respect of such matters as the Corporation may deem desirable to assure compliance with all applicable legal requirements.

        7.8    Tax Withholding.

        The Company shall have the right to deduct from any payment hereunder any amounts that federal, state, local or foreign tax laws to be withheld with respect to such payment but, in the alternative, the Participant may, prior to the payment of any Award, pay such amounts to the Company in cash or in shares of Common Stock (which shall be valued at their Fair Market Value on the date of payment). There is no obligation under this Plan that any Participant be advised of the existence of the tax or the amount required to be withheld. Without limiting the generality of the foregoing, in any case where it determines that a tax is required to be withheld in connection with the issuance or transfer of shares of Common Stock under this Plan, the Company may, pursuant to such rules as the Committee may establish, reduce the number of such shares so issued or transferred by such number of shares as the Company may deem appropriate in its sole discretion to accomplish such withholding.

        Notwithstanding any other provision of this Plan, the Committee may impose such conditions on the payment of any withholding obligation as may be required to satisfy applicable regulatory requirements, including, without limitation, Rule 16b-3 promulgated by the Securities and Exchange Commission pursuant to the Act.

        7.9    Amendment, Termination and Suspension.

        The Board of Directors may, at any time, terminate or, from time to time, amend, modify or suspend this Plan (or any part thereof). In addition, the Committee may, from time to time, amend or modify any provision of this Plan except Section 7.5. The Grantor, with the consent of the Participant, may make such modifications of the terms and conditions of such Participant’s Award as it shall deem advisable. No Awards may be granted during any suspension of this Plan or after its termination. The amendment, suspension or termination of this Plan shall not, without the consent of the Participant, alter or impair any rights or obligations pertaining to any Awards granted under this Plan prior to such amendment, suspension or termination, including any right to acceleration under Section 7.5. The Grantor shall have the power and may, with the consent of the Participant, cancel any existing Awards and reissue Awards to the Participant, having a new and lower Fair Market Value, but otherwise bearing substantially similar terms to the cancelled Awards.

        7.10    Privileges of Stock Ownership; Nondistributive Intent.

        A Participant shall not be entitled to the privilege of stock ownership as to any shares of Common Stock not actually issued to him. Upon the issuance and transfer of shares to the Participant, unless a registration statement is in effect under the Securities Act of 1933, as amended, relating to such issued and transferred Common Stock and there is available for delivery a prospectus meeting the requirements of Section 10 of such Act, the Common Stock may be issued and transferred to the Participant only if he represents and warrants in writing to the Corporation that the shares are being acquired for investment and not with a view to the resale or distribution thereof. No shares shall be issued and transferred unless and until there shall have been full compliance with any then applicable regulatory requirements (including those of any exchanges upon which any Common Stock of the Corporation may be listed).

        7.11    Effective Date of this Plan.

        This Plan was originally effective February 25, 2000; this 2002 restatement will be effective on the date that it is approved by the stockholders of the Corporation.

        7.12    Term of this Plan.

        Unless previously terminated by the Board of Directors or the Committee, this plan shall terminate at the close of business on the tenth anniversary of the effective date of this Plan, determined in accordance with Section 7.11, and no Awards shall be granted under the Plan thereafter, but such termination shall not affect any Award theretofore granted.

        7.13    Governing Law.

        This Plan and the documents evidencing Awards and all other related documents shall be governed by, and construed in accordance with, the laws of the State of California. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue to be fully effective.

ANNEX D

AMENDED AND RESTATED
AECOM TECHNOLOGY CORPORATION
STOCK INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS

ARTICLE I. GENERAL PROVISIONS

1.    PURPOSE

        The purpose of this Amended and Restated AECOM Technology Corporation Stock Incentive Plan For Non-Employee Directors (the “Plan”) is to provide each Director with the ability to increase his or her proprietary interest in the Company’s long-term prospects by providing for the grant of options to purchase AECOM Common Stock to Directors.

2.    DEFINITIONS

        The following definitions shall be applicable throughout the Plan:

(a)	“Act” means the Securities Act of 1933, as amended from time to time.

(b)	“Agreement” means a written agreement setting forth the terms of an Option.

(c)
“Beneficiary” means the person(s) who, upon the death of a Participant, shall have acquired pursuant to Article III(1), the right to receive the benefits specified under this Plan in the event of a Director’s death.

(d)	“Board” means the Board of Directors of AECOM Technology Corporation.

(e)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)
“Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan, which committee shall be comprised only of two or more directors or such greater number of directors as may be required under applicable law.

(g)
“Common Stock” means, prior to the effective date of the merger of AECOM Technology Corporation with and into the AECOM Merger Subsidiary Corporation (which shall be renamed AECOM Technology Corporation) (the “Merger Date”), the common stock ($.001 par value) of AECOM Technology Corporation. On the Merger Date, each outstanding Option with respect to such common stock shall be converted to an Option with respect to Class A common stock, divided pro-rata into shares of class A-1, A-2 and A-3 common stock. All grants made on or after the Merger Date shall be made with respect to Class B common stock.

(h)	“Company” means AECOM Technology Corporation.

(i)
“Director” means any director of the Company who is not employed by the Company or any of its Subsidiaries or by any holder of more than five percent (5%) of the outstanding voting securities of the Company.

(j)	“Event” shall mean any of the following:

(i)	Approval by the stockholders of the Company of the dissolution or liquidation of the Company;

(ii)
Approval by the stockholders of the Company of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities which are not Subsidiaries, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be, owned by former stockholders of the Company (excluding from the term “former stockholders” a stockholder who is, or as a result of the transaction in question becomes, an “affiliate”, as that term is used in the Exchange Act and the Rules promulgated thereunder, of any party to such merger, consolidation or reorganization); or

(iii) Approval by the stockholders of the Company of the sale of substantially all of the Company’s business and/or assets to a person or entity which is not a Subsidiary.

(k)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)	“Exercise Price” means with respect to each share of Common Stock subject to an Option, the price at which such share may be purchased from the Company pursuant to the exercise of such Option.

(m)	“Fair Market Value” means, as of any specified date:

(i)
If the Common Stock is listed or admitted to trade on a national securities exchange, the closing price of the Common Stock on the Composite Tape, as published in the Western Edition of the Wall Street Journal, of the principal national securities exchange on which the Common Stock is so listed or admitted to trade, on such date, or, if there is no trading of the Common Stock on such date (or if the market has not closed at the applicable time), then the closing price of the Common Stock as quoted on such Composite Tape on the next preceding date on which there was trading in such shares;

(ii)
If the Common Stock is not listed or admitted to trade on a national securities exchange, the last/closing price for the Common Stock on such date, as furnished by the National Association of Securities Dealers, Inc. (“NASD”) through the NASDAQ National Market Reporting System or a similar organization if the NASD is no longer reporting such information;

(iii) If the Common Stock is not listed or admitted to trade on a national securities exchange and is not reported on the National Market Reporting System, the mean between the bid and asked price for the Common Stock on such date, as furnished by the NASD or a similar organization; or

(iv)
If the Common Stock is not listed or admitted to trade on a national securities exchange, is not reported on the National Market Reporting System and if bid and asked prices for the Common Stock are not furnished by the NASD or a similar organization, the value as established by the Committee at such time for purposes of this Plan.

(n)	“Nonqualified Stock Option” means any Option that does not comply with the provisions of Section 422 of the Code.

(o)	“Option” means the right to purchase Common Stock as provided in Article II.

(p)	“Participant” means a Director who has been granted Options under this Plan.

(q)
“Personal Representative” means the person or persons who, upon the disability or incompetence of a Director, shall have acquired on behalf of the Director, by legal proceeding or otherwise, the right to receive the benefits specified in this Plan.

(r)	“Plan” means this Amended and Restated AECOM Technology Corporation Stock Incentive Plan For Non-Employee Directors.

(s)	“Subsidiary” means any corporation or any other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

(t)	“Termination” means retirement from the Board or termination of service as a Director for any other reason.

3.    SHARES; ADJUSTMENTS IN EVENT OF CHANGES IN CAPITALIZATION

(a)
Shares Authorized for Issuance; Cut Backs.    There shall be reserved for issuance under the Plan 250,000 shares of Common Stock, subject to adjustment pursuant to subsection (b) below, in connection with the award of Options. Such shares shall be authorized but unissued shares of Common Stock. If any Option shall expire without having been exercised in full, the shares subject to the unexercised portion of such Option shall again be available for the purposes of the Plan. If any grant of an Option would cause the sum of the shares of Common Stock previously issued and shares issuable under outstanding Options under the Plan to exceed the maximum number of shares authorized under the Plan, the Company shall prorate among the Eligible Directors the grant of new Options granted to that date. If and for so long as no available share authorization remains, no additional Options shall be granted for such duration.

(b)
Adjustments in Certain Events.    In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to common shareholders other than cash dividends, the number or kind of shares that may be issued under the Plan shall be automatically adjusted so that the proportionate interest of the Directors shall be maintained as before the occurrence of such event. Such adjustment shall be conclusive and binding for all purposes of the Plan.

4.    ELIGIBILITY

        Any Director of the Company shall be eligible to participate in the Plan.

5.    ADMINISTRATION

        Full power and authority to construe, interpret and administer the Plan shall be vested in the Committee. Decisions of the Committee shall be final, conclusive and binding upon all parties. Day-to-day administration of the Plan shall be the responsibility of the Company’s Corporate Human Resources Department. This Department may authorize new or modify existing forms for use under this Plan so long as any such modified or new forms are not inconsistent with the terms of the Plan.

ARTICLE II. OPTIONS

1.    INITIAL OPTION GRANT

        On the effective date of this Plan, each person who is a Director as of such date shall be awarded an Option to purchase 2,500 shares of Common Stock. After the effective date, if any person who becomes a Director, such Director shall be granted (without further action by the Committee) an option to purchase 5,000 shares of Common Stock; the date of grant of which shall be the date the Director takes office.

2.    ANNUAL OPTION GRANT

        On the first business day following the Company’s Annual Meeting of Shareholders in 1996 and each year thereafter until 2005, or, if no such meeting is held, on April 1 or the first business day thereafter, and each year thereafter, each person who is a Director on the Award Date shall be automatically granted (without further action by the Committee) an Option to purchase 2,500 shares of Common Stock.

3.    OPTION TERMS

        Options granted under the Plan shall be subject to the following terms and conditions:

(a)
Option Designation and Agreement.    Any Option granted under the Plan shall be granted as a Nonqualified Stock Option. Each Option shall be evidenced by an Agreement between the recipient and the Company containing the terms and conditions of the Option.

(b)	Option Price. The Exercise Price of Common Stock issued pursuant to each Option shall be equal to 100% of the Fair Market Value of the Common Stock on the date of grant.

(c)	Term of Option. No Option shall be exercisable more than ten years after the date the Option is granted, subject to earlier termination as provided below.

(d)	Vesting. Options granted under the Plan shall vest six months after the date of grant.

(e)
Exercise.    Options, to the extent they are vested, may be exercised in whole or in part at any time during the option period; provided, however, that an option may not be exercised at any time for fewer than 100 shares (or the total remaining shares covered by the Option if fewer than 100 shares) during the term of the Option. The specified number of shares will be issued upon receipt by the Company of (i) notice from the optionee of exercise of an Option, and (ii) payment to the Company (as provided in (f) below) of the Exercise Price for the number of shares with respect to which the Option is exercised. Each such notice and payment shall be delivered or mailed by postpaid mail, addressed to the Treasurer of the Company at AECOM Technology Corporation, 555 South Flower Street, Suite 3700, Los Angeles, California 90071, or such other place as the Company may designate from time to time.

(f)
Payment for Shares.    The Exercise Price for the Common Stock shall be paid in full when the Option is exercised. The Exercise Price may be paid in whole or in part (i) in cash, (ii) in whole shares of Common Stock owned by the Director six months or longer and evidenced by negotiable certificates, valued at their Fair Market Value on the date of exercise, (iii) by a combination of such methods of payment, or (iv) in such other form or in such other manner as the Committee may determine. In addition, a Director may exercise the Option by effecting a “cashless exercise” of the Option; that is providing assurance from a broker registered under the Exchange Act, of the delivery of the proceeds of an imminent sale of the stock to be issued pursuant to the exercise of such Option, such sale to be made at the direction of the Director.

(g)
Termination.    If a Director’s service on the Board terminates by reason of (i) normal retirement from the Board at age 72, (ii) the death or total and permanent disability within the meaning of Section 22(e)(3) of the Code of such Director, (iii) an Event, or (iv) voluntary early retirement to take a position in governmental service, any Option held by such Director may thereafter be exercised by the Director, or in the event of death by his or her Beneficiary, to the extent it was vested and exercisable at the time of termination (i) for a period equal to the number of years of completed Board service as of the date of termination of the Director on whose behalf the Option is exercised, or (ii) until the expiration of the stated term of such Option, whichever period is the shorter. In the event of termination for any reason other than those set forth above, any Option held by such Director may thereafter be exercised by the Director to the extent it was vested and exercisable at the time of termination (i) for a period of one year from the date of such termination or (ii) until the expiration of the stated term of such Option, whichever period is the shorter.

(h)
Term.    No Option shall be granted pursuant to the Plan on or after the tenth anniversary of the effective date of this Plan, but Option awards granted prior to such tenth anniversary may extend beyond that date until the expiration of their terms.

ARTICLE III. MISCELLANEOUS PROVISIONS

1.    BENEFICIARY DESIGNATION

        A Director may designate any person to whom payments are to be made if the Director dies before receiving payment of all amounts due hereunder. A designation of Beneficiary will be effective only after the signed Election is filed with the Secretary of the Company while the Director is alive and will cancel all designations of a Beneficiary signed and filed earlier. If the Director fails to designate a Beneficiary as provided above, remaining unpaid amounts shall be paid to the estate of such Director. If all Beneficiaries of the Director die before the Director or before complete payment of all amounts due hereunder, the remaining unpaid amounts shall be paid to the estate of the last to die of such Beneficiaries.

2.    INALIENABILITY OF BENEFITS

(a)
Limit On Exercise and Transfer.    Unless otherwise expressly provided in (or pursuant to) this Article III(2), by applicable law and by the Award Agreement, as the same may be amended, (i) Awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (ii) Awards shall be exercised only by the Participant; and (iii) amounts payable or shares issuable pursuant to any Award shall be delivered only to (or for the account of) the Participant. The Committee shall disregard any attempt at transfer, assignment or other alienation prohibited by the preceding sentence and shall pay or deliver such cash or shares of Common Stock in accordance with the provisions of the Plan.

(b)
Exceptions.    The Committee may permit Awards to be exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s immediate family, or charitable institutions, trusts or other entities controlled by or whose beneficiaries or beneficial owners are the Participant and/or members of the Participant’s immediate family or to such other related persons or entities as may be approved by the Committee, pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer (i) is being made for essentially donative, estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration or in exchange for an interest in a qualified transferee), and (ii) will not compromise the Corporation’s ability to register shares issuable under this Plan on SEC Form S-8 under the Securities Act.

(c)
Further Exceptions to Limits On Transfer.    The exercise and transfer restrictions in Article III(2)(a) shall not apply to (i) transfers to the Corporation, (ii) the designation of a beneficiary to receive benefits in the event of the Participant’s death or, if the Participant has died, transfers to or exercise by the Participant’s Beneficiary, or, in the absence of a validly designated Beneficiary, transfers to the estate, (iii) transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Committee, or (iv) if the Participant has suffered a disability, permitted transfers or exercises on behalf of the Participant by his or her legal representative.

3.    GOVERNING LAW

        The provisions of this Plan shall be interpreted and construed in accordance’ with the laws of the State of California, without giving effect to the doctrine of conflict of laws.

4.    AMENDMENTS

        The Committee may amend, alter or terminate this Plan at any time without the prior approval of the Directors. The Company, with the consent of the Participant, may make such modifications of the terms and conditions of such Participant’s Options as it shall deem advisable. No Options may be granted during any suspension of this Plan or after its termination. The amendment, suspension or termination of this Plan shall not, without the consent of the Participant, alter or impair any rights or obligations pertaining to any Awards granted under this Plan prior to such amendment, suspension or termination.

5.    COMPLIANCE WITH RULE 16b-3

        It is the intention of the Company that the Plan comply in all respects with Rule 16b-3 promulgated under Section 16(b) of the Exchange Act to the extent that such Rule is applicable to the Company and that Plan participants remain non-employee directors (“Non-Employee Directors”) for purposes of administering other employee benefit plans of the Company and having such other plans be exempt from Section 16(b) of the Exchange Act. Therefore, if any Plan provision is found not to be in compliance with Rule 16b-3 or if any Plan provision would disqualify Plan participants from remaining Non-Employee Directors, that provision shall be deemed amended so that the Plan does so comply and the Plan participants remain Non-Employee Directors, to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.

6.    EFFECTIVE DATE

        This restated Plan shall be effective as of                               , 2002.

AECOM TECHNOLOGY CORPORATION

By:

ANNEX E

AECOM TECHNOLOGY CORPORATION

2002 EMPLOYEE STOCK PURCHASE PLAN

AECOM TECHNOLOGY CORPORATION
2002 EMPLOYEE STOCK PURCHASE PLAN

        The following constitute the provisions of the AECOM Technology Corporation 2002 Employee Stock Purchase Plan (the “Plan”).

1.    PURPOSE

        The purpose of this Plan is to assist Eligible Employees in acquiring a stock ownership interest in the Corporation, at a favorable price and upon favorable terms, pursuant to a plan which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. This Plan is also intended to encourage Eligible Employees to remain in the employ of the Corporation (or a Subsidiary which may be designated by the Committee as “Participating Subsidiary”) and to provide them with an additional incentive to advance the best interests of the Corporation.

2.    DEFINITIONS

        Capitalized terms used herein which are not otherwise defined shall have the following meanings.

        “Account” means the bookkeeping account maintained by the Corporation, or by a recordkeeper on behalf of the Corporation, for a Participant pursuant to Section 7(a).

        “Board” means the Board of Directors of the Corporation.

        “Code” means the Internal Revenue Code of 1986, as amended from time to time.

        “Committee” means the committee appointed by the Board to administer this Plan pursuant to Section 12.

        “Common Stock” means the Class B Common Stock, par value $.001 per share, of the Corporation, and such other securities or property as may become the subject of Options pursuant to an adjustment made under Section 17.

        “Company” means, collectively, the Corporation and its Subsidiaries (if any).

        “Compensation” means an Eligible Employee’s regular gross pay for a 40-hour week. Compensation includes any amounts contributed as salary reduction contributions to a plan qualifying under Section 401(k), 125 or 129 of the Code (or comparable provisions of non-United States tax laws). Any other form of remuneration is excluded from Compensation, including (but not limited to) the following: overtime payments, commissions, prizes, awards, relocation or housing allowances, stock option exercises, stock appreciation rights, restricted stock exercises, performance awards, auto allowances, tuition reimbursement and other forms of imputed income, bonuses, incentive compensation, special payments, fees and allowances. Notwithstanding the foregoing, Compensation shall not include any amounts deferred under or paid from any nonqualified deferred compensation plan maintained by the Company.

        “Contributions” means all bookkeeping amounts credited to the Account of a Participant pursuant to Section 7(a).

        “Corporation” means AECOM Technology Corporation, a Delaware corporation, and its successors.

        “Effective Date” means July 1, 2002.

        “Eligible Employee” means any employee of the Corporation, or of any Subsidiary which has been designated in writing by the Committee as a “Participating Subsidiary” (including any Subsidiaries which have become such after the date that this Plan is approved by the stockholders of the Corporation). Notwithstanding the foregoing, “Eligible Employee” shall not include any employee:

(a) who has been employed by the Corporation or a Subsidiary for less than 90 days;

(b) whose customary employment is for 20 hours or less per week;

(c) whose customary employment is for not more than five months in a calendar year; or

(d) whose participation in the Plan is not permitted pursuant to the applicable laws of a foreign jurisdiction.

        “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

        “Exercise Date” means, with respect to an Offering Period, the last day of that Offering Period.

        “Fair Market Value” on any date means:

          (a)  if the Common Stock is listed or admitted to trade on a national securities exchange, the closing price of a Share on the Composite Tape, as published in the Western Edition of The Wall Street Journal, of the principal national securities exchange on which such stock is so listed or admitted to trade, on such date, or, if there is no trading of the Common Stock on such date, then the closing price of a Share as quoted on such Composite Tape on the next preceding date on which there was trading in the Shares;

          (b)  if the Common Stock is not listed or admitted to trade on a national securities exchange, the last/closing price for a Share on such date, as furnished by the National Association of Securities Dealers, Inc. (“NASD”) through the NASDAQ National Market Reporting System or a similar organization if the NASD is no longer reporting such information;

          (c)  if the Common Stock is not listed or admitted to trade on a national securities exchange and is not reported on the National Market Reporting System, the mean between the bid and asked price for a Share on such date, as furnished by the NASD or a similar organization; or

          (d)  if the Common Stock is not listed or admitted to trade on a national securities exchange, is not reported on the National Market Reporting System and if bid and asked prices for the Common Stock are not furnished by the NASD or a similar organization, the value as established by the Committee at such time for purposes of this Plan.

        “Grant Date” means the first day of each Offering Period, as determined by the Committee and announced to potential Eligible Employees.

        “Offering Period” means the six-consecutive month period commencing on each Grant Date; provided, however, that the Committee may declare, as it deems appropriate and in advance of the applicable Offering Period, a shorter (not to be less than three months) Offering Period or a longer (not to exceed 27 months) Offering Period; provided further that the Grant Date for an Offering Period may not occur on or before the Exercise Date for the immediately preceding Offering Period.

        “Option” means the stock option to acquire Shares granted to a Participant pursuant to Section 8.

        “Option Price” means the per share exercise price of an Option as determined in accordance with Section 8(b).

        “Participant” means an Eligible Employee who has elected to participate in this Plan and who has filed a valid and effective Subscription Agreement to make Contributions pursuant to Section 6.

        “Plan” means this AECOM Technology Corporation 2002 Employee Stock Purchase Plan, as amended from time to time.

        “Rule 16b-3” means Rule 16b-3 as promulgated by the Commission under Section 16, as amended from time to time.

        “Share” means a share of Common Stock.

        “Subscription Agreement” means the written agreement filed by an Eligible Employee with the Corporation pursuant to Section 6 to participate in this Plan.

        “Subsidiary” means any corporation (other than the Corporation) in an unbroken chain of corporations (beginning with the Corporation) in which each corporation (other than the last corporation) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one or more of the other corporations in the chain.

3.    ELIGIBILITY

        Any person employed as an Eligible Employee as of a Grant Date shall be eligible to participate in this Plan during the Offering Period in which such Grant Date occurs, subject to the Eligible Employee satisfying the requirements of Section 6.

4.    STOCK SUBJECT TO THIS PLAN; SHARE LIMITATIONS

          (a)  Subject to the provisions of Section 17, the capital stock that may be delivered under this Plan will be shares of the Corporation’s authorized but unissued Common Stock and any of its shares of Common Stock held as treasury shares. The maximum number of Shares that may be delivered pursuant to Options granted under this Plan is 2,000,000 Shares, subject to adjustments pursuant to Section 17 (the “Aggregate Limit”). In the event that all of the Shares made available under this Plan are subscribed prior to the termination of this Plan, (1) the Shares available shall be allocated for purchase by Participants in the current Offering Period on a pro-rata basis determined with respect to Participants’ Account balances and (2) no additional Offering Periods shall commence until and unless the Plan is duly amended, and any required consents are obtained, to increase the Aggregate Limit.

          (b)  The maximum number of Shares that any one individual may acquire upon exercise of his or her Option with respect to any one Offering Period is 3,000 Shares, subject to adjustments pursuant to Section 17 (the “Individual Limit”); provided, however, that the Committee may amend such Individual Limit, effective no earlier than the first Offering Period commencing after the adoption of such amendment, without stockholder approval. The Individual Limit shall be proportionately adjusted for any Offering Period of less than six months, and may, at the discretion of the Committee, be proportionately increased for any Offering Period of greater than six months.

5.    OFFERING PERIODS

        During the term of this Plan, the Corporation will offer Options to purchase Shares in each Offering Period to all Participants in that Offering Period. Unless otherwise specified by the Committee in advance of the Offering Period, an Offering Period will be six months. Each Option shall become effective on the Grant Date. The term of each Option shall be the duration of the related Offering Period and shall end on the Exercise Date. The Committee, in its sole discretion, shall determine the date on which the first (or any other) Offering Period shall commence, which may be at any time on or after the Effective Date. Offering Periods shall continue until this Plan is terminated in accordance with Section 18 or 19, or if earlier, until no Shares remain available for Options pursuant to Section 4.

6.    PARTICIPATION

          (a)  An Eligible Employee may become a participant in this Plan by completing a Subscription Agreement on a form approved by and in a manner prescribed by the Committee (or its delegate). To become effective, a Subscription Agreement must be signed by the Eligible Person and filed with the Corporation at the time specified by the Committee, but in all cases prior to the start of the Offering Period with respect to which it is to become effective, and must set forth a whole percentage (or, if the Committee so provides, a stated amount) of the Eligible Employee’s Compensation to be credited to the Participant’s Account as Contributions each pay period.

(b) Notwithstanding the foregoing, a Participant’s Contribution election shall be subject to the following limitations:

(i) the 5% ownership and the $25,000 annual purchase limitations set forth in Section 8(c);

(ii) a Participant may not elect to contribute more than fifteen percent (15%) of his or her Compensation each pay period as Plan Contributions; and

(iii) such other limits, rules, or procedures as the Committee may prescribe.

          (c)  Subscription Agreements shall contain the Eligible Employee’s authorization and consent to the Corporation’s withholding from his or her Compensation the amount of his or her Contributions. An Eligible Employee’s Subscription Agreement, and his or her participation election and withholding consent thereon, shall remain valid for all Offering Periods until (i) the Eligible Employee’s participation terminates pursuant to the terms hereof, (ii) the Eligible Employee files a new Subscription Agreement that becomes effective, or (iii) the Committee requires that a new Subscription Agreement be executed and filed with the Corporation.

7.    METHOD OF PAYMENT OF CONTRIBUTIONS

          (a)  The Corporation shall maintain on its books, or cause to be maintained by a recordkeeper, an Account in the name of each Participant. The percentage of Compensation elected to be applied as Contributions by a Participant shall be deducted from such Participant’s Compensation on each payday during the period for payroll deductions set forth below and such payroll deductions shall be credited to that Participant’s Account as soon as administratively practicable after such date. A Participant may not make any additional payments to his or her Account. A Participant’s Account shall be reduced by any amounts used to pay the Option Price of Shares acquired, or by any other amounts distributed pursuant to the terms hereof.

          (b)  Payroll deductions with respect to an Offering Period shall commence as of the first day of the payroll period which coincides with or immediately follows the applicable Grant Date and shall end on the last day of the payroll period which coincides with or immediately precedes the applicable Exercise Date, unless sooner terminated by the Participant as provided in this Section 7 or until his or her participation terminates pursuant to Section 11.

          (c)  During leaves of absence approved by the Corporation and meeting the requirements of Regulation Section 1.421-7(h)(2) under the Code, a Participant may continue participation in this Plan by cash payments to the Corporation on his normal paydays equal to the reduction in his Plan Contributions caused by his leave.

(d) During an Offering Period, a Participant may withdraw or discontinue his or her Contributions with respect to such Offering Period only as follows:

          (1)  A Participant may discontinue his or her Contributions during an Offering Period and receive a distribution of the balance of his or her Account (in accordance with Section 11) by completing and filing with the Corporation, in such form and on such terms as the Committee (or its delegate) may prescribe, a written withdrawal form which shall be signed by the Participant. Such termination shall be effective as soon as administratively practicable after its receipt by the Corporation. A withdrawal election pursuant to this Section 7(d)(1) with respect to an Offering Period shall only be effective, however, if it is received by the Corporation prior to the Exercise Date of that Offering Period. Partial withdrawals of Accounts are not permitted.

(e) A Participant may not withdraw his or her Account without discontinuing contributions for the remainder of the Offering Period.

           (2)  A Participant may discontinue (but not increase or otherwise decrease) the level of his or her Contributions without electing to receive a distribution of the balance of his or her Account by filing with the Corporation, on such terms as the Committee (or its delegate) may prescribe, a new Subscription Agreement that indicates such election. An election pursuant to this Section 7(d)(2) shall be effective no earlier than the first payroll period that starts after the Corporation’s receipt of such election.

          (e)  With respect to subsequent Offering Periods, a Participant may discontinue, increase, or decrease the level of his or her Contributions (within Plan limits) by completing and filing with the Corporation, on such terms as the Committee (or its delegate) may prescribe, a new Subscription Agreement which indicates such election. Subject to any additional timing requirements that the Committee may impose, an election pursuant to this Section 7(e) shall be effective with the first Offering Period that commences after the Corporation’s receipt of such election.

8.    GRANT OF OPTION

          (a)  On each Grant Date, each Eligible Employee who is a participant during that Offering Period shall be granted an Option to purchase a number of Shares. The Option shall be exercised on the Exercise Date. Subject to Sections 4(c) and 8(b), the number of Shares subject to the Option shall be determined by dividing the Participant’s Account balance as of the applicable Exercise Date by the Option Price.

          (b)  Unless the Committee selects a higher Option Price, the Option Price per Share of the Shares subject to an Option for an Offering Period shall be the lesser of: (i) 85% of the Fair Market Value of a Share on the applicable Grant Date; or (ii) 85% of the Fair Market Value of a Share on the applicable Exercise Date.

          (c)  Notwithstanding anything else contained herein, a person who is otherwise an Eligible Employee shall not be granted any Option (or any Option granted shall be subject to compliance with the following limitations) or other right to purchase Shares under this Plan to the extent:

          (i)  it would, if exercised, cause the person to own “stock” (as such term is defined for purposes of Section 423(b)(3) of the Code) possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation, or of any Parent, or of any Subsidiary; or

          (ii)  such Option causes such individual to have rights to purchase stock under this Plan and any other plan of the Corporation, any Parent, or any Subsidiary which is qualified under Section 423 of the Code which accrue at a rate which exceeds $25,000 of the fair market value of the stock of the Corporation, of any Parent, or of any Subsidiary (determined at the time the right to purchase such Stock is granted, before giving effect to any discounted purchase price under any such plan) for each calendar year in which such right is outstanding at any time.

          For purposes of the foregoing, a right to purchase stock accrues when it first become exercisable during the calendar year. In determining whether the stock ownership of an Eligible Employee equals or exceeds the 5% limit set forth above, the rules of Section 424(d) of the Code (relating to attribution of stock ownership) shall apply, and stock which the Eligible Employee may purchase under outstanding options shall be treated as stock owned by the Eligible Employee.

9.    EXERCISE OF OPTION

        Unless a Participant’s Plan participation is terminated as provided in Section 11, his or her Option for the purchase of Shares shall be exercised automatically on the Exercise Date for that Offering Period, without any further action on the Participant’s part, and the maximum number of whole Shares subject to such Option (subject to the Individual Limit set forth in Section 4(b) and the limitations contained in Section 8(c)) shall be purchased at the Option Price with the balance of such Participant’s Account.

        If any amount which is not sufficient to purchase a whole Share remains in a Participant’s Account after the exercise of his or her Option on the Exercise Date: (i) such amount shall be credited to such Participant’s Account for the next Offering Period, if he or she is then a Participant; or (ii) if such Participant is not a Participant in the next Offering Period, or if the Committee so elects, such amount shall be refunded to such Participant as soon as administratively practicable after such date. If the Share limit of Section 4(a) is reached, any amount that remains in a Participant’s Account after the exercise of his or her Option on the Exercise Date to purchase the number of Shares that he or she is allocated shall be refunded to the Participant as soon as administratively practicable after such date.

        If any amount which exceeds the Individual Limit set forth in Section 4(b) or one of the limitations set forth in Section 8(c) remains in a Participant’s Account after the exercise of his or her Option on the Exercise Date, such amount shall be refunded to the Participant as soon as administratively practicable after such date.

10.    DELIVERY

        As soon as administratively practicable after the Exercise Date, the Corporation shall deliver to each Participant a certificate representing the Shares purchased upon exercise of his or her Option. The Corporation may make available an alternative arrangement for delivery of Shares to a recordkeeping service. The Committee (or its delegate), in its discretion, may either require or permit Participants to elect that such certificates representing the Shares purchased or to be purchased under the Plan be delivered to such recordkeeping service. In the event the Corporation is required to obtain from any commission or agency authority to issue any such certificate, the Corporation will seek to obtain such authority. If the Corporation is unable to obtain from any such commission or agency authority which counsel for the Corporation deems necessary for the lawful issuance of any such certificate, or if for any other reason the Corporation can not issue or deliver Shares and satisfy Section 21, the Corporation shall be relieved from liability to any Participant except that the Corporation shall return to each Participant the amount of the balance credited to his or her Account.

11.    TERMINATION OF EMPLOYMENT; CHANGE IN ELIGIBLE STATUS

          (a)  If a Participant ceases to be an Eligible Employee for any reason (except as provided in the next paragraph), or if the Participant elects to terminate Contributions pursuant to Section 7(d)(1), at any time prior to the last day of an Offering Period in which he or she participates, such Participant’s Account (without interest) shall be paid to him or her in cash (or, in the event of the Participant’s death, to the person or persons entitled thereto under Section 13 in cash), and such Participant’s Option and participation in the Plan shall be automatically terminated.

          If a Participant (i) ceases to be an Eligible Employee during an Offering Period but remains an employee of the Company through the Exercise Date, or (ii) during an Offering Period commences a sick leave, military leave, or other leave of absence approved by the Company, and the leave meets the requirements of Treasury Regulation Section 1.421-7(h)(2) and the Participant is an employee of the Company or on such leave as of the applicable Exercise Date, such Participant’s Contributions shall cease (subject to Section 7(c)), and the Contributions previously credited to the Participant’s Account for that Offering Period shall be used to exercise the Participant’s Option as of the applicable Exercise Date in accordance with Section 9 (unless the Participant makes a timely election to terminate Contributions in accordance with Section 7(d)(1), in which case such Participant’s Account shall be paid to him or her in cash in accordance with the foregoing paragraph).

          (b)  A Participant’s termination from Plan participation (or discontinuance under Section 7(d)(2)) precludes the Participant from again participating in this Plan during that Offering Period. However, such termination shall not have any effect upon his or her ability to participate in any succeeding Offering Period, provided that the applicable eligibility and participation requirements are again then met. A Participant’s termination from Plan participation (or discontinuance under Section 7(d)(2)) shall be deemed to be a revocation of that Participant’s Subscription Agreement and such Participant must file a new Subscription Agreement to resume Plan participation in any succeeding Offering Period.

           (c)  For purposes of this Plan, if a Participating Subsidiary ceases to be a Subsidiary (or a Participating Subsidiary), each person employed by that Subsidiary will be deemed to have terminated employment for purposes of this Plan and will no longer be an Eligible Employee, unless the person continues as an Eligible Employee in respect of another Company entity.

12.    ADMINISTRATION

          (a)  The Board shall appoint the Committee, which shall be composed of not less than two members of the Board. Each member of the Committee, in respect of any transaction at a time when an affected Participant may be subject to Section 16 of the Exchange Act, shall be a “non-employee director” within the meaning of Rule 16b-3. The Board may, at any time, increase or decrease the number of members of the Committee, may remove from membership on the Committee all or any portion of its members, and may appoint such person or persons as it desires to fill any vacancy existing on the Committee, whether caused by removal, resignation, or otherwise. The Board may also, at any time, assume or change the administration of this Plan.

          (b)  The Committee shall supervise and administer this Plan and shall have full power and discretion to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of this Plan and not inconsistent with the terms of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee shall act by majority vote or by unanimous written consent. No member of the Committee shall be entitled to act on or decide any matter relating solely to himself or herself or solely to any of his or her rights or benefits under this Plan. The Committee shall have full power and discretionary authority to construe and interpret the terms and conditions of this Plan, which construction or interpretation shall be final and binding on all parties including the Company, Participants and beneficiaries. The Committee may delegate ministerial non-discretionary functions to third parties, including individuals who are officers or employees of the Corporation.

          (c)  Subject only to compliance with the express provisions hereof, the Board and Committee may act in their absolute discretion in matters within their authority related to this Plan. Any action taken by, or inaction of, the Corporation, any Participating Subsidiary, the Board or the Committee relating or pursuant to this Plan shall be within the absolute discretion of that entity or body and will be conclusive and binding upon all persons. In making any determination or in taking or not taking any action under this Plan, the Board or Committee, as the case may be, may obtain and may rely on the advice of experts, including professional advisors to the Corporation. No member of the Board or Committee, or officer or agent of the Company, will be liable for any action, omission or decision under the Plan taken, made or omitted in good faith.

13.    DESIGNATION OF BENEFICIARY

          (a)  A Participant may file, on a form and in a manner prescribed by the Committee (or its delegate), a written designation of a beneficiary who is to receive any Shares or cash from such Participant’s Account under this Plan in the event of such Participant’s death. If a Participant’s death occurs subsequent to the end of an Offering Period but prior to the delivery to him or her of any Shares deliverable under the terms of this Plan, such Shares and any remaining balance of such Participant’s Account shall be paid to such beneficiary (or such other person as set forth in Section 13(b)) as soon as administratively practicable after the Corporation receives notice of such Participant’s death and any outstanding unexercised Option shall terminate. If a Participant’s death occurs at any other time, the balance of such Participant’s Account shall be paid to such beneficiary (or such other person as set forth in Section 13(b)) in cash as soon as administratively practicable after the Corporation receives notice of such Participant’s death and such Participant’s Option shall terminate. If a Participant is married and the designated beneficiary is not his or her spouse, spousal consent shall be required for such designation to be effective unless it is established (to the satisfaction of the Committee or its delegate) that there is no spouse or that the spouse cannot be located. The Committee may rely on the last designation of a beneficiary filed by a Participant in accordance with this Plan.

           (b)  Beneficiary designations may be changed by the Participant (and his or her spouse, if required) at any time on forms provided and in the manner prescribed by the Committee (or its delegate). If a Participant dies with no validly designated beneficiary under this Plan who is living at the time of such Participant’s death, the Corporation shall deliver all Shares and/or cash payable pursuant to the terms hereof to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed, the Corporation, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Corporation, then to such other person as the Corporation may designate.

14.    TRANSFERABILITY

        Neither Contributions credited to a Participant’s Account nor any Options or rights with respect to the exercise of Options or right to receive Shares under this Plan may be anticipated, alienated, encumbered, assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 13) by the Participant. Any such attempt at anticipation, alienation, encumbrance, assignment, transfer, pledge or other disposition shall be without effect and all amounts shall be paid and all Shares shall be delivered in accordance with the provisions of this Plan. Amounts payable or Shares deliverable pursuant to this Plan shall be paid or delivered only to the Participant or, in the event of the Participant’s death, to the Participant’s beneficiary pursuant to Section 13.

15.    USE OF FUNDS; INTEREST

        All Contributions received or held by the Corporation under this Plan will be included in the general assets of the Corporation and may be used for any corporate purpose. Notwithstanding anything else contained herein to the contrary, no interest will be paid to any Participant or credited to his or her Account under this Plan (in respect of Account balances, refunds of Account balances, or otherwise).

16.    REPORTS

        Statements shall be provided to Participants as soon as administratively practicable following each Exercise Date. Each Participant’s statement shall set forth, as of such Exercise Date, that Participant’s Account balance immediately prior to the exercise of his or her Option, the Option Price, the number of whole Shares purchased and his or her remaining Account balance, if any.

17.    ADJUSTMENTS OF AND CHANGES IN THE STOCK

        Upon or in contemplation of any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend), or reverse stock split; any merger, combination, consolidation, or other reorganization; split-up, spin-off, or any similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of substantially all the assets of the Corporation as an entirety occurs; then the Committee shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:

          (a)  proportionately adjust any or all of (i) the number and type of Shares or the number and type of other securities that thereafter may be made the subject of Options (including the specific maxima and numbers of Shares set forth elsewhere in this Plan), (ii) the number, amount and type of Shares (or other securities or property) subject to any or all outstanding Options, (iii) the Option Price of any or all outstanding Options, or (iv) the securities, cash or other property deliverable upon exercise of any outstanding Options; or

          (b)  make provision for a cash payment or for the substitution or exchange of any or all outstanding Options for cash, securities or property to be delivered to the holders of any or all outstanding Options based upon the distribution or consideration payable to holders of the Common Stock upon or in respect of such event.

        The Committee may adopt such valuation methodologies for outstanding Options as it deems reasonable in the event of a cash or property settlement and, without limitation on other methodologies, may base such settlement solely upon the excess (if any) of the amount payable upon or in respect of such event over the exercise or strike price of the Option.

        In any of such events, the Committee may take such action sufficiently prior to such event to the extent that the Committee deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is or will be available to stockholders generally.

18.    POSSIBLE EARLY TERMINATION OF PLAN AND OPTIONS

    Upon a dissolution of the Corporation, or any other event described in Section 17 that the Corporation does not survive, the Plan and, if prior to the last day of an Offering Period, any outstanding Option granted with respect to that Offering Period shall terminate, subject to any provision that has been expressly made by the Board for the survival, substitution, assumption, exchange or other settlement of the Plan and Options. In the event a Participant’s Option is terminated pursuant to this Section 18 without a provision having been made by the Board for a substitution, exchange or other settlement of the Option, such Participant’s Account shall be paid to him or her in cash without interest.

19.    TERM OF PLAN; AMENDMENT OR TERMINATION

(a) This Plan shall become effective as of the Effective Date.

          (b)  The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part, without notice. Stockholder approval for any amendment or modification shall not be required, except to the extent required by Section 423 of the Code or other applicable law, or deemed necessary or advisable by the Board. No Options may be granted during any suspension of this Plan or after the termination of this Plan, but the Committee will retain jurisdiction as to Options then outstanding in accordance with the terms of this Plan. No amendment, modification, or termination pursuant to this Section 19(b) shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of such Participant or obligations of the Corporation under any Option granted under this Plan prior to the effective date of such change. Changes contemplated by Section 17 or Section 18 shall not be deemed to constitute changes or amendments requiring Participant consent. Notwithstanding the foregoing, the Committee shall have the right to designate from time to time the Subsidiaries whose employees may be eligible to participate in this Plan and such designation shall not constitute any amendment to this Plan requiring stockholder approval.

20.    NOTICES

        All notices or other communications by a Participant to the Corporation contemplated by this Plan shall be deemed to have been duly given when received in the form and manner specified by the Committee (or its delegate) at the location, or by the person, designated by the Committee (or its delegate) for that purpose.

21.    CONDITIONS UPON ISSUANCE OF SHARES

        This Plan, the granting of Options under this Plan and the offer, issuance and delivery of Shares are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation and as a condition precedent to the exercise of his or her Option, provide such assurances and representations to the Corporation as the Committee may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

22.    PLAN CONSTRUCTION

          (a)  It is the intent of the Corporation that transactions involving Options under this Plan in the case of Participants who are or may be subject to the prohibitions of Section 16 of the Exchange Act satisfy the requirements for applicable exemptions under Rule 16 promulgated by the Commission under Section 16 of the Exchange Act so that such persons (unless they otherwise agree) will be entitled to the exemptive relief of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act in respect of those transactions and will not be subject to avoidable liability thereunder.

(b) This Plan and Options are intended to qualify under Section 423 of the Code.

          (c)  If any provision of this Plan or of any Option would otherwise frustrate or conflict with the intents expressed above, that provision to the extent possible shall be interpreted so as to avoid such conflict. If the conflict remains irreconcilable, the Committee may disregard the provision if it concludes that to do so furthers the interest of the Corporation and is consistent with the purposes of this Plan as to such persons in the circumstances.

23.    EMPLOYEES’ RIGHTS

          (a)  Nothing in this Plan (or in any other documents related to this Plan) will confer upon any Eligible Employee or Participant any right to continue in the employ or other service of the Company, constitute any contract or agreement of employment or other service or effect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Company to change such person’s compensation or other benefits or to terminate his or her employment or other service with or without cause. Nothing contained in this Section 23(a), however, is intended to adversely affect any express independent right of any such person under a separate employment or service contract other than a Subscription Agreement.

          (b)  No Participant or other person will have any right, title or interest in any fund or in any specific asset (including Shares) of the Company by reason of any Option hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant or other person. To the extent that a Participant or other person acquires a right to receive payment pursuant to this Plan, such right will be no greater than the right of any unsecured general creditor of the Corporation. No special or separate reserve, fund or deposit will be made to assure any such payment.

          (c)  A Participant will not be entitled to any privilege of stock ownership as to any Shares not actually delivered to and held of record by the Participant. No adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

24.    MISCELLANEOUS

          (a)  This Plan, the Options, and related documents shall be governed by, and construed in accordance with, the laws of the State of California. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

          (b)  Captions and headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such captions and headings shall not be deemed in any way material or relevant to the construction of interpretation of this Plan or any provision hereof.

          (c)  The adoption of this Plan shall not affect any other Company compensation or incentive plans in effect. Nothing in this Plan will limit or be deemed to limit the authority of the Board or Committee (i) to establish any other forms of incentives or compensation for employees of the Company (with or without reference to the Common Stock), or (ii) to grant or assume options (outside the scope of and in addition to those contemplated by this Plan) in connection with any proper corporate purpose; to the extent consistent with any other plan or authority.

           (d)  Benefits received by a Participant under an Option granted pursuant to this Plan shall not be deemed a part of the Participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company, except where the Committee or the Board expressly otherwise provides or authorizes in writing.

25.    EFFECTIVE DATE

        Notwithstanding anything else contained herein to the contrary, the effectiveness of this Plan is subject to the approval of this Plan by the stockholders of the Corporation within twelve months after the Effective Date. Notwithstanding anything else contained herein to the contrary, no Shares shall be issued or delivered under this Plan until such stockholder approval is obtained and, if such stockholder approval is not obtained within such twelve-month period of time, all Contributions credited to a Participant’s Account hereunder shall be refunded to such Participant (without interest) as soon as practicable after the end of such twelve-month period.

26.    TAX WITHHOLDING

        Notwithstanding anything else contained in this Plan herein to the contrary, the Company may deduct from a Participant’s Account balance as of an Exercise Date, before the exercise of the Participant’s Option is given effect on such date, the amount of any taxes which the Company reasonably determines it may be required to withhold with respect to such exercise. In such event, the maximum number of whole Shares subject to such Option (subject to the other limits set forth in this Plan) shall be purchased at the Option Price with the balance of the Participant’s Account (after reduction for the tax withholding amount).

        Should the Company for any reason be unable, or elect not to, satisfy its tax withholding obligations in the manner described in the preceding paragraph with respect to a Participant’s exercise of an Option, or should the Company reasonably determine that it has a tax withholding obligation with respect to a disposition of Shares acquired pursuant to the exercise of an Option prior to satisfaction of the holding period requirements of Section 423 of the Code, the Company shall have the right at its option to (i) require the Participant to pay or provide for payment of the amount of any taxes which the Company reasonably determines that it is required to withhold with respect to such event or (ii) deduct from any amount otherwise payable to or for the account of the Participant the amount of any taxes which the Company reasonably determines that it is required to withhold with respect to such event.

27.    NOTICE OF SALE

        Any person who has acquired Shares under this Plan shall give prompt written notice to the Corporation of any sale or other transfer of the Shares if such sale or transfer occurs (i) within the two-year period after the Grant Date of the Offering Period with respect to which such Shares were acquired, or (ii) within the twelve-month period after the Exercise Date of the Offering Period with respect to which such Shares were acquired.

        IN WITNESS WHEREOF , the Corporation has caused its duly authorized officers to execute this Plan on this      day of                          , 2002.

AECOM TECHNOLOGY CORPORATION

By:

Its: